    As filed with the Securities and Exchange Commission on October 5, 1999
                                             Registration Statement No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                                ---------------
                          CAMDEN NATIONAL CORPORATION
             (Exact name of Registrant as specified in its Charter)

         MAINE                        6022                   01-0413282
     (State or other
     Jurisdiction of
      Organization)
               (Primary Standard Industrial Classification Code)
                                                          (I.R.S. Employer
                                                        Identification No.)

                                  2 Elm Street
                              Camden, Maine 04843
                                 (207) 236-9131
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Office)

                                ROBERT W. DAIGLE
                                   President
                          CAMDEN NATIONAL CORPORATION
                                  2 Elm Street
                              Camden, Maine 04843
                                 (207) 236-9131
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                ---------------
                                   Copies to:

         William P. Mayer, Esq.                   John J. Gorman, Esq.
      Goodwin, Procter & Hoar LLP           Luse, Lehman, Gorman, Pomerenk &
             Exchange Place                           Schick, P.C.
            Boston, MA 02109              5335 Wisconsin Avenue, NW, Suite 400
                                                  Washington, DC 20015
                                ---------------

   Approximate date of commencement of proposed sale to the public: Upon the consummation of the merger (the "Merger") of Camden Acquisition Subsidiary, Inc., a wholly owned subsidiary of Camden National Corporation ("Camden"), with and into KSB Bancorp, Inc. ("KSB"), pursuant to an Agreement and Plan of Merger, dated as of July 27, 1999, which is described in the enclosed Joint Proxy Statement/Prospectus.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
                                          Proposed       Proposed
 Title of Each Class of     Amount        Maximum        Maximum      Amount of
    Securities to be         to be     Offering Price   Aggregate    Registration
       Registered        Registered(1)    Per Unit    Offering Price     Fee
---------------------------------------------------------------------------------
Common Stock, no par
 value.................  1,800,000(2)       (3)       $22,419,392(4)   $776(5)
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

(1) This Registration Statement also relates to such additional number of shares of the Registrant's common stock as may be issuable as a result of a stock dividend, stock split, split-up, recapitalization or other similar event.
(2) Represents the estimated maximum number of shares of Camden common stock, no par value, to be issued to stockholders of KSB in connection with the Merger.
(3) Not applicable.
(4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) and based on the average of the high and low sales price per share of KSB common stock, par value $.01 per share, on September 27, 1999 on the NASDAQ National Market, multiplied by an aggregate of 1,304,401 shares of KSB common stock to be acquired by Camden.
(5) In accordance with Rule 457(b), the registration fee of $6,232 has been reduced by $5,456, which was previously paid by the Registrant with respect to the transaction described herein pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended.

                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[Logo of Camden National Bank]                          [Logo of Kingfield Bank]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

   The boards of directors of Camden National Corporation and KSB Bancorp, Inc. have approved an agreement and plan of merger that would result in the merger of KSB with and into Camden. Following the merger, Camden will be the surviving corporation.

   The board of directors of each company believes that the merger is in the best interests of its stockholders and unanimously recommends that its stockholders vote to approve the merger agreement.

   If you are a KSB stockholder, you will receive 1.136 shares of Camden common stock for each share of KSB common stock you own. KSB stockholders typically will not recognize federal income tax gain or loss for the Camden common stock they receive. Camden common stock is listed on the American Stock Exchange under the symbol "CAC." At your stockholders meeting, you will be asked to vote on the merger agreement, the merger and other matters and transactions contemplated by the merger agreement.

   If you are a Camden stockholder, after the merger you will continue to own your existing shares of Camden common stock. At your stockholders meeting, you will be asked to vote on the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement, as well as the election of two directors.

   We cannot complete the merger unless it is approved by the affirmative vote of the holders of at least (1) a majority of the outstanding shares of Camden common stock entitled to vote and (2) a majority of the outstanding shares of KSB common stock entitled to vote.

Robert W. Daigle
President and Chief Executive Officer of
Camden National Corporation

   YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your stockholders meeting, please take the time to vote on the proposal(s) submitted at your meeting by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposal(s) submitted at your meeting. If you fail to return your proxy card, or if you fail to sign your proxy card, the effect will be a vote against the merger unless you attend your stockholders meeting and vote in person for the merger!

   The dates, times and places of the stockholders meetings are as follows:

   For Camden National Corporation stockholders:

   November 16, 1999 at 3:30 p.m. local time
   The Samoset Resort
   Knox County Ballroom
   220 Warrenton Street
   Rockport, Maine 04856

   For KSB Bancorp, Inc. stockholders:

   November 16, 1999 at 5:00 p.m. local time
   The Sugarloaf Inn
   Carrabassett Valley, Maine 04947

   This Joint Proxy Statement/Prospectus provides you with detailed information about the merger and the other matters that will be submitted for stockholder approval at Camden's and KSB's stockholders meetings. We encourage you to read this entire document carefully. In addition, you may obtain information about our companies from documents that we have previously filed with the Securities and Exchange Commission.

John C. Witherspoon
President and Chief Executive Officer of
KSB Bancorp, Inc.


 We urge our stockholders to consider those matters set forth in "Risk Factors" beginning on page 9 of this Joint Proxy Statement/Prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares to be issued under this Joint Proxy Statement/Prospectus or passed upon the adequacy or accuracy of this Joint Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense. The shares of Camden common stock offered hereby are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.


   Joint Proxy Statement/Prospectus dated October 6, 1999, and first mailed to stockholders on or about October 7, 1999.

                   IMPORTANT INFORMATION NOT INCLUDED IN THIS
                        JOINT PROXY STATEMENT/PROSPECTUS

   This Joint Proxy Statement/Prospectus incorporates important business and financial information about Camden and KSB that is not included in or delivered with this document. We have listed the documents containing this information on page 104. These documents are available to you without charge upon written or oral request. In order to obtain these documents, please contact the following:

    For Camden Stockholders:

    Camden National Corporation
    Two Elm Street
    Camden, Maine 04843
    Attention: Susan M. Westfall, Chief Financial Officer
    Phone Number: (207) 236-9131, ext. 2165

    For KSB Stockholders:

    KSB Bancorp, Inc.
    Main Street
    Kingfield, Maine 04947
    Attention: John E. Thien, Chief Financial Officer
    Phone Number: (207) 265-2090, ext. 1232

   We must receive your request for documents no later than November 1, 1999 to ensure that you receive the documents in time for your stockholders meeting.

                          CAMDEN NATIONAL CORPORATION
                                 Two Elm Street
                              Camden, Maine 04843

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

   Camden National Corporation, a Maine corporation, will hold a special meeting of stockholders at The Samoset Resort, Knox County Ballroom, 220 Warrenton Street, Rockport, Maine 04856 on November 16, 1999 at 3:30 p.m. local time for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 27, 1999, by and among Camden, Camden Acquisition Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Camden, KSB and Kingfield Savings Bank, a wholly-owned subsidiary of KSB, and all of the matters and transactions contemplated by the merger agreement or necessary to effectuate the merger, including the issuance of shares of Camden common stock to the holders of KSB common stock.

     2. To elect two directors. The Board of Directors has nominated Theodore
  C. Johanson and Winfield F. Robinson to serve as directors for terms to expire at Camden's Annual Meeting of Stockholders in 2001 and 2002, respectively.

     3. To consider and act upon such other business and matters or proposals as may properly come before the Camden meeting.

   The merger and related matters and transactions are described more fully in the attached Joint Proxy Statement/Prospectus, which includes as Annex A a copy of the merger agreement.

   The board of directors of Camden has fixed the close of business on October 4, 1999 as the record date for determining the stockholders of Camden entitled to receive notice of and to vote at the Camden meeting. Only holders of record of Camden common stock at the close of business on that date are entitled to receive notice of and to vote at the Camden meeting. Camden will make available for inspection by any stockholder a list of stockholders entitled to receive notice of and to vote at the Camden meeting during ordinary business hours at Camden's principal office, Two Elm Street, Camden, Maine 04843, for ten days prior to the Camden meeting. Only business within the purposes described in this notice may be conducted at the Camden meeting.

   The board of directors of Camden unanimously recommends that you vote "FOR" the approval of the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement, and "FOR" the election of the two nominees for directors.

   The board of directors of Camden requests that you fill in and sign the enclosed proxy card and mail it promptly in the enclosed postage-prepaid envelope. Any proxy that you deliver may be revoked prior to the Camden meeting by a writing delivered to Camden stating that your proxy is revoked or by delivery of a later dated proxy. Stockholders of record of Camden common stock who attend the Camden meeting may vote in person, even if they have previously delivered a signed proxy.

                                          By Order of the Board of Directors of
                                          Camden National Corporation

                                          Arthur E. Strout
                                          Secretary

Camden, Maine
October 6, 1999

                               KSB BANCORP, INC.
                                  Main Street
                             Kingfield, Maine 04947

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

   KSB Bancorp, Inc., a Delaware corporation, will hold a special meeting of stockholders at The Sugarloaf Inn, Carrabassett Valley, Maine 04947 on November 16, 1999 at 5:00 p.m. local time for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 27, 1999, by and among KSB, Kingfield Savings Bank, Camden and Camden Acquisition Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Camden, and all of the matters and transactions contemplated by the merger agreement or necessary to effectuate the merger.

     2. To consider and act upon such other business and matters or proposals as may properly come before the KSB meeting.

   The merger and related matters and transactions are described more fully in the attached Joint Proxy Statement/Prospectus, which includes as Annex A a copy of the merger agreement.

   The board of directors of KSB has fixed the close of business on October 1, 1999 as the record date for determining the stockholders of KSB entitled to receive notice of and to vote at the KSB meeting. Only holders of record of KSB common stock at the close of business on that date are entitled to receive notice of and to vote at the KSB meeting. KSB will make available for inspection by any stockholder a list of stockholders entitled to receive notice of and to vote at the KSB meeting during ordinary business hours at KSB's principal office, Main Street, Kingfield, Maine 04947, for ten days prior to the KSB meeting for purposes related to the KSB meeting. Only business within the purposes described in this notice may be conducted at the KSB meeting.

   The board of directors of KSB unanimously recommends that you vote "FOR" the approval of the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement.

   The board of directors of KSB requests that you fill in and sign the enclosed proxy card and mail it promptly in the enclosed postage-prepaid envelope. Any proxy that you deliver may be revoked prior to the KSB meeting by a writing delivered to KSB stating that the proxy is revoked or by delivery of a later dated proxy. Stockholders of record of KSB common stock who attend the KSB meeting may vote in person, even if they have previously delivered a signed proxy.

                                          By Order of the Board of Directors
                                          of
                                          KSB Bancorp, Inc.

                                          John C. Witherspoon
                                          Secretary

Kingfield, Maine
October 6, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY...................................................................   1
RISK FACTORS..............................................................   9
 Failure to integrate operations following the merger could reduce our
  future earnings per share...............................................   9
 Failure to achieve expected cost savings and unanticipated costs relating
  to the merger could reduce our future earnings per share ...............   9
 Year 2000 computer issues may disrupt our business operations ...........   9
 If the merger is not completed, we will have incurred substantial expenses without realizing the expected benefits........................  10
 Our performance may decline if key individuals leave the surviving corporation ............................................................  10
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA......................  11
CAMDEN SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION................  12
KSB SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION...................  13
COMPARATIVE PER COMMON SHARE DATA ........................................  14
THE MEETINGS .............................................................  15
 The Camden Meeting.......................................................  15
  Purpose of the Meeting..................................................  15
  Record Date; Voting Rights; Proxies.....................................  15
  Independent Public Accountants..........................................  16
  Solicitation of Proxies.................................................  16
  Quorum..................................................................  16
  Required Vote...........................................................  17
 The KSB Meeting..........................................................  17
  Purpose of the Meeting..................................................  17
  Record Date; Voting Rights; Proxies.....................................  17
  Independent Public Accountants..........................................  18
  Solicitation of Proxies.................................................  18
  Quorum..................................................................  18
  Required Vote...........................................................  18
PROPOSAL 1................................................................  19
 The Merger Proposal......................................................  19
 Required Vote and Recommendation.........................................  19
THE MERGER................................................................  19
 Background of the Merger.................................................  19

                                                                           Page
                                                                           ----
 Recommendation of the Camden Board; Camden's Reasons for the Merger......  22
 Recommendation of the KSB Board; KSB's Reasons for the Merger............  24
 Opinion of Camden's Financial Advisor....................................  25
 Opinion of KSB's Financial Advisor.......................................  32
 Other Interests of Officers and Directors in the Merger..................  35
 Stock Option Agreement...................................................  37
 Accounting Treatment.....................................................  40
 No Dissenters' or Appraisal Rights.......................................  40
 Stock Exchange Listing of Surviving Corporation's Common Stock; Delisting
  and Deregistration of KSB Stock.........................................  41
 Dividends................................................................  41
THE MERGER AGREEMENT......................................................  42
 General..................................................................  42
 Merger Consideration.....................................................  42
 Exchange of KSB Certificates.............................................  43
 KSB Stock Options........................................................  43
 Representations and Warranties...........................................  44
 Material Covenants.......................................................  45
 Conditions to Complete the Merger........................................  49
 Termination; Expenses....................................................  49
 Hypothetical Exchange Ratio Adjustments..................................  52
 Amendment; Waiver........................................................  54
 Survival of Certain Provisions...........................................  54
 Restrictions on Resales by Affiliates....................................  55
THE COMPANIES.............................................................  56
 Camden National Corporation..............................................  56
 KSB Bancorp, Inc.........................................................  57
 Surviving Corporation....................................................  57
CERTAIN REGULATORY CONSIDERATIONS.........................................  59
 Certain Restrictions on Activities of Banking Holding Companies..........  59
 Limitations on Control of Camden.........................................  61
 Certain Transactions by Banking Holding Companies and Their Affiliates...  61
 Support of Subsidiary Institutions and Liability of Commonly Controlled
  Depository Institutions.................................................  62
 Payment of Dividends.....................................................  62
 Regulation of the Banks..................................................  62
 FDIC Insurance Assessments...............................................  64
 Minimum Capital Requirements and Prompt Corrective Action................  65

                                                                          Page
                                                                          ----
 Other Aspects of Federal and State Law..................................  66
 Government Policies and Legislative and Regulatory Proposals............  66
 Status of Regulatory Approvals and Other Information....................  66
MATERIAL FEDERAL INCOME TAX CONSEQUENCES ................................  67
 Tax Consequences of the Merger..........................................  68
 Backup Withholding......................................................  68
 Other Tax Consequences..................................................  68
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION..............  69
UNAUDITED PRO FORMA COMBINING BALANCE SHEETS.............................  70
UNAUDITED PRO FORMA COMBINING STATEMENTS OF INCOME.......................  73
NOTES TO THE UNAUDITED PRO FORMA COMBINING FINANCIAL STATEMENTS..........  79
DESCRIPTION OF CAPITAL STOCK OF CAMDEN...................................  81
 Authorized Capital Stock................................................  81
 Common Stock............................................................  81
 Registrar and Transfer Agent............................................  81
COMPARISON OF RIGHTS OF HOLDERS OF KSB COMMON STOCK AND CAMDEN COMMON
 STOCK...................................................................  82
 Special Meetings of Stockholders........................................  84
 Written Consent of Stockholders.........................................  84
 Inspection of List of Stockholders......................................  85
 Cumulative Voting.......................................................  85
 Preemptive Rights.......................................................  85
 Classification of the Board of Directors................................  85
 Number of Directors on the Board........................................  85
 Election of the Board of Directors......................................  85
 Removal of Directors....................................................  86
 Additional Directors and Vacancies on the Board of Directors............  86
 Liability of Directors..................................................  86
 Indemnification of Directors, Officers and Others.......................  86
 Restrictions upon Certain Business Combinations; Fair Price Provisions..  87

                                                                           Page
                                                                           ----
 Mergers, Share Exchanges or Asset Sales..................................  87
 Amendments to Charter....................................................  87
 Amendments to Bylaws.....................................................  88
 Appraisal/Dissenters' Rights.............................................  88
PROPOSAL 2................................................................  90
 Required Vote and Recommendation.........................................  90
 Information Regarding Nominees, Continuing Directors and Executive
  Officers................................................................  90
 Nominees for Election as Directors.......................................  92
 Continuing Directors.....................................................  92
 Executive Officers of Camden.............................................  93
 Board of Directors and its Committees....................................  93
 Executive Compensation...................................................  95
 Option and Exercises and Year-end Holdings...............................  95
 Retirement Plans.........................................................  96
 Change of Control Agreements.............................................  97
 Director Compensation....................................................  97
 Employment Agreement with Mr. Daigle.....................................  97
 Compensation Committee Interlocks and Insider Participation..............  98
 Personnel and Compensation Committee Report..............................  98
 Stock Performance Graph.................................................. 100
 Principal Stockholders................................................... 101
 Section 16(a) Beneficial Ownership Reporting Compliance.................. 102
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................ 102
 Certain Business Relationships........................................... 102
 Indebtedness of Management............................................... 102
OTHER MATTERS ............................................................ 102
 Stockholder Proposals for Annual Meetings................................ 102
 Other Matters............................................................ 103
LEGAL MATTERS............................................................. 103
EXPERTS................................................................... 103
WHERE YOU CAN FIND MORE INFORMATION....................................... 104
 Camden National Corporation SEC Filings (File No. 0-28190)............... 104
 KSB Bancorp, Inc. SEC Filings (File No.
  0-21500)................................................................ 104

   Annex A--Agreement and Plan of Merger
   Annex B--Opinion of Ryan, Beck & Company, Inc.
   Annex C--Opinion of Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc.

                                    SUMMARY

   This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. To better understand the merger and for a more complete description of the terms of the merger, you should carefully read this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 104.

   This Joint Proxy Statement/Prospectus contains certain forward-looking statements concerning, among other things, the benefits expected to result from the merger and the future financial performance of Camden, as the surviving corporation, after the merger. Actual results may differ significantly from the forward-looking statements. See "Risk Factors" beginning on page 9.

                                 The Companies

Camden National Corporation
Two Elm Street
Camden, Maine 04843
(207) 236-8821

   Camden National Corporation, a registered bank holding company incorporated in the State of Maine, owns three financial services companies: Camden National Bank, a full-service community bank with ten banking offices in Belfast, Bucksport, Camden, Damariscotta, Rockland, Thomaston, Union, Vinalhaven, and Waldoboro, and accessible online @ www.camdennational.com; United Bank, a full-service community bank with nine offices in Bangor, Corinth, Dover-Foxcroft, Greenville, Hampden, Hermon, Jackman, Milo and Winterport; and Trust Company of Maine, Inc., headquartered in Bangor offering traditional trust and investment services throughout Central and Eastern Maine. As of June 30, 1999, Camden's total assets were $717.7 million, total deposits were $514.5 million and stockholders' equity was $62.2 million.

KSB Bancorp, Inc.
Main Street
Kingfield, Maine 04947
(207) 265-2090

   KSB Bancorp, Inc., a registered bank holding company incorporated in the State of Delaware, owns Kingfield Savings Bank, a community-oriented financial institution that conducts its business under the name Kingfield Bank in nine full service retail banking offices located in Franklin, Somerset and Androscoggin counties in Maine. As of June 30, 1999, KSB's total assets were $179.3 million, total deposits were $130.9 million and stockholders' equity was $14.2 million.

                          The Camden Board Unanimously
                        Recommends that its Stockholders
                               Approve the Merger

   The Camden Board believes that the merger is advisable and unanimously recommends that you vote for the proposal to approve the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement.

   We recommend the merger because:

  . the merger will strengthen Camden by improving its ability to provide a full range of financial services to a broader market area which will include five counties in the central and western parts of Maine;

  . the merger will strengthen United Bank by combining it with Kingfield Bank to create a new, larger community bank offering services to customers in these markets more efficiently and with greater technological support than either United or Kingfield could offer on a stand alone basis if the merger were not to occur; and

  . the merger is expected to result in improved long-term earnings growth and value enhancing opportunities, significant operating efficiencies and greater market capitalization and increased liquidity for stockholders.

   To review the Camden Board's reasons for the merger in greater detail, as well as related uncertainties, see pages 22 through 24.

                      The KSB Board Unanimously Recommends
                    that its Stockholders Approve the Merger

   The KSB Board believes that the merger is advisable and unanimously recommends that you vote for the proposal to approve the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement.

   We recommend the merger because:

  . of the amount of Camden common stock offered as consideration by Camden, the anticipated tax-free treatment of such consideration and the anticipated increased liquidity of the trading market for Camden common stock after the merger compared to that of the KSB common stock;

  . the merger will strengthen Kingfield Bank by combining it with United Bank to create a new, larger community bank offering services to customers in these markets more efficiently and with greater technological support than either Kingfield or United could on a stand alone basis if the merger were not to occur; and

  . the merger is expected to result in improved long-term earnings growth and value enhancing opportunities, significant operating efficiencies and greater market capitalization and increased liquidity for stockholders.

   To review the KSB Board's reasons for the merger in greater detail, as well as related uncertainties, see pages 24 through 25.

                          The Camden Board Unanimously
                        Recommends that its Stockholders
                        Elect the Nominees for Directors

   The Camden Board also unanimously recommends that you vote for the proposal to elect the two nominees for directors of Camden.

                               The Camden Meeting

   Camden will hold a special meeting of stockholders at The Samoset Resort, Knox County Ballroom, 220 Warrenton Street, Rockport, Maine 04856 on November 16, 1999 at 3:30 p.m. local time.

   At the Camden meeting, Camden stockholders will consider and vote upon (1) a proposal to approve the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement and (2) the election of two directors.

   The merger cannot be completed unless, among other things, it is approved by the holders of at least (1) a majority of the outstanding shares of Camden common stock entitled to vote and (2) a majority of the outstanding shares of KSB common stock entitled to vote.

   A majority of the votes cast for the election of a nominee for director of Camden is required to elect such nominee.

   Only holders of record of Camden common stock at the close of business on October 4, 1999, which is the record date for the Camden meeting, will be entitled to notice of and to vote at the Camden meeting.

   If your shares are held in "street name" by your broker, your broker will not vote your shares with respect to the merger unless you provide instructions on how to vote. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, you will be in effect voting against the merger!

   With respect to the election of directors of Camden, the failure to tell your broker how to vote will have no effect on the election of the directors. If you have granted discretionary voting authority to your broker, your broker may be able to vote your shares with respect to the election of directors.

   Camden requests that you complete your proxy card to ensure that you are represented with respect to all matters submitted to the Camden stockholders.

   As of August 31, 1999:

  . directors and executive officers of Camden were the beneficial owners of approximately 10.27% of the outstanding shares of Camden common stock; and

  . a total of 6,557,650 shares of Camden common stock were eligible to be voted at the Camden meeting.

                                The KSB Meeting

   KSB will hold a special meeting of stockholders at The Sugarloaf Inn, Carrabassett Valley, Maine 04947 on November 16, 1999 at 5:00 p.m. local time.

   At the KSB meeting, KSB stockholders will vote upon a proposal to approve the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement.

   The merger cannot be completed unless, among other things, it is approved by the holders of at least (1) a majority of the outstanding shares of KSB common stock entitled to vote and (2) a majority of the outstanding shares of Camden common stock entitled to vote.

   Only holders of record of KSB common stock at the close of business on October 1, 1999, which is the record date for the KSB meeting, will be entitled to notice of and to vote at the KSB meeting.

   If your shares are held in "street name" by your broker, your broker will not vote your shares with respect to the merger unless you provide instructions on how to vote. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, you will be in effect voting against the merger!

   KSB requests that you complete your proxy card to ensure that you are represented with respect to all matters submitted to the KSB stockholders.

   As of August 31, 1999:

  . directors and executive officers of KSB were the beneficial owners of approximately 18.4% of the outstanding shares of KSB common stock; and

  . a total of 1,304,401 shares of KSB common stock were eligible to be voted at the KSB meeting.

                                   The Merger

   The merger agreement is attached as Annex A to this Joint Proxy Statement/Prospectus. We encourage you to read the entire merger agreement because it is the document that governs the merger.

What KSB Stockholders Will Receive in the Merger (see pages 42 and 43)

   In the merger, KSB stockholders will receive 1.136 shares of Camden common stock for each share of KSB common stock that they own. The exchange ratio of
1.136 may be adjusted:

  . either upwards or downwards if a stock split, reverse stock split or similar transaction with respect to either Camden common stock or KSB common stock occurs; or

  . upwards but not downwards if the value of Camden common stock declines significantly prior to the closing date both in absolute terms and relative to a weighted average stock price of an index group of the common stocks of selected bank holding companies. More specifically, the exchange ratio of 1.136 will be adjusted upwards if all of the following criteria are satisfied:

     (1) the average closing price of Camden common stock on the date of receipt of the last requisite regulatory approval required for consummation of the merger is less than $15.75 per share, and

     (2) the decline in the price of Camden common stock from $19.75 on July 27, 1999 to the average closing price during the fifteen day trading period ending on the day on which the final regulatory approval necessary to complete the merger is received, expressed as a percentage, is more than 15 percentage points greater than the price decline, if any, also expressed as a percentage, of a weighted average stock price of an index group of common stocks using the same measurement dates, and

     (3) KSB exercises its right to cancel the merger as a result of such price decline, subject to Camden's right to require KSB to complete the merger if Camden increases the exchange ratio of 1.136 as provided in the merger agreement, and

     (4) Camden so elects to increase the exchange ratio.

   We have included a table on page 52 of this Joint Proxy Statement/Prospectus to assist you in understanding how the exchange ratio could be adjusted if Camden's stock price declines substantially.

   Camden and KSB stockholders may call the following telephone numbers during normal business hours in order to find out the number of shares of Camden common stock that KSB stockholders will receive in the merger for each share of KSB common stock that they own, subject to any possible future exchange ratio adjustments. Camden stockholders may call (207) 236-9131, ext. 2165. KSB stockholders may call (207) 265-2090, ext. 1232.

   No fractional shares of Camden common stock will be issued in the merger. Any holder of KSB common stock who would otherwise be entitled to receive a fractional share of Camden common stock will instead receive cash for such fractional share.

   KSB stockholders should not send in their stock certificates for exchange until instructed to do so after we complete the merger.

What Current Stockholders of Camden Will Own After the Merger

   Camden stockholders will continue to own their existing shares after the merger, which will represent an ownership interest in the larger combined organization.

Effective Time of the Merger

   We expect that the merger will be completed as soon as practicable following receipt of all necessary governmental approvals and the approval by the stockholders of Camden and KSB at their stockholders meetings, if all other conditions have been satisfied.

Board of Directors and Management of the Surviving Corporation Following the Merger (see page 57)

   In connection with the merger, the Camden stockholders are being asked to elect two members of KSB's Board as directors of Camden. With the exception of Robert W. Daigle, none of the directors of Camden will be employees of Camden. After the merger, the current executive officers of Camden will continue to hold the same offices.

Other Interests of KSB Officers and Directors in the Merger (see page 35)

   Officers and directors, who are also stockholders, of KSB will receive benefits as a result of the merger that are different from the benefits you will receive. These benefits include the following:

  . in the case of the Chief Executive Officer of KSB, John C. Witherspoon, an employment agreement with Camden, which becomes effective only upon the completion of the merger;

  . in the case of certain KSB officers, severance benefits following the completion of the merger if their employment is terminated; and

  . in the case of KSB officers, the preservation of retirement benefits if specified KSB benefit plans are terminated following the completion of the merger.

  . in the case of KSB officers and directors, the conversion of all employee and director stock options into options to acquire Camden common stock, with appropriate adjustments to the number of shares exercisable and the exercise price of each option to reflect the exchange ratio.

   You may want to consider these benefits in deciding whether to vote in favor of the merger.

Conditions to the Merger (see page 49)

   A number of conditions must be satisfied before the merger is completed, including:

  .  the stockholders of Camden and KSB must approve the merger agreement;

  . the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Federal Deposit Insurance Corporation ("FDIC") and the Superintendent of Banking of the State of Maine (the "Maine Superintendent") must approve the merger or waive their respective approval requirements with respect to the merger;

  . the American Stock Exchange ("AMEX") must authorize the listing of the Camden common stock to be issued to KSB stockholders;

  . the Securities and Exchange Commission ("SEC") must declare effective the registration statement relating to the issuance of Camden common stock to holders of KSB common stock;

  . Camden and KSB must receive opinions regarding treatment of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the "Code");

  . Camden must receive an opinion from its independent public accountants stating that the merger will qualify for "pooling of interests" accounting treatment; and

  . KSB must receive an opinion from its independent public accountants stating that it is a "poolable entity."

   Each of Camden and KSB may waive some of the conditions to the merger if it deems such a waiver to be in the best interests of its stockholders.

Termination of the Merger Agreement
(see page 49)

   Camden and KSB may agree to terminate the merger agreement before the merger has been completed, and either Camden or KSB may terminate the merger agreement if any of the following occurs:

  . the merger has not been completed by July 1, 2000 (or such later date as provided in the merger agreement);

  . the board of directors of either company withdraws or adversely changes its recommendation to stockholders that they vote in favor of the merger;

  .  the required stockholder approvals are not obtained;

  . a court or other governmental authority permanently prohibits the merger;

  . the other party breaches any of its representations, warranties or covenants contained in the merger agreement, and such breach has a material consequence and is not cured within the specified time period; or

  . a decline in the price of Camden common stock absolutely and relative to the weighted average price of an index group of the common stock of other selected bank holding companies exceeds limits specified in the merger agreement and KSB exercises its right to cancel the merger, subject to Camden's right to increase the exchange ratio of 1.136 as provided in the merger agreement, and Camden elects not to increase the exchange ratio.

   If Camden terminates the merger agreement after the occurrence of certain events, or if either KSB or Kingfield breaches its agreement with Camden to refrain from soliciting competing offers, then Kingfield will be required to make a cash payment to Camden in the amount of $1,000,000 as liquidated damages.

Stock Option Agreement (see page 37)

   As a condition to Camden's willingness to enter into the merger agreement, and to discourage other companies from attempting to acquire KSB, KSB granted Camden an option to purchase up to 19.9% of the KSB common stock outstanding immediately before the exercise of such option at an exercise price of $13.50 per share. The option is only exercisable upon the occurrence of specified events that would be ordinarily associated with an acquisition or potential acquisition of KSB by a third party. In the event that Camden becomes entitled to both a payment of liquidated damages and the benefit of the option (whether through exercise or waiver), the aggregate amount recoverable by Camden as liquidated damages and as a result of the exercise or waiver of its rights pursuant to the option will be limited to a maximum of $1,400,000.

Regulatory Approvals are Required (see page 59)

   Prior to the completion of the merger, Camden and KSB are required to obtain regulatory approvals in connection with the merger, including the approvals of the FDIC and the Maine Superintendent and the approval or waiver of the Federal Reserve Board.

   The merger is also subject to review by the U.S. Department of Justice (the "DOJ") and the Attorney General of the State of Maine. Federal law requires us to wait for no less than 15 days and up to 30 days before completing the merger after it has been approved by the FDIC or the Federal Reserve Board, as applicable, during which time the DOJ could object to, and seek to enjoin, the merger. We have filed the applications with the Federal Reserve Board, the FDIC and the Maine Superintendent.

Camden to use "Pooling of Interests" Accounting Treatment (see page 40)

   The merger is expected to be accounted for as a "pooling of interests," which means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one company. In connection with the merger, Camden expects to reissue approximately 125,000 shares. Either Camden or KSB may elect not to complete the merger if it is determined that the merger can not be accounted for as a "pooling of interests."

Ryan, Beck & Co., Inc. Says the Exchange Ratio of 1.136 is Fair to Camden (see page 25)

   Ryan, Beck & Co., Inc. ("Ryan, Beck") has acted as financial advisor to Camden in connection with the merger. Ryan, Beck delivered to the Camden Board an oral opinion on July 27, 1999, which was confirmed and updated by a written opinion dated as of the date of this Joint Proxy Statement/Prospectus, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in the opinion, the exchange ratio was fair, from a financial point of view, to Camden. The full text of the written opinion of Ryan, Beck, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. Ryan, Beck provided its opinion for the information and assistance of the Camden Board and it addresses only the fairness, from a financial point of view, of the exchange ratio to Camden and neither addresses the merits of the underlying decision by Camden to engage in the transaction nor constitutes a recommendation to any stockholder as to how a stockholder should vote on the merger agreement.

Keefe, Bruyette Says the Exchange Ratio of 1.136 is Fair to KSB's Stockholders (see page 32)

   Charles, Webb & Company, a division of Keefe, Bruyette & Woods, Inc. ("Keefe, Bruyette") has acted as financial advisor to KSB in connection with the merger. Keefe, Bruyette delivered to the KSB Board an oral opinion on July 27, 1999, which was confirmed and updated by a written opinion dated as of the date of this Joint Proxy Statement/Prospectus, to the effect that, as of the date of such opinion and based upon and subject to certain assumptions made, matters considered and limitations stated therein, the exchange ratio was fair to the stockholders of KSB from a financial point of view. The full text of the written opinion of Keefe, Bruyette, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. Keefe, Bruyette provided its opinion for the information and assistance of the KSB Board and it addresses only the fairness of the exchange ratio to the KSB stockholders from a financial point of view and neither addresses the merits of the underlying decision by KSB to engage in the transaction nor constitutes a recommendation to any stockholder as to how a stockholder should vote on the merger agreement.

No Federal Income Tax on Shares Received in the Merger (see page 67)

  . KSB Stockholders. The merger is expected to be tax-free for federal income tax purposes to KSB stockholders who receive shares of Camden common stock. Cash received by KSB stockholders in lieu of fractional shares in the merger generally will be taxable.

  . Camden Stockholders. No gain or loss will be recognized for federal income tax purposes by Camden or its stockholders as a result of the merger.

No Dissenters' or Appraisal Rights (see page 40)

   Under Maine and Delaware law, neither the Camden stockholders nor the KSB stockholders have dissenters' rights or rights to an appraisal of the value of their shares of common stock in connection with the merger.

Camden Shares to be Listed on the AMEX
(see page 41)

   Camden will list the shares of common stock to be issued to holders of KSB common stock in connection with the merger on the AMEX. After the completion of the merger, KSB will delist its common stock from the Nasdaq National Market and deregister it for purposes of the Securities Exchange Act of 1934.

Camden Dividend Policy Following the Merger (see page 41)

   The current annualized cash dividend on shares of Camden common stock is $0.60 per share. It is expected that, upon completion of the merger, Camden will continue to pay quarterly cash dividends in a manner that is consistent with its past practices, subject to approval and declaration by its board. The payment of cash dividends by Camden in the future will depend on its financial condition and earnings, business conditions and other factors.

Comparison of KSB Stockholders' Rights Before and After the Merger (see page
82)

   We have summarized below the material differences in the rights of the stockholders of KSB and Camden. If the merger is completed, former KSB stockholders who hold shares of Camden common stock will have the same rights as Camden stockholders.

  . KSB is a Delaware corporation and the rights of its stockholders are generally governed by the corporate law of Delaware. Camden is a Maine corporation and the rights of its stockholders are generally governed by the corporate law of Maine.

  . KSB stockholders elect directors by plurality vote. Camden's stockholders elect directors by a majority vote of stockholders present at the meeting.

  . KSB's directors may be removed only for cause and only by an affirmative vote of at least 80% of the outstanding shares of KSB common stock. Camden's directors may be removed with or without cause by the affirmative vote of at least two-thirds of the stockholders present at a special meeting called for that purpose.

  . KSB's charter provides that the affirmative vote of 80% or more of the outstanding shares of its stock is required to authorize or approve any agreement with an interested stockholder providing for a merger, consolidation, sale of substantially all of its assets or an acquisition in which a majority of its shares are issued to such person.

                           Risk Factors (see page 9)

   This Joint Proxy Statement/Prospectus includes, or incorporates by reference, additional factors related to the operations and strategies of Camden and KSB generally, the merger and the merger's effect on Camden as the surviving corporation. Stockholders should carefully read the section entitled "Risk Factors."

         Forward-Looking Statements May Prove Inaccurate (see page 10)

   Camden and KSB have each made forward-looking statements in this document (and in documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of Camden or KSB, including the anticipated benefits from the merger. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Stockholders of Camden and KSB should note that many factors could affect the future financial results of Camden, as the surviving corporation, and could cause these results to differ materially from those expressed in our forward-looking statements.

                          Comparative Per Share Market
                               Price Information

   Shares of Camden common stock are listed on the AMEX and shares of KSB common stock are quoted on the Nasdaq National Market. On July 27, 1999, the last full trading day prior to the public announcement of the signing of the merger agreement, the closing price of Camden common stock was $19.75. The closing price for KSB common stock on July 27, 1999, the last full trading day prior to the public announcement of the merger was $14.00. This data is shown in the following table:

                                                     Closing Price on Pro Forma
                                                      July 27, 1999   Equivalent
                                                     ---------------- ----------
Camden..............................................      $19.75           N/A
KSB.................................................      $14.00        $22.44

   The pro forma equivalent closing price for KSB common stock gives effect to the merger by multiplying the closing price of Camden common stock on July 27, 1999 by the exchange ratio of 1.136.

   On October 1, 1999, Camden common stock closed at $21.06 per share and KSB common stock closed at $19.00 per share.

                            How to Change Your Vote

   You may change your vote at any time before your proxy is voted at the stockholders meeting. You can do so in one or more of the following ways:

  . You can send a written notice dated after your proxy stating that you would like to revoke your proxy. If you are a Camden stockholder, you should send your written notice to the Secretary of Camden at the address below. If you are a KSB stockholder, you should send your written notice to the Secretary of KSB at the address below;

  . You can complete a new proxy card and send it to the Secretary of Camden or KSB, as the case may be, and the new proxy card will automatically replace any earlier dated proxy card that you returned; or

  . You can attend your stockholders meeting and vote in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the meeting.

   You should send any written notice of revocation, request for a new proxy card or completed new proxy card to the Secretary of Camden or KSB, as the case may be, at the following addresses: Camden National Corporation, Two Elm Street, Camden, Maine 04843, Attention: Secretary; KSB Bancorp, Inc., Main Street, Kingfield, Maine 04947, Attention: Secretary.

                             Additional Information

   If you have questions about the merger, or if you would like additional copies of this Joint Proxy Statement/Prospectus, you should contact:

For Camden Stockholders:

Camden National Corporation
Two Elm Street
Camden, Maine 04843
Attention: Susan M. Westfall, Chief Financial Officer
Phone Number: (207) 236-9131, ext. 2165

For KSB Stockholders:

KSB Bancorp, Inc.
Main Street
Kingfield, Maine 04947
Attention: John E. Thien, Chief Financial Officer
Phone Number: (207) 265-2090, ext. 1232

                                  RISK FACTORS

   Unless the context otherwise requires, all references in this Joint Proxy Statement/Prospectus to the "surviving corporation" refer to Camden National Corporation and its subsidiaries on a consolidated basis following the completion of the merger and all references to the "surviving bank" refer to the combined bank that results from the merger of United Bank with and into Kingfield Bank.

Failure to integrate operations following the merger could reduce our future earnings per share

   The integration of certain departments, systems, business units, operating procedures and information technologies of Camden and KSB will present a significant challenge to management. There can be no assurance that we will be able to integrate and manage these operations effectively or maintain or improve the historical financial performances of Camden and KSB. The failure to successfully integrate these systems and procedures could have a material adverse effect on the results of operations and financial condition of Camden as the surviving corporation.

Failure to achieve expected cost savings and unanticipated costs relating to the merger could reduce our future earnings per share

   We believe that we have reasonably estimated our likely cost savings, the likely costs of integrating the operations of Camden and KSB, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of the surviving corporation. If the expected savings are not realized or unexpected costs are incurred, the merger could have a significant dilutive effect on the surviving corporation's earnings per share. In other words, if the merger is completed, the earnings per share of Camden common stock could be less than they would have been if the merger had not been completed. See "The Merger--Recommendation of the Camden Board; Camden's Reasons for the Merger."

Year 2000 computer issues may disrupt our business operations

   Year 2000 compliance issues concern the inability of computer systems to accurately calculate, store or use data after 1999. These may cause our computer systems, or those of our significant vendors and customers, to process critical financial and operational information incorrectly. Each of Camden and KSB has taken action over the past year to correct this problem in accordance with guidelines issued by the Federal Financial Institutions Examination Council, and we expect to continue such efforts until all of our important business computer systems, and those of our significant vendors and customers, are Year 2000 compliant.

   We currently expect all of Camden's and KSB's important business computer systems to be Year 2000 compliant prior to September 30, 1999. However, following the merger, we will face additional risks associated with addressing any Year 2000 compliance issues for the surviving corporation while simultaneously attempting to integrate the information technologies and operating systems of Camden and KSB. There can be no assurance that our hardware and software can be integrated as currently anticipated or that we will not experience significant expenses or delays in addressing any Year 2000 compliance issues as a result of that integration process. For a more detailed discussion of the Year 2000 compliance programs of each of Camden and KSB, see each company's "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are incorporated herein by reference to Camden's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and KSB's Quarterly Report on Form 10-QSB for the same period. See "Where You Can Find More Information."

If the merger is not completed, we will have incurred substantial expenses without realizing the expected benefits

   Camden and KSB have each incurred substantial expenses in connection with the transactions described in this Joint Proxy Statement/Prospectus. If the merger is not completed, Camden expects to incur approximately $1.0 million to $1.5 million and KSB expects to incur approximately $300,000 to $500,000 in merger related expenses. These expenses would likely have a material adverse impact on the financial results of Camden and/or KSB because we would not have realized the expected benefits of the merger. There can be no assurance that the merger will be completed.

Our performance may decline if key individuals leave the surviving corporation

   After the merger, the surviving corporation will depend on the services of certain key personnel, including Robert W. Daigle, President, Chief Executive Officer and Director of Camden; and John C. Witherspoon, President and Chief Executive Officer of KSB, and if the merger is consummated, President and Chief Executive Officer of the surviving bank. The loss of the services either of these key persons could have a material adverse effect on the successful integration of Camden and KSB and the results of operations of the surviving corporation. See "The Companies--The Surviving Corporation" and "The Merger-- Other Interests of Officers and Directors in the Merger."

   This Joint Proxy Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act. The surviving corporation's actual results could differ materially from those set forth in the forward-looking statements because of many reasons, including the risk factors listed above. This list may not be exhaustive.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

   The following tables set forth the selected unaudited pro forma combined financial information of Camden giving effect to the merger, and should be read in conjunction with, and are qualified in their entirety by, the historical financial statements and notes of Camden and KSB and the accompanying unaudited pro forma condensed consolidated financial statements and notes for the surviving corporation presented on pages 70 through 80. The Camden and KSB combined results of operations give effect to Camden's proposed acquisition of KSB as a pooling of interests, as if such transaction had been completed as of the beginning of each of the periods presented. The pro forma amounts are not necessarily indicative of results that will be obtained on a combined basis. The pro forma amounts have not been adjusted to reflect any of the improvements in operating efficiencies that the surviving corporation anticipates will occur as a result of the merger.

                           Six Months Ended
                               June 30,           Years Ended December 31,
                          --------------------  -------------------------------
                            1999       1998       1998       1997       1996
                          ---------  ---------  ---------  ---------  ---------
                              (in thousands, except share and per share
                                              amounts)
Statements of Income:
 Interest Income........  $  33,628  $  29,800  $  62,033  $  58,055  $  51,719
 Interest Expense.......     14,725     13,333     26,720     26,981     24,270
                          ---------  ---------  ---------  ---------  ---------
 Net Interest Income....     18,903     16,467     35,313     31,074     27,449
 Provision for Loan
  Losses................      1,240        888      2,056      2,207      1,228
                          ---------  ---------  ---------  ---------  ---------
 Net Interest Income
  After Provision for
  Loan Losses...........     17,663     15,579     33,257     28,867     26,221
 Non-interest Income....      3,700      2,885      5,826      4,936      4,550
 Non-interest Expense...     12,232     10,534     22,202     17,897     16,799
                          ---------  ---------  ---------  ---------  ---------
 Income before Provision
  for Income Tax........      9,131      7,930     16,881     15,906     13,972
 Income Tax Expense.....      2,958      2,602      5,430      5,209      4,613
                          ---------  ---------  ---------  ---------  ---------
 Net Income.............  $   6,173  $   5,328  $  11,451  $  10,697  $   9,359
                          =========  =========  =========  =========  =========
Statement of Condition:
 Assets.................  $ 899,675  $ 741,061  $ 839,280  $ 726,644  $ 644,435
 Loans..................    610,753    517,893    569,705    483,348    411,336
 Allowance for Loan
  Losses................      8,865      7,512      8,092      6,982      5,365
 Investments............    232,000    169,096    218,693    204,260    190,669
 Deposits...............    646,965    570,986    641,554    485,132    463,522
 Borrowings.............    165,815     84,760    113,682    160,697    106,946
 Stockholders' Equity...     76,869     76,527     77,789     74,111     67,614
Per share (1):
 Basic earnings per
  share.................  $    0.77  $    0.65  $    1.40  $    1.31  $    1.13
 Diluted earnings per
  share.................       0.76       0.63       1.38       1.27       1.10
 Book value per share...       9.54       9.35       9.61       9.01       8.15
 Dividends per share....       0.26       0.23       0.47       0.38       0.28
 Weighted average shares
  outstanding...........  8,031,986  8,189,338  8,156,968  8,169,924  8,314,964
Selected financial
 percentages:
 Return on average
  stockholders' equity..      16.02%     14.15%     15.09%     15.11%     13.70%
 Return on average total
  assets................       1.43       1.46       1.52       1.52       1.50
 Net interest rate
  spread................       4.17       4.20       4.38       4.03       4.02
 Net interest margin....       4.72       4.87       5.04       4.71       4.71
 Net charge-offs to
  average loans.........       0.08       0.07       0.18       0.13       0.21
 Non-performing loans to
  total loans...........       0.62       0.51       0.41       0.46       0.55
 Allowance for loan
  losses to total
  loans.................       1.45       1.45       1.42       1.44       1.30
 Total capital to risk
  weighted assets.......      12.36      15.92      13.61      17.44      18.34
 Tier 1 capital to risk
  weighted assets.......      11.10      14.67      12.36      16.19      17.09
 Tier 1 capital to
  average assets........       8.82      10.51      10.30      10.54      10.85
 Stock dividend payout
  ratio.................      33.84      35.36      33.74      29.31      24.70

--------
(1) The Selected Unaudited Pro Forma Combined Financial Data has not been restated to reflect the anticipated reissuance of approximately 125,000 shares of Camden common stock. See Note 7 to the Unaudited Pro Forma Combining Financial Statements.

           CAMDEN SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

   Set forth below are summary selected consolidated financial and operating data for Camden as of and for the periods indicated on a historical basis. This financial information has been derived from Camden's Annual Reports on Form 10-K for the years ended December 31, 1994 through December 31, 1998 and from the Camden's Quarterly Reports on Form 10-Q for the six months ended June 30, 1999 and 1998. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements, including the notes thereto, of Camden which are incorporated by reference herein. See "Where You Can Find More Information."

                          Six Months Ended June
                                   30,                           Years Ended December 31,
                          ----------------------  ----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                       (in thousands, except share and per share amounts)
Statements of Income:
 Interest Income........  $   26,719  $   23,363  $   48,815  $   46,051  $   41,015  $   38,661  $   33,958
 Interest Expense.......      11,648      10,395      20,750      21,229      19,105      18,853      13,766
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net Interest Income....      15,071      12,968      28,065      24,822      21,910      19,808      20,192
 Provision for Loan
  Losses................         940         648       1,376       1,677         838         899         216
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net Interest Income
  after Provision for
  Loan Losses...........      14,131      12,320      26,689      23,145      21,072      18,909      19,976
 Non-Interest Income....       3,062       2,212       4,498       3,750       3,411       3,544       3,057
 Non-interest Expense...       9,488       7,921      17,073      13,294      12,338      11,707      10,581
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Income before Provision
  for Income Tax........       7,705       6,611      14,114      13,601      12,145      10,746      12,452
 Income Tax Expense.....       2,476       2,136       4,469       4,453       4,030       3,343       3,964
 Accounting Charge for
  Postretirement
  Benefits..............         --          --          --          --          --          --          230
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net Income.............  $    5,229  $    4,475  $    9,645  $    9,148  $    8,115  $    7,403  $    8,258
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Statement of Condition:
 Assets.................  $  717,733  $  583,316  $  667,951  $  573,892  $  510,078  $  480,685  $  455,615
 Loans..................     467,052     390,281     438,947     363,149     311,246     285,102     265,476
 Allowance for Loan
  Losses................       7,062       6,059       6,512       5,640       4,472       4,080       3,751
 Investments............     204,898     147,854     186,813     179,290     163,379     161,332     158,434
 Deposits...............     514,475     447,023     508,573     373,409     353,240     369,880     340,244
 Borrowings.............     134,176      64,578      90,158     132,478      93,760      51,980      62,444
 Stockholders' Equity...      62,215      63,978      64,102      62,556      57,822      53,680      48,258
Per share (1):
 Basic earnings per
  share.................  $     0.79  $     0.66  $     1.43  $     1.34  $     1.16  $     1.05  $     1.17
 Diluted earnings per
  share.................        0.79        0.64        1.41        1.31        1.14        1.02        1.14
 Book value per share...        9.49        9.48        9.63        9.19        8.39        7.63        6.86
 Dividends per share....        0.30        0.27        0.55        0.45        0.32        0.20        0.15
 Weighted average shares
  outstanding...........   6,624,978   6,801,198   6,763,086   6,820,752   6,989,967   7,037,322   7,038,318
Selected financial
 percentages:
 Return on average
  stockholders' equity..       16.56%      14.15%      15.23%      15.20%      13.71%      14.66%      18.65%
 Return on average total
  assets................        1.51        1.56        1.62        1.65        1.65        1.59        1.90
 Net interest rate
  spread................        4.19        4.18        4.43        4.05        4.05        3.91        4.49
 Net interest margin....        4.75        4.90        5.13        4.77        4.79        4.63        5.05
 Net charge-offs to
  average loans.........        0.09        0.06        0.13        0.15        0.15        0.20        0.20
 Non-performing loans to
  total loans...........        0.81        0.67        0.53        0.61        0.73        1.05        1.08
 Allowance for loan
  losses to total
  loans.................        1.51        1.55        1.48        1.55        1.44        1.43        1.42
 Total capital to risk
  weighted assets.......       12.40       17.20       14.00       19.50       20.40       20.60       20.00
 Tier 1 capital to risk
  weighted assets.......       11.20       15.90       12.80       18.20       19.20       19.40       18.80
 Tier 1 capital to
  average assets........        8.00       10.40        9.50       10.60       11.70       11.40       11.10
 Stock dividend payout
  ratio.................       38.25       41.09       38.88       33.34       27.59       18.56       12.64

--------
(1) All per share and average share information has been adjusted to reflect Camden's three-for-one stock split, which was effective December 4, 1998.

            KSB SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

   Set forth below are summary selected consolidated financial and operating data for KSB as of and for the periods indicated on a historical basis. This financial information has been derived from KSB's Annual Reports on Form 10-KSB for the fiscal years ended December 31, 1994 through December 31, 1998 and from KSB's Quarterly Reports on Form 10-QSB for the six months ended June 30, 1999 and 1998. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements, including the notes thereto, of KSB which are incorporated by reference herein. See "Where You Can Find More Information."

                          Six Months Ended June
                                   30,                           Years Ended December 31,
                          ----------------------  -----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------  ----------  ----------  ----------  ----------  ----------  -----------
                                       (in thousands, except share and per share amounts)
Statements of Income:
 Interest Income........  $    6,909  $    6,437  $   13,218  $   12,004  $   10,704  $    9,955  $     6,942
 Interest Expense.......       3,077       2,938       5,970       5,752       5,165       5,025        3,267
                          ----------  ----------  ----------  ----------  ----------  ----------  -----------
 Net Interest Income....       3,832       3,499       7,248       6,252       5,539       4,930        3,675
 Provision for Loan
  Losses................         300         240         680         530         390         315          140
                          ----------  ----------  ----------  ----------  ----------  ----------  -----------
 Net Interest Income
  after Provision for
  Loan Losses...........       3,532       3,259       6,568       5,722       5,149       4,615        3,535
 Non-interest Income....         638         673       1,328       1,186       1,139       1,122          957
 Non-interest Expense...       2,744       2,613       5,129       4,603       4,461       4,578        4,248
                          ----------  ----------  ----------  ----------  ----------  ----------  -----------
 Income before Provision
  for Income Tax........       1,426       1,319       2,767       2,305       1,827       1,159          244
 Income Tax Expense.....         482         466         961         756         583         336           22
                          ----------  ----------  ----------  ----------  ----------  ----------  -----------
 Net Income.............  $      944  $      853  $    1,806  $    1,549  $    1,244  $      823  $       222
                          ==========  ==========  ==========  ==========  ==========  ==========  ===========
Statement of Condition:
 Assets.................  $  179,333  $  157,745  $  171,329  $  152,752  $  134,357  $  125,233  $   113,003
 Loans..................     143,701     127,612     130,758     120,199     100,090      86,756       69,247
 Allowance for Loan
  Losses................       1,803       1,453       1,580       1,342         893         867          613
 Investments............      27,102      21,242      31,880      24,970      27,290      28,800       38,076
 Deposits...............     132,489     123,963     132,981     111,723     110,282     104,702       81,040
 Borrowings.............      31,639      20,182      23,524      28,219      13,186      10,952       23,367
 Stockholders' Equity...      14,175      12,549      13,687      11,555       9,792       8,498        7,621
Per share (1):
 Basic earnings per
  share.................  $     0.76  $     0.70  $     1.47  $     1.30  $     1.07  $     0.72  $      0.20
 Diluted earnings per
  share.................        0.74        0.67        1.41        1.23        1.01        0.69         0.19
 Book value per share...       11.13        9.91       10.78        9.27        7.94        6.89         6.18
 Dividends per share....        0.08        0.05        0.11        0.07        0.06        0.06         0.06
 Weighted average shares
  outstanding...........   1,238,563   1,221,954   1,227,009   1,187,651   1,166,371   1,147,994   1,128, 960
Selected financial
 percentages:
 Return on average
  stockholders' equity..       13.55%      14.16%      14.37%      14.60%      13.62%      10.34%        2.95%
 Return on average total
  assets................        1.08        1.10        1.13        1.07        0.95        0.67         0.24
 Net interest rate
  spread................        4.12        4.26        4.18        3.95        3.91        3.70         3.54
 Net interest margin....        4.60        4.77        4.71        4.46        4.38        4.14         3.99
 Net charge-offs to
  average loans.........        0.06        0.11        0.34        0.07        0.39        0.08         0.06
 Non-performing loans to
  total loans...........        1.31        1.93        1.81        1.74        1.89        1.90         1.99
 Allowance for loan
  losses to total
  loans.................        1.25        1.14        1.21        1.12        0.89        1.00         0.89
 Total capital to risk
  weighted assets.......       12.00       11.60       12.00       11.40       11.50       11.20        10.00
 Tier 1 capital to risk
  weighted assets.......       10.80       10.30       10.70       10.10       10.40       10.10         9.00
 Tier 1 capital to
  average assets........        7.40        7.10        7.30        7.20        6.80        6.10         5.20
 Stock dividend payout
  ratio.................        9.44        5.27        6.28        5.53        5.83        7.83        33.67

--------
(1) All per share and average share information has been adjusted to reflect KSB's three-for-one stock split effected in the form of a 200% stock dividend in 1997.

                       COMPARATIVE PER COMMON SHARE DATA
                                  (Unaudited)

   We have summarized below the per common share combined information for Camden and KSB on a historical and pro forma combined and pro forma equivalent basis. The pro forma information gives effect to the merger accounted for as a pooling of interests. You should read this information in conjunction with our historical financial statements (and related notes) contained in the reports and other information that we have filed with the SEC. See "Where You Can Find More Information." You should also read this information in conjunction with the pro forma combined financial information set forth under the heading "Unaudited Pro Forma Financial Statements." You should not rely on the pro forma information as being indicative of the historical results that we would have had or the future results that we will achieve after the merger.

                                                 As of and for
                                                  the quarter  As of and for the
                                                  ended June      Years Ended
                                                      30,        December 31,
                                                 ------------- -----------------
                                                  1999   1998  1998  1997  1996
                                                 ------ ------ ----- ----- -----
Net income per share:
 Basic:
  Camden
   Historical................................... $ 0.79 $ 0.66 $1.43 $1.34 $1.16
   Pro forma combined for the merger(1).........   0.77   0.65  1.40  1.31  1.13
  KSB
   Historical...................................   0.76   0.70  1.47  1.30  1.07
   Pro forma equivalent for the merger(2).......   0.87   0.74  1.59  1.49  1.28
Net income per share:
 Diluted:
  Camden
   Historical...................................   0.79   0.64  1.41  1.31  1.14
   Pro forma combined for the merger(1).........   0.76   0.63  1.38  1.27  1.10
  KSB
   Historical...................................   0.74   0.67  1.41  1.23  1.01
   Pro forma equivalent for the merger(2).......   0.86   0.72  1.57  1.44  1.25
Cash dividends per common share:
  Camden
   Historical...................................   0.30   0.27  0.55  0.45  0.32
   Pro forma combined for the merger(1).........   0.30   0.27  0.55  0.45  0.32
  KSB
   Historical...................................   0.08   0.05  0.11  0.07  0.06
   Pro forma equivalent for the merger(2).......   0.34   0.31  0.62  0.51  0.36

                                                            As of      As of
                                                           June 30, December 31,
                                                             1999       1998
                                                           -------- ------------
Book value per common share:
  Camden
   Historical.............................................  $ 9.49     $ 9.63
   Pro forma combined for the merger(1)...................    9.54       9.61
  KSB
   Historical.............................................   11.13      10.78
   Pro forma equivalent for the merger(2).................   10.84      10.92

--------
(1) Pro forma combined amounts reflect the proposed merger as if the merger had occurred at the beginning of such period.
(2) Pro forma equivalent amounts for KSB are calculated by multiplying the pro forma combined amounts by the exchange ratio of 1.136

                                  THE MEETINGS

   This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies from the holders of (1) Camden common stock by the Camden Board for use at the Camden meeting and (2) KSB common stock by the KSB Board for use at the KSB meeting. This Joint Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to the respective stockholders of Camden and KSB on or about October 7, 1999.

                               The Camden Meeting

Purpose of the Meeting

   Camden will hold a special meeting of stockholders at The Samoset Resort, Knox County Ballroom, 220 Warrenton Street Rockport, Maine 04856, on November 16, 1999 at 3:30 p.m. local time for the following purposes:

  . To approve the merger agreement, the merger and other matters and transactions contemplated by the merger agreement and the issuance of shares of Camden common stock to the holders of KSB common stock. See "Proposal 1--Approval of the Agreement and Plan of Merger."

  . To elect two directors. The Board of Directors has nominated Theodore C. Johanson and Winfield F. Robinson to serve as directors for terms expiring at Camden's Annual Meeting of Stockholders in 2001 and 2002, respectively. See "Proposal 2--Election of Directors."

  . To consider and act upon such other business and matters or proposals as may properly come before the Camden meeting.

   Only business within the purposes described in the Camden Notice of Special Meeting of Stockholders may be conducted at the Camden meeting. Any action may be taken on the foregoing matters at the Camden meeting on the date specified above, or on any date or dates to which it may be postponed or to which, by original or later adjournment, the Camden meeting may be adjourned.

Record Date; Voting Rights; Proxies

   Camden has fixed the close of business on October 4, 1999 as the record date for determining the holders of Camden common stock entitled to receive notice of and to vote at the Camden meeting. Only holders of Camden common stock at the close of business on the Camden record date will be entitled to receive notice of and to vote at the Camden meeting. Camden will make available for inspection by any stockholder a list of stockholders entitled to receive notice of and to vote at the Camden meeting during ordinary business hours at Camden's principal office, Two Elm Street, Camden, Maine 04843, for ten days prior to the Camden meeting. As of October 1, 1999, there were 6,557,650 issued and outstanding shares of Camden common stock. Each holder of record of Camden common stock on the Camden record date is entitled to one vote per share, which may be cast either in person or by properly executed proxy.

   All shares of Camden common stock which are entitled to vote and are represented at the Camden meeting by properly executed proxies received prior to or at the Camden meeting, and not revoked, will be voted at such meeting as they are marked in the boxes on the proxy cards. If no boxes are marked on a proxy card that has otherwise been properly executed, it will be voted "FOR" approval of the merger agreement and the other matters and transactions contemplated thereby and "FOR" the election of the two nominees for directors.

   Votes cast by proxy or in person at the Camden meeting will be tabulated by the inspector of elections appointed for the meeting who will determine whether or not a quorum is present. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as not voting for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for purposes of determining a quorum but not for purposes of voting with respect to that matter.

If any other matters are properly presented at the Camden meeting for consideration, including consideration of a motion to adjourn such meeting to another time and/or place for such purposes as soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. However, proxies voted against a proposal will not be voted in favor of adjournment in order to continue to solicit proxies with respect to that proposal.

Any proxy given by a Camden stockholder pursuant to this solicitation may be revoked by the person giving it at any time before it is voted in one or more of the following ways:

  . filing with the Secretary of Camden, at or before the taking of the vote at the Camden meeting, a written notice of revocation bearing a later date than the proxy;

  . Duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Camden before the taking of the vote at the Camden meeting; or

  . Giving notice, in person at the meeting, to the corporate officer responsible for maintaining the list of stockholders or by giving notice in the open meeting of the stockholders. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the meeting.

Any written notice of revocation or subsequent proxy should be sent, in the case of Camden, to Camden National Corporation, Two Elm Street, Camden, Maine 04843, Attention: Secretary, or hand delivered to the Secretary at or before the taking of the vote at the Camden meeting.

Independent Public Accountants

Camden has selected Berry, Dunn, McNeil & Parker, LLC, as its principal independent public accountants for the current fiscal year. Representatives of Berry, Dunn, McNeil & Parker, LLC, are expected to be present at the Camden meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Solicitation of Proxies

Camden will bear its own costs of solicitation of proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to owners of shares of Camden common stock held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from Camden stockholders by directors, officers and employees acting on behalf of Camden in person or by telephone, telegraph, facsimile or other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to these directors, officers and employees of Camden in connection with the solicitation. In addition, Regan & Associates, Inc., a proxy solicitation firm, has been engaged by Camden to act as proxy solicitor and will receive fees estimated at $4,000, plus reimbursement of reasonable out-of-pocket expenses, not to exceed $2,000. Any questions or requests for assistance regarding this Joint Proxy Statement/Prospectus and related proxy materials may be directed to the Chief Financial Officer of Camden by telephone at (207) 236-9131, ext. 2165.

Quorum

The holders of a majority of all of the votes entitled to be cast, who are present in person or represented by proxy, shall constitute a quorum at the Camden meeting. Shares which abstain from voting as to a particular matter and broker non-votes will be treated as shares that are present and entitled to vote at the Camden meeting for purposes of determining whether a quorum exists.

Required Vote

   The vote required for approval of each of the two proposals presented in this Joint Proxy Statement/Prospectus, and the treatment of abstentions and broker non-votes, are specified in the discussion of each proposal.

   Regardless of the number of shares you own, your vote is important to Camden. Please complete, sign, date and promptly return the enclosed proxy card today!

                                The KSB Meeting

Purpose of the Meeting

   KSB will hold a special meeting of stockholders at The Sugarloaf Inn, Carrabassett Valley, Maine 04947 on November 16, 1999 at 5:00 p.m. local time for the following purpose:

  . To approve the merger agreement, the merger and other matters and transactions contemplated by the merger agreement. See "Proposal 1-- Approval of the Agreement and Plan of Merger."

   Only business within the purposes described in the KSB Notice of Special Meeting of Stockholders may be conducted at the KSB meeting. Any action may be taken on the foregoing matters at the KSB meeting on the date specified above, or on any date or dates to which it may be postponed or to which, by original or later adjournment, the KSB meeting may be adjourned.

Record Date; Voting Rights; Proxies

   KSB has fixed the close of business on October 1, 1999 as the record date for determining the stockholders entitled to receive notice of and to vote at the KSB meeting. Only holders of record of KSB common stock at the close of business on the KSB record date will be entitled to receive notice of and to vote at the KSB meeting. KSB will make available for inspection by any stockholder a list of stockholders entitled to receive notice of and to vote at the KSB meeting during ordinary business hours at KSB's principal office, Main Street, Kingfield, Maine 04947, for ten days prior to the KSB meeting. As of October 1, 1999, there were 1,304,401 issued and outstanding shares of KSB common stock. Each holder of record of KSB common stock on the KSB record date is entitled to one vote per share, which may be cast either in person or by properly executed proxy.

   All shares of KSB common stock which are entitled to vote and are represented at the KSB meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at the KSB meeting as they are marked in the boxes on the proxy cards. If no boxes are marked on a proxy card that has otherwise been properly executed, it will be voted "FOR" approval of the merger agreement, the merger and other matters and transactions contemplated thereby.

   Votes cast by proxy or in person at the KSB meeting will be tabulated by the inspector of elections appointed for the meeting who will determine whether or not a quorum is present. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as not voting for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for purposes of determining a quorum but not for purposes of voting with respect to that matter.

   If any other matters are properly presented at the KSB meeting for consideration, including consideration of a motion to adjourn such meeting to another time and/or place for such purposes as soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. However, proxies voted against a proposal will not be voted in favor of adjournment in order to continue to solicit proxies with respect to that proposal.

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted in one or more of the following ways:

  . filing with the Secretary of KSB, at or before the taking of the vote at the KSB meeting, a written notice of revocation bearing a later date than the proxy;

  . duly executing a later dated proxy relating to the same shares and delivering it to the Secretary before the taking of the vote at the KSB meeting; or

  . voting in person at the meeting, although attendance at the KSB meeting will not by itself constitute a revocation of a proxy. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the meeting.

   Any written notice of revocation or subsequent proxy should be sent to KSB Bancorp, Inc., Main Street, Kingfield, Maine 04947, Attention: Secretary, or hand delivered to the Secretary of KSB at or before the taking of the vote at the KSB meeting.

Independent Public Accountants

   The firm of Berry, Dunn, McNeil & Parker, LLC, acts as KSB's principal independent public accountant. Representatives of Berry, Dunn, McNeil & Parker, LLC, are expected to be present at the KSB meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Solicitation of Proxies

   KSB will bear its own costs of solicitation of proxies. Arrangements also will be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and KSB will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding such materials. In addition to solicitation by use of the mails, proxies may be solicited from the KSB stockholders by directors, officers and employees acting on behalf of KSB in person or by telephone, telegraph, facsimile or other means of communications. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. In addition, Regan & Associates, Inc., a proxy solicitation firm, has been engaged by KSB to act as proxy solicitor and will receive fees estimated at $3,000, plus reimbursement of reasonable out-of-pocket expenses, not to exceed $1,500. Any questions or requests for assistance regarding this Joint Proxy Statement/Prospectus and related proxy materials may be directed to John E. Thien, the Chief Financial Officer of KSB, by telephone at (207) 265-2090, ext. 1232.

Quorum

   The holders of a majority of all of the votes entitled to be cast, who are present in person or represented by proxy, shall constitute a quorum at the KSB meeting. Shares which abstain from voting as to a particular matter and broker non-votes will be treated as shares that are present and entitled to vote at the KSB meeting for purposes of determining whether a quorum exists.

Required Vote

   The approval of the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement requires the affirmative vote of a majority of the KSB common stock outstanding and eligible to vote on the KSB record date. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement.

   Regardless of the number of shares you own, your vote is important to KSB. Please complete, sign, date and promptly return the enclosed proxy card today!

                                   PROPOSAL 1

                  APPROVAL OF THE AGREEMENT AND PLAN OF MERGER

The Merger Proposal

   On July 27, 1999, the Camden Board and the KSB Board each deemed advisable and unanimously approved the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement. The effects of approving the merger agreement and the merger include the issuance by Camden of 1.136 shares of Camden common stock in exchange for each share of KSB common stock, subject to adjustment in certain circumstances. See "The Merger Agreement-- Merger Consideration."

Required Vote and Recommendation

   Proxies will be voted for Proposal 1 unless contrary instructions are set forth in the proxy. Only stockholders of record of Camden common stock and KSB common stock are entitled to vote on this proposal. This proposal requires the affirmative vote of the holders of at least (1) a majority of all the outstanding shares of Camden common stock entitled to vote (2) a majority of all the outstanding shares of KSB common stock entitled to vote. As a result, any abstentions and broker non-votes will have the effect of votes against this proposal.

   The Camden Board and the KSB Board each unanimously recommends that you vote "FOR" the approval of the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement.

                                   THE MERGER

   This section of the Joint Proxy Statement/Prospectus, as well as the section entitled "The Merger Agreement," describes the material aspects of the merger. A copy of the merger agreement is attached to this Joint Proxy Statement/Prospectus as Annex A and is incorporated herein by reference. All stockholders are urged to read the merger agreement carefully in its entirety.

Background of the Merger

   As part of its effort to expand its community banking franchise and enhance shareholder value, the management of KSB and the KSB Board have regularly considered a variety of business strategies, ranging from remaining independent to acquiring other community banking institutions to entering into strategic mergers or affiliations with similarly-sized or larger banking organizations. As part of this process, KSB and another banking institution jointly approached Camden during the summer of 1998 with the suggestion that the three entities enter into some type of business combination. Because Camden had no interest in the proposal, no further conversations with KSB or the other bank about a three-party combination followed.

   During the fall of 1998 the KSB Board met with representatives from Keefe, Bruyette to discuss recent trends in the banking industry. It was decided that an affiliation with another company through merger or acquisition could be in the best interests of KSB's constituents, including shareholders, employees, customers, and communities. The primary goal of any affiliation would be to continue providing services to the customers and communities presently in KSB's market area, while achieving the size and financial strength necessary to keep pace with the technological and service demands of the future. John C. Witherspoon, President and Chief Executive Officer of KSB and Kingfield, was directed to engage in informal discussions with CEO's of other community banking organizations sharing this same vision. During the fall of 1998 at the Maine-New Hampshire-Vermont Bankers Associations' Tri-State CEO Conference in North Conway, New Hampshire, Mr. Witherspoon approached Mr. Daigle, then President of Camden National Bank, to express KSB's interest in discussing some type of business combination between Camden and KSB. Mr. Daigle acknowledged KSB's interest, indicating that Camden would take this into consideration when it focused more formally on strategic planning during the first quarter of 1999.

   Camden's management, as part of its efforts to expand its community banking franchises and enhance shareholder value, had also from time to time during the past several years engaged in various informal meetings with managements of other community banks seeking some type of strategic business combination and/or acquisition. Having a desire to formalize its strategic direction, Camden's Board and executive management engaged in a formal strategic planning session during the first quarter of 1999 that outlined Camden's strategic objectives for the ensuing three years. As part of that process, Camden adopted a strategy of balanced growth and profitability while positioning itself to pursue more aggressive growth through a transaction if and when the opportunity presented itself. Following the strategic planning session, Camden's management began to evaluate several community banks as potential acquisition targets.

   During the second quarter of 1999, Mr. Witherspoon and Winfield F. Robinson, KSBs Chairman of the Board, attended a conference sponsored by Keefe, Bruyette. One of the topics discussed at the conference, was the impending changes in the accounting treatment for acquisitions, which could negatively impact KSBs ability to affiliate or merge with another bank under terms favorable to its stockholders. At a meeting of the KSB Board during May 1999, this development was cited as a reason to become more focused on seeking a merger partner.

   On May 12, 1999, Mr. Witherspoon contacted Mr. Daigle, who had become President and CEO of Camden, concerning the possible acquisition of KSB by Camden. Mr. Daigle and Mr. Witherspoon met on May 14, 1999 to discuss the reasons the acquisition of KSB would be beneficial to both parties, particularly if Kingfield Bank was eventually merged with United Bank, one of Camden's bank subsidiaries. At a regularly scheduled meeting of Camden's Board held on May 25, 1999, Mr. Daigle reported that he had been contacted by Mr. Witherspoon regarding whether Camden would have any interest in acquiring KSB. The Camden Board concurred that Mr. Daigle should continue the discussions with Mr. Witherspoon.

   On June 9, 1999, Mr. Daigle and Mr. Witherspoon met again to discuss the potential economic benefits, including cost savings, that could result from the acquisition of KSB by Camden and the merger of Kingfield and United. Organizational and operational issues were also discussed. Among the organizational issues was the surviving bank's leadership and the possibility of Mr. Witherspoon's being named its president. Mr. Witherspoon proposed that several members of the KSB Board become members of the surviving bank's board of directors. He also proposed that several members of KSB's Board be asked to join Camden's Board. The official name of the surviving bank was also discussed, as well as the location of its headquarters. Operational issues discussed included which KSB back-office functions could be transferred to Camden's Service Center in Rockport, Maine after the acquisition. During this meeting Mr. Witherspoon informed Mr. Daigle that the KSB Board was in favor of moving forward with the acquisition discussions.

   At a specially scheduled meeting of Camden's Board held on June 15, 1999, Mr. Daigle reported on his June 9, 1999 meeting with Mr. Witherspoon. Mr. Daigle recommended to the Camden Board that James C. Ebbert, Assistant to the President, schedule meetings with investment banking firms to discuss current trends in the bank merger and acquisition marketplace. Mr. Daigle indicated that management was interested in obtaining pricing information on recent transactions as well as fully understanding what effect the payment of a fair price for KSB and other potential acquisition candidates would have on Camden's future financial condition.

   At a regularly scheduled meeting of Camden's Board on June 29, 1999, Mr. Ebbert informed the Camden Board of his findings regarding bank valuations and recent trends in the bank merger and acquisition marketplace. After some discussion, the Board authorized Mr. Daigle to contact Mr. Witherspoon to continue the negotiations. The Board also authorized management to retain Ryan, Beck to represent Camden in the upcoming negotiations. On June 29 and June 30, 1999, Mr. Daigle spoke with Mr. Witherspoon by telephone to discuss pricing issues. Subsequently, Mr. Daigle invited Mr. Witherspoon to meet with him, Mr. Ebbert and representatives from Ryan, Beck in Rockport, Maine on July 1, 1999.

   On July 1, 1999, Mr. Daigle and Mr. Witherspoon executed a Confidentiality Agreement and an Exclusive Negotiation and Confidentiality Agreement. On that same day, Mr. Witherspoon, Mr. Ebbert and Mr. Daigle met with representatives of Ryan, Beck to continue negotiations. The negotiations focused primarily on price and representation of KSB's board members on the boards of the surviving bank and Camden. After lengthy discussion, the parties tentatively agreed upon an exchange ratio of 1.115 shares of Camden common stock for each share of KSB common stock. Mr. Witherspoon proposed that the directors of KSB hold five of the eleven seats on surviving bank's board of directors. The remaining six directors would be comprised of directors from the boards of Camden and United Bank. Mr. Witherspoon also proposed that two of KSB's directors be named to the Camden Board. Mr. Witherspoon's present employment contract was discussed, as well as the terms and conditions Camden might offer him. Mr. Daigle reminded everyone that all of the issues discussed, including those involving board representation and Mr. Witherspoon's contract, would have to be reviewed by Camden's Board. Mr. Daigle further stated that Camden was only interested in the transaction if Mr. Witherspoon intended to remain with the Camden organization for an extended period of time, and that any contract would have to reflect that intention.

   On July 2, 1999, Mr. Witherspoon called Mr. Daigle to report that the KSB Board had tentatively agreed to the transaction that had been negotiated on July 1, 1999, except for the exchange ratio of 1.115. The KSB Board indicated their desire to increase the exchange ratio to 1.136 to incorporate the July 1, 1999 closing price of Camden's stock. Mr. Daigle agreed to present the change in the exchange ratio and other outstanding matters to the Camden Board.

   At a specially scheduled meeting of the Camden Board held on July 6, 1999, Mr. Daigle reported on the tentative transaction approved by the KSB Board. He indicated that KSB had proposed an exchange ratio of 1.136. A presentation was made showing the effect of the transaction on Camden's future earnings and other financial performance parameters. Mr. Daigle indicated that management, with the assistance of several outside parties, was ready to commence the due diligence process. Mr. Daigle stated that all of the due diligence would be completed prior to the Camden Board's being asked to authorize the execution of a definitive agreement. Also recommended to the Camden Board by Mr. Daigle was the retention of Goodwin, Procter & Hoar LLP ("Goodwin, Procter") as Camden's counsel. Camden's Board concurred with management's plan to commence due diligence and also approved the retention of Goodwin, Procter.

   On July 9, 1999 the parties commenced due diligence. Camden retained CEIS Review, Inc. to conduct a review of KSB's loan portfolio. Goodwin, Procter conducted legal due diligence concurrently with the drafting of the merger agreement and related documents. Ryan, Beck conducted financial due diligence and advised Camden on the valuation of KSB. Berry, Dunn, McNeil & Parker, LLC ("Berry, Dunn"), the independent auditors for both Camden and KSB, advised both entities on pooling of interest accounting matters.

   On July 15, 1999, representatives of Luse, Lehman, Gorman, Pomerenk & Schick, P.C. ("Luse, Lehman"), KSB's legal counsel, and Keefe, Bruyette continued their legal and financial due diligence at the offices of Berry, Dunn in Portland, Maine. On July 16, 1999 the KSB Board met in a special meeting at the offices of Berry, Dunn in Portland to discuss the transaction. In addition to the members of the KSB Board, representatives of Luse, Lehman were present. A representative of Keefe, Bruyette also participated in the meeting via telephone.

   Negotiations on various aspects of the transaction continued during the due diligence period, including KSB's representation on the boards of Camden and the surviving bank, Mr. Witherspoon's employment agreement and the amount and composition of payments to Camden under certain circumstances in the event the transaction did not close.

   On July 23, 1999, KSB conducted a special meeting to review the status of the transaction. The KSB Board approved the transaction subject to the further negotiation of the termination fee clause and the walk-away price for Camden common stock as well as the resolution of the issues surrounding John Witherspoon's employment agreement.

   At a regularly scheduled meeting of the Camden Board held on July 27, 1999, presentations regarding the financial and legal aspects of the transaction were made by representatives of Ryan, Beck and Goodwin, Procter. A telephonic conference call was also conducted with Berry, Dunn to discuss the pooling of interests accounting treatment of the transaction. Questions were asked and answered after each of the presentations and during the conference call with a representative of Berry, Dunn. The Camden Board voted unanimously to approve the transaction.

   Following the adjournment of the meeting, Mr. Daigle telephoned Mr. Witherspoon to inform him of the Camden Board's approval of the transaction.

   After speaking with Mr. Daigle, Mr. Witherspoon informed Mr. Robinson that Camden's Board had approved the transaction. At a special meeting of the KSB Board also held on July 27, 1999, the KSB Board unanimously voted to approve the merger.

   Following the close of trading on the AMEX on July 27, 1999, authorized officers of Camden and KSB executed and delivered the merger agreement and the stock option agreement.

Recommendation of the Camden Board; Camden's Reasons for the Merger

   The Camden Board has unanimously approved the merger agreement and determined that the merger and the other matters and transactions contemplated thereby are in the best interests of Camden's stockholders and are otherwise advisable. The Camden Board recommended unanimously that Camden's stockholders vote "FOR" approval and adoption of the merger agreement and the matters and transactions contemplated thereby, including the merger and the issuance of shares of Camden common stock to the holders of KSB common stock.

   In reaching its determination and recommendation, the Camden Board consulted with Camden's management, as well as its financial advisors, legal counsel and accountants, and considered a number of factors. The material factors considered by the Camden Board in reaching the foregoing determination and recommendation, all of which the Camden Board deemed favorable, are described below.

    (A) The Surviving Corporation: Business, Conditions and Prospects. The Camden Board reviewed certain information relating to the financial performance, business operations and prospects of Camden, KSB, United and Kingfield and pro forma information for the surviving corporation, as well as current industry, economic and market conditions. The Camden Board believes that the merger should enable Camden to complement United's business lines in commercial and community banking, including consumer, commercial and mortgage lending. Because the markets served by United and Kingfield are contiguous and their respective customers desire similar products and services, the merger of United and Kingfield should allow the surviving bank to serve a much larger geographic area more efficiently than if United and Kingfield were to remain separate entities. These factors should also enable Camden and United to achieve many of their long-range goals easier and with less risk than they could achieve without the merger.

     (B) Greater Financial Flexibility. The Camden Board believes that greater size and enhanced financial flexibility resulting from the merger should allow the surviving bank and the surviving corporation to pursue a more aggressive and flexible business plan than could be pursued by Camden and United if the merger did not occur. The Camden Board believes that this should enable the surviving bank to retain and attract banking business that United could not attract currently. In addition, the Camden Board believes that the more favorable access to capital markets generally enjoyed by larger financial institutions would place the surviving corporation in a stronger position to satisfy the financial needs of all of its subsidiary banks' customers, respond to changes affecting the banking and financial services industries and compete effectively with larger financial institutions in Maine.

     (C) Greater Total Market Capitalization. The total market capitalization of the surviving corporation as a result of the merger will represent a significant increase over Camden's total market capitalization prior to the merger. The Camden Board believes that the increased total market capitalization of the surviving corporation should provide enhanced liquidity for stockholders and should enhance its appeal as an investment among both retail and institutional investors. The Camden Board also believes that the surviving corporation's size will increase its recognition and credibility within the banking and financial services industries.

     (D) Anticipated Synergies and Cost Savings. The Camden Board believes that Camden and its stockholders should realize the benefits of significant synergies and ongoing operational cost savings, including general and administrative cost savings in areas such as information and accounting systems, telecommunications and professional fees, and operating efficiencies due to critical mass in areas such as bulk purchasing and insurance.

     (E) Improved Combined Business Capabilities. Because the surviving corporation and surviving bank will be positioned to implement the best management practices of each of Camden and KSB, the Camden Board expects that the merger will enhance its expertise in providing banking and financial services.

     (F) Structure of Transaction. It is expected that the merger will be tax-free for federal income tax purposes to Camden and its stockholders and will qualify as a "pooling of interests" under GAAP for accounting and financial reporting purposes (see "Material Federal Income Tax Consequences" and "The Merger--Accounting Treatment"). The Camden Board believes that the use of Camden common stock as consideration in the merger is preferable to the use of cash because there will not be a resulting reduction in Camden's capital in connection with the merger.

     (G) Terms of the Merger Agreement. The Camden Board believes that the terms and conditions of the merger agreement, including the representations and warranties and covenants of the parties, the conditions to the parties' respective obligations thereunder and the termination provisions set forth therein, are favorable to Camden. In addition to such general terms and conditions, the Camden Board views as favorable the following:

    . ten of the twelve members of the board of directors of the surviving corporation will be members of the Camden Board immediately prior to the merger;

    . the headquarters of the surviving corporation will be located in Camden, Maine and the headquarters of the surviving bank will be located in Bangor, Maine with regional offices in Lewiston, and Kingfield, Maine;

    . Camden will enter into an employment agreement with John C. Witherspoon, KSB's President and Chief Executive Officer; and

    .  the surviving corporation's name will remain "Camden National
       Corporation."

    (H) Opinion of Ryan, Beck. The Camden Board also relied on the opinion, analyses and presentations of Ryan, Beck described below under "The Merger--Opinion of Camden's Financial Advisor," to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the exchange ratio of 1.136 is fair, from a financial point of view, to Camden. The Camden Board viewed Ryan, Beck's opinion as favorable to its determination because Ryan, Beck is a nationally recognized investment banking firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions and in providing advisory services for banks and bank holding companies.

   The Camden Board also considered certain potentially negative factors which could arise from the merger. These factors included, among others, the significant transaction costs involved in connection with consummating the merger, the substantial management time and effort required to effectuate the merger and integrate the businesses of KSB and United and the related disruption to the operating activities of Camden and United. The Camden Board also considered the risk that the surviving corporation may be unable to successfully integrate the operating practices of United and KSB and the possibility that the anticipated benefits of the merger might not be fully realized. In addition, the Camden Board considered the regulatory and stockholder approvals required for the completion of the merger. For a more detailed discussion of the risk factors considered by the Camden Board, see "Risk Factors" beginning on page 9. The Camden Board also evaluated the benefits of the transaction to be received by certain officers and directors of KSB. See "The Merger--Other Interests of Officers and Directors in the Merger." The Camden Board did not believe that the negative factors were sufficient, either individually or collectively, to outweigh the advantages of the merger.

   The foregoing discussion of the information and factors considered by the Camden Board is not intended to be exhaustive, but includes the material factors considered by the Camden Board. The Camden Board did not assign relative weights to the above factors or determine that any factor was of greater importance than another. A determination of various weights would, in the view of the Camden Board, be impractical. Rather, the Camden Board viewed its position and recommendations as being based on the totality of the information presented to and considered by it. In addition, individual members of the Camden Board may have given different weights to different factors.

   The Camden Board has unanimously approved and adopted the merger agreement and the matters and transactions contemplated thereby, including the merger and the issuance of Camden common stock, and recommends that Camden stockholders vote "FOR" approval of the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement.

Recommendation of the KSB Board; KSB's Reasons for the Merger

   In reaching its determination that the merger is in the best interests of KSB and its stockholders and in recommending that KSB stockholders vote for the approval and adoption of the merger agreement and the matters and transactions contemplated thereby, including the merger, the KSB Board consulted with KSB's management, as well as its financial advisors, legal counsel and accountants, and considered a number of factors. The material factors considered by the KSB Board in reaching the foregoing determination and recommendation, all of which the KSB Board deemed favorable or otherwise viewed as supporting a decision to approve the merger, are as follows:

  . The financial advice rendered by Keefe, Bruyette that the exchange ratio is fair, from a financial point of view, to KSB stockholders. In particular, the KSB Board considered the per share merger consideration based on Camden's market price, and the fixed exchange ratio, which fixed KSB's percentage ownership of the combined companies and which could provide even greater per share value to KSB stockholders. Also, the KSB Board considered the substantial increase in cash dividends (adjusted for exchange ratio) of Camden versus the current dividend of KSB. The KSB Board also considered KSB's right to terminate the merger agreement, or have the exchange ratio increased in the event of a decline in Camden's stock price that exceeded the decline in the stock prices of similarly situated bank holding companies.

  . The increased liquidity in the trading market of Camden common stock after completion of the merger compared to that of the KSB common stock.

  . The terms of the merger agreement, the stock option agreement and the other documents executed in connection with the merger.

  . The anticipated cost savings and efficiencies available to the combined company as a result of the merger. KSB anticipated that annual cost savings of up to $1.25 million could be realized through the merger.

  . The current and prospective economic, competitive and regulatory environment facing KSB in particular and financial institutions in general.

  . The fact that the five members of the board of directors of Kingfield Bank would become directors of the combined Kingfield Bank and United Bank, and that two members of the KSB Board would become members of the Camden Board.

  . The results of the due diligence investigations of Camden, including assessments of credit policies, asset quality, interest rate risk, litigation and adequacy of loan loss reserves.

  . The expectation that the merger would be tax free for federal income tax purposes to KSB stockholders.

  . The compatibility of the management and business philosophies of KSB and Camden.

  . The prospects for growth and expanded products and services, and other anticipated impacts on depositors, employees, customers and communities served by KSB.

  . The pro forma ownership of the surviving corporation by KSB stockholders.

   The foregoing discussion of the information and factors considered by the KSB Board is not intended to be exhaustive, but includes the material factors considered by the KSB Board. The KSB Board did not assign relative weights to the above factors or determine that any factor was of greater importance than another. A determination of various weights would, in the view of the KSB Board, be impractical. Rather, the KSB Board viewed its position and recommendations as being based on the totality of the information presented to and considered by it. In addition, individual members of the KSB Board may have given different weights to different factors.

   The KSB Board has unanimously approved and adopted the merger agreement and the matters and transactions contemplated thereby, including the merger, and unanimously recommends that KSB stockholders vote "FOR" approval of the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement.

Opinion of Camden's Financial Advisor

   Camden retained Ryan, Beck to act as its exclusive financial advisor in connection with the merger. Ryan, Beck agreed to assist Camden in analyzing, structuring, negotiating and effecting a transaction with KSB. Camden selected Ryan, Beck because it is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with Camden and its business. As part of its investment banking business, Ryan, Beck is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

   Ryan, Beck participated in the negotiations with respect to the pricing and other terms and conditions of the merger. However, the decision as to the final pricing of the merger was ultimately made by the Camden Board. Ryan, Beck rendered an oral opinion to the Camden Board on July 27, 1999 (subsequently confirmed in writing) and rendered a subsequent updated opinion dated as of the date of this Joint Proxy Statement/Prospectus (a copy of which is attached), that based on and subject to the assumptions, factors, and limitations as set forth in the attached opinion and as described below, the exchange ratio is fair to Camden's stockholders from a financial point of view. No limitations were imposed by the Camden Board upon Ryan, Beck with respect to the investigations made or procedures followed by it in arriving at its opinion.

   The full text of Ryan, Beck's opinion, which sets forth assumptions made and matters considered, is attached as Annex B to this Joint Proxy Statement/Prospectus. Stockholders of Camden are urged to read the attached Ryan, Beck opinion in its entirety. The Ryan, Beck opinion is directed only to the financial fairness of the exchange ratio and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Camden meeting. The summary of the Ryan, Beck opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the Ryan, Beck opinion. In rendering its opinions, Ryan, Beck does not admit that it is an expert within the meaning of the term "expert" as used within the Securities Act and the rules and regulations promulgated thereunder, or that its opinions constitute a report or valuation within the meaning of
Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

   In connection with its opinion, Ryan, Beck reviewed the following documents:

  .  the merger agreement and related documents;

  .  this Joint Proxy Statement/Prospectus;

  . Camden's Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 1998, 1997 and 1996 and Camden's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, September 30, 1998, June 30, 1998 and March 31, 1998;

  . KSB's Annual Reports to Stockholders and Annual Reports on Form 10-KSB for the years ended December 31, 1998, 1997 and 1996, and KSB's Quarterly Reports on Form 10-QSB for the periods ended March 31, 1999, September 30, 1998, June 30, 1998, and March 31, 1998;

  . certain operating and financial information provided to Ryan, Beck by the managements of Camden and KSB relating to their business and prospects;

  . the historical stock prices and trading volume of the Camden common stock;

  . the publicly available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to Camden;

  .  the historical stock prices and trading volume of the KSB common stock;

  . the publicly available financial data of thrift organizations which Ryan, Beck deemed generally comparable to KSB;

  . the terms of recent acquisitions of thrift organizations which Ryan, Beck deemed generally comparable in whole or in part to KSB; and

  . the potential pro forma impact of the merger on Camden's financial condition, operating results and per share figures.

   Additionally, Ryan, Beck:

  . conducted or reviewed such other studies, analyses, inquiries and examinations as it deemed appropriate; and

  . met with certain members of Camden's and KSB's senior management to discuss Camden's and KSB's past and current business operations, regulatory standing, financial condition, strategic plan and future prospects, including any potential operating efficiencies and synergies which may arise from the merger.

   In connection with its review, Ryan, Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding Camden, KSB, and their subsidiaries provided to Ryan, Beck by Camden and KSB and their representatives. Ryan, Beck is not an expert in evaluating loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses. Therefore, Ryan, Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the balance sheets of Camden and KSB at June 30, 1999, and Ryan, Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice, and the policies of the SEC as of the date of such financial statements. Ryan, Beck reviewed certain operating forecasts and financial projections (and the assumptions and bases therefore) provided by Camden and KSB. Ryan, Beck assumed that such forecasts and projections reflected the best currently available estimates and judgments of the respective managements. In certain instances, for the purposes of its analyses, Ryan, Beck made adjustments to such forecasts and projections which in Ryan, Beck's judgment were appropriate under the circumstances. Ryan, Beck was not retained to, nor did it make any independent evaluation or appraisal of, the assets or liabilities of Camden, KSB or their respective subsidiaries nor did Ryan, Beck review any loan files of Camden, KSB or their respective subsidiaries. Ryan, Beck also assumed that the merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to Camden and KSB.

   The preparation of a fairness opinion on a transaction such as the merger involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, Ryan, Beck's opinion is not readily susceptible to summary description. In arriving at its opinion, Ryan, Beck performed a variety of financial analyses. Ryan, Beck believes that its analyses must be considered as a whole and the consideration of portions of such analyses and the factors considered therein, or any one method of analysis, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Ryan, Beck's opinion. No one method of analysis was assigned a greater significance than any other.

   The forecasts and projections furnished to Ryan, Beck were prepared by the respective managements of Camden and KSB without input or guidance by Ryan, Beck. Camden and KSB do not publicly disclose internal management projections of the type provided to Ryan, Beck in connection with the review of the merger. Such projections were not prepared with a view towards public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

   In its analyses, Ryan, Beck made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Camden or KSB. Any estimates contained in Ryan, Beck's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold.

   Ryan, Beck's opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date of the opinion. Ryan, Beck did not and does not express any opinion as to the price or range of prices at which the Camden common stock might trade subsequent to the merger. Events occurring after such date could materially affect the assumptions and conclusions contained in Ryan, Beck's opinion. Ryan, Beck has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion.

   The following is a brief summary of the analyses and procedures performed by Ryan, Beck in the course of arriving at its opinion. The summary does not purport to be a complete description, but is a brief summary of the material analyses and procedures performed by Ryan, Beck in the course of arriving at its opinion.

   Analysis of Selected Publicly Traded Companies. Ryan, Beck compared the financial data for KSB as of or for the latest twelve months ended March 31, 1999 to a peer group of seventeen selected thrifts located in the New England region of the United States with assets between $100 million and $500 million for which public trading and pricing information was available. Ryan, Beck deemed this group to be generally comparable to KSB.

   The following table compares selected statistics of KSB with the median ratios and average ratios for the seventeen selected thrifts comprising the peer group:

                                               KSB    Peer Average Peer Median
                                              ------  ------------ -----------
     Total Equity / Assets...................   8.11%     10.74%       8.82%
     Tangible Equity / Tangible Assets.......   7.38      10.61        8.82
     Non-Performing Loans / Loans............   1.58       0.41        0.40
     Loan Loss Reserves / Non-Performing
      Loans..................................  87.82     359.90      209.26
     Loan Loss Reserves / Loans..............   1.39       1.28        1.04
     Total Loans / Total Assets..............  70.63      70.27       71.17
     1-4 Family Loans / Total Loans..........  53.87      65.82       67.26
     Multi-Family Loans / Total Loans........   3.57       4.41        2.42
     Construction & Developmental Loans /
      Loans..................................   2.12       2.60        2.37
     Other Real Estate Loans / Loans.........  30.03      21.34       19.88
     Real Estate Loans / Total Loans.........  89.58      91.17       94.12
     Transaction Accounts / Deposits.........  28.37      19.46       16.84
     Time Deposits > $100,000 / Deposits.....   5.37      11.57        8.83
     Return on Average Assets................   1.12       1.06        0.99
     Return on Average Equity................  14.09      11.19       11.79
     Net Interest Margin.....................   4.68       3.84        3.78
     Non-Interest Income / Average Assets....   0.81       0.56        0.49
     Non-Interest Expense / Average Assets...   3.18       2.69        2.61
     Yield on Interest Earning Assets........   8.47       7.48        7.53
     Cost of Interest Bearing Liabilities....   4.02       4.09        4.12
     Efficiency Ratio........................  57.28      63.13       65.12
     Stock Price as of July 23, 1999......... $14.00        --          --
     Price / LTM EPS.........................   9.86x     12.93x      11.75x
     Price / Book Value...................... 126.35%    120.38%     117.19%
     Price / Tangible Book Value............. 139.86     122.46      121.86
     Market Capitalization ($M).............. $17.78     $34.02      $31.43
     Dividend Yield..........................   1.14%      2.33%       2.23%

   Ryan, Beck noted that the performance of KSB as measured by return on average assets and return on average equity was superior to that of the peer group. It was further noted that KSB's net interest margin and non-interest income to average assets was greater than the peer group; moreover, KSB's non-interest expense to average assets was also greater than the peer group, giving Camden the opportunity to achieve significant cost savings. Additionally however, Ryan, Beck noted that KSB had a higher level of non-performing loans and a lower loan loss reserve as measured by loan loss reserves as a percent of non-performing loans than that of its peers. KSB has a significantly higher level of other real estate loans, including commercial real estate loans and has a lower level of 1-4 family loans than its peers. Lastly, Ryan, Beck noted that KSB was trading at a lower multiple to earnings, but at a higher percentage of book value and tangible book value, when compared to its peers. KSB's dividend yield was less than that of the peer group.

   Ryan, Beck also compared Camden's financial data as of or for the latest twelve months ended March 31, 1999 with that of a group of seventeen selected commercial banking organizations located in the New England region of the United States with assets between $200 million and $900 million for which public trading and pricing information was available. Ryan, Beck deemed this group to be generally comparable to Camden. The following table compares selected statistics of Camden with the median ratios and average ratios for the seventeen selected commercial banking organizations comprising the peer group:

                                             Camden   Peer Average Peer Median
                                             -------  ------------ -----------
     Total Equity/Assets....................    9.49%      8.94%        8.95%
     Non-Performing Loans/Loans.............    0.80       0.94         0.71
     Loan Loss Reserves/NPLs................  199.62     238.14       214.12
     Loan Loss Reserves/Loans...............    1.59       1.52         1.53
     Total Loans/Total Assets...............   62.08      65.50        65.08
     1-4 Family Loans/Total Loans...........   38.86      47.82        53.12
     Multi-Family Loans/Total Loans.........    0.36       3.58         0.92
     Construction & Developmental
      Loans/Loans...........................    0.85       3.19         2.82
     Other Real Estate Loans/Loans..........   19.99      28.07        26.12
     Real Estate Loans/Total Loans..........   60.07      82.66        82.66
     Consumer Loans/Total Loans.............    7.01       4.86         3.62
     Commercial Loans/Total Loans...........   28.78      10.99         9.30
     Transaction Accounts/Deposits..........   18.14      23.09        22.62
     Time Deposits > $100,000/Deposits......    9.84      10.42         8.42
     Return on Average Assets...............    1.62       1.13         1.07
     Return on Average Equity...............   15.52      12.61        12.10
     Net Interest Margin....................    5.68       4.46         4.32
     Non-Interest Income/Average Assets.....    0.78       0.94         0.68
     Non-Interest Expense/Average Assets....    2.92       3.33         3.17
     Yield on Interest Earning Assets.......    9.71       7.98         7.73
     Cost of Interest Bearing Liabilities...    4.26       4.19         4.21
     Efficiency Ratio.......................   52.12      64.24        64.00
     Stock Price as of July 23, 1999........ $ 20.00        --           --
     Price/LTM EPS..........................   13.61x     12.78x       12.28x
     Price/Book Value.......................  203.46%    152.17%      147.05%
     Market Capitalization ($M)............. $132.81    $ 55.62      $ 42.79
     Dividend Yield.........................    3.00%      2.43%        2.42%

   Ryan, Beck noted that the performance of Camden as measured by return on average assets and return on average equity was superior to that of the peer group. It was further noted that Camden's net interest margin and non-interest expense to average assets was superior to the peer group; however Camden's non-interest income to average assets was lower than the peer group. Additionally, Ryan, Beck noted that Camden had a similar level of non-performing loans as the peer group and a loan loss reserve comparable to its peers. Camden has a significantly lower level of real estate loans compared to its peers, however Camden's loan portfolio included a larger proportion of higher yielding commercial and consumer loans than its peers. Lastly, Ryan, Beck noted that Camden was trading at a slightly higher multiple to earnings and book value, when compared to its peers. Camden's dividend yield was also greater than that of the peer group.

   Analysis of Selected Transactions. Ryan, Beck compared KSB's financial data as of March 31, 1999 with that of a group of eleven selected transactions announced since July 1, 1998 and for which pricing data pertaining to the transactions was publicly available. Ryan, Beck deemed these companies to be generally comparable to KSB. The criterion for this group was thrifts acquired with announced deal values less than $50 million and with tangible equity to tangible assets less than 10%. The following table compares selected statistics of KSB with the median ratios and average ratios for the eleven acquired companies in these transactions:

                                                           Peer Group Peer Group
                                                   KSB       Median    Average
                                                 --------  ---------- ----------
     Total Assets (000)......................... $173,423   $127,409   $130,449
     Tangible Equity/Tangible Assets............     7.38%      7.15%      7.20%
     YTD Return on Average Assets...............     1.06       0.70       0.69
     YTD Return on Average Equity...............    13.17       9.86       9.58
     Non-Performing Assets/Assets...............     1.15       0.93       1.32
     LTM Operating Expenses/Assets..............     2.29       2.20       2.48
     YTD Efficiency Ratio.......................    59.26      70.48      73.00

   Using Camden's July 23, 1999 stock price of $20.00 and the 1.136 exchange ratio, Ryan, Beck assumed a transaction value of $22.72 per share. Ryan, Beck calculated the transaction value as a multiple of KSB's March 31, 1999 stated book value, tangible book value, latest twelve months diluted earnings, core deposit premium over tangible equity and stock price as follows:

      Percentage of Stated Book Value................................... 205.05%
      Percentage of Tangible Book Value................................. 226.97%
      Multiple of Latest Twelve Months Diluted Earnings.................  16.00x
      Core Deposit Premium over Tangible Equity.........................  12.97%

   The average and median pricing ratios for the comparable transactions are illustrated in the chart below:

                              Price/   Price/Tangible    Price/    Core Deposit
                            Book Value   Book Value   LTM Earnings   Premium
                            ---------- -------------- ------------ ------------
     Average...............   207.46%      208.53%       23.57x       13.27x
     Median................   206.29       206.29        23.63        11.45

   Ryan, Beck then adjusted the peer group statistics to reflect the change in the Nasdaq Bank Stock Index from the date of announcement of each stock transaction to the closing value of the index on July 23, 1999. The adjusted average and median pricing ratios for the comparable transactions are illustrated in the chart below:

                              Price/   Price/Tangible    Price/    Core Deposit
                            Book Value   Book Value   LTM Earnings   Premium
                            ---------- -------------- ------------ ------------
     Average...............   207.58%      208.67%       23.26x       13.26x
     Median................   207.05       207.05        23.03        11.53

   The imputed value of KSB, based upon the average and median ratios of the comparable transactions, as adjusted, can be seen in the chart below:

                              Price/   Price/Tangible    Price/    Core Deposit
                            Book Value   Book Value   LTM Earnings   Premium
                            ---------- -------------- ------------ ------------
     Average...............   $23.00       $20.89        $33.17       $23.01
     Median................   $22.94       $20.73        $32.69       $21.31

   No company or transaction used in the Analysis of Selected Publicly Traded Companies and Analysis of Selected Transactions sections is identical to Camden, KSB or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved, market areas in which the companies operate and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

   Impact Analysis. Ryan, Beck analyzed the merger in terms of its effect on Camden's 2000 and 2001 earnings per share, stated book value and tangible book value, based on KSB's projected 2000 and 2001 earnings. The projected earnings for Camden and KSB were derived from information provided by the managements of Camden and KSB, using certain assumed growth rates. Based upon certain assumptions, including those with respect to cost savings and other synergies from the merger, the stand-alone earnings projections provided by Camden and KSB and one-time transaction costs, the analysis showed that the merger would be accretive to Camden's projected 2000 fiscal year earnings per share by approximately 2.60%, accretive to projected 2001 fiscal year earnings per share by approximately 3.24%, dilutive to Camden's stated book value per share by approximately 0.79% and dilutive to Camden's tangible book value per share by approximately 0.50% based upon stated and tangible book value as of June 30, 1999. These forward-looking projections may be affected by many factors beyond the control of Camden and/or KSB, including the future direction of interest rates, economic conditions in the companies' market places, the actual amount and timing of cost savings achieved through the merger, the actual level of revenue enhancements brought about through the merger, future regulatory changes and various other factors. The actual results achieved may vary from the projected results and the variations may be material.

   Discounted Dividend Analysis. Using a discounted dividend analysis, Ryan, Beck estimated the present value of the future dividend stream that KSB could produce in perpetuity. Projection ranges for KSB's five-year balance sheet and income statement were provided by KSB's management. Management's projections were based upon various factors and assumptions, many of which are beyond the control of KSB. These projections are, by their nature, forward-looking and may differ materially from the actual future values or actual future results for the reasons discussed above. The actual future values or results may be significantly more or less favorable than suggested by such projections. In producing a range of per share KSB values, Ryan, Beck utilized the following assumptions: discount rates range from 12% to 14%, terminal price/earnings multiples range from 11x to 13x (which, when applied to terminal year estimated earnings, produces a value which approximates the net present value of the dividends in perpetuity, given certain assumptions regarding growth rates and discount rates) and earnings that include estimated savings in KSB's non-interest expense equal to 22.3% in the first year following the merger, and 27.8% in the second year following the merger, with 5.00% growth thereafter. The discounted dividend analysis produced the range of net present values per share of the KSB common stock illustrated in the chart below:

                                                               Discount Rates
                                                            --------------------
                                                             12%    13%    14%
                                                            ------ ------ ------
       Terminal Year.................................  11x  $26.24 $25.18 $24.18
       Multiple......................................  12x  $27.96 $26.82 $25.74
       Of Earnings...................................  13x  $29.67 $28.45 $27.29

   These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of the KSB common stock. The discounted dividend analysis is a widely used valuation methodology, but Ryan, Beck noted that it relies on numerous assumptions, including expense savings levels, dividend payout rates, terminal values and discount rates, the future values of which may be significantly more or less than such assumptions. Any variation from these assumptions would likely produce different results.

   In connection with Ryan, Beck's updated opinion dated as of the date of this Joint Proxy Statement/Prospectus and contained as Annex B, Ryan, Beck confirmed the appropriateness of its reliance on the analyses used to render its July 27, 1999 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions and conclusions contained in the July 27, 1999 opinion.

   With regard to Ryan, Beck's services in connection with the merger, Camden will pay Ryan, Beck a transaction fee in connection with the merger, a substantial part of which is contingent upon the consummation of the merger. Camden will pay a transaction fee of approximately $300,000, of which $75,000 has been paid and the remainder of which will be paid when the merger is consummated. In addition, Camden has agreed to reimburse Ryan, Beck for its reasonable out-of-pocket expenses, which shall not exceed $10,000 without the prior consent of Camden. Camden has also agreed to indemnify Ryan, Beck and certain related persons against certain liabilities, including liabilities under federal securities laws, incurred in connection with its services. The amounts of Ryan, Beck's fees were determined by negotiation between Camden and Ryan, Beck.

   Prior to this engagement, Ryan, Beck has not had an investment banking relationship with Camden. Ryan, Beck's research department does not provide published investment analysis of Camden, and Ryan, Beck does not make a market in the Camden common stock.

   Ryan, Beck has not had an investment banking relationship with KSB. Ryan, Beck's research department does not provide published investment analysis of KSB, and Ryan, Beck does not make a market in the KSB common stock.

Opinion of KSB's Financial Advisor

   In July 1999, KSB retained Keefe, Bruyette to offer financial advisory and investment banking services in connection with strategic planning and merger and acquisition transactions.

   Keefe, Bruyette is a nationally recognized investment banking firm, and as part of its investment banking business, is regularly engaged in the valuation of bank, bank holding company, and thrift institution securities in connection with mergers and acquisitions, negotiated underwritings, distributions of listed and unlisted securities, private placements, and valuations for various other purposes. Keefe, Bruyette is familiar with the market for common stocks of publicly traded banks, thrifts, and bank and thrift holding companies. The KSB Board selected Keefe, Bruyette based on Keefe, Bruyette's qualifications, reputation, and its experience and expertise in transactions similar to the merger. Keefe, Bruyette has acted exclusively for the KSB Board in rendering its fairness opinion and will receive a fee for its services.

   Pursuant to its engagement, Keefe, Bruyette was asked to render an opinion as to the fairness, from a financial point of view, of the exchange ratio to stockholders of KSB. Keefe, Bruyette delivered its opinion to the KSB Board that, as of July 27, 1999, the exchange ratio is fair, from a financial point of view, to the stockholders of KSB. No limitations were imposed by the KSB Board upon Keefe, Bruyette with respect to the investigations made or procedures followed by it in rendering its opinion. Keefe, Bruyette has consented to the inclusion herein of the summary of its opinion to the KSB Board and to the reference to the entire opinion attached hereto as Annex C.

   The full text of the opinion of Keefe, Bruyette, which is attached as Annex C to this Joint Proxy Statement/Prospectus, sets forth certain assumptions made, matters considered, and limitations on the review undertaken by Keefe, Bruyette, and should be read in its entirety. The summary of the opinion of Keefe, Bruyette set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the opinion.

   In rendering its opinion, Keefe, Bruyette reviewed certain financial and other business data supplied to it by KSB and Camden, including: (i) the merger agreement; (ii) KSB's audited financial statements and proxy statements for the years ended December 31, 1996, 1997 and 1998; (iii) KSB's Form 10-QSB as of March 31, 1999 and internally prepared financial statements for the quarter ended June 30, 1999; (iv) Camden's audited financial statements and proxy statements for the years ended December 31, 1996, 1997 and 1998; (v) Camden's Form 10-Q as of March 31, 1999 and internally prepared financial statements for the quarter ended June 30, 1999; and (vi) other information Keefe, Bruyette deemed relevant. Keefe, Bruyette also discussed the current position and prospective outlook for KSB with the company's senior management and board of directors. In addition, Keefe, Bruyette reviewed financial and stock market data of other savings institutions, particularly in the Northeastern region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.

   In rendering its opinion, Keefe, Bruyette relied, without independent verification, on the accuracy and completeness of the material furnished to it by KSB and Camden and the material otherwise made available to it, including information from published sources. With respect to the financial information, including asset valuations Keefe, Bruyette received from KSB, Keefe, Bruyette assumed (with KSB's consent) that they had been reasonably prepared reflecting the best currently available estimates and judgement of KSB's management. In addition, Keefe, Bruyette did not make or obtain any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of KSB or Camden. Keefe, Bruyette further relied on the assurances of KSB and Camden management that they are not aware of any facts that would make such information inaccurate or misleading. Keefe, Bruyette's opinion is necessarily based on the market, economic, and other relevant considerations as they existed and could be evaluated on the date thereof.

   Analysis of Recent Comparable Acquisition Transactions. In rendering its opinion, Keefe, Bruyette analyzed certain comparable merger and acquisition transactions of pending thrift deals, comparing the acquisition price relative to five industry-accepted ratios: transaction price to tangible book value, transaction price to last twelve months' earnings, transaction price to total assets, transaction price to total deposits, and premium to core deposits. The analysis included a comparison of the average and median of the above ratios for pending and completed acquisitions, based on the following five comparable groups: (i) all pending and completed deals since July 1, 1998; (ii) pending and completed thrift acquisitions with the selling thrift having a return on average equity between 10% and 14%; (iii) pending and completed thrift acquisitions where the target has tangible equity to assets of between 6% and 8%; (iv) pending and completed thrift acquisitions where the target thrift has a return on average assets between 85 and 110 basis points; and (v) pending and completed thrift acquisitions where the target is located in the New England region. Keefe, Bruyette primarily relied on pending comparable transactions as opposed to completed comparable transactions as the merger and acquisition premiums received by selling institutions have changed since the stock market correction in prices for financial institution equities which occurred in August and September of 1998.

   The information that appears in the table on the following page summarizes the material information analyzed by Keefe, Bruyette with respect to the merger. The summary does not purport to be a complete description of the analysis performed by Keefe, Bruyette and should not be construed independently of the other information considered by Keefe, Bruyette in rendering its opinion. Selecting portions of Keefe, Bruyette's analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could create an incomplete or potentially misleading view of the evaluation process.

 Summary of Selected M&A Transactions Where the Target is a Thrift Institution

                                              Transaction Price to
                                         ------------------------------
                                         Tangible  LTM                  Core Dep
                                           Book    EPS  Assets Deposits Premium
                                         -------- ----- ------ -------- --------
All transactions pending and completed since July 1, 1998
Pending (n-/35/)
  Average...............................  183.9%  22.8x  21.5%   31.8%    18.1%
  Median................................  171.7%  23.4x  19.3%   25.8%    11.4%
Completed (n=/91/)
  Average...............................  190.4%  25.5x  19.4%   25.7%    12.9%
  Median................................  184.6%  21.7x  18.7%   23.9%    12.5%
Target ROAE between 10 and 14%
Pending (n-/9/)
  Average...............................  211.5%  21.5x  19.4%   24.7%    16.2%
  Median................................  227.0%  20.2x  16.5%   20.4%    12.3%
Completed (n=/18/)
  Average...............................  214.0%  20.5x  19.5%   25.7%    15.2%
  Median................................  204.9%  20.2x  19.8%   27.1%    15.8%
Target tangible equity to assets is between 6% and 8%
Pending (n-/10/)
  Average...............................  218.3%  21.0x  15.7%   22.5%    14.8%
  Median................................  194.7%  21.7x  14.4%   18.0%    11.3%
Completed (n=/32/)
  Average...............................  212.7%  22.0x  16.3%   20.9%    12.8%
  Median................................  204.3%  21.0x  16.2%   19.5%    12.0%
Target thrift ROAA between 85 and 110 basis points
Pending (n-/12/)
  Average...............................  176.5%  22.8x  21.1%   32.3%    14.3%
  Median................................  173.8%  23.0x  21.4%   31.8%    15.1%
Completed (n=/26/)
  Average...............................  205.6%  20.6x  20.1%   27.6%    15.6%
  Median................................  204.6%  20.2x  19.8%   28.2%    17.0%
Target located in the New England Region
Pending (n-/4/)
  Average...............................  151.2%  21.6x  16.4%   22.6%     9.1%
  Median................................  151.2%  21.6x  16.4%   22.6%     9.1%
Completed (n=/31/)
  Average...............................  192.8%  24.3x  19.1%   26.9%    13.1%
  Median................................  192.6%  22.7x  19.1%   26.4%    13.0%
Average and Median for all five groups combined
Pending
  Average...............................  188.3%  21.9x  18.8%   26.8%    14.5%
  Median................................  173.8%  21.7x  16.5%   22.6%    11.4%
Completed
  Average...............................  203.1%  22.6x  18.9%   25.4%    13.9%
  Median................................  204.3%  21.0x  19.1%   26.4%    13.0%
Camden Proposal
$23.00 stock............................  229.9%  16.0x  16.8%   22.2%    12.9%

   No company or transaction used as a comparison in the above analysis is identical to KSB, Camden, or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

   The summary contained herein provides a summary description of the material analyses prepared by Keefe, Bruyette in connection with the rendering of its opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Keefe, Bruyette believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analysis without considering all analyses, or selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analysis set forth in Keefe, Bruyette's presentation and opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be Keefe, Bruyette's view of the actual value of KSB or Camden. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

   In preparing its analysis, Keefe, Bruyette made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Keefe, Bruyette and KSB. The analyses performed by Keefe, Bruyette are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Keefe, Bruyette's opinion, together with its presentation to the KSB Board, was just one of the many factors taken into consideration by the KSB Board in approving the merger agreement.

   Pursuant to the engagement letter with KSB, Keefe, Bruyette will receive a fee equal to 0.50% of the consideration paid to KSB stockholders. As of the date of the Joint Proxy Statement/Prospectus, Keefe, Bruyette has received $50,000 of such fee. The remainder is due upon closing of the merger. KSB has also agreed to indemnify Keefe, Bruyette against certain liabilities, including liabilities under the federal securities laws, and to reimburse Keefe, Bruyette for certain out-of-pocket expenses.

Other Interests of Officers and Directors in the Merger

   In considering the recommendations of the Camden Board and KSB Board with respect to the merger, holders of Camden and KSB common stock should be aware that officers and directors of Camden and KSB have interests in the merger that are different from, or in addition to, the interests of the stockholders of Camden and KSB generally. The Camden Board and KSB Board were aware of such interests and considered them, among other matters, in approving the merger agreement and the matters and transactions contemplated thereby, including the merger.

   As of August 31, 1999, the directors and executive officers of KSB owned an aggregate of approximately 244,386 shares of KSB common stock and held options to purchase an aggregate of approximately 77,998 shares of KSB common stock at a weighted average exercise price of approximately $16.19. Pursuant to the terms of the merger agreement, KSB's directors and executive officers will receive the same consideration for their shares of KSB common stock as the other KSB stockholders. Upon completion of the merger, all outstanding options to purchase KSB common stock will be converted into options to purchase common stock of the surviving corporation as described under "The Merger Agreement-- KSB Stock Options."

   Witherspoon Employment Agreement. Camden, as the surviving corporation, will enter into an employment agreement with John C. Witherspoon, the President and Chief Executive Officer of KSB, pursuant to which Camden will cause the surviving bank, which will be a wholly-owned subsidiary of Camden following the merger, to employ Mr. Witherspoon as President and Chief Executive Officer. In carrying out his duties thereunder, Mr. Witherspoon will report to the President and Chief Executive Officer of Camden and oversee and direct the operations of the surviving bank. The employment agreement with Mr. Witherspoon will be substantially similar to the existing employment agreement between Mr. Daigle and Camden. See "Proposal 2--Election of Directors--Mr. Daigle's Employment Agreement." In addition, Mr. Witherspoon has waived certain benefits under his employment agreement with KSB.

 Termination Benefits and Severance Obligations.

   Camden has agreed to honor and will cause its subsidiaries to honor all individual employment agreements in existence prior to the execution of the merger agreement and all provisions for benefits or other amounts earned or accrued through the Effective Time under any of KSB's compensation and benefit plans.

   Each of John E. Thien, the Chief Financial Officer of KSB, and Gordon A. Flint, a Vice President of KSB, is party to a special termination agreement with KSB that provides, upon his termination of employment after a change in control for any reason other than for cause or voluntary resignation not for good reason, a lump sum payment equal to two times his annual salary in effect immediately prior to his date of termination. In addition, Mr. Thien and Mr. Flint will each be entitled to continuation of life, health and disability benefits for a period of 24 months following his date of termination or until he becomes employed by another employer, whichever is earlier.

   Camden has agreed that any non-exempt employees of United, KSB or Kingfield who are not offered employment with the surviving corporation or any of its affiliated companies, or whose employment with the surviving corporation or any of its affiliated companies is terminated within three months following the Effective Time, as a result of the merger for any reason other than for cause will be entitled to receive, after the date of termination, one week of salary continuation at the level of salary in effect immediately prior to such termination for each full year of prior service with United, KSB or Kingfield prior to the Effective Time. Such salary continuation payments will be made on the same days that the surviving bank makes its normal payroll, and will continue for a minimum of four weeks and a maximum of 26 weeks.

   Camden has agreed that any exempt employees of United, KSB or Kingfield having an annual base salary of up to $60,000 and who are not offered employment with the surviving corporation or any of its affiliated companies, or whose employment with the surviving corporation or any of its affiliated companies is terminated within three months following the Effective Time, as a result of the merger for any reason other than for cause will be entitled to receive, after the date of termination, two weeks of salary continuation at the level of salary in effect immediately prior to such termination for each full year of prior service with United, KSB or Kingfield prior to the Effective Time. Such salary continuation payments will be made on the same days that the surviving bank makes its normal payroll, and will continue for a minimum of four weeks and a maximum of 26 weeks. Employees covered by the terms of this paragraph will also be eligible for outplacement services costing up to $500.

   Camden has agreed that any exempt employees of United, KSB or Kingfield having an annual base salary of $60,000 or more and who are not offered employment with the surviving corporation or any of its affiliated companies, or whose employment with the surviving corporation or any of its affiliated companies is terminated within three months following the Effective Time, as a result of the merger for any reason other than for cause will be entitled to receive, after the date of termination, two weeks of salary continuation at the level of salary in effect immediately prior to such termination for each full year of prior service with United, KSB or Kingfield prior to the Effective Time. Such salary continuation payments will be made on the same days that the surviving bank makes its normal payroll, and will continue for a minimum of eight weeks and a maximum of 52 weeks. Employees covered by the terms of this paragraph will also be eligible for outplacement services costing up to $1,000. In the event an employee covered by the terms of this paragraph becomes employed by an employer other than the surviving corporation or any of its affiliated companies, the salary continuation payments shall cease as of his new employment date.

   Camden will continue to provide health and dental benefits, if any, to any terminated employee receiving salary continuation payments until such time as those payments cease.

   Stock Options and Restricted Stock. In general, holders of options to purchase KSB common stock will automatically have their options converted into options to purchase shares of Camden common stock and Camden will assume each such option subject to the terms of KSB's stock option plans; provided, however, that from and after the completion of the merger, (1) the number of shares of Camden common stock purchasable upon exercise of each KSB option will be equal to the number of shares of KSB common stock that were purchasable under such KSB option immediately prior to the completion of the merger multiplied by the exchange ratio, rounded to the nearest whole share (with .5 being rounded up), and (2) the per share exercise price under each such KSB option shall be adjusted by dividing the per share exercise price of each such KSB stock option by the exchange ratio, rounding to the nearest cent. Each KSB option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization, or other similar transaction with respect to the surviving corporation's common stock on or subsequent to the completion of the merger.

   At the Effective Time, all stock options held by officers and employees will become fully exercisable, in accordance with the terms of the respective grants under KSB's stock option plans. These options include the options held by Messrs. Witherspoon, Flint, Thien, Stone and Belanger as follows:

  . Mr. Witherspoon--13,600 shares subject to option;

  . Mr. Flint--4,000 shares subject to option;

  . Mr. Thien--4,000 shares subject to option;

  . Mr. Stone--6,400 shares subject to option;

  . Mr. Belanger--6,400 shares subject to option.

   In addition, John C. Witherspoon has agreed in connection with the merger to waive certain of his change in control benefits, including acceleration of vesting of stock grants. Mr. Witherspoon's options will be converted into options to purchase common stock of the surviving corporation in accordance with the provisions discussed above. The treatment of options is more fully described under "The Merger Agreement--KSB Stock Options."

   Composition of the Surviving Corporation Board. Camden, as the surviving corporation, will be governed by a twelve member board of directors upon completion of the merger, including the two KSB directors nominated by Camden pursuant to Proposal 2 and ten current members of the Camden Board. For information regarding the two nominees and the ten continuing directors, see "Proposal 2--Information Regarding Nominees, Continuing Directors and Executive Officers." With the exception of Robert W. Daigle, none of the directors of the surviving corporation will be employees of the surviving corporation.

   Directors and Officers Indemnification and Insurance. As described in "The Merger Agreement--Material Covenants--Indemnification," the merger agreement provides that all rights to indemnification and limitations on liabilities existing in favor of the current or former directors or officers of KSB or Kingfield as provided in their respective charters or bylaws or comparable organizational documents, as they existed on the date the merger agreement was signed, will continue from and after the completion of the merger with respect to claims based upon actions or omissions occurring prior to the consummation of the merger. In addition, Camden will use its reasonable best efforts to cause the persons serving as officers and directors of KSB immediately prior to the completion of the merger to be insured for three years from the completion of the merger by directors' and officers' liability insurance on terms and conditions that are no less favorable, as to coverage and amounts, than those of KSB's existing policy. Such insurance coverage would apply to claims based upon acts or omissions occurring prior to the completion of the merger.

Stock Option Agreement

   The following is a description of the material terms of the stock option agreement. All stockholders of Camden and KSB are urged to read the stock option agreement, a copy of which has been previously filed with the SEC by Camden, in its entirety for a complete description of its terms.

   As a condition to Camden's willingness to enter into the merger agreement, KSB entered into the Stock Option Agreement, dated as of July 27, 1999, with Camden. Pursuant to the stock option agreement, KSB granted Camden an option (the "Camden Option") to purchase up to 262,932 shares of KSB common stock (subject to adjustments), which was approximately 19.9% of the number of shares of KSB common stock outstanding as of July 27, 1999. The exercise price of the Camden Option is $13.50 per share, subject to adjustment under specified circumstances.

   Arrangements such as the stock option agreement are often entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be completed in accordance with their terms, and to compensate the recipient of the option for its efforts and expenses, losses and opportunity costs in connection with the transactions if they are not completed due to circumstances involving an acquisition or potential acquisition of the option issuer by a third party. The stock option agreement may have the effect of discouraging offers by third parties to acquire KSB prior to the merger even if such persons are prepared to pay more than the consideration to be received by the KSB stockholders pursuant to the merger agreement.

   The Camden Option will become exercisable in whole or in part only if both an initial triggering event and a subsequent triggering event occur with respect to KSB before the Camden Option terminates. In the event that Camden becomes entitled to receive both the benefit of the Camden Option (whether through exercise or waiver) and a payment of liquidated damages, the aggregate amount recoverable by Camden as a result of the exercise or waiver of its rights under the Camden Option and as liquidated damages will be limited to a maximum of $1,400,000.


   For purposes of the stock option agreement:

    (A) An initial triggering event will occur if one of the following events occurs:

       (1) KSB, without Camden's prior written consent, enters into an agreement to engage in an "acquisition transaction" of a type specified in the stock option agreement as described below with a third party, or the KSB Board recommends that its stockholders approve or accept any acquisition transaction;

       (2) KSB, without Camden's prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose an acquisition transaction with a third party or if the KSB Board publicly withdraws or modifies or publicly announces its intention to withdraw or modify, in any manner adverse to Camden, its recommendation that the KSB stockholders approve the transactions contemplated by the merger agreement in anticipation of engaging in an acquisition transaction with a third party, or if the KSB Board publicly announces its intention not to recommend that its stockholders approve the transactions contemplated by the merger agreement because of or in connection with an actual or proposed acquisition transaction with a third party;

       (3) A third party acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of the KSB common stock;

       (4) A third party makes a bona fide proposal to KSB or its stockholders to engage in an acquisition transaction and such proposal has been publicly announced or disclosed;

       (5) KSB breaches and does not cure within a specified time period any covenant or obligation contained in the merger agreement after an overture is made by a third party to engage in an acquisition transaction, and following such breach Camden would be entitled to terminate the merger agreement; or

       (6) Any person other than Camden or any subsidiary of Camden, other than in connection with a transaction to which Camden has given its prior written consent, files an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an acquisition transaction.

    (B) As used above in (A), "acquisition transaction" means:

       (1) a merger or consolidation or any similar transaction involving
    KSB;

       (2) a purchase, lease or other acquisition of all or a substantial portion of the consolidated assets or consolidated deposits of KSB;

       (3) a purchase or other acquisition (including by merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of KSB; or

       (4) any substantially similar transaction; provided, however, that in no event will a transaction contemplated by the merger agreement or any merger, consolidation, purchase or similar transaction involving only KSB be deemed to be an acquisition transaction, provided such transaction is not entered into in violation of the merger agreement.

     (C) A subsequent triggering event will occur if one of the following events occurs:

       (1) any person acquires beneficial ownership of 20% or more of the then outstanding shares of KSB common stock; or

       (2) the initial triggering event described above in clause (A)(1) occurs, except that the percentage referred to in clause (B)(3) of the definition of "acquisition transaction" set forth above is 20%.

   The Camden Option will terminate upon the earliest to occur of:

  .  the completion of the merger;

  . the termination of the merger agreement in accordance with its terms if such termination occurs prior to the occurrence of an initial triggering event, except a termination by Camden due to a volitional breach by KSB of a representation, warranty or covenant; or

  . the passage of twelve months after termination of the merger agreement if such termination follows the occurrence of an initial triggering event or is a termination by Camden due to a volitional breach by KSB of a representation, warranty or covenant.

   Upon the occurrence of a subsequent triggering event that occurs prior to the termination of the Camden Option, Camden will have registration rights with respect to the shares of KSB common stock issued under or issuable pursuant to the Camden Option.

   The stock option agreement also provides that within 90 days after the occurrence of a subsequent triggering event and immediately prior to the occurrence of a Repurchase Event (as defined below), upon request, KSB will repurchase the Camden Option and all or any part of the shares received upon the full or partial exercise of the Camden Option from the holder thereof. Such repurchase of the Camden Option shall be made at an aggregate price equal to the amount by which the Market/Offer Price exceeds the Camden Option price multiplied by the number of shares then subject to the Camden Option. To the extent Camden previously acquired shares of KSB common stock upon the exercise of part of the Camden Option, such shares shall be repurchased by KSB at the Market/Offer Price. The term "Market/Offer Price" means the highest of the following:

  . the price per share at which a tender or exchange offer has been made for KSB common stock in connection with the Repurchase Event;

  . the price per share of KSB common stock that any third party is to pay pursuant to an agreement with KSB in connection with the Repurchase Event;

  . the highest closing price per share of KSB common stock within the six-month period immediately preceding the date that notice to repurchase is given; and

  . if there is a sale of all or a substantial portion of KSB's assets, the sum of the price paid for such assets and the current market value of the remaining assets (as determined by a nationally recognized investment banking firm), divided by the number of shares of KSB common stock outstanding at the time of such sale.

   The term "Repurchase Event" is defined in the stock option agreement to mean
(1) the acquisition by any third party of beneficial ownership of 50% or more of the outstanding shares of the KSB common stock or (2) the consummation of a merger, consolidation or similar transaction involving KSB or any purchase, lease or other acquisition of all or a substantial portion of the assets of KSB unless such transaction would not constitute an "acquisition transaction," in either case provided that a subsequent triggering event shall have occurred before the termination of the Camden Option.

   Pursuant to the terms of the stock option agreement, if, prior to the termination of the Camden Option, KSB enters into an extraordinary transaction in which KSB is effectively not the surviving corporation, the Camden Option may be converted into, or exchanged for, an option with terms similar to those of the Camden Option being converted or exchanged, as the case may be, to purchase stock of the entity that is the effective successor to KSB.

   The stock option agreement generally provides that neither Camden nor KSB may assign any of its respective rights or obligations thereunder without the written consent of the other party. However, if a subsequent triggering event occurs before the termination of the Camden Option, Camden may, subject to limitations, assign its rights and obligations thereunder in whole or in part within 90 days following the subsequent triggering event (subject to extension in certain cases); provided, however, that until fifteen days after the Federal Reserve Board approves an application by Camden under the Bank Holding Company Act of 1956, as amended, to acquire the option shares, Camden may not assign its rights under the Camden Option except in one of the following ways:

  .  a widely dispersed public distribution;

  . a private placement in which one party does not acquire the right to purchase in excess of 2% of the voting shares of KSB;

  . an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Camden's behalf; or

  .  any other manner approved by the Federal Reserve Board.

   To the best knowledge of KSB and Camden, no event giving rise to any rights to exercise the Camden Option has occurred as of the date of this Joint Proxy Statement/Prospectus.

Accounting Treatment

   The merger is expected to be accounted for as a pooling of interests in accordance with GAAP. In connection with the merger, Camden expects to reissue approximately 125,000 shares of treasury stock. The proceeds received from the reissued shares could vary materially from those assumed in our estimates.

No Dissenters' or Appraisal Rights

   Holders of Camden common stock and KSB common stock are not entitled to dissenters' or appraisal rights under Maine or Delaware law in connection with the merger. See "Comparison of Rights of Holders of KSB Common Stock and Camden Common Stock--Appraisal/Dissenters' Rights."

Stock Exchange Listing of Surviving Corporation's Common Stock; Delisting and Deregistration of KSB Stock

   It is a condition to the merger that the AMEX approve for listing the shares of Camden common stock to be issued in the merger. Camden common stock is listed on the AMEX under the symbol "CAC." Upon completion of the merger, KSB common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act. See "Comparative Per Share Market Price and Dividend Information."

Dividends

   Camden, as the surviving corporation, expects that after the completion of the merger, subject to approval and declaration by its board of directors, it will declare regularly scheduled cash dividends on the shares of its common stock consistent with past practices. The current annualized rate of cash dividends on the shares of Camden common stock is $0.60 per share.

   KSB expects to continue to declare regularly scheduled dividends on the KSB common stock until the merger is completed, subject to the terms of the merger agreement. The right of holders of KSB common stock to receive dividends will end upon the completion of the merger when the separate corporate existence of KSB will cease. See "Comparative Per Share Market Price and Dividend Information."

                              THE MERGER AGREEMENT

   The following is a description of the material terms of the merger agreement. A copy of the merger agreement is incorporated by reference into this Joint Proxy Statement/Prospectus and attached as Annex A. All stockholders of Camden and KSB are urged to read the entire merger agreement for a complete description of the terms and conditions of the merger.

General

   The merger agreement provides for a series of transactions pursuant to which KSB will merge with and into Camden. Specifically, under the terms and subject to the conditions of the merger agreement, Camden Acquisition Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Camden ("CASI"), will merge with and into KSB, the separate corporate existence of CASI will cease and KSB will survive and continue its corporate existence under the laws of the State of Delaware as a wholly-owned subsidiary of Camden. As soon as practicable thereafter, KSB will merge with and into Camden, the separate corporate existence of KSB will cease and Camden will be the surviving corporation. Subject to the satisfaction or waiver of conditions set forth in the merger agreement and described in "Conditions to Complete the Merger," the merger of CASI with and into KSB will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or at such later time specified therein (the "Effective Time"). The date on which the Effective Time occurs is the "Effective Date."

   Immediately subsequent to the merger of KSB with and into Camden becoming effective, Camden will cause its subsidiary, United Bank, to merge with and into Kingfield Bank, KSB's former subsidiary, the separate corporate existence of United will cease and Kingfield will be the surviving bank. Immediately following this merger, Camden will cause the name of Kingfield to be changed.

Merger Consideration

   In the merger, holders of KSB common stock will receive shares of Camden common stock as described below.

   Outstanding KSB Common Stock. With the exception of treasury shares and shares held by KSB or Kingfield or by Camden or any of it subsidiaries (other than in a fiduciary capacity), each share of KSB common stock issued and outstanding immediately prior to the Effective Time will be converted into and become the right to receive 1.136 shares of Camden common stock.

   Possible Adjustments to Exchange Ratio. The exchange ratio of 1.136 may be adjusted:

    . either upwards or downwards if Camden or KSB changes the number, or provides for the exchange, of their respective shares of common stock outstanding as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, and the record date for such a change is prior to the Effective Date;

    .  upwards but not downwards if all of the following occur:

    . the average closing price of Camden common stock for the fifteen trading days prior to receipt of the final regulatory approval necessary to complete the merger is less than $15.75 per share;

    . the decline in the price of Camden common stock from $19.75 on July 27, 1999 to the average closing price during the fifteen trading days prior to receipt of the final regulatory approval necessary to complete the merger, expressed as a percentage, is more than 15 percentage points greater than the price decline, if any, also expressed as a percentage, of a weighted average index of common stock prices of selected bank holding companies using the same measurement dates;

    . KSB exercises its right to cancel the merger as a result of such price decline, subject to Camden's right to require KSB to complete the merger if Camden increases the exchange ratio of 1.136 as provided in the merger agreement; and

    .  Camden so elects to increase the exchange ratio.

See "The Merger Agreement--Termination; Expenses."

   Rights of Holders of KSB Common Stock at the Effective Time; KSB Stock Transfers After the Effective Time. At the Effective Time, holders of KSB common stock will cease to be, and will have no rights as, stockholders of KSB, other than the right to receive any dividend or other distribution with respect to KSB common stock with a record date occurring prior to the Effective Time and to receive the applicable consideration in the merger. After the Effective Time, there will be no transfers on KSB's stock transfer books of any shares of KSB common stock.

Exchange of KSB Certificates

   Prior to the Effective Time, Camden will deposit with the exchange agent, American Stock Transfer Company, certificates representing the shares of Camden common stock that are issuable in connection with the merger for shares of KSB common stock. Camden will also deposit with the exchange agent an estimated amount of the cash payable in lieu of fractional shares. As promptly as practicable after the Effective Time, and in any event within seven business days thereafter, Camden will cause the exchange agent to send to each holder of record of shares of KSB common stock on the Effective Date transmittal materials for use in the exchange of the merger consideration for certificates representing KSB common stock. Camden will deliver to holders of KSB common stock who surrender their certificates to the exchange agent, together with properly executed transmittal materials and any other required documentation, certificates representing the number of shares of Camden common stock to which such holders are entitled. No fractional shares will be issued. Instead, Camden will pay each holder of KSB common stock who would otherwise be entitled to a fractional share of Camden common stock an amount in cash, without interest, determined by multiplying such fraction by the average of the last reported sale prices of Camden common stock on the AMEX for the five trading days immediately before the Effective Date.

   Until their certificates are properly surrendered, holders of unexchanged shares of KSB common stock will not be entitled to receive any dividends or distributions with respect to Camden common stock. After surrender of the certificates representing KSB common stock, the record holder thereof will be entitled to receive any such dividends or other distributions, without interest, which had previously become payable with respect to shares of Camden common stock represented by such certificate. KSB stockholders may surrender certificates to the exchange agent until twelve months after the Effective Time, and to Camden thereafter.

   Holders of KSB common stock should not send in certificates representing KSB common stock until they receive transmittal materials from the exchange agent.

KSB Stock Options

   At the Effective Time, all outstanding and unexercised employee and director KSB options will no longer represent a right to acquire shares of KSB common stock and will be converted automatically into options to purchase shares of Camden common stock. Camden will assume such KSB options subject to the terms and conditions of KSB's stock option or similar plans and related option agreements as in effect immediately prior to the Effective Time under which the assumed KSB options were issued. After the Effective Time (1) the number of shares of Camden common stock purchasable upon exercise of any such KSB option shall be equal to the number of shares of KSB common stock that were purchasable under such KSB option immediately prior to the Effective Time multiplied by the exchange ratio of 1.136, rounding to the nearest whole share (with .5 being rounded up), and (2) the per share exercise price under each such KSB option shall be adjusted by dividing the per share exercise price of each such KSB option by the exchange ratio of 1.136, rounding to the nearest cent. The terms of each KSB option will be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Camden common stock on or after the Effective Date.

   Camden has agreed, as soon as practicable following the Effective Time, and in any event within fifteen business days thereafter, to file with the SEC a registration statement on Form S-8 or other appropriate form with respect to the shares of Camden common stock subject to options to acquire Camden common stock resulting from the conversion of the KSB options in the merger. Camden will use its best efforts to maintain the current status of the prospectus contained therein for so long as such options remain outstanding.

   In addition, Camden has agreed to specific employee benefit matters and arrangements as described below under "Material Covenants--Employee Benefit Matters" and above under "The Merger--Other Interests of Officers and Directors in the Merger."

Representations and Warranties

   The merger agreement contains representations and warranties made by KSB and Kingfield, relating to the following matters:

  . due organization, corporate power, good standing and due registration of KSB as a bank holding company and Kingfield as a state chartered savings bank;

  . corporate power and authority to conduct business, own property and enter into the merger agreement, the stock option agreement and related transactions;

  . interests in subsidiaries or any equity or similar interest in any corporation, joint venture or other business association or entity;

  . non-contravention of organizational documents, agreements or governmental orders;

  .  capitalization;

  .  required consents and regulatory approvals;

  .  compliance with laws;

  . reports and other documents filed with the SEC and certain bank holding company and bank regulatory authorities, and the accuracy of the information contained in such documents;

  . accuracy of financial statements and compliance with applicable accounting requirements;

  .  undisclosed liabilities;

  .  absence of certain material changes and events;

  .  litigation and regulatory action;

  .  employee benefit plans;

  .  labor matters;

  .  ownership of property and leases;

  .  tax matters;

  .  certain contracts;

  .  loans and nonperforming and classified assets;

  .  investment securities;

  .  derivative transactions;

  .  insurance;

  .  environmental matters;

  .  intellectual property;

  .  administration of fiduciary accounts;

  .  agreements with bank regulators;

  .  material interests of certain persons;

  .  brokers fees; fairness opinion;

  .  preparation of this Joint Proxy Statement/Prospectus;

  .  state takeover laws;

  .  Year 2000 readiness; and

  .  no omission or misstatement of a material fact.

   In addition, the merger agreement contains representations and warranties made by Camden relating to the following matters:

  . due organization, corporate power, good standing and due registration of Camden as a bank holding company and United Bank as a state charted bank;

  . corporate power and authority to conduct business, own property and enter into the merger agreement, the stock option agreement and related transactions;

  . noncontravention of certain organizational documents, agreements or governmental orders;

  .  capitalization;

  .  preparation of this Joint Proxy Statement/Prospectus;

  . reports and other documents filed with the SEC and certain bank holding company and bank regulatory authorities, and the accuracy of the information contained in such documents;

  .  compliance with laws;

  .  absence of certain material changes and events;

  .  employee benefit matters;

  .  environmental matters;

  .  agreements with bank regulators;

  .  Year 2000 readiness;

  .  broker's fees; and

  .  no omission or misstatement of a material fact.

Material Covenants

   The merger agreement contains various covenants and agreements that govern KSB's and Kingfield's actions prior to the Effective Time. In particular, KSB and Kingfield have agreed to refrain from taking any of the following actions, without first obtaining Camden's prior written consent:

   Conduct of Business. KSB and Kingfield have agreed to conduct their respective businesses in the ordinary and usual course and to use reasonable best efforts to preserve intact their business organizations and assets, and to maintain their respective rights, franchises and existing relations with customers, suppliers, employees and business associates.

   Amendments to Organizational Documents. KSB and Kingfield have agreed not to amend any of their organizational documents.

   Capital Stock. KSB and Kingfield have agreed to restrictions on their ability to:

  .  issue shares of capital stock or any rights to acquire capital stock;

  . split, combine or reclassify any shares of its capital stock or issue or authorize any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except upon the exercise or fulfillment of rights or options issued or existing pursuant to existing employee benefit plans; or

  . repurchase, redeem or otherwise acquire any shares of the capital stock of KSB or Kingfield, or any securities convertible into or exercisable for any shares of the capital stock of KSB or Kingfield.

   Dividends. KSB has agreed not to declare any dividend or other distribution, except for the declaration by KSB of a regular quarterly cash dividend, in a per share amount not to exceed $0.04, and Kingfield has agreed not to declare any dividend or other distribution, except for the declaration of a regular quarterly cash dividend by Kingfield to KSB provided that after the payment of such dividend, Kingfield will remain "well capitalized" under the applicable capital adequacy regulations of the FDIC.

   Dispositions, Acquisitions and Capital Expenditures. KSB and Kingfield have agreed not to:

  . enter into any new line of business, materially expand the business that they currently conduct or file any application to relocate or terminate the operations of any banking office;

  . acquire any business or any business organization or any material amount of assets;

  . sell or otherwise dispose of any of its material assets, properties or other rights or agreements or purchase or sell any loans in bulk; or

  . authorize any single capital expenditure which is in excess of $25,000 or capital expenditures which are, in the aggregate, in excess of $50,000.

   Indebtedness. KSB and Kingfield have agreed not to incur any indebtedness for borrowed money or issue any debt securities or assume or guarantee the obligations of any person, or make any loan or advance, other than in the ordinary course of business consistent with past practice.

   Contracts. KSB and Kingfield have agreed not to enter into any contract other than in the ordinary course of business consistent with past practice and, in any event not to enter into:

  . any contract (other than loans) involving an aggregate payment by or to KSB or Kingfield in excess of $50,000 or having a term of one year or more;

  . any contract for loans having an original principal amount in excess of $400,000; or

  .  any contract for office space, operations space or branch space.

   Employee Benefit Matters. KSB and Kingfield have agreed not to, except as may be required by law or the merger agreement:

  . enter into, modify or renew any employment, severance or other agreement with any director, officer or employee;

  . establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or arrangement providing for any benefit to any director, officer or employee; or

  . increase the compensation or fringe benefits of any director, officer or employee provided, however, that KSB and Kingfield may, in consultation with Camden, grant salary increases to its employees (other than those employees who are officers) at the regular review date of such employees in an aggregate amount for all employees not to exceed 4% of the aggregate current base salaries of such employees and in no individual case to exceed more than a 10% increase with respect to any particular employee.

   Accounting Methods. KSB and Kingfield have agreed not to implement changes in accounting methods, principles or practices, other than changes required by law, GAAP or regulatory accounting as concurred in by KSB's independent accountants.

   Tax Matters. KSB and Kingfield have agreed not to make any tax election or settle or compromise any Federal, state, local or foreign tax liability.

   Settlement of Claims. KSB and Kingfield have agreed not to pay, discharge or satisfy any claim, liability or obligation, other than those payments made in the ordinary course of business and consistent with past practices.

   Investments in Real Estate. KSB and Kingfield have agreed not to:

  . enter into any investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings that meet certain criteria; or

  . foreclose upon or take title to any commercial real estate without first conducting an environmental assessment of the property or foreclose upon any commercial real estate if the environmental assessment indicates the presence of a significant amount of hazardous material.

   Changes to Portfolio. KSB and Kingfield have agreed not to:

  . sell any securities in its investment portfolio, except in the ordinary course of business;

  .  engage in transactions in or involving derivative instruments; or

  . change in any material respect its loan policies or procedures, except as required by regulatory authorities.

   Adverse Actions. KSB and Kingfield have agreed that neither will knowingly take any action that would, nor that would be reasonably likely to result in,

  . any of its representations and warranties in the merger agreement becoming untrue in any material respect;

  . any of the conditions to the merger not being satisfied in any material respect;

  . any material violation of any provision of the merger agreement or the stock option agreement; or

  . a material breach or default under any agreement or understanding with bank regulators or under any material contract or material license.

   Acquisition Proposals. KSB has agreed that it will not solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to any tender offer or exchange offer for, or any proposal for the acquisition of a substantial equity interest in, or a substantial portion of the assets of, or any merger or consolidation with, it or any of its significant subsidiaries. KSB, however, may participate in discussions or negotiations with, or furnish confidential information to, any person if, after consultation with and consideration of the advice of outside counsel, its board of directors has determined that the failure to do so could cause the members of such board of directors to breach their duties under applicable laws. Such discussions, negotiations or other actions would be without prejudice to Camden's rights under the stock option agreement. Further, KSB has agreed to advise Camden of its receipt of any such proposal or inquiry and the identity of the person making such proposal or inquiry within 24 hours of its receipt of such proposal or inquiry.

   Regulatory Applications and Filings. Camden and KSB have agreed that they and their respective subsidiaries will cooperate and use their reasonable best efforts to effect all filings, and obtain all permits, consents, approvals and authorizations of all third parties and regulatory authorities necessary to complete the transactions contemplated by the merger agreement, including, without limitation, any such approvals required by the Federal Reserve Board, the FDIC and the Maine Superintendent.

   Indemnification. The merger agreement provides that from and after the Effective Time:

  . all rights to indemnification and all limitations of liability existing in favor of the indemnified parties as provided in KSB's charter or bylaws or comparable organizational documents as in effect on the date of the merger agreement will continue in full force and effect; and

  . Camden will use its reasonable best efforts to cause the persons serving as officers and directors of KSB immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policy maintained by KSB, provided that Camden may substitute policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of KSB than the existing policy.

   Post-Closing Governance. Camden has agreed to take all necessary actions to cause two members of the KSB Board to be elected to the Camden Board, effective as of the Effective Time. The Camden Board has nominated Theodore C. Johanson and Winfield R. Robinson to serve as directors for terms of office to expire at Camden's Annual Meeting of Stockholders in 2001 and 2002, respectively. See "The Companies--Surviving Corporation--Directors."

   Headquarters. Camden and KSB have agreed that the surviving bank's executive headquarters will be located in Bangor, Maine. It is also anticipated that the surviving bank will maintain a substantial presence in Lewiston and Kingfield, Maine following the merger.

   Certain Other Covenants. The merger agreement contains other covenants of the parties relating to:

  .  the introduction of new products and services;

  .  systems conversions;

  . Kingfield's loan, litigation and real estate valuation policies and practices;

  .  Kingfield's interest sensitive assets and liabilities;

  .  state takeover laws;

  . listing the Camden common stock to be issued to holders of shares of KSB common stock on the AMEX;

  .  the preparation and distribution of this Joint Proxy
     Statement/Prospectus;

  . the respective Camden and KSB stockholder meetings and the recommendations of the respective boards of directors;

  .  access to information;

  .  confidentiality; and

  .  the delivery of financial statements of KSB to Camden.

Conditions to Complete the Merger

   The obligations of each of Camden and KSB to complete the merger are subject to the satisfaction or waiver of conditions, including:

  . obtaining the requisite votes of the respective stockholders of KSB and Camden;

  . obtaining all governmental approvals required to complete the merger and the bank merger, and no such approval or approvals shall materially and adversely affect the business, financial condition, property or assets of the surviving corporation or the surviving bank;

  .  obtaining all other necessary third party consents and approvals;

  . the absence of injunctions, decrees, orders, laws, statutes or regulations enjoining, preventing or making illegal the completion of the merger or the bank merger;

  . the effectiveness of the registration statement on Form S-4 and the absence of any stop order or proceedings seeking a stop order;

  . the delivery of opinions to Camden and KSB to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

  . the approval for listing on the AMEX of the Camden common stock issuable to KSB's stockholders pursuant to the merger agreement;

  . the receipt by Camden of an opinion from Berry, Dunn, McNeil & Parker, LLC, stating that the merger qualifies for "pooling of interests" accounting treatment; and

  . the receipt by KSB of an opinion from Berry, Dunn, McNeil & Parker, LLC, that KSB is a "poolable entity."

   The obligations of each of Camden and KSB to complete the merger are further subject to satisfaction or waiver of the following conditions:

  . the representations and warranties of the other party in the merger agreement are to be true and correct as of the Effective Date, except for representations and warranties made as of a specified date which will be true and correct as of such specified date and, in most cases, for such breaches of representations and warranties which, together with all such breaches, would not have a material adverse effect on the other party and its subsidiaries taken as a whole; and

  . all of the agreements and covenants of the other party to be performed and complied with on or prior to the Effective Date are to have been performed and complied with in all material respects.

Termination; Expenses

   General Termination Rights. The merger agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the KSB stockholders or Camden stockholders:

  . by mutual written consent of Camden and KSB if approved by a majority of the board of directors of each party;

  .  by either Camden or KSB if any of the following occurs:

       (1) the merger has not been completed by July 1, 2000 except to the extent that the failure of the merger to be completed arises out of or results from the failure of the party seeking termination to perform or observe the agreements and covenants of such party in the merger agreement;

       (2) the approval of the KSB stockholders is not obtained at the KSB meeting;

       (3) the approval of the Camden stockholders is not obtained at the Camden meeting;

       (4) any governmental entity has issued a final, nonappealable order, enjoining or otherwise prohibiting the completion of the transactions contemplated by the merger agreement; or

       (5) forty-five days has elapsed after the date on which any required regulatory approval was denied or withdrawn.

  . by either Camden or KSB if the board of directors of the other company has withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of the merger agreement or the transactions contemplated thereby;

  .  by KSB if either of the following occurs:

       (1) a material breach by Camden of its covenants under the merger agreement; or

       (2) a breach of any of Camden's representations and warranties which breach, either individually or taken together with all other breaches, has or is reasonably expected to have a material adverse effect on Camden and its subsidiaries taken as a whole; and

  in either case if the breach cannot be or has not been cured within 30 days after the giving of written notice to Camden of such breach, provided that KSB is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

  .  by Camden if either of the following occurs:

       (1) a material breach by KSB of its covenants under the merger agreement; or

       (2) a breach of any of KSB's representations and warranties which breach, either individually or taken together with all other breaches, has or is reasonably expected to have a material adverse effect on KSB and Kingfield taken as a whole; and

  in either case if the breach cannot be or has not been cured within 30 days after the giving of written notice to KSB of such breach; provided that Camden is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement.

   Termination Upon a Decline in the Value of Camden Common Stock. The parties may decide to cancel the merger if the value of the Camden common stock declines significantly prior to the closing date. The decline in Camden common stock must be both in absolute terms and relative to the weighted average stock price of an index group of the common stocks of other selected bank holding companies. Even if these declines occur, however, and KSB elects to cancel the merger, Camden can require KSB to complete the merger by increasing the number of shares of Camden common stock to be issued to KSB's stockholders in the merger, so that the number of shares issued will provide to KSB's stockholders the minimum value in shares of Camden common stock required to be provided without triggering the termination right.

   In order to determine whether an absolute and relative decline in the value of the Camden common stock has occurred prior to the closing date, the market price of the Camden common stock will be measured during the period of the 15 consecutive trading days ending on the close of business on the date on which the parties receive the last regulatory approval required to complete the merger, and the weighted average market price of the stocks of the index group companies (which we refer to simply as the index price) will be measured as of the close of business on the date on which the parties receive the last regulatory approval.

   In terms of the absolute decline in the value of the Camden common stock that must occur before the merger may be cancelled, the average of the daily last sale prices of Camden common stock as reported on the AMEX for the measurement period must be less than $15.75. The price of $15.75 represents a 20.25% decline in the value of the Camden common stock when compared to the price of $19.75, which was the closing price for the Camden common stock on July 27, 1999, the date on which the parties signed the merger agreement.

   In terms of the relative decline in the value of the Camden common stock that must occur before the merger may be cancelled, the decline in the price of the Camden common stock, when expressed as a percentage decline, must be more than 15 percentage points greater than any change, when also expressed as a percentage change, that may have occurred in the index price. Whether there is any change in the index price will be determined by comparing the index price on the date the last regulatory approval is received to the initial index price of $20.18, which was the index price as of the close of business on the date on which the parties signed the merger agreement.

   Neither party may cancel the merger on the basis of a decline in Camden's stock price unless the average price of the Camden common stock for the measurement period is below $15.75 and the decline in the Camden stock price represents a percentage decline in the price of the Camden common stock, when compared to $19.75, that is more than 15 percentage points greater than any percentage change in the index price, when comparing the initial index price of $20.18 to the index price on the date the last regulatory approval is received. The premise of this agreement is that a decline in the value of the Camden common stock which is in accordance with an index of selected publicly-traded stocks is indicative of a broad-based change in market and economic conditions affecting Camden (as well as KSB) rather than factors which are specifically attributable to the value of the Camden common stock.

   If both conditions pertaining to the decline in Camden's stock price are satisfied (i.e., the price is below $15.75 and the percentage decline in price is more than 15 percentage points greater than any percentage change in the index price), then KSB can elect to terminate the merger agreement. If KSB exercises this termination right, however, Camden can still require KSB to complete the merger if Camden elects to increase the exchange ratio, which means that Camden would issue more shares in the merger and KSB's stockholders would receive additional shares of Camden common stock.

   Under circumstances in which KSB has the right to cancel the merger because of a decline in Camden's stock price, and Camden increases the exchange ratio to require KSB to complete the merger, the highest value that KSB's stockholders can possibly receive in the form of Camden common stock, based on the average price for the measurement period, as a result of an increase in the exchange ratio, is $17.89 (i.e., the product of the threshold price of $15.75 and the unadjusted exchange ratio of 1.136). This is because there can be no right to cancel the merger, on the basis of a decline in Camden stock price, unless and until the price, based on the average price for the measurement period, declines below $15.75. Camden, however, is not obligated to increase the exchange ratio if KSB exercises its right to cancel the merger.

   The operation and effect of the provisions of the merger agreement dealing with a decline in the market price of the Camden common stock may be illustrated further by the following three hypothetical scenarios, which should be read consecutively:

     (1) The average price of the Camden common stock during the measurement period is below $19.75 but is not less than $15.75. Under these circumstances, there would be no adjustment to the exchange ratio. Assuming satisfaction or waiver of all other conditions to both parties' obligations, both parties would be obligated to complete the merger regardless of any change that may occur with respect to the index price.

     (2) The average price of the Camden common stock during the measurement period is $13.83; below the threshold price of $15.75. This represents a 30% decline when compared to $19.75. In addition, the index price on the date the last regulatory approval is received is $16.14, which represents a 20% decline when compared to $20.18. Because the 30% decline in the price of the Camden common stock is not more than 15 percentage points greater than the 20% decline in the index price (i.e., it is only 10 percentage points greater), there would be no adjustment to the exchange ratio. Assuming the satisfaction or waiver of all other conditions to both parties' obligations, both parties would be obligated to complete the merger.

     (3) The average price of the Camden common stock during the measurement period is $13.83. In addition, the index price on the date the last regulatory approval is received is $18.14, which represents a 10% decline when compared to $20.18. Since the 30% decline in the price of the Camden common stock is more than 15 percentage points greater than the 10% decline in the index price (i.e., it is 20 percentage points greater), KSB would have the right, but not the obligation, to terminate the merger agreement.

   Under the third scenario above, if KSB provides Camden with the notice required under the merger agreement that it elects to terminate the merger agreement, then Camden could either accept KSB's decision to terminate the merger agreement, in which case the merger would be cancelled, or elect to increase the exchange ratio as described below, in which case, assuming the satisfaction or waiver of all other conditions to both parties' obligations, both parties would be obligated to complete the merger at the increased exchange ratio.

   If Camden elects to increase the exchange ratio under the circumstances described in the third scenario above, then the exchange ratio would be increased pursuant to the merger agreement from 1.136 to 1.217. This increased exchange ratio would be determined in accordance with the merger agreement, which requires that certain mathematical calculations be performed in determining the correct adjustment to be made to the exchange ratio. The increased exchange ratio under the third scenario above represents, in accordance with the calculations required under the merger agreement, the lesser of (1)1.294, which is the quotient obtained by dividing (A) $17.89 (which is the product of the threshold price of $15.75 and the unadjusted exchange ratio of 1.136) by (B) $13.83 (which is the average price of the Camden common stock during the measurement period, in the example of the third scenario above), and (2) 1.217, which is the quotient obtained by dividing (A) 0.852, which is the product of 0.75 (which is calculated by subtracting .15 from .90, where .90 represents that the index price on the date the last regulatory approval is received, which is $18.14, in the example of the third scenario above, is 90% of $20.18) and 1.136 (which is the unadjusted exchange ratio) by (B) 0.7 (which represents that the average price of the Camden common stock for the measurement period, which is $13.83, in the example of the third scenario above, is 70% of $19.75).

                    Hypothetical Exchange Ratio Adjustments

   The following table sets forth a hypothetical range for the average closing price of Camden common stock and demonstrates how the exchange ratio may be increased if the average closing price per share of Camden common stock during the 15 day measurement period is less than $15.75. The exchange ratio will be increased (if all other required criteria are satisfied) only if the average closing price is less than $15.75 and the percentage decline in the price of Camden common stock, when comparing the average closing price to $19.75 (which was the closing price of Camden common stock on July 27, 1999), is more than 15 percentage points greater than any percentage change that may have occurred in the index price, when comparing the index price on the date the last regulatory approval is received to $20.18 (which was the index price at the close of business on July 27, 1999):

               Percentage Change             Percentage Change in
     Camden       in Camden's                  Weighted Average
     Average    Average Closing   Weighted       Index Price      Difference in          Value in
     Closing   Price Compared to   Average       Compared to       Percentage   Exchange  Camden
      Price         $19.75       Index Price     $20.18(1)(2)      Changes(3)   Ratio(4) Shares(5)
     -------   ----------------- ----------- -------------------- ------------- -------- ---------
     $17.00          -13.9%           (6)             (6)              (6)       1.136x   $19.31
     $15.75          -20.3%        $19.17            -5.0%            15.2%      1.136x   $17.89
     $14.75          -25.3%        $19.17            -5.0%            20.3%      1.213x   $17.89
     $14.75          -25.3%        $18.16           -10.0%            15.3%      1.141x   $16.82
     $14.25          -27.8%        $18.16           -10.0%            17.8%      1.181x   $16.82
     $13.75          -30.4%        $17.15           -15.0%            15.4%      1.142x   $15.70
     $13.75          -30.4%        $16.14           -20.0%            10.4%      1.136x   $15.62
     $12.50          -36.7%        $19.17            -5.0%            31.7%      1.431x   $17.89
     $12.50          -36.7%        $16.14           -20.0%            16.7%      1.166x   $14.58
     $11.75          -40.5%        $19.17            -5.0%            35.5%      1.523x   $17.89
     $11.75          -40.5%        $15.14           -25.0%            15.5%      1.146x   $13.47

--------
(1) Where the Camden average closing price is less than $15.75 and the difference in percentage changes is greater than 15.0, KSB may terminate the merger, but only if Camden does not exercise its right to increase the exchange ratio.
(2) Where the Camden average closing price is less than $15.75, but the difference in percentage changes is less than or equal to 15.0, neither party has a termination right and the exchange ratio will remain 1.136.
(3) Calculated as the sum of (a) the absolute value of the percentage change in Camden's average closing price and (b) the percentage change in the index price.
(4) The exchange ratios have rounded to three decimal places. The amount of the increase in the exchange ratio, if all of the conditions that must be satisfied before there is any such increase are in fact satisfied, will vary depending upon the amount of the decline in the average closing price of Camden common stock and the amount of the change in the weighted average index price.
(5) Each per share value of Camden common stock in the table is the product of Camden's average closing price and the unrounded exchange ratio, which has been used in this calculation to avoid misleading results. These values are included in the table for illustrative purposes only. There can be no assurance as to what the average closing price of Camden common stock will be or what the actual trading price of Camden common stock will be on the closing date or at any time after Camden and KSB complete the merger.
(6) The weighted average index price, the percentage change, if any, in the weighted average index price and the difference in percentage changes are not given where the average closing price is $15.75 or more, because whether or not the weighted average index price has declined is irrelevant as long as the average closing price is at least $15.75. In these cases, neither party has a termination right and the exchange ratio will remain at 1.136.

   In the event KSB terminates the merger agreement, pursuant to the foregoing provisions relating to a decline in the price of Camden common stock, stockholder action would not be required. The KSB Board has not made a decision as to whether it would exercise its right to terminate the merger agreement under such circumstances. Any such decision would be made by the KSB Board in light of the circumstances existing at the time that the board has the occasion to make such an election, if any. Prior to making any determination to terminate the merger agreement, the KSB Board would consult its financial and other advisors and would consider all financial and other information deemed relevant to its decision. For instance, the KSB Board would consider many of the same factors that it considered in determining whether to approve and adopt the merger agreement, including the principal factors discussed under "The Merger--Recommendation of the KSB Board; KSB's Reasons for the Merger." There can be no assurance that the KSB Board would exercise its right to terminate the merger agreement if each of the conditions set forth above were applicable. If the KSB Board does not elect to exercise its right to terminate the merger agreement and Camden does not increase the exchange ratio, the exchange ratio would remain at 1.136 and the dollar value of the consideration which the stockholders of KSB would receive for each share of KSB common stock would be the value of 1.136 shares of Camden common stock at the Effective Time.

   Fees and Expenses. As an inducement to enter into the merger agreement and to provide reimbursement for incurring the costs and expenses necessary to consummate the merger, Kingfield has agreed to make a cash payment to Camden of $1,000,000 as liquidated damages if and only if:

  . Camden terminates the merger agreement because the KSB Board has failed to publicly recommend the merger to KSB stockholders or has withdrawn, modified or amended such recommendation in a manner adverse to Camden;

  . Camden terminates the merger agreement as a result of a breach of a representation, warranty, covenant or other agreement that is caused by the gross negligence or willful breach of KSB or Kingfield; or

  . KSB or Kingfield has breached its agreement not to solicit any offer or proposal from any person relating to the purchase of all or any material portion of, or any equity interest in, KSB or Kingfield, except as may be required by its fiduciary obligations.

   The merger agreement limits the aggregate amount that Camden may receive as liquidated damages and as a result of the exercise or waiver of its rights pursuant to the stock option agreement to $1,400,000. In the event that Camden is entitled to both receive a payment of liquidated damages and realize the benefits of the stock option agreement (through exercise or waiver), Camden may elect to reduce the amount of the cash payment to which it is entitled (in lieu of reducing the benefits that it may receive pursuant to the stock option agreement) to comply with the foregoing limitation.

   If the merger agreement is terminated by either party as a result of a breach of a representation, warranty, covenant or other agreement which is caused by the gross negligence or willful breach of the other party, the breaching party will be liable to the terminating party for all out-of-pocket costs and expenses, incurred by the terminating party in connection with the entering into of the merger agreement and the carrying out of any and all acts contemplated by the merger agreement. Otherwise, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not any of the transactions contemplated by the merger agreement are consummated.

Amendment; Waiver

   Subject to compliance with applicable law, prior to the Effective Time, any provision of the merger agreement may be (1) waived by the party benefited by the provision, or (2) amended or modified at any time by an agreement in writing between the parties, if approved by their respective boards of directors and executed in the same manner as the merger agreement, provided, however, that after the approval of the merger by the KSB and Camden stockholders, no amendment or waiver may be made that would reduce the amount or change the type of consideration payable to the KSB stockholders.

Survival of Certain Provisions

   If the Merger Agreement Becomes Effective. After the Effective Time, provisions of the merger agreement regarding the following matters will survive and remain effective:

  . procedures for the issuance of Camden common stock in exchange for KSB common stock;

  .  the treatment of KSB options;

  . publication of results of the combined operations of the surviving corporation;

  .  indemnification and directors' and officers' insurance;

  .  compensation and benefit plans;

  .  location of the surviving corporation's headquarters;

  .  provisions applicable to the bank subsidiary merger;

  .  post-closing corporate governance;

  .  survival of provisions;

  .  governing law; and

  .  third party beneficiaries.

   If the Merger Agreement is Terminated Before the Effective Time. If the merger agreement is terminated before the Effective Time, provisions of the merger agreement regarding the following matters will survive and remain effective:

  . confidentiality of information obtained in connection with the merger agreement;

  . liability of the companies to each other as a result of the termination of the merger agreement;

  .  survival of provisions;

  .  waiver and amendment;

  .  governing law;

  .  expenses;

  .  confidentiality;

  .  notices; and

  .  third party beneficiaries.

Restrictions on Resales by Affiliates

   Camden has registered the shares of common stock issuable to KSB stockholders in the merger under the Securities Act. Such securities may be traded freely without restriction by those stockholders who are not deemed to be "affiliates," as defined in the rules promulgated under the Securities Act, of Camden and KSB.

   Shares of Camden common stock received by those KSB stockholders who are deemed to be "affiliates" of KSB at the time of the KSB meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Shares of Camden common stock held by persons who are deemed to be "affiliates" of Camden may be sold by them only in transactions permitted under the provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act.

   SEC guidelines regarding qualifying for the "pooling of interests" method of accounting limit sales of shares of Camden and KSB by "affiliates" of either company in a business combination. SEC guidelines also indicate that the "pooling of interests" method of accounting generally will not be challenged on the basis of sales by affiliates of Camden and KSB if such "affiliates" do not dispose of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning thirty (30) days before the merger is completed and ending when financial results covering at least thirty (30) days of post-merger operations of the surviving corporation have been published. Camden has agreed, within thirty (30) days after the end of the first complete calendar month ending at least thirty (30) days after the Effective Date, to publish results including at least thirty (30) days of combined operations of Camden and KSB as contemplated by and in accordance with SEC Accounting Release No. 135.

   For purposes of Rule 145 under the Securities Act and for purposes of qualifying the merger for "pooling of interests" accounting treatment, each of Camden and KSB has agreed to use its reasonable best efforts to cause each of its respective "affiliates" to deliver to the other party a written agreement intended to ensure compliance with Rule 145 under the Securities Act, in the case of KSB affiliates, and to preserve the ability of the merger to be accounted for as a "pooling of interests" in accordance with GAAP.

                                 THE COMPANIES

Camden National Corporation

   Camden is a multi-bank financial services holding company headquartered in Camden, Maine. Camden was founded on January 2, 1985 as a result of a corporate reorganization, in which the shareholders of Camden National Bank, which was founded in 1875, exchanged their stock for shares of Camden, and Camden National Bank became a wholly-owned subsidiary of Camden. As of December 29, 1995, Camden acquired 100% of the outstanding stock of United Bank and 51% of the outstanding stock of Trust Company of Maine, Inc. by merging with their then parent company, UNITEDCORP, Bangor, Maine. As of October 1, 1999, Camden's securities consisted of one class of common stock, no par value, of which there were 6,558,530 shares outstanding held of record by approximately 818 shareholders.

   Camden's wholly-owned bank subsidiaries operate as separate commercial banks with branches serving both mid-coast and central Maine. The banks are full-service financial institutions that focus primarily on attracting deposits from the general public through their branches and using such deposits to originate residential mortgage loans, commercial business loans, commercial real estate loans, and a variety of consumer loans.

   Camden National Bank is a national banking organization organized under the laws of the United States. Camden National Bank is subject to regulation, supervision and regular examination by the Office of the Comptroller of the Currency. Camden National Bank is based in Camden, Maine, and offers services in the communities of Camden, Union, Rockland, Thomaston, Belfast, Bucksport, Vinalhaven, Damariscotta, and Waldoboro. Customers also have access to services offered by Camden National Bank through the internet @ www.camdennational.com.

   United Bank is a banking organization chartered under the laws of the State of Maine. United Bank is subject to regulation, supervision and regular examination by the FDIC and the Maine Superintendent. United Bank is based in Bangor, Maine, and offers services through branches in the communities of Bangor, Corinth, Hampden, Hermon, Jackman, Greeville, Dover-Foxcroft, Milo and Winterport, Maine.

   Camden's majority-owned trust company subsidiary, Trust Company of Maine, Inc., offers a broad range of trust and trust investment services, in addition to retirement and pension plan management services. The financial services provided by the Trust Company of Maine, Inc., complement the services provided by Camden's bank subsidiaries by offering customers investment management services.

   Camden competes principally in mid-coast Maine through its largest subsidiary, Camden National Bank. Camden National Bank considers its primary market areas to be in two counties, Knox and Waldo counties. These two counties have a combined population of approximately 76,000 people. The economy of these counties is based primarily on tourism, and is also supported by a substantial population of retirees. Major competitors in these markets include local branches of large regional bank affiliates, as well as local independent banks, thrift institutions and credit unions. Other competitors for deposits and loans within Camden National Bank's market include insurance companies, money market funds, consumer finance companies and financing affiliates of consumer durable goods manufacturers.

   Camden, through United Bank, also competes in the central Maine area. United Bank has approximately a 5% share of the market in its service area and competes principally on the basis of service. The greater Bangor area has a population of approximately 100,000 people. Major competitors in these markets include local branches of large regional bank affiliates, as well as local independent banks, thrift institutions and credit unions. Other competitors for deposits and loans within United Bank's market include insurance companies, money market funds, consumer finance companies and financing affiliates of consumer durable goods manufacturers.

   At June 30, 1999, Camden had total assets of $717.7 million, total deposits of $514.5 million and shareholders' equity of $62.6 million.

   Camden's principal executive offices are located at Two Elm Street, Camden, Maine, and its telephone number is (207) 236-8821.

KSB Bancorp, Inc.

   KSB, a Delaware corporation, was organized in 1993 to act as the holding company for Kingfield upon completion of Kingfield's conversion from a mutual to a stock form of ownership. KSB received approval from the Federal Reserve Board to acquire all outstanding stock of Kingfield upon completion of the conversion. The conversion was completed on June 24, 1993. Kingfield is a Maine-chartered savings bank headquartered in Kingfield, Maine. Originally chartered in 1895, Kingfield is a community-oriented financial institution that conducts its business through eight full-service retail banking offices located in Franklin, Androscoggin and Somerset counties in Maine.

   Kingfield is subject to regulation, examination and supervision by the Maine Superintendent and the FDIC. KSB is subject to regulation by the Federal Reserve Board and to a limited extent by the Maine Superintendent.

   At June 30, 1999, Kingfield had total assets of $179.3 million, deposits of $132.5 million and tangible stockholders' equity of $14.2 million. Kingfield's principal business consists of attracting deposits from the general public and investing those deposits, together with borrowings and funds generated from operations, in mortgage loans secured by one-to-two family residential real estate, commercial business loans, the majority of which are secured by real estate, and mortgage-backed securities. At June 30, 1999, Kingfield had $66.2 million of loans (including loans held for sale), or 46.0% of total net loans receivable (including loans held for sale), secured by one-to-two family, residential real property. An additional $49.8 million of loans, or 34.6% of total net loans receivable (there were no commercial loans held for sale), were commercial business loans secured by real estate. At June 30, 1999, Kingfield's mortgage-backed securities portfolio totaled $25.5 million, or 14.2% of total assets at such date.

   Since 1988, Kingfield has expanded its market area within Franklin County and into Androscoggin and Somerset counties in Maine. In 1988, Kingfield opened a branch office in Stratton, Maine. In 1990, a loan production office located in Waterville, Maine was expanded to a full service branch and later closed in 1995 when loan production decreased. In April 1991, Kingfield purchased two branches located in Phillips and Rangeley, Maine from Maine National Bank. In June 1993, Kingfield opened its Farmington, Maine office. In March 1994 Kingfield purchased one branch located in Lewiston, Maine from the Resolution Trust Corporation. In March 1995 Kingfield purchased four branches located in Kingfield, Stratton, Bingham and Strong, Maine from Fleet Bank of Maine. In March 1998 Kingfield purchased the Madison, Maine branch from KeyBank of Maine. All of Kingfield's offices are located in communities that can generally be characterized as rural areas, with the exception of Lewiston.

   Kingfield faces significant competition both in lending and in attracting deposits. Kingfield's competition for loans comes principally from commercial banks, savings banks, credit unions and mortgage banking companies. The most direct competition for deposits has historically come from savings banks, commercial banks and credit unions; however, additional competition from short-term money market funds and other non-deposit investments offered by brokerage firms and insurance companies is significant.

   KSB's principal executive offices are located on Main Street in Kingfield, Maine, and its phone number is (207) 265-2181.

Surviving Corporation

   Directors. An effect of approving the merger agreement and the merger will be that Camden, as the surviving corporation, will be governed by a twelve-member board of directors. Two members of the surviving corporation Board will consist of directors elected by Camden stockholders pursuant to Proposal 2 and the remaining ten will consist of continuing directors of the Camden Board whose terms expire in 2000, 2001 and 2002. The beneficial ownership of Camden common stock of the two nominees for director of Camden under Proposal 2 and the ten continuing directors and the biographical information for each of such persons is discussed under "Proposal 2--Information Regarding Nominees, Continuing Directors and Executive Officers."

   Executive Officers. The executive officers of the surviving corporation following the merger will be as follows:

          Executive                  Position
          ---------                  --------
     Rendle A. Jones................ Chairman of the Board
     Robert W. Daigle............... President & Chief Executive Officer
     Laurel J. Bouchard............. Vice President Corporate Sales &
                                     Marketing
     James C. Ebbert................ Assistant to the President
     June B. Parent................. Vice President of Human Resources
     Jeffrey D. Smith............... Vice President & Chief Operations Officer
     Susan M. Westfall.............. Vice President, Treasurer and Chief
                                     Financial Officer

   For a summary of the business experience and biographical information for Messrs. Jones, Daigle, Ebbert and Smith and Mesdames Bouchard, Parent and Westfall. See "Proposal 2--Information Regarding Nominees, Continuing Directors and Executive Officers."

                       CERTAIN REGULATORY CONSIDERATIONS

   Camden is a bank holding company registered with the Federal Reserve Board under the BHCA. As such, Camden's non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHCA and the regulations of the Federal Reserve Board. Camden is also considered a Maine financial institution holding company for purposes of the laws of the State of Maine, and, as such, is subject to the jurisdiction of the Maine Superintendent. In addition, Camden's bank subsidiaries (which will include the bank subsidiary of KSB following the merger) (collectively, the "Banks") are subject to the regulation and supervision of various federal and state authorities, including the FDIC, the Office of the Comptroller of the Currency (the "Comptroller") and the Maine Superintendent.

   Set forth below is a brief description of certain laws and regulations that relate to the regulation of Camden and/or its subsidiaries. The description of certain laws and regulations below and elsewhere in this Joint Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

Certain Restrictions on Activities of Bank Holding Companies

   The BHCA imposes significant restrictions on the activities of bank holding companies. Bank holding companies are required to obtain the prior approval of the Federal Reserve Board before they may: (1) acquire direct or indirect ownership or control of more than 5% of any class of the voting securities of any bank; (2) acquire all or substantially all of the assets of any bank; or
(3) merge or consolidate with any other bank holding company.

   The Federal Reserve Board generally may not approve any transaction that would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States. The Federal Reserve Board also may not approve a transaction that could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade. However, the Federal Reserve Board may approve any such transaction if it determines that the public interest in meeting the convenience and needs of the community served clearly outweigh the anticompetitive effects of the proposed transaction. The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned, as well as the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below. The consideration of convenience and needs includes the parties' performance under the Community Reinvestment Act of 1977.

   Another factor that is scrutinized in the application process is the Year 2000 readiness of the parties involved in acquisition transactions. Banking organizations whose Year 2000 readiness is in less than satisfactory condition receive special scrutiny in connection with acquisition transactions requiring regulatory approval, and may not be eligible to use expedited application procedures for acquisition transactions.

   The BHCA, as amended by the Interstate Banking and Branching Efficiency Act of 1994, permits interstate bank acquisitions subject to certain significant limitations, including limitations that preserve state laws that require a bank to have been in existence for a minimum number of years prior to acquisition and limitations relating to the amount of deposits that a bank holding company may control in any state.

   In addition to the restrictions imposed by the BHCA, as a financial institution holding company for purposes of the laws of the State of Maine, Camden must obtain the prior approval of the Maine Superintendent before acquiring control of more than 5% of the voting shares of (i) a Maine financial institution or any financial institution or financial institution holding company which controls, directly or indirectly, a Maine financial institution or financial institution holding company, or (ii) an out of state financial institution. The term "financial institution" includes, but is not limited to, trust companies, nondepository trust companies, savings banks, industrial banks and savings and loan associations. In determining whether to grant such an approval, the Maine Superintendent must consider whether a proposed transaction will contribute to the financial strength and success of the relevant financial institution and promote the convenience and advantage of the public. When determining whether the standard of public convenience and advantage has been met, the Maine Superintendent will consider the following factors:

  .  the character, ability and overall sufficiency of the management;

  . the adequacy of capital and financial resources of the relevant institutions; the competitive effect of the proposed transaction; the convenience and needs of the market area(s) to be served;

  . the effect of the proposed transaction on the price, availability and quality of services in the market area(s) to be served;

  . the impact of the proposed transaction on other financial institutions in the relevant market area(s); and

  .  the fairness and equities involved.

   The BHCA also prohibits Camden from: (1) engaging in activities other than banking, managing, or controlling banks or other permissible subsidiaries; and
(2) acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

   In determining whether a particular activity is permissible, the Federal Reserve Board must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits the Federal Reserve Board considers include greater convenience, increased competition, or gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

   The Federal Reserve Board has by regulation determined that certain activities are so closely related to banking, within the meaning of the BHCA, that such activities are permissible by bank holding companies. These activities include:

  . making or servicing loans such as would be made by a mortgage, consumer finance, credit card, or factoring company;

  .  performing trust company functions;

  .  performing certain data processing operations;

  .  providing limited securities brokerage services;

  .  acting as an investment or financial advisor;

  . acting as an insurance agent for certain types of credit-related insurance;

  .  leasing personal property on a full-payout, non-operating basis;

  .  providing tax planning and preparation services;

  .  operating a collection agency; and

  .  providing certain courier services.

   The Federal Reserve Board also has determined that certain other activities, including real estate brokerage and syndication, land development, property management and underwriting of life insurance not related to credit transactions, are not so closely related to banking as to be a proper incident thereto, and that bank holding companies are prohibited from engaging in such activities.

   There are no territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve Board has the power to order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company may result from such activity.

   The Maine Superintendent has by regulation determined that, unless otherwise prohibited by applicable state law, Maine financial institution holding companies and/or their subsidiaries may engage in those activities which are authorized for bank holding companies under federal law, including the BHCA, and the regulations promulgated pursuant thereto. Any Maine financial institution holding company (or subsidiary thereof) proposing to engage in such an authorized activity must first apply for and obtain the prior approval of the Maine Superintendent.

Limitations on Control of Camden

   Federal law limits who may control Camden. Specifically, the Federal Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control.

   Notwithstanding the foregoing, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25% (5% in the case of an acquirer that is a bank holding company) or more of the outstanding common stock of, or such lesser number of shares as constitute control over, Camden. Such approval would be contingent upon, among other things, the acquirer registering as a bank holding company if not already so registered, divesting all impermissible holdings, and ceasing any activities not permissible for a bank holding company.

   In addition to federal law limitations, Maine law prohibits any person or company from acquiring control of a Maine financial institution or financial institution holding company which controls, directly or indirectly, a Maine financial institution, unless such person or company has obtained the prior approval of the Maine Superintendent.

Certain Transactions by Bank Holding Companies and Their Affiliates

   There are various legal restrictions on the extent to which a bank holding company, such as Camden, and its non-bank subsidiaries may borrow, obtain credit from or otherwise engage in "covered transactions" with its FDIC insured depository institution subsidiaries. Such borrowings and other covered transactions by an insured depository institution subsidiary (and its subsidiaries) with its non-depository institution affiliates are limited to the following amounts: (1) in the case of any affiliate, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 10% of the capital stock and surplus of the insured depository institution; and (2) in the case of all affiliates, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 20% of the capital stock and surplus of the insured depository institution. "Covered transactions Covered transactions" are defined by statute for these purposes to include a loan or extension of credit to an affiliate, a purchase of, or investment in, securities issued by an affiliate, a purchase of assets from an affiliate unless exempted by the Federal Reserve Board, the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any person or company, or the issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate. Covered transactions are also subject to certain collateral security requirements. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property of any kind, or furnishing of any service.

Support of Subsidiary Institutions and Liability of Commonly Controlled Depository Institutions

   Under Federal Reserve Board policy, Camden is expected to act as a source of financial strength for, and commit its resources to support its bank subsidiaries. This support may be required at times when Camden may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its bank subsidiaries are subordinate to the payment of deposits and to certain other indebtedness. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a bank subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

   A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with the default of a commonly controlled FDIC-insured depository institution or any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. Camden's bank subsidiaries are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of the Banks would likely result in assertion of the cross-guarantee provisions, the assessment of estimated losses against the other Banks, and a potential loss of Camden's investments in the Banks.

Payment of Dividends

   Camden is a legal entity separate and distinct from its bank and other subsidiaries. A principal source of cash flow of Camden, including cash flow to pay dividends to its stockholders, are dividends from its bank subsidiaries. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Camden, as well as by Camden to its stockholders.

   As to the payment of dividends, each of Camden's bank subsidiaries is subject to the laws and regulations of its chartering jurisdiction and to the regulations of its primary federal regulator. If the federal banking regulator determines that a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the regulator may require, after notice and hearing, that the institution cease and desist from such practice. Depending on the financial condition of the depository institution, an unsafe or unsound practice could include the payment of dividends. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. The federal agencies have also issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

   The payment of dividends by Camden and its bank subsidiaries may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

Regulation of the Banks

   Each of Camden's subsidiaries is subject to numerous state and/or federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more federal or state bank regulatory agencies. Camden is a national banking association that is subject to regulation by the Comptroller. United Bank, Trust Company of Maine, Inc. and Kingfield Bank, as Maine-chartered entities, are subject to regulation and supervision by the Maine Superintendent. Thus, if as is expected, United Bank and Kingfield Bank merge with Kingfield Bank as the surviving entity, the resultant institution will continue to be subject to regulation and supervision by the Maine Superintendent. As FDIC-insured institutions, each of Camden, United Bank and Kingfield Bank is also subject to certain requirements applicable to insured depository institutions. Each of the Banks is also required to file reports with and obtain approvals from various regulatory agencies prior to entering into certain transactions, including mergers with, or acquisitions of, other financial institutions.

   Virtually every aspect of the Banks' day-to-day operations is subject to numerous requirements and restrictions. These requirements and restrictions apply with respect to such matters as, for example and without limitation, the nature and amount of loans and investments that may be made, the nature and amount of collateral for certain loans, the maximum amount of deposits each of the Banks may hold as a percentage of the aggregate deposits in a particular geographic area, the issuance of securities, the taking of reserves against deposits, the establishment and closure of branches, non-banking activities and other operations. Numerous laws and regulations also set forth special restrictions and procedural requirements with respect to the extension of credit, credit practices, the disclosure of credit terms and discrimination in credit transactions. These legal requirements differ for each of the Banks to a greater or lesser extent because these entities are chartered under different legal authorities. Furthermore, the laws and regulations that govern the Banks have generally been promulgated to protect depositors and the deposit insurance funds of the FDIC and not for the protection of Camden and its stockholders.

   As a national bank, Camden must comply with the National Bank Act and the regulations promulgated thereunder by the Comptroller which limit its activities to those that are deemed to be part of or incidental to the "business of banking." Activities that are part of or incidental to the business of banking include taking deposits, borrowing and lending money, discounting or negotiating paper, acting as fiduciary, and investing in certain bank-eligible securities. Examples of activities that are not permissible for national banks include, without limitation, operation of a travel agency, engaging in a general real estate brokerage business, and investing in most types of equity securities. Subsidiaries of national banks, in general, may only engage in activities permissible for the parent national bank.

   FDIC insured, state-chartered banks, such as United Bank and Kingfield Bank, are subject to similar restrictions on their business and activities. In particular, Section 24 of the Federal Deposit Insurance Act ("FDIA"), as added by FDICIA, provides that an insured state bank may not engage as a principal in any activity that is not permissible for a national bank, unless the FDIC has determined that the activity would pose no significant risk to the appropriate deposit insurance fund and the state bank is in compliance with applicable capital standards. Activities of subsidiaries of insured state banks are similarly restricted to those activities permissible for subsidiaries of national banks, unless the FDIC has determined that the activity would pose no significant risk to the appropriate deposit insurance fund and the state bank is in compliance with applicable capital standards. Section 24 also provides that an insured state bank generally may not, directly or indirectly, acquire or retain any equity investment of a type that is not permissible for a national bank, which would include most equity security investments. In addition, state-chartered banks are subject to numerous restrictions on their activities and investments under the laws of their chartering jurisdiction.

   With the passage of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the Crime Control Act of 1990 (the "Crime Control Act") and FDICIA, federal bank regulatory agencies, including the Comptroller and the FDIC, have been granted substantially broad enforcement powers to restrict activities of financial institutions and to impose or seek the imposition of increased civil and criminal penalties upon financial institutions and the individuals who manage and control such institutions. In general, any bank that does not operate in accordance with applicable regulations, policies, and directives may be sanctioned for noncompliance by the appropriate bank regulatory agency. Proceedings may be instituted against any FDIC-insured bank or any director, officer, or employee of such bank and certain other "institution-affiliated parties" (a term that includes stockholders who participate in the conduct of the bank's affairs and, under certain circumstances, accountants, appraisers, and attorneys) who engage in unsafe and unsound practices, breaches of fiduciary duties, or violations of applicable laws, regulations, regulatory orders, and agreements. In general, the FDIC has the authority to terminate insurance of deposit accounts, to issue orders to cease and desist, to remove officers, directors, and other institution-affiliated parties, to impose substantial civil money penalties against a bank and any director, officer, employee, agent, or other institution-affiliated party of a bank and to place the bank into receivership. With respect to national banks, the Comptroller has the authority, among other powers, to promulgate cease and desist orders, remove or suspend officers and directors, and impose civil money penalties.

   FIRREA's provisions enhanced the supervisory and enforcement powers of the federal banking agencies with respect to banks generally, expanded the FDIC's receivership powers with respect to failed banks, and protected insured banks from abusive or imprudent transactions. In addition, provisions of FIRREA simplified and shortened the procedures for the FDIC to terminate insurance of a bank's deposit accounts, authorized the FDIC, as receiver, to repudiate certain contracts entered into by the insured bank and significantly increased the amount of civil money penalties which may be assessed by federal bank regulatory agencies against a bank, its officers and directors or other institution-affiliated parties. FIRREA also broadened the circumstances under which such penalties may be assessed. FIRREA imposed additional restrictions on banks that do not meet applicable minimum capital requirements, have experienced a change of control within the preceding two years, or are deemed to be in a "troubled" condition. These restrictions include requiring written notice to federal regulatory authorities prior to certain proposed changes in the institution's senior management or board of directors and prohibiting acceptance, renewal, or rollover of brokered deposits (which prohibition was extended by FDICIA).

   The third of these acts, FDICIA, was intended, among other things, to strengthen federal supervision and examination of insured depository institutions, to require that federal banking regulators intervene promptly when a depository institution experiences financial difficulties, to mandate the establishment of a risk-based deposit insurance assessment system, and to require imposition of numerous additional safety and soundness operational standards and restrictions. FDICIA also expanded the conservatorship and receivership powers of the FDIC.

   FDICIA included a variety of provisions that affect the internal operations and activities of banks. For example, pursuant to FDICIA, the federal banking agencies promulgated safety and soundness standards relating to operations and management, compensation, asset quality, earnings, and stock valuation. FDICIA further required that certain insured depository institutions have periodic on-site regulatory examinations and annual audits by an independent public accountant. The audit process must be overseen by an independent audit committee composed of outside directors.

   FDICIA also implemented certain changes in deposit insurance coverage, including, among other things, the elimination of insurance on foreign deposits and a significant reduction in "pass-through" deposit insurance coverage for certain employee benefit plan deposits under certain circumstances. FDICIA generally prohibits the FDIC from insuring deposits over $100,000.

FDIC Insurance Assessments

   The deposit accounts of each of the Banks are insured by the Bank Insurance Fund (the "BIF") of the FDIC generally up to a maximum of $100,000 per separately insured depositor, and each of the Banks is subject to FDIC deposit insurance assessments. In addition, certain deposits obligations of Kingfield Bank are insured by the Savings Association Insurance Fund (the "SAIF") of the FDIC. Thus, if, as is expected, United Bank and Kingfield Bank merge with Kingfield Bank as the surviving entity, certain deposit obligations of the surviving entity will be insured by the BIF and certain deposit obligations of such entity will be insured by the SAIF.

   Pursuant to FDICIA, the FDIC adopted a risk-based system for determining deposit insurance assessments under which all insured institutions were placed into one of nine categories and assessed insurance premiums, ranging from $2,000 to 0.27% of insured deposits, based upon their level of capital and supervisory evaluation. Because the FDIC sets the assessment rates based upon the level of assets in the insurance fund, premium rates rise and fall as the number and size of bank failures increase and decrease, respectively. Under the system, institutions are assigned to one of three capital groups based solely on the level of an institution's capital--"well capitalized," "adequately capitalized" and "undercapitalized"--that are defined in the same manner as the regulations establishing the prompt corrective action system under Section 38 of FDIA, as discussed below. These three groups are then divided into three subgroups that reflect varying levels of supervisory concern, from those that are considered to be healthy to those that are considered to be of substantial supervisory concern. BIF and SAIF deposits may be assessed at different rates. Furthermore, the Economic Growth and Regulatory Paperwork Reduction Act of 1996 requires BIF-insured banks to participate in the payment of interest due on Financing Corporation bonds used to finance the thrift bailout. As BIF-insured institutions, the Banks are subject to a special Financing Corporation assessment in addition to assessments applicable to BIF-insured deposits.

Minimum Capital Requirements and Prompt Corrective Action

   Each of the Banks must satisfy certain minimum capital requirements, and Camden is expected to satisfy similar requirements established by the Federal Reserve Board. Under both the Comptroller and the FDIC's regulations, a bank is deemed to be (1) "well capitalized" if it has total risk-based capital of 10% or more, a Tier 1 risk-based capital ratio of 6% or more, and a Tier 1 leverage capital ratio of 5% or more and is not subject to any written agreement, order, capital directive, or corrective action directive, (2) "adequately capitalized" if it has a total risk-based capital ratio of 8% or more, a Tier 1 risk-based capital ratio of 4% or more and a Tier 1 leverage capital ratio of 4% or more (3% under certain circumstances) and does not meet the definition of "well capitalized," (3) "undercapitalized" if it has a total risk-based capital ratio that is less than 8%, a Tier 1 risk-based capital ratio that is less than 4% or a Tier 1 leverage capital ratio that is less than 4% (3% under certain circumstances), (4) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3% or a Tier 1 leverage capital ratio that is less than 3%, and (5) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2%. Section 38 of the FDIA and the regulations promulgated thereunder by the federal banking agencies also specify circumstances under which a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that neither the FDIC or the Comptroller may reclassify a significantly undercapitalized institution as critically undercapitalized).

   A number of sanctions may be imposed on banks that are not in compliance with applicable capital requirements, including, without limitation, restrictions on asset growth and imposition of a capital directive that may require, among other things, an increase in regulatory capital, reduction of rates paid on savings accounts, cessation of or limitations on deposit-gathering, lending, purchasing loans, making specified investments, or issuing new accounts, limits on operational expenditures, an increase in liquidity, and such other restrictions or corrective actions as the appropriate federal banking agency may deem necessary or appropriate. Federal law also restricts the use of brokered deposits by certain depository institutions in certain capitalization categories.

   Under the system of prompt corrective action mandated by FDICIA, immediately upon becoming undercapitalized, an institution will become subject to the provisions of Section 38 of the FDIA, which include (1) restricting payment of capital distributions and management fees, (2) requiring that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital, (3) requiring submission of a capital restoration plan,
(4) restricting the growth of the institution's assets, and (5) requiring prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include the following: requiring the institution to raise additional capital; restricting transactions with affiliates;

restricting interest rates paid by the institution on deposits; requiring replacement of senior executive officers and directors; restricting the activities of the institution and its affiliates; requiring divestiture of the institution or the sale of the institution to a willing purchaser; and any other supervisory action that the agency deems appropriate.

   FDICIA provides for the appointment of a conservator or receiver for any insured depository institution that is "critically undercapitalized," or that is "undercapitalized" and (1) has no reasonable prospect of becoming "adequately capitalized," (2) fails to become "adequately capitalized" when required to do so under the prompt corrective action provisions, (3) fails to submit an acceptable capital restoration plan within the prescribed time limits, or (4) materially fails to implement an accepted capital restoration plan. In addition, the appropriate federal regulatory agency will be required to appoint a receiver (or a conservator) for a "critically undercapitalized" depository institution within 90 days after the institution becomes "critically undercapitalized" or to take such other action that would better achieve the purpose of Section 38 of FDIA. Such alternative action can be renewed for successive 90 day periods. With limited exceptions, however, if the institution continues to be "critically undercapitalized" on average during the quarter that begins 270 days after the institution first became "critically undercapitalized," a receiver must be appointed.

Other Aspects of Federal and State Law

   Regulation D promulgated by the Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts or non-personal time deposits, subject to certain exemptions. "Transaction accounts" include demand deposits, NOW accounts, and certain other types of accounts that permit payments or transfers to third parties. "Non-personal time deposits" include money market deposit accounts or other savings deposits held by corporations or other depositors and certain other types of time deposits. Because required reserves must be maintained in the form of vault cash or non-interest bearing deposits with a regional Federal Reserve Bank, the effect of this reserve requirement is to reduce the amount of the institution's interest-bearing assets.

   The Banks are also subject to federal and state statutory and regulatory provisions covering security procedures, currency and foreign transactions reporting, insider and affiliated party transactions, management interlocks, loan interest rate limitations, lending policies, truth-in-lending, electronic funds transfers, funds availability, truth-in-savings, home mortgage disclosure, and equal credit opportunity.

Government Policies and Legislative and Regulatory Proposals

   The Banks' operations are generally affected by the economic, fiscal, and monetary policies of the United States and its agencies and regulatory authorities, particularly the Federal Reserve Board (which regulates the money supply of the United States, reserve requirements against deposits, the discount rate on Federal Reserve Board borrowings and related matters, and which conducts open-market operations in U.S. government securities). The fiscal and economic policies of various governmental entities and the monetary policies of the Federal Reserve Board have a direct effect on the availability, growth, and distribution of bank loans, investments, and deposits.

   In addition, various proposals to change the laws and regulations governing the operations and taxation of, and deposit insurance premiums paid by, federally and state-chartered banks and other financial institutions are from time to time pending in Congress and in state legislatures as well as before the Federal Reserve Board, the FDIC, the Comptroller and other federal and state bank regulatory authorities. The likelihood of any major changes in the future, and the impact any such changes might have on the Banks, are not possible to determine.

Status of Regulatory Approvals and Other Information

   Camden and KSB have filed (or will promptly file) all applications and notices and have taken (or will promptly take) other appropriate action with respect to any requisite approvals or other action of any governmental authority. The merger agreement provides that the obligation of each of Camden and KSB to complete the merger is conditioned upon the receipt of all requisite regulatory approvals, including the approvals of the Federal Reserve Board and the Maine Superintendent. There can be no assurance that any governmental agency will approve or take any required action with respect to the merger, and, if such approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to mutually consent to abandon the merger or that no action will be brought challenging such approvals or action, including a challenge by the DOJ or, if such a challenge is made, the result thereof. In determining whether or not to approve the merger, the Federal Reserve Board and the Maine Superintendent will apply the standards described more fully under "Certain Regulatory Considerations--Certain Restrictions on Activities of Bank Holding Companies."

   Camden and KSB have also agreed to take all actions necessary and appropriate to complete the merger of United Bank and Kingfield Bank as soon as is practicable after the merger. The bank merger may not be completed without certain regulatory approvals, including the approval of the FDIC and the Maine Superintendent.

   Camden and KSB are not aware of any governmental approvals or actions that may be required for completion of the Merger other than as described above. Should any other approval or action be required, Camden and KSB currently contemplate that such approval or action would be sought.

   The merger cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that the regulatory approvals will be obtained or as to the dates of any such approvals. See "The Merger Agreement-- Conditions to Complete the Merger." There can likewise be no assurance that the DOJ or other governmental authorities will not challenge the merger or if such a challenge is made, as to the result thereof.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

   The following is a general summary of material United States federal income tax consequences of the merger to Camden and KSB and their respective stockholders. The following discussion is based upon current provisions of the Code, existing temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. No attempt has been made to comment on all United States federal income tax consequences of the merger that may be relevant to stockholders of Camden and KSB. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular stockholder of Camden or KSB.

   The following discussion may not apply to particular categories of holders of shares of Camden common stock or KSB common stock subject to special treatment under the Code, such as insurance companies, financial institutions, broker-dealers, tax-exempt organizations, individual retirement and other tax-deferred accounts, banks, persons subject to the alternative minimum tax, persons who hold Camden common stock or KSB common stock as part of a straddle, hedging or conversion transaction, persons whose functional currency is other than the United States dollar, persons eligible for tax treaty benefits, foreign corporations, foreign partnerships and other foreign entities, individuals who are not citizens or residents of the United States and holders whose shares were acquired pursuant to the exercise of an employee stock option or otherwise as compensation. Stockholders of Camden and KSB are urged to consult their tax advisors to determine the specific tax consequences of the merger, including any state, local or other tax consequences of the merger.

Tax Consequences of the Merger

   Tax opinions of Berry, Dunn, McNeil & Parker, LLC, and Luse, Lehman, Gorman, Pomerenk & Schick, P.C. have been filed as Exhibits 8.1 and 8.2, respectively, to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part. However, it is a condition to complete the merger that Berry, Dunn, McNeil & Parker, LLC, tax advisor to Camden, will deliver an opinion to Camden, and Luse, Lehman, Gorman, Pomerenk & Schick, P.C. counsel to KSB, will deliver an opinion to KSB, each to the effect that, based on representations of Camden and KSB and on assumptions and conditions at the Effective Time, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The tax opinions in Exhibits 8.1 and 8.2 are not intended to satisfy this closing condition, but taken together these two tax opinions opine that the merger will constitute a Code Section 368(a) reorganization and will have the following consequences.

   As a consequence of reorganization treatment, neither Camden nor KSB will recognize gain or loss as a result of the merger. Stockholders of KSB who exchange all of their KSB common stock solely for Camden common stock pursuant to the merger will not recognize gain or loss (except with respect to cash received in lieu of a fractional share interest in Camden common stock). The aggregate tax basis of the Camden common stock received by stockholders who exchange all of their KSB common stock solely for Camden common stock in the merger will be the same as the aggregate tax basis of the KSB common stock surrendered (reduced by any amount allocable to a fractional share interest for which cash is received). Finally, provided the shares of KSB common stock were held as a capital asset at the Effective Time, the holding period for shares of Camden common stock received by a stockholder in exchange will include the period that such shares of KSB common stock were held. The stockholders of Camden will not recognize gain or loss as a result of the merger.

   Cash received in lieu of fractional shares of Camden common stock will be treated as received in redemption for such fractional interests, and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the shares of Camden common stock allocable to such fractional shares. Such gain or loss will constitute capital gain or loss from the sale of stock if the stockholder holds its KSB common stock as a capital asset at the Effective Time.

Backup Withholding

   Under the backup withholding rules, a KSB stockholder may be subject to backup withholding at the rate of 31% with respect to certain payments received pursuant to the merger unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(2) provides a taxpayer identification number, certifies that the holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability provided that applicable filings are made with the Internal Revenue Service.

Other Tax Consequences

   The state and local tax treatment of the merger may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the treatment of the merger under state and local tax laws.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

   On October 7, 1997, Camden common stock began trading on the AMEX under the ticker symbol "CAC." Prior to that date, Camden common stock was not publicly traded on an organized exchange or on the Nasdaq National Market. Following the merger, the shares of Camden common stock will continue to be listed on the AMEX under the symbol "CAC." KSB common stock is quoted on the Nasdaq National Market under the ticker symbol "KSBK." Following the merger, KSB common stock will be delisted from the Nasdaq National Market.

   The following table sets forth, for the fiscal quarters indicated, (1) the range of high and low sale prices of Camden common stock and KSB common stock (rounded to two decimal places), and (2) the amount of cash dividends declared per share:

                                Camden Common Stock (1)  KSB Common Stock (2)
                                ----------------------- ----------------------
                                Market Price    Cash    Market Price   Cash
                                ------------- Dividends ------------ Dividends
                                 High   Low   Declared   High   Low  Declared
                                ------ ------ --------- ------ ----- ---------
     1997
       1st Quarter.............    --     --      --    $11.33 $8.77   $.033
       2nd Quarter.............    --     --      --     14.67  9.00     --
       3rd Quarter.............    --     --      --     16.00 12.50    .040
       4th Quarter............. $20.25 $14.75  $0.117    22.50 12.68     --
     1998
       1st Quarter.............  20.00  18.42   0.133    22.00 18.00    .050
       2nd Quarter.............  20.00  19.00   0.137    19.38 17.00     --
       3rd Quarter.............  19.42  17.08   0.140    18.38 15.50    .060
       4th Quarter.............  27.00  16.33   0.143    18.38 12.00     --
     1999
       1st Quarter.............  20.56  17.63   0.150    17.00 13.25    .080
       2nd Quarter.............  22.75  17.38   0.150    14.75  8.00     --
       3rd Quarter (through
        August 31, 1999).......  20.50  17.75   0.150    18.88 11.50    .080

--------
(1) On July 27, 1999, the last full trading day prior to the public announcement of the proposed merger, the highest, lowest and last reported sale price of Camden common stock was $19.75 per share. On October 1, 1999, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the last reported sale price of Camden common stock was $19.00 per share. Figures have been adjusted to reflect a 3-for-1 stock split on December 7, 1998. Stockholders are urged to obtain current market quotations prior to making any decisions with respect to the merger.
(2) On July 27, 1999, the last full trading day prior to the public announcement of the proposed merger, the range of the bid and asked prices for the KSB common stock was $13.50 to $15.375 per share. On October 5, 1999, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the last reported sale price of KSB common
    stock was $   per share. Stockholders are urged to obtain current market quotations prior to making any decisions with respect to the merger.

   As of October 1, 1999, there were 818 holders of record of Camden common stock and as of August 31, 1999 there were 323 holders of record of KSB common stock.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

                          CAMDEN NATIONAL CORPORATION
                               KSB BANCORP, INC.

                  UNAUDITED PRO FORMA COMBINING BALANCE SHEETS

   The following Unaudited Pro Forma Combining Balance Sheets present the combined financial position of Camden and KSB as of June 30, 1999 and as of December 31, 1998, respectively, assuming the merger had occurred as of each such date. The accompanying pro forma information is based on historical balance sheet data of Camden and KSB as of December 31, 1998, respectively, giving effect to the transaction as a pooling of interests.

   The Unaudited Pro Forma Combining Balance Sheets should be read in conjunction with the Unaudited Pro Forma Combining Statements of Income appearing elsewhere in this Joint Proxy Statement/Prospectus and the Notes to Unaudited Pro Forma Financial Information and the historical financial statements (and accompanying notes) of Camden and KSB, which are incorporated by reference in this Joint Proxy Statement/Prospectus, including but not limited to, the financial information of Camden and KSB contained in their respective Annual Reports on Form 10-K and 10-KSB for the year ended December 31, 1998. The Unaudited Pro Forma Combining Balance Sheets are presented for informational purposes only and are not necessarily indicative of the combined financial position that would have occurred if the proposed merger of Camden and KSB had been consummated on June 30, 1999 or December 31, 1998, respectively, or which may be obtained in the future. In addition, the Unaudited Pro Forma Combining Balance Sheets have not been restated to reflect the reissuance of 125,000 shares of Camden common stock, except on the June 30, 1999 statement. For information regarding the uncertainty of assumptions, estimates and expectations reflected herein, see "Risk Factors."

                          CAMDEN NATIONAL CORPORATION

                               KSB BANCORP, INC.

                  UNAUDITED PRO FORMA COMBINING BALANCE SHEETS

                                 June 30, 1999

                                                                       Pro Forma
                                                                       Camden and
                                                   Pro Forma              KSB
                               Camden     KSB     Adjustments           Combined
                              --------  --------  -----------          ----------
                                           (in thousands)
ASSETS:
Cash, due from banks........  $ 16,207  $  3,457    $2,609 (/7/)        $ 22,273
Federal funds sold..........     1,243       --        --                  1,243
Securities..................   204,898    27,102       --                232,000
Loans.......................   467,052   143,501       --                610,553
Reserve for loan losses.....    (7,062)   (1,803)      --                 (8,865)
Mortgages held for resale...       --        200       --                    200
Intangible assets...........     7,071     1,306       --                  8,377
Other assets................    28,324     5,570       --                 33,894
                              --------  --------    ------              --------
    Total assets............  $717,733  $179,333    $2,609              $899,675
                              ========  ========    ======              ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY:
Deposits:
  Noninterest-bearing.......  $ 63,176  $ 10,765       --               $ 73,941
  Interest-bearing..........   451,300   121,724       --                573,024
                              --------  --------    ------              --------
Total deposits..............   514,476   132,489       --                646,965
Borrowings from Federal Home
 Loan Bank..................   101,969    29,652       --                131,621
Other borrowed funds........    32,207     1,987       --                 34,194
Accrued interest and other
 liabilities................     6,866     1,030     2,130 (/4/)          10,026
                              --------  --------    ------              --------
    Total liabilities.......  $655,518  $165,158    $2,130              $822,806
                              ========  ========    ======              ========
Stockholders' Equity:
Common stock................  $  2,436  $     13    $1,469 (/6/)        $  3,918
Surplus.....................     1,142     4,938    (1,347)(/6/)(/7/)      4,733
Retained earnings...........    71,039     9,639    (2,130)(/4/)          78,548
Accumulated other
 comprehensive income.......    (2,206)      (99)      --                 (2,305)
Employee Stock Ownership
 Plan.......................       --        (44)      --                    (44)
Bank Recognition and
 Retention Plan.............       --        (23)      --                    (23)
Treasury stock, at cost.....   (10,196)     (249)    2,487 (/6/)(/7/)     (7,958)
                              --------  --------    ------              --------
    Total stockholders'
     equity.................    62,215    14,175       479                76,869
                              --------  --------    ------              --------
    Total liabilities and
     stockholders' equity...  $717,733  $179,333    $2,609              $899,675
                              ========  ========    ======              ========

      See Notes to The Unaudited Pro Forma Combining Financial Statements

                          CAMDEN NATIONAL CORPORATION

                               KSB BANCORP, INC.

                  UNAUDITED PRO FORMA COMBINING BALANCE SHEETS

                               December 31, 1998

                                                                     Pro Forma
                                                                     Camden and
                                                          Pro Forma     KSB
                                      Camden     KSB     Adjustments  Combined
                                     --------  --------  ----------- ----------
                                                  (in thousands)
ASSETS:
Cash, due from banks................ $ 14,938  $  3,237     $--      $  18,175
Federal funds sold..................      --        --       --            --
Securities..........................  186,813    31,880      --        218,693
Loans...............................  414,310   122,530      --        536,840
Reserve for loan losses.............   (6,512)   (1,580)     --         (8,092)
Mortgages held for resale...........   24,637     8,228      --         32,865
Intangible assets...................    7,219     1,411      --          8,630
Other assets........................   26,546     5,623      --         32,169
                                     --------  --------     ----     ---------
    Total assets.................... $667,951  $171,329     $--      $ 839,280
                                     ========  ========     ====     =========
LIABILITIES AND STOCKHOLDERS'
 EQUITY:
Deposits:
  Noninterest-bearing............... $ 64,303  $ 12,766     $--      $  77,069
  Interest-bearing..................  444,270   120,215      --        564,485
                                     --------  --------     ----     ---------
Total deposits......................  508,573   132,981      --        641,554
Borrowings from Federal Home Loan
 Bank...............................   60,265    22,647      --         82,912
Other borrowed funds................   29,893       877      --         30,770
Accrued interest and other
 liabilities........................    5,118     1,137      --          6,255
                                     --------  --------     ----     ---------
    Total liabilities............... $603,849  $157,642     $--      $ 761,491
                                     --------  --------     ----     ---------
Stockholders' Equity:
Common stock........................ $  2,436  $     13     $--      $   2,449
Surplus.............................    1,142     4,842      --          5,984
Retained earnings...................   68,785     8,796      --         77,581
Accumulated other comprehensive
 income.............................     (129)      211      --             82
Employee Stock Ownership Plan.......      --        (68)     --            (68)
Bank Recognition and Retention
 Plan...............................      --        (30)     --            (30)
Treasury stock, at cost.............   (8,132)      (77)     --         (8,209)
                                     --------  --------     ----     ---------
    Total stockholders' equity......   64,102    13,687      --         77,789
                                     --------  --------     ----     ---------
    Total liabilities and
     stockholders' equity........... $667,951  $171,329     $--      $ 839,280
                                     ========  ========     ====     =========


      See Notes To The Unaudited Pro Forma Combining Financial Statements

                     UNAUDITED PRO FORMA FINANCIAL INFORMATION

                          CAMDEN NATIONAL CORPORATION

                               KSB BANCORP, INC.

               UNAUDITED PRO FORMA COMBINING STATEMENTS OF INCOME

   The following Unaudited Pro Forma Combining Statements of Income give effect to Camden's proposed acquisition of KSB by combining the results of operations of Camden and KSB for each of the periods presented on a pooling of interests basis, assuming the acquisition had occurred as of the beginning of each period. Basic and diluted earnings per share and weighted average shares outstanding are based on the exchange ratio of 1.136 shares of Camden common stock for each share of KSB common stock as specified in the merger agreement. The Unaudited Pro Forma Combining Statements of Income should be read in conjunction with the Unaudited Pro Forma Combining Balance Sheets and Notes to Unaudited Pro Forma Financial Information appearing elsewhere in this Joint Proxy Statement/Prospectus and the Notes to Unaudited Pro Forma Financial Information and the historical financial statements (and accompanying notes) of Camden and KSB, which are incorporated by reference in this Joint Proxy Statement/Prospectus, including but not limited to, the financial information of Camden and KSB contained in their respective Annual Reports on Form 10-K and 10-KSB for the year ended December 31, 1998 and Quarterly Reports on Forms 10-Q and 10-QSB for the three month period ended June 30, 1999. In addition, the Unaudited Pro Forma Combining Statements of Income have not been restated to reflect the reissuance of 125,000 shares of Camden common stock. The pro forma amounts are not necessarily indicative of results that will be obtained on a combined basis. The pro forma amounts have not been adjusted to reflect any of the improvements in operating efficiencies that the surviving corporation anticipates will occur as a result of the merger.

                          CAMDEN NATIONAL CORPORATION

                               KSB BANCORP, INC.

               UNAUDITED PRO FORMA COMBINING STATEMENT OF INCOME

                       For six months ended June 30, 1999

                                                                     Pro Forma
                                                                     Camden and
                                     Camden      KSB      Pro Forma     KSB
                                   Historical Historical Adjustments  Combined
                                   ---------- ---------- ----------- ----------
                                    (In thousands, except share and per share
                                                     amounts)
Interest Income
Interest and fees on loans........ $   20,101 $    5,882    $--      $   25,983
Interest on securities............      5,775      1,027     --           6,802
Other.............................        843        --      --             843
                                   ---------- ----------    ----     ----------
  Total interest income...........     26,719      6,909     --          33,628
Interest Expense
Interest on deposits..............      8,962      2,403     --          11,365
Interest on other borrowings......      2,686        674     --           3,360
                                   ---------- ----------    ----     ----------
  Total interest expense..........     11,648      3,077     --          14,725
                                   ---------- ----------    ----     ----------
  Net interest income.............     15,071      3,832     --          18,903
Provision for Loan Losses.........        940        300     --           1,240
                                   ---------- ----------    ----     ----------
  Net interest income after
   provision for loan losses......     14,131      3,532     --          17,663
                                   ---------- ----------    ----     ----------
Other Income
Service charges on deposit
 accounts.........................      1,123        421     --           1,544
Other service charges and fees....        --       1,014     --           1,014
Mortgage servicing fees...........         25        141     --             166
Merchant assessments..............        525        --      --             525
Other income......................        375         76     --             451
                                   ---------- ----------    ----     ----------
  Total other income..............      3,062        638     --           3,700
                                   ---------- ----------    ----     ----------
  Total income....................     17,193      4,170     --          21,363
                                   ---------- ----------    ----     ----------
Operating Expenses
Salaries and employee benefits....      4,877      1,403     --           6,280
Net occupancy.....................        649        175     --             824
Furniture, equipment and data
 processing.......................        686        408     --           1,094
Other.............................      3,276        758     --           4,034
                                   ---------- ----------    ----     ----------
  Total operating expenses........      9,488      2,744     --          12,232
  Income before income taxes......      7,705      1,426     --           9,131
Income Taxes......................      2,476        482     --           2,958
                                   ---------- ----------    ----     ----------
Net Income........................ $    5,229 $      944    $--      $    6,173
                                   ========== ==========    ====     ==========
Per Share Data
Basic earnings per share.......... $     0.79 $     0.76    $--      $     0.77
Diluted earnings per share........       0.79       0.74     --            0.76
Weighted average number of shares
 outstanding......................  6,624,978  1,238,563     --       8,031,986

                          CAMDEN NATIONAL CORPORATION

                               KSB BANCORP, INC.

               UNAUDITED PRO FORMA COMBINING STATEMENT OF INCOME

                       For six months ended June 30, 1998

                                                                       Pro Forma
                                                                         Camden
                             Camden          KSB          Pro Forma     and KSB
                           Historical     Historical     Adjustments    Combined
                          -------------- -------------- ------------- --------------
                           (In thousands, except share and per share amounts)
Interest Income
Interest and fees on
 loans..................  $       17,842 $        5,635    $    --    $       23,477
Interest on securities..           4,999            802         --             5,801
Other...................             522            --          --               522
                          -------------- --------------    --------   --------------
  Total interest
   income...............          23,363          6,437         --            29,800
Interest Expense
Interest on deposits....           7,978          2,311         --            10,289
Interest on other
 borrowings.............           2,385            627         --             3,012
Other...................              32            --          --                32
                          -------------- --------------    --------   --------------
  Total interest
   expense..............          10,395          2,938         --            13,333
                          -------------- --------------    --------   --------------
  Net interest income...          12,968          3,499         --            16,467
Provision for Loan
 Losses.................             648            240         --               888
                          -------------- --------------    --------   --------------
  Net interest income
   after provision for
   loan losses..........          12,320          3,259         --            15,579
                          -------------- --------------    --------   --------------
Other Income
Service charges on
 deposit accounts.......             783            418         --             1,201
Other service charges
 and fees...............             733            --          --               733
Mortgage servicing
 fees...................             --             196         --               196
Merchant assessments....             452            --          --               452
Other income............             244             59         --               303
                          -------------- --------------    --------   --------------
  Total other income....           2,212            673         --             2,885
                          -------------- --------------    --------   --------------
  Total income..........          14,532          3,932         --            18,464
                          -------------- --------------    --------   --------------
Operating Expenses
Salaries and employee
 benefits...............           4,036          1,292         --             5,328
Net occupancy...........             569            165         --               734
Furniture, equipment and
 data processing........             696            374         --             1,070
Other...................           2,620            782         --             3,402
                          -------------- --------------    --------   --------------
  Total operating
   expenses.............           7,921          2,613         --            10,534
  Income before income
   taxes................           6,611          1,319         --             7,930
Income Taxes............           2,136            466         --             2,602
                          -------------- --------------    --------   --------------
Net Income..............  $        4,475 $          853         --    $        5,328
                          ============== ==============    ========   ==============
Per Share Data
Basic earnings per
 share..................  $         0.66 $         0.70    $    --    $         0.65
Diluted earnings per
 share..................            0.64           0.67         --              0.63
Weighted average number
 of shares outstanding..       6,801,198      1,221,954         --         8,189,338

                          CAMDEN NATIONAL CORPORATION

                               KSB BANCORP, INC.

               UNAUDITED PRO FORMA COMBINING STATEMENT OF INCOME

                        For year ended December 31, 1998

                                                                     Pro Forma
                                                                       Camden
                                     Camden      KSB      Pro Forma   and KSB
                                   Historical Historical Adjustments  Combined
                                   ---------- ---------- ----------- ----------
                                    (In thousands, except share and per share
                                                     amounts)
Interest Income
Interest and fees on loans........ $   37,845 $   11,622    $ --     $   49,467
Interest on securities............      9,875      1,551      --         11,426
Other.............................      1,095         45      --          1,140
                                   ---------- ----------    -----    ----------
  Total interest income...........     48,815     13,218      --         62,033
Interest Expense
Interest on deposits..............     17,017      4,798      --         21,815
Interest on other borrowings......      3,701      1,172      --          4,873
Other.............................         32        --       --             32
                                   ---------- ----------    -----    ----------
  Total interest expense..........     20,750      5,970      --         26,720
                                   ---------- ----------    -----    ----------
  Net interest income                  28,065      7,248      --         35,313
Provision for Loan Losses.........      1,376        680      --          2,056
                                   ---------- ----------    -----    ----------
  Net interest income after
   provision for loan losses......     26,689      6,568      --         33,257
                                   ---------- ----------    -----    ----------
Other Income
Service charges on deposit
 accounts.........................        996        841      --          1,837
Other service charges and fees....      2,004                             2,004
Mortgage servicing fees...........                   268                    268
Merchant assessments..............      1,303                             1,303
Other income......................        195        219      --            414
                                   ---------- ----------    -----    ----------
  Total other income..............      4,498      1,328      --          5,826
                                   ---------- ----------    -----    ----------
  Total income....................     31,187      7,896      --         39,083
                                   ---------- ----------    -----    ----------
Operating Expenses
Salaries and employee benefits....      8,638      2,540      --         11,178
Net occupancy.....................      1,011        316      --          1,327
Furniture, equipment and data
 processing.......................      1,384        775      --          2,159
Other.............................      6,040      1,498      --          7,538
                                   ---------- ----------    -----    ----------
  Total operating expenses........     17,073      5,129      --         22,202
  Income before income taxes......     14,114      2,767      --         16,881
Income Taxes......................      4,469        961      --          5,430
                                   ---------- ----------    -----    ----------
Net Income........................ $    9,645 $    1,806    $ --     $   11,451
                                   ========== ==========    =====    ==========
Per Share Data
Basic earnings per share.......... $     1.43 $     1.47    $ --     $     1.40
Diluted earnings per share........       1.41       1.41      --           1.38
Weighted average number of shares
 outstanding......................  6,763,086  1,227,009      --      8,156,968

                          CAMDEN NATIONAL CORPORATION

                               KSB BANCORP, INC.
               UNAUDITED PRO FORMA COMBINING STATEMENT OF INCOME

                        For year ended December 31, 1997

                                                                     Pro Forma
                                                                     Camden and
                                     Camden      KSB      Pro Forma     KSB
                                   Historical Historical Adjustments  Combined
                                   ---------- ---------- ----------- ----------
                                    (In thousands, except share and per share
                                                     amounts)
Interest Income
Interest and fees on loans........ $   32,845 $   10,105     --      $   42,950
Interest on securities............     11,955      1,871     --          13,826
Other.............................      1,251         28     --           1,279
                                   ---------- ----------    ----     ----------
  Total interest income...........     46,051     12,004     --          58,055
Interest Expense
Interest on deposits..............     13,484      4,378     --          17,862
Interest on other borrowings......      7,324      1,374     --           8,698
Other.............................        421        --      --             421
                                   ---------- ----------    ----     ----------
  Total interest expense..........     21,229      5,752     --          26,981
                                   ---------- ----------    ----     ----------
  Net interest income.............     24,822      6,252     --          31,074
Provision for Loan Losses.........      1,677        530     --           2,207
                                   ---------- ----------    ----     ----------
  Net interest income after
   provision for loan losses......     23,145      5,722     --          28,867
                                   ---------- ----------    ----     ----------
Other Income
Service charges on deposit
 accounts.........................        901        705     --           1,606
Other service charges and fees....      1,614        --      --           1,614
Mortgage servicing fees...........        --         297     --             297
Merchant assessments..............      1,113        --      --           1,113
Other income......................        122        184     --             306
                                   ---------- ----------    ----     ----------
  Total other income..............      3,750      1,186     --           4,936
                                   ---------- ----------    ----     ----------
  Total income....................     26,895      6,908     --          33,803
                                   ---------- ----------    ----     ----------
Operating Expenses
Salaries and employee benefits....      6,992      2,206     --           9,198
Net occupancy.....................        856        281     --           1,137
Furniture, equipment and data
 processing.......................      1,294        730     --           2,024
Other.............................      4,152      1,386     --           5,538
                                   ---------- ----------    ----     ----------
  Total operating expenses........     13,294      4,603     --          17,897
  Income before income taxes......     13,601      2,305     --          15,906
Income Taxes......................      4,453        756     --           5,209
                                   ---------- ----------    ----     ----------
Net Income........................ $    9,148 $    1,549    $--      $   10,697
                                   ========== ==========    ====     ==========
Per Share Data
Basic earnings per share.......... $     1.34 $     1.30    $--      $     1.31
Diluted earnings per share........       1.31       1.23     --            1.27
Weighted average number of shares
outstanding.......................  6,820,752  1,187,651     --       8,169,924

                          CAMDEN NATIONAL CORPORATION

                                  KSB BANCORP

               UNAUDITED PRO FORMA COMBINING STATEMENT OF INCOME

                        For year ended December 31, 1996

                                                                     Pro Forma
                                                                       Camden
                                     Camden      KSB      Pro Forma   and KSB
                                   Historical Historical Adjustments  Combined
                                   ---------- ---------- ----------- ----------
                                              (In thousands, except
                                           share and per share amounts)
Interest Income
Interest and fees on loans.......  $   29,483 $    8,737   $  --     $   38,220
Interest on securities...........       9,659      1,948      --         11,607
Other............................       1,873         19      --          1,892
                                   ---------- ----------   ------    ----------
  Total interest income..........      41,015     10,704      --         51,719
Interest Expense
Interest on deposits.............      13,982      4,483      --         18,465
Interest on other borrowings.....       3,983        682      --          4,665
Other............................       1,140          0      --          1,140
                                   ---------- ----------   ------    ----------
  Total interest expense.........      19,105      5,165      --         24,270
                                   ---------- ----------   ------    ----------
  Net interest income............      21,910      5,539      --         27,449
Provision for Loan Losses........         838        390      --          1,228
                                   ---------- ----------   ------    ----------
Net interest income after
 provision for loan losses.......      21,072      5,149      --         26,221
                                   ---------- ----------   ------    ----------
Other Income
Service charges on deposit
 accounts........................         865        700      --          1,565
Other service charges and fees...       1,392        --       --          1,392
Mortgage servicing fees..........         --         321      --            321
Merchant assessments.............         871        --       --            871
Other income.....................         283        118      --            401
                                   ---------- ----------   ------    ----------
  Total other income.............       3,411      1,139      --          4,550
                                   ---------- ----------   ------    ----------
  Total income...................      24,483      6,288      --         30,771
                                   ---------- ----------   ------    ----------
Operating Expenses
Salaries and employee benefits...       6,303      2,050      --          8,353
Net occupancy....................         736        299      --          1,035
Furniture, equipment and data
 processing......................       1,254        629      --          1,883
Other............................       4,045      1,483      --          5,528
                                   ---------- ----------   ------    ----------
  Total operating expenses.......      12,338      4,461      --         16,799
  Income before income taxes.....      12,145      1,827      --         13,972
Income Taxes ....................       4,030        583      --          4,613
                                   ---------- ----------   ------    ----------
Net Income.......................  $    8,115 $    1,244   $  --     $    9,359
                                   ========== ==========   ======    ==========
Per Share Data
Basic earnings per share.........  $     1.16 $     1.07   $  --     $     1.13
Diluted earnings per share.......        1.14       1.01      --           1.10
Weighted average number of shares
outstanding......................   6,989,967  1,166,371      --      8,314,964

                        NOTES TO THE UNAUDITED PRO FORMA
                         COMBINING FINANCIAL STATEMENTS

Note 1. Basis of Presentation

   The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company. It is anticipated that the merger will be completed during the first quarter of 2000.

   Under generally accepted accounting principles, the transaction will be accounted for as a pooling of interests and, as such, the assets and liabilities of KSB will be combined with those of Camden at book value. In addition, the statements of income of KSB will be combined with the statements of income of Camden as of the earliest period presented. The unaudited pro forma combining statements of income give effect to the merger as if the merger occurred at the beginning of the earliest period presented. The unaudited pro forma combining balance sheet assumes the merger was consummated on June 30, 1999.

Note 2. Accounting Policies and Financial Statement Classifications

   The accounting policies of both companies are in the process of being reviewed for consistency. As a result of this review, certain conforming accounting adjustments may be necessary. The nature and extent of these adjustments have not been determined but are not expected to be significant.

Note 3. Merger--and Restructuring-Related Charges.

   The following table provides detail of the estimated charges by type, post-tax:

                                                                    Estimated
      Type of Cost                                                    Costs
      ------------                                                --------------
                                                                  (in thousands)
      Personnel..................................................     $  165
      Technology and operations..................................        300
      Facilities.................................................         65
      Transaction cost and other.................................      1,600
                                                                      ------
        Total....................................................     $2,130

   Personnel-related costs consist primarily of charges related to employee severance, termination of certain employee benefit plans and employee assistance costs for separated employees. Technology and operations costs include accelerated depreciation in excess of normal scheduled depreciation and certain liabilities that will be incurred as a result of the elimination of duplicate systems. Facilities charges consist of lease termination costs and other facilities-related exit costs, as well as accelerated depreciation in excess of normal depreciation, resulting from consolidation of duplicate headquarters and operational facilities.

   These charges have not been reflected in the Unaudited Pro Forma Combining Statement of Income since they are nonrecurring. The unaudited pro forma financial information does not give effect to any cost savings in connection with the pending acquisition.

   The unaudited pro forma financial information presented herein does not reflect the impact of any divestitures that may be required as part of the combination.

Note 4. Pro Forma Adjustments

   Pro forma adjustments to accrued expenses and other liabilities and retained earnings reflect the $2.4 million merger and restructuring-related charge and a $270,000 reduction in the deferred tax liability for the anticipated tax benefit of such charge. For additional information on the merger-and restructuring-related charges see Note 3.

Note 5. Stock Repurchase Plan

   Camden has had a stock repurchase plan seeking to repurchase stock since September 1996. The original plan was to seek to repurchase up to five percent of its outstanding shares. On October 13, 1998, the Camden Board modified the plan to increase to $6 million the maximum amount of outstanding shares to be repurchased during the subsequent twelve month period. During the period since May 1, 1997, a date two years prior to the Company's discussions with KSB, the Company repurchased 274,682 shares. (See Note 7).

Note 6. Stock Exchange

   The pro forma stockholders' equity accounts of Camden have been adjusted to reflect the issuance of shares of Camden common stock in exchange for all of the outstanding shares of KSB common stock, and the retirement of KSB's treasury stock.

   The 1,481,800 shares of Camden common stock expected to be issued pursuant to the acquisition of KSB are based upon 1,304,401 net KSB shares outstanding as of August 31, 1999 and the exchange ratio of 1.136 shares of Camden common stock for each share of KSB common stock.

Note 7. Stock Reissuance

   In connection with the merger, Camden expects to reissue approximately 125,000 shares of common stock pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended. This share reissuance is required for the proposed transaction to be accounted for as pooling of interests in accordance with GAAP. There can be no assurances that the estimated share reissuance will be more than or less than this estimate. The unaudited Pro Forma Combining Balance Sheets have been adjusted to reflect this transaction.

   All issuances are assumed to occur on June 30, 1999, at Camden's closing price of $20.875 per share and are assumed to be issued from treasury shares with an average book value of $17.90 per share as of June 30, 1999.

                     DESCRIPTION OF CAPITAL STOCK OF CAMDEN

Authorized Capital Stock

   Camden's current authorized stock consists of 10,000,000 shares of common stock, no par value.

   The Camden common stock is traded on the AMEX under the ticker symbol "CAC." As of October 1, 1999, 6,557,650 shares of Camden common stock were issued and outstanding.

Common Stock

   Under Maine law, stockholders generally are not personally liable for a corporation's acts or debts. Subject to the preferential rights of any other shares or series of capital stock, holders of shares of Camden common stock are entitled to receive dividends on shares of common stock if, as and when authorized and declared by the Camden Board out of assets legally available for distribution and to share ratably in the assets of Camden legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of Camden.

   Each outstanding share of Camden common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Unless a larger vote is required by law, when a quorum is present at a meeting of stockholders, a majority of the votes properly cast upon any question shall decide the question. In addition, a majority of the votes properly cast for the election of a person to serve as a director shall elect such person. Except as otherwise required by law, the holders of Camden common stock possess the exclusive voting power. There is no cumulative voting in the election of directors. The Camden Board is classified into three categories with each category as nearly equal in number as possible. This means that approximately one-third of the members of the Camden Board are subject to reelection at each annual meeting of stockholders.

   Holders of Camden common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of Camden's securities.

   Subject to the provisions of Camden's charter, all shares of Camden common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights.

Registrar and Transfer Agent

   Camden's registrar and transfer agent is American Stock Transfer Company. Copies of the governing corporate instruments of Camden and KSB are available, without charge, by following the instructions listed under "Where You Can Find More Information."

              COMPARISON OF RIGHTS OF HOLDERS OF KSB COMMON STOCK
                            AND CAMDEN COMMON STOCK

   Upon completion of the merger, the stockholders of KSB will become stockholders of Camden. The rights of KSB stockholders are presently governed by Delaware law, the KSB charter and the KSB bylaws. As stockholders of Camden following the merger, the rights of former KSB stockholders will be governed by Maine law, the Camden charter and the Camden bylaws. The following chart summarizes the material differences between the rights of holders of KSB common stock prior to and after the merger. A more detailed discussion of the rights of KSB stockholders prior to and after the merger can be found in the discussion following this chart.


                      KSB Stockholders' Rights        KSB Stockholders' Rights
                             Pre-Merger                      Post-Merger
                      ------------------------        ------------------------

Special Meetings of        Unable to call a special   Except as provided by
Stockholders               meeting of stockholders.   the MBCA, stockholders
                                                      are unable to call a
                                                      special meeting of
                                                      stockholders.

Consent in Writing by      Any action by the          Stockholders may take
Stockholders               stockholders must be       any action permitted
                           effected at an annual or   without a special
                           special meeting.           meeting if a written
                                                      consent of all
                                                      stockholders is filed
                                                      with Camden's Secretary.

Inspection of List of      In addition to the         In addition to the
Stockholders               ability to inspect the     ability to inspect the
                           list of stockholders       list of stockholders
                           beginning ten days prior   beginning ten days prior
                           to a meeting and           to a meeting, the MBCA
                           continuing through the     law also provides that
                           meeting, the DGCL also     any stockholder who has
                           provides rights of         held the stock for six
                           inspection to any          months or who owns 10%
                           stockholder who makes a    of the stock may inspect
                           written request for any    the list of stockholders
                           a proper purpose.          for any proper purpose.

Number of Directors on     The KSB Board currently    The Camden Board
the Board                  consists of six            consists of 13
                           directors.                 directors, with a
                                                      minimum of 7 and a
                                                      maximum of 16.

Election of the Board of   Directors are elected by   Directors are elected by
Directors                  a plurality of the votes   a majority of the votes
                           cast.                      cast.

Removal of Directors       A director or the entire   A director or the entire
                           KSB Board may be removed   Camden Board may be
                           only for cause and only    removed with or without
                           by the affirmative vote    cause by the affirmative
                           of at least 80% of the     vote of at least two-
                           outstanding shares of      thirds of the
                           the KSB common stock.      stockholders entitled to
                                                      vote on the election of
                                                      directors, or by court
                                                      action.

Effect of a Vote           One vote per share, and    One vote per share.
                           no person may vote in
                           excess of 10%.

                      KSB Stockholders' Rights        KSB Stockholders' Rights
                             Pre-Merger                      Post-Merger
                      ------------------------        ------------------------

Liability of Directors     Directors are not          Directors are generally
                           personally liable to KSB   not personally liable to
                           or its stockholders for    Camden or its
                           breaches of fiduciary      stockholders for any
                           duty, except (1) for       action, unless the
                           breach of the director's   action involves improper
                           duty of loyalty, (2) for   dividend payments, share
                           acts and omissions not     redemptions or asset
                           in good faith or which     distributions where the
                           involve intentional        director did not act in
                           misconduct or a knowing    good faith after
                           violation of law, (3)      reviewing certified
                           for unlawful payments of   financial statements or
                           dividends or unlawful      consider reasonably and
                           stock purchases or         in good faith the value
                           redemptions or (4) for     of the assets.
                           any transaction where
                           the director received an
                           improper personal
                           benefit.

Indemnification of         Directors, officers,       Directors, officers,
Directors, Officers and    employees and agents are   employees and agents are
Others                     entitled to                entitled to
                           indemnification,           indemnification if they
                           including for expenses     act in the belief that
                           incurred by them to the    their conduct in their
                           fullest extent             official capacity was in
                           authorized by the DGCL.    the best interest of
                                                      Camden or was at least
                                                      not opposed to the best
                                                      interest of Camden.
                                                      These parties are also
                                                      entitled to
                                                      indemnification in a
                                                      governmental proceeding
                                                      if they have no
                                                      reasonable cause to
                                                      believe their conduct
                                                      was unlawful, or if a
                                                      court determines that
                                                      indemnification for such
                                                      person is reasonable, if
                                                      the matter is asserted
                                                      in the right of Camden.

Restrictions upon          The affirmative vote of    The MBCA provides
Certain Business           80% or more of the         general restrictions
Combinations; Fair Price   outstanding shares is      regarding interested
Provisions                 required to authorize or   stockholder transactions
                           approve any agreement      which require Camden
                           providing for a merger,    Board and stockholder
                           consolidation, sale of     approval.
                           substantially all assets
                           or an acquisition in
                           which a majority of its
                           shares is issued to
                           another corporation or
                           entity with an
                           interested stockholder
                           or an affiliate, unless
                           certain fair price
                           provisions are satisfied
                           or prior approval was
                           obtained by the board of
                           directors.

Mergers, Share Exchange    Mergers and                Mergers and
or Asset Sales             consolidations require     consolidations require
                           the vote of a majority     the vote of a majority
                           of the outstanding         of the outstanding
                           stockholders entitled to   stockholders entitled to
                           vote.                      vote on such a matter.

                      KSB Stockholders' Rights        KSB Stockholders' Rights
                             Pre-Merger                      Post-Merger
                      ------------------------        ------------------------

Amendments to Charter      Amendments require the     Amendments generally
                           approval of the board of   require approval of a
                           directors along with the   majority of the votes
                           affirmative vote of the    cast upon the amendment.
                           holders of a majority of   Any amendment relating
                           the outstanding stock.     to business combinations
                           Amendments for a few       requires the affirmative
                           specified articles         vote of at least two-
                           require the approval of    thirds of the
                           not less than 80% of the   outstanding stock
                           total votes entitled to    entitled to vote on the
                           vote on the matter.        matter.

Amendments to Bylaws       Amendments require the     Bylaws may be amended,
                           approval of a majority     altered, or appealed at
                           of the directors at any    any regular meeting of
                           regular meeting or the     the Camden Board by the
                           affirmative vote of at     approval of a majority
                           least 80% of the           of the directors or the
                           stockholders entitled to   affirmative vote of two-
                           vote.                      thirds of the
                                                      stockholders after
                                                      notice has been given as
                                                      required by law.

Appraisal/Dissenters'      Under the DGCL,            Stockholders are
Rights                     appraisal rights are       entitled to dissenters'
                           available in connection    rights in a merger,
                           with a statutory merger    share exchange or sale
                           or consolidation, except   or exchange of all or
                           in specified situations.   substantially all of
                                                      Camden's assets if the
                                                      transaction meets
                                                      specified parameters.

   The following discussion summarizes in further detail the material differences between the rights of holders of KSB common stock and holders of Camden common stock. This summary does not purport to be complete and is qualified in its entirety by reference to the KSB charter, the KSB bylaws, the Camden charter and the Camden bylaws and the relevant provisions of Delaware and Maine law.

Special Meetings of Stockholders

   KSB stockholders are not entitled to call special meetings of stockholders. Under the DGCL, special meetings of the stockholders may be called by the board of directors or such other person or persons as may be authorized by the charter or by the bylaws. The KSB bylaws provide that special meetings may be called by one-third of the directors then in office.

   Special meetings of stockholders of Camden may be called by the Chairperson, the Vice Chairperson, the President or two or more directors; provided, however, that special meetings of stockholders of Camden also may be called by the Superior Court of the State of Maine upon the petition of the holders of not less than 10% of the stock entitled to vote at the meeting.

Written Consent of Stockholders

   Subject to the rights of any holders of preferred stock, any action required or permitted to be taken by stockholders of KSB must be effected at an annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

   Camden's bylaws allow Camden stockholders to take any action which is required or permitted to be taken without a special meeting if written consents, setting forth the actions to be taken, are executed by all stockholders entitled to vote on such action and such consents are filed with Camden's Secretary.

Inspection of List of Stockholders

   The KSB bylaws provide that stockholders may, during ordinary business hours in the period beginning at least 10 days prior to a meeting of stockholders and through such meeting, inspect the list of stockholders entitled to vote at the meeting for any purpose germane to the meeting. The DGCL provides that any stockholder shall, upon written demand under oath stating the purpose thereof, have the right during usual business hours to inspect for any proper purpose the corporation's stock ledger, a list of stockholders, and its other books and records, and to make copies or extracts therefrom.

   The MBCA provides that stockholders may, during ordinary business hours in the period beginning at least 10 days prior to a meeting of stockholders and through such meeting, inspect the list of stockholders entitled to vote at such meeting. The MBCA also provides that a stockholder of a Maine corporation, such as Camden, who has been a stockholder for at least six months or who owns 10% or more of the corporation's outstanding stock may, for any proper purpose, subject to the provision, if requested, of specified affidavits, inspect the corporation's books and records of account, minutes of meetings and list or record of stockholders. The MBCA authorizes a stockholder of a Maine corporation who refuses to permit an authorized inspection to bring a legal action for an order directing the corporation to permit such inspection and, if successful, to be awarded costs and in certain circumstances specified punitive damages.

Cumulative Voting

   Neither the KSB bylaws nor the Camden charter permit stockholders to cumulate their votes for the election of directors.

Preemptive Rights

   Neither KSB stockholders nor Camden stockholders have preemptive rights to acquire or subscribe to any additional issues of the corporation's stock.

Classification of the Board of Directors

   Both the KSB bylaws and the Camden charter provide that their respective boards of directors are to be classified and divided into three classes, as nearly equal in number as possible, with the directors in each class being elected for staggered three year terms.

Number of Directors on the Board

   The KSB bylaws provide that the number of directors who shall constitute the KSB Board shall be as designated by the KSB Board from time to time, and in the absence of such designation the number of directors shall be seven.

   The Camden bylaws provide that the Camden Board shall consist of not less than seven nor more than sixteen stockholders, with the exact number to be fixed by resolution of a majority of the Camden Board or by a resolution of the stockholders at any meeting thereof. The Camden charter initially provided for thirteen directors.

Election of the Board of Directors

   The KSB bylaws provide that a nominee for director is elected by a plurality vote of stockholders entitled to vote on the election of directors present in person or represented by proxy at a stockholders meeting.

   The Camden bylaws provide that a nominee for director is elected by a majority of the votes cast, whether in person or by proxy, at a stockholders meeting at which a quorum is present.

Removal of Directors

   The KSB charter provides that any director or the entire KSB Board may be removed from office only for cause and only by the affirmative vote of at least 80% of the outstanding shares of KSB common stock.

   The MBCA provides that at any special meeting of stockholders called expressly for that purpose, the entire Camden Board or any director may be removed, with or without cause, by the affirmative vote of two-thirds of the stockholders entitled to vote. In addition, two-thirds of the directors then in office may resolve to remove any individual director and bring an action in court to remove such director from office.

Additional Directors and Vacancies on the Board of Directors

   The KSB bylaws provide that (1) the number of directors shall be determined from time to time by a majority vote of the KSB Board, (2) vacancies shall be filled by a majority vote of the directors then in office and (3) the director chosen to fill a vacancy shall hold office for the unexpired term of such director's predecessor.

   The Camden bylaws provide that the number of directors shall be determined from time to time by a majority vote of the directors present at a regular or special meeting at which a quorum is present. Any vacancy occurring in the Camden Board by reason of an increase in the number of directors may be filled by the Camden Board, and any directors so chosen shall hold office until the next election of directors by the stockholders of Camden. Any other vacancy in the Camden Board, whether by reason of death, resignation, removal or otherwise, may be filled by the remaining directors of Camden, or by a sole remaining director, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified.

Liability of Directors

   The KSB charter provides that no director shall be personally liable to KSB or its stockholders for monetary damages for breaches of fiduciary duty except where such exculpation is expressly prohibited. The KSB charter provides that this limitation does not apply to liability of a director in the following instances:

   .  breach of the director's duty of loyalty to KSB or its stockholders;

  . acts and omissions not in good faith or which involve intentional misconduct or knowing violation of law;

  . unlawful payments of dividends and unlawful stock purchases or redemptions for any transaction from which the director derived an improper personal benefit; or

   . any transaction from which the director derived an improper personal benefit.

   Neither the Camden charter nor the Camden bylaws contain any specific limitations on director liability. However, the MBCA provides that a director of a Maine corporation may be liable for certain improper dividend payments, share redemptions and asset distributions, provided that the director did not rely reasonably and in good faith upon certified financial statements or did not consider reasonably and in good faith the value of the assets.

Indemnification of Directors, Officers and Others

   The KSB bylaws provide indemnification to the fullest extent permitted by the DGCL to directors, officers, employees and agents designated by the KSB Board and any person serving, at the request of the KSB Board, as a director, officer, employee or agent of another corporation or enterprise affiliated with KSB; provided, however, that except with respect to actions to enforce indemnification rights, KSB shall indemnify any person for actions initiated by that person only if the action was authorized or ratified by a majority of a quorum of the KSB directors who were not parties to such action, suit or proceeding, and in certain circumstances, by independent legal counsel or by the stockholders. The DGCL generally permits indemnification of directors, officers, employees and agents for expenses incurred by them by reason of their position with the corporation, if the person has acted in good faith and with the reasonable belief that his conduct was in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, with no reasonable cause to believe his or her conduct was unlawful. The DGCL does not permit a corporation to indemnify persons in actions brought by or in the right of the corporation if the person is adjudged to be liable to the corporation.

   The Camden bylaws provide that Camden shall indemnify directors against liability incurred by reason of their position; provided, however, that such indemnification shall not be provided if the director is finally adjudicated
(1) not to have acted honestly or in the reasonable belief that the actions were not opposed to the best interests of Camden or its stockholders, (2) with respect to any criminal action or proceeding, to have had reasonable cause to believe that the conduct was unlawful and (3) to be liable to Camden with respect to any claim or matter asserted by or in the right of Camden, unless a court determines that the person is fairly and reasonably entitled to indemnification.

Restrictions upon Certain Business Combinations; Fair Price Provisions

   The KSB charter provides that the affirmative vote of 80% or more of the outstanding stock is required to authorize or approve any agreement providing for a merger, consolidation, sale or an acquisition in which a majority of its stock is issued to an interested stockholder or an affiliate, unless certain fair price provisions are satisfied.

   Neither the Camden charter nor the Camden bylaws provide for any enhanced vote requirement or other limitations or restrictions regarding business combinations.

   The MBCA provides that Camden may not engage in any business combination for a period of five years following an interested stockholder's acquisition of shares of Camden common stock unless the business combination is approved by the Camden Board prior to the interested stockholder's acquisition or the acquisition is subsequently approved by the Camden Board and by the affirmative vote of at least a majority of the outstanding voting stock not owned by the interested stockholder or owned by directors or officers.

Mergers, Share Exchanges or Asset Sales

   The DGCL requires the approval of the directors and the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon for the merger of a corporation into any other corporation, unless a higher stockholder vote is required in the charter.

   The Camden charter provides certain standards for the Camden Board to evaluate when considering mergers, share exchanges or asset sales and certain actions allowed once such evaluation has occurred, but does not directly specify the vote standing for stockholder approval. The MBCA requires the approval of the Camden Board and the holders of at least a majority of the outstanding Camden common stock for mergers and consolidations in which Camden is a participating corporation and for sales of all or substantially all of Camden's property and assets.

Amendments to Charter

   The KSB charter reserves the right to amend or repeal any provision in the KSB charter in the manner prescribed by the DGCL; provided, however, that the affirmative vote of at least 80% of the stockholders is required to amend or repeal Section C of Article 4 (relating to the 10% beneficial ownership limit), Section C or D of Article 5 (prohibiting stockholder action by written consent and prohibiting stockholders from calling special meetings), Article 6 (pertaining to the constitution and classification of the KSB Board), Article 7 (pertaining to amendment to bylaws), Article 8 (providing for greater than majority stockholder votes to approve mergers, sales of substantially all of the corporation's assets and other transactions with interested stockholders), Article 10 (pertaining to indemnification for directors and officers) or Article 12 (requiring the vote of 80% of the outstanding voting stock to amend any of the Articles previously specified and Article 12).

   The Camden bylaws provide that a majority of the votes properly cast upon any question other than an election to an office shall decide the question, except when a larger vote is required by law or by Camden's charter or bylaws. The Camden charter provides that any amendment, alteration or repeal of paragraph 6 (relating to the evaluation of business combinations), paragraph 7 (action permitted to be taken by the Board in rejecting a business combination) and paragraph 8 (requiring the vote of two-thirds of the outstanding voting stock to amend the foregoing paragraphs and paragraph 8) of the Camden charter shall not be made unless approved by the stockholders of not less than two-thirds of the total votes entitled to vote thereon.

Amendments to Bylaws

   The KSB charter provides that the KSB bylaws may be amended by the affirmative vote of a majority of the KSB Board at any regular or special meeting. In addition, the KSB charter provides the stockholders the power to adopt, amend or repeal the bylaws by the affirmative vote of at least 80% of the then outstanding stock of KSB entitled to vote generally in the election of directors.

   The Camden bylaws provide that the Camden bylaws may be amended or repealed by the affirmative vote of a majority of directors then in office. The Camden bylaws may also be amended or repealed at any meeting of the stockholders called for that purpose, by the affirmative vote of two-thirds of the shares present in person or by proxy and entitled to vote on such amendment or repeal, voting together as a single class.

Appraisal/Dissenters' Rights

   Under the DGCL, appraisal rights are available in connection with a statutory merger or consolidation except in certain specified situations. Appraisal rights are not available for shares of stock of a corporation which is to be the surviving corporation if no vote of its stockholders is required to approve the merger, unless such stockholders are required by the terms of the merger to accept anything other than: (A) shares of stock of the surviving corporation; (B) shares of stock of another corporation which are or will be so listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD or held of record by more than 2,000 stockholders; (C) cash in lieu of fractional shares of such stock; or (D) any combination of the foregoing. In addition, unless otherwise provided in the charter, no appraisal rights are available to holders of shares of any class of stock which is either: (1) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD or (2) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than: (A) shares of stock of the surviving corporation; (B) shares of stock of another corporation which are or will be so listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD or held of record by more than 2,000 stockholders; (C) cash in lieu of fractional shares of such stock; or (D) any combination of the foregoing. In this case, KSB stockholders will not be entitled to appraisal rights because the KSB common stock is traded on the Nasdaq National Market and the KSB stockholders will receive Camden common stock as consideration for their shares.

   Under the MBCA, a stockholder of a Maine corporation generally has the right to dissent from a merger or consolidation in which the corporation is participating or sale of all or substantially all of the assets of the corporation, subject to specified procedural requirements. The MBCA generally does not confer appraisal rights, however, if the corporation's stock is either
(i) registered or traded on a national securities exchange or (ii) registered with the SEC pursuant to Section 12(g) of the Exchange Act. Even if a corporation's stock meets the foregoing requirements, however, the MBCA provides that appraisal rights generally will be permitted if stockholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (i) shares of the surviving or new corporation resulting from the transaction, or such shares plus cash in lieu of fractional shares, or (ii) shares, or shares plus cash in lieu of fractional shares, of any other corporation unless such shares are registered or traded on a national securities exchange or held of record by not less than 2,000 shareholders, or any combination of the foregoing. In this case, Camden stockholders will not be entitled to appraisal rights as they will retain their shares of Camden common stock in the merger.

   Since the merger will be effected through a series of transactions involving CASI, a wholly owned subsidiary of Camden, Camden stockholders will not be entitled to dissenters' rights under the MBCA. As the sole stockholder of CASI, Camden has waived its dissenters' rights in connection with the merger.

                                   PROPOSAL 2
                             (Camden Meeting Only)

                             ELECTION OF DIRECTORS

   The number of directors that serve on the Camden Board is established periodically by the Camden Board. The directors are classified into three categories with each category as nearly equal in number as possible. Only one category of directors is elected at each annual meeting of stockholders and all directors are elected for three year terms. During 1998, the Camden Board consisted of thirteen seats of which two were vacant. During May 1999 a third seat became vacant. As of the date of filing this Joint Proxy Statement/Prospectus, none of the vacancies has been filled.

   The Camden Board has nominated Winfield F. Robinson and Theodore C. Johanson to serve as directors. Mr. Johanson has agreed to tender his resignation as a director in the event that Camden or any of its affiliates consummates a subsequent bank or non-bank merger, acquisition or similar transaction.

   The Camden Board anticipates that each of the nominees, if elected, will serve as a director. However, if any person nominated by the Camden Board is unable to accept election, the proxies will be voted for the election of such other person or persons as the Camden Board may recommend. The Camden Board will consider a nominee for election to the Camden Board recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of Camden's bylaws. See "Other MattersStockholder Proposals for Annual Meetings" for a summary of these requirements.

   After the Camden meeting, one seat will remain vacant on the Camden Board. As of the date of this Joint Proxy Statement/Prospectus, the Camden Board has not selected any candidates for nomination to this position. As a result, proxies can only be voted for two of the three vacancies.

Required Vote and Recommendation

   Proxies will be voted for Proposal 2 unless contrary instructions are set forth on the proxy. Only stockholders of record of Camden common stock on October 4, 1999 are entitled to vote on this proposal. A majority of the votes cast for the election of a nominee for director of Camden shall elect such nominee. Accordingly, abstentions will have no effect on this proposal.

                  The Camden Board unanimously recommends that
              Camden stockholders vote "FOR" each of the nominees.

Information Regarding Nominees, Continuing Directors and Executive Officers

   Following is a list of the nominees for the Camden Board, including age (as of August 31, 1999) and the proposed term for which such person is standing for election.

                                                                        Proposed
                             Name of Nominee                        Age   Term
                             ---------------                        --- --------
      Winfield F. Robinson.........................................  61   2002
      Theodore C. Johanson.........................................  61   2001

   Following is a list of directors not currently standing for election to the Camden Board and the executive officers of Camden, including their age, as of August 31, 1999 and their current positions with Camden and/or its subsidiaries: Camden National Bank, United Bank and Trust Company of Maine.

Other Directors                       Position           Term of        Position(s) with
and Officers              Age       with Camden        Directorship       Subsidiaries
---------------           --- ------------------------ ------------ ------------------------
Peter T. Allen..........  64  Director                     2001     Director, Camden
                                                                    National Bank
Ann W. Bresnahan........  48  Director                     2000     Director, Camden
                                                                    National Bank
Royce M. Cross..........  48  Director                     2002     Director & Chairman,
                                                                    United Bank
Robert W. Daigle........  50  Director, President &        2000     President & Chief
                              Chief Executive Officer               Executive Officer,
                                                                    Camden National Bank
                                                                    Director, United Bank
                                                                    Director, Camden
                                                                    National Bank
                                                                    Director, Trust Company
                                                                    of Maine
Robert J. Gagnon........  51  Director                     2000     Director, Camden
                                                                    National Bank
John W. Holmes..........  53  Director                     2002     Director, Camden
                                                                    National Bank
Rendle A. Jones.........  57  Director & Chairman          2000     Director & Chairman,
                                                                    Camden National Bank,
                                                                    Director, United Bank
John S. McCormick, Jr...  68  Director                     2001     Director, Camden
                                                                    National Bank
Richard N. Simoneau.....  63  Director                     2001     Director, Camden
                                                                    National Bank
                                                                    Director, Trust Company
                                                                    of Maine
Arthur E. Strout........  63  Director & Secretary         2000     Director, Camden
                                                                    National Bank
Laurel J. Bouchard......  43  Vice President Corporate      --                 --
                              Sales and Marketing
James C. Ebbert.........  51             --                 --      Assistant to the
                                                                    President, Camden
                                                                    National Bank
June B. Parent..........  36  Vice President Human          --                 --
                              Resources
Jeffrey D. Smith........  36  Vice President & Chief        --                 --
                              Operating Officer
Susan M. Westfall.......  42                                --      Vice President, Cashier,
                              Vice President, Clerk,                Investment & Trust
                              Treasurer & Chief                     Officer, Camden National
                              Financial Officer                     Bank

   All the executive officers listed above will hold office as elected by the Camden Board. There are no arrangements or understandings between any of the directors, or officers or any other persons pursuant to which any of the above directors have been selected as directors, or any of the above officers have been selected as officers, other than as described above. There are no "family relationships" among the above directors and officers, as that term is defined by the SEC.

   During the past five years, the business experience of each executive officer, key employee, director, and nominee for director is set forth below. None of the organizations in the descriptions below except Camden National Bank, United Bank, and Trust Company of Maine are affiliated with Camden.

Nominees for Election as Directors

   Winfield F. Robinson. Mr. Robinson has served as Chairman of the Board of KSB since its formation in 1993. He has also served as a Director of Kingfield since 1976 and was elected Chairman of the Board in 1986. Mr. Robinson has been the President of Timber Resource Group LLC, a Maine-based forest products firm, since 1998.

   Theodore C. Johanson. Mr. Johanson was appointed a Director of KSB and Kingfield in October 1996. Mr. Johanson has been the President of Falcon Shoe Company in Lewiston, Maine since 1963.

Continuing Directors

   Peter T. Allen. Mr. Allen has been a Director of Camden and Camden National Bank since 1991. Mr. Allen is currently a private investor. From 1968 to 1998, he was also the President and General Manager of Cutting-Allen, Inc., a wholesale Christmas tree company.

   Ann W. Bresnahan. Ms. Bresnahan has been a Director of Camden and Camden National Bank since 1990. She has been a full-time volunteer and civic leader since 1970.

   Royce M. Cross. Mr. Cross has been a Director of Camden since 1998, and has been a Director of United Bank since 1991, serving as its Chairman since 1995. For the past 16 years, Mr. Cross has been the President of Cross Insurance and its affiliated offices located throughout Maine.

   Robert W. Daigle. Mr. Daigle is President and Chief Executive Officer of Camden. He has been a Director of Camden and Camden National Bank since 1996, after being named President and Chief Executive Officer of Camden National Bank effective January 8, 1996. Mr. Daigle has also been a Director of Trust Company of Maine, Inc. since 1996. From 1991 until 1996, he served Fleet Bank of Maine as Regional President and Senior Bank Official overseeing Maine's northern and eastern markets.

   Robert J. Gagnon. Mr. Gagnon has been a Director of Camden and Camden National Bank since 1996. Mr. Gagnon is also Manager of the Rockland Super Shop-n-Save, a position he has held for sixteen years.

   John W. Holmes. Mr. Holmes has been a Director of Camden and Camden National Bank since 1989. Mr. Holmes is also the President and majority owner of Consumers Fuel Company, a position he has held for 22 years.

   Rendle A. Jones. Mr. Jones has been a Director of Camden and Camden National Bank since 1988, and became Chairman of Camden in 1998 and Chairman of Camden National Bank in 1999. Mr. Jones has also been a director of United Bank since 1996. Mr. Jones is also a partner in the law firm of Harmon, Jones & Sanford, where he has worked since 1968. He is also a partner in the following entities:
Fuller, Jones & Stivers, financial advisors; Professional Services Center, real estate rentals; Washington Street Associates, real estate rentals; and Lincolnville Village Apartments, real estate rentals. Mr. Jones is also general counsel to Camden.

   John S. McCormick, Jr. Mr. McCormick has been a Director of Camden and Camden National Bank since 1984 and 1975, respectively. Mr. McCormick has also been a principal of Consolidated Real Estate and Engineering, a professional engineering/consulting firm, since 1969.

   Richard N. Simoneau. Mr. Simoneau has been a Director of Camden and Camden National Bank since 1984 and 1978, respectively. Mr. Simoneau has also been a Director of Trust Company of Maine, Inc. since January 1998. Mr. Simoneau has also been a partner of Simoneau, Norton, Masters & Alex, CPA, PA since

1999 and was previously a partner in Simoneau & Norton, CPAs, P.A., from 1993 to 1998. From 1990 to 1993, Mr. Simoneau was a Director of Associated Grocers of Maine.

   Arthur E. Strout. Mr. Strout has been a Director of Camden and Camden National Bank since 1984 and 1979, respectively. He is also an attorney in the law firm of Strout & Payson, P.A., where he has worked since 1971.

Executive Officers of Camden

   Laurel J. Bouchard. Mrs. Bouchard has been Vice President Corporate Sales and Marketing for Camden since May, 1999. From 1993 to 1999, she held several positions with Fleet Bank, the most recent one being Senior Vice President and District Manager.

   James C. Ebbert. Mr. Ebbert joined Camden National Bank in October 1998 as Assistant to the President. From 1990 to September 1998 he consulted in corporate workouts, restructurings, crisis management and interim management. Prior to joining Camden National Bank, he practiced with the firms of Allomet Partners, Ltd. and Nachman, Hays & Associates, Inc. from January 1997 to September 1998 and January 1995 to December 1996, respectively. Mr. Ebbert has over 25 years of business and management experience.

   June B. Parent. Mrs. Parent has been Vice President of Human Resources for Camden since January 1999. Prior to that, she had been Personnel Manager for Camden since July 1995 and prior to that Executive Assistant to the President & Chief Executive Officer of United Bank from September 1992 to June 1995.

   Jeffrey D. Smith. Mr. Smith has been Vice President and Chief Operations Officer for Camden since February 1997. From January 1986 until joining Camden, he held various positions with Key Bank, most recently as Vice President and District Service Manager.

   Susan M. Westfall. Mrs. Westfall has been Treasurer and Chief Financial Officer of Camden since 1996. During 1997 her responsibilities were expanded to include those of Clerk. She also has been with Camden National Bank since 1979, and was promoted to Vice President in 1991. During 1997 her responsibilities were expanded to include those of Cashier, Investment, and Trust Officer.

   For a summary of the business experience and biographical information for Mr. Daigle, see "--Continuing Directors" above.

Board of Directors and its Committees

   Board of Directors. During 1998, Camden was managed by an eleven-member board, a majority of whom were independent of Camden's management. During 1998 the Camden Board held twelve regular meetings, one special meeting, and one annual meeting. Each of the directors attended at least 75% of the total number of meetings of the Camden Board and meetings of the committees of the Camden Board that he or she was eligible to attend.

   All of the directors of Camden also serve as directors of Camden National Bank, with the exception of Mr. Cross, who serves as a director of United Bank. Camden's Board of Directors has standing audit, executive, capital, growth development, retirement plan administration, personnel and compensation, and nominating committees.

   Audit Committee. The members of the Audit Committee are Peter T. Allen, Chairman, Ann W. Bresnahan, Robert J. Gagnon, John W. Holmes and Richard N. Simoneau. The committee met four (4) times during 1998. The Audit Committee receives and reviews reports on examinations and accounting audits of Camden, and works to ensure the adequacy of operating practices, procedures and controls.

   Executive Committee. The Camden Board has a standing executive committee consisting of Rendle A. Jones, Chairman, Royce M. Cross, John W. Holmes, Arthur
E. Strout and Robert W. Daigle. The executive committee is responsible for strategic planning and in-depth review of all matters to be brought before the board of directors.

   Capital Committee. The Camden Board has a standing capital committee consisting of Arthur E. Strout, Chairman, Peter T. Allen, Royce M. Cross, Robert W. Daigle and Rendle A. Jones. The committee oversees matters involving capital adequacy, asset/liability management, dividend policy, liquidity of the stock and shareholder relations.

   Retirement Plan Administration Committee. The Camden Board has a standing retirement plan administration committee consisting of John W. Holmes, Chairman, Robert W. Daigle, John S. McCormick, Jr., Ann W. Bresnahan, Susan M. Westfall, and June B. Parent. The committee reviews all matters relating to the retirement plans offered to the employees of Camden and its banking and non-banking subsidiaries.

   Personnel and Compensation Committee. Camden's Personnel and Compensation Committee met once during 1998 and consisted of Richard N. Simoneau, Chairman, Robert J. Gagnon, Rendle A. Jones, and nonvoting members Keith C. Patten and June B. Parent. None of the members of the committee serves on a similar committee for any other company besides subsidiaries of Camden. The function of the committee is to oversee personnel relations, salary administration, training programs, officer selection, management succession and fringe benefits.

   Nominating Committee. The Nominating Committee, which met once in 1998, consisted of Richard N. Simoneau, Chairman, Peter T. Allen, John S. McCormick Jr. and Arthur E. Strout. The function of the Nominating Committee is to nominate individuals for election to the Board of Directors, to nominate individuals for the positions of Chairman and Vice Chairman of Camden, and to nominate individuals to serve as executive officers of Camden and its subsidiaries.

   Nominations for election to the Camden Board may be made by any shareholder of Camden. Such nominations must be made in writing and delivered or mailed to the President of Camden within seven (7) days after the proxy statement for the Annual Meeting of Stockholders is mailed to stockholders. Nominations must contain the following information, to the extent known to the person making the nomination: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of Camden common stock that will be voted for each proposed nominee; (d) the name and residence address of the nominating stockholder; and (e) the number of shares of Camden common stock owned by the nominating stockholder. The Chairperson presiding at the Annual Meeting of Stockholders may disregard any nominations not made in accordance with these provisions, and may instruct vote tellers to disregard all votes cast for each such nominee.

Executive Compensation

   The following table sets forth, for each of Camden's last three fiscal years, the annual compensation awarded to Camden's chief executive officer and the four most highly compensated executive officers who earned in excess of $100,000 during the year-ended December 31, 1998 (the "named executive officers").

                           Summary Compensation Table

                                                      Long-Term
                              Annual Compensation    Compensation
                              ---------------------  ------------    All Other
Name                     Year Salary(1)   Bonus(2)     Options    Compensation(3)
----                     ---- ----------  ---------  ------------ ---------------
Keith C. Patten......... 1998 $  325,183  $  35,186        --          $ 623
 President and Chief     1997    286,718     30,593        --            595
 Executive Officer of    1996    239,640     47,884        --            600
 Camden (retired May,
 1999)
Robert W. Daigle........ 1998 $  178,185  $  20,113        --          1,595
 President and Chief     1997    158,400     16,980        --          1,125
 Executive Officer of    1996    142,000     42,981     30,000            --
 Camden National Bank...

--------
(1) Includes salaries deferred by contributions to Camden's 401(k) Plan. The 401(k) Plan is available to all regular employees of Camden who are at least 21 years old and have completed at least one year of eligible service. The named executive officers were allowed to contribute up to 15% of their respective salaries to the 401(k) Plan not exceeding the IRS limitation ($10,000 each in 1998). The amounts in this column also include fees paid for service as directors.
(2) Bonuses are listed in the year earned and normally accrued, although such bonuses may be paid in the following year. Also includes deferred bonuses.
(3) Amounts shown for 1998 consist of the following: (i) Mr. Patten: $623 contribution to 401(k) Plan by Camden; and (ii) Mr. Daigle: $1,595 contribution to 401(k) Plan by Camden National Bank. Camden and Camden National Bank contribute a matching amount equal to 25% of the first 4% of salary deferred by named executive officers, up to the limit specified in Code Section 401(a)(17) during 1998. The amounts accumulating in the accounts under the 401(k) Plan are immediately vested in the employer contributions to their accounts in the 401(k) Plan.

Option Exercises and Year-End Holdings

   For each named executive officer, the value of an option is the current fair market value per share of Camden common stock, minus the applicable exercise price, times the number of shares that may be purchased under the option. There were no options granted during the year-ended December 31, 1998.

              Aggregated Option Exercises in Fiscal Year 1998 and
                       Fiscal Year-End 1998 Option Values


                                                       Number of Securities    Value of Unexercised In-The-
                           Shares                     Underlying Unexercised     Money Options At Fiscal
                         Acquired On      Value      Option at Fiscal Year-End           Year-End
Name                     Exercise (#) Realized($)(1) Exercisable/Unexercisable Exercisable/Unexercisable(2)
----                     -----------  -------------- ------------------------- ----------------------------
Keith C. Patten.........       0(3)     $1,695,000           90,000/0(4)              $1,320,300/$0
Robert W. Daigle........       0                 0           30,000/0                    245,100/$0

--------
(1) The "value realized" represents the difference between the base (or exercise) price of the option shares for the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owed.

(2) Assumes market price of $20.50 per share, which was the closing price of a share of Camden common stock reported or the American Stock Exchange on December 31, 1998.

(3) On December 3, 1998, Mr. Patten exercised options to acquire 90,000 shares of Camden common stock for cash.

(4) On May 14, 1999, Mr. Patten exercised his remaining 90,000 options for cash. As of the date of this Joint Proxy Statement/Prospectus, Mr. Patten no longer holds any options to acquire shares of Camden common stock.

Retirement Plans

   Camden maintains a qualified noncontributory defined benefit pension plan (the "Pension Plan"), which is available to all regular employees who are at least 21 years of age and have completed at least one year of eligible service. Mr. Patten, who retired in May, 1999, and Mr. Daigle are both beneficiaries of the Pension Plan. Camden also maintains a nonqualified noncontributory defined benefit supplemental executive retirement program (the "SERP") for certain highly compensated employees, including Mr. Daigle.

   Participants in the Pension Plan receive payment(s) upon retirement based on years of service (up to 25 years) times a percentage of the participant's covered annual compensation during the five consecutive years out of the last ten years before retirement in which the participant's compensation was the highest. Participants in the SERP receive upon retirement a 15 year certain life annuity based on years of service (up to 25 years) times a percentage of the participant's average salary and bonus for the 36 months of employment by Camden during which the participant's compensation was highest, reduced by the following amounts: 50% of the participant's projected primary Social Security benefits; the participant's benefits under the Pension Plan; the portion of the participant's benefits under the 401(k) Plan arising from employer contributions; and the Participant's benefits under any other incentive or retirement plan that may be instituted by Camden or its subsidiaries, excluding stock options and the incentive bonus plan.

   The following table illustrates annual retirement benefits payable from the Pension Plan for life, assuming retirement in 1999 at age 65, for various levels of Final Average Compensation and Years of Service with Camden. The Pension Plan benefits in the table are not subject to deduction for Social Security or other offset amounts.

                                                 PENSION PLAN TABLE
                                      -----------------------------------------
                                                  Years of Service
                                      -----------------------------------------
     Final Average
     Compensation
          (1)                           10     15     20     25     30     35
     -------------                    ------ ------ ------ ------ ------ ------
      125,000........................ 21,600 32,401 43,201 54,001 54,001 54,001
      150,000........................ 26,350 39,526 52,701 65,876 65,876 65,876
      160,000........................ 28,250 42,376 56,501 70,626 70,626 70,626
      200,000........................ 28,250 42,376 56,501 70,626 70,626 70,626
      300,000........................ 28,250 42,376 56,501 70,626 70,626 70,626
      400,000........................ 28,250 42,376 56,501 70,626 70,626 70,626
      500,000........................ 28,250 42,376 56,501 70,626 70,626 70,626
      600,000........................ 28,250 42,376 56,501 70,626 70,626 70,626
      1,000,000...................... 28,250 42,376 56,501 70,626 70,626 70,626

--------
(1) As a result of limitation, effective January 1, 1997, under the Internal Revenue Code of 1986, as amended (the "Code"), annual compensation in excess of $160,000 is not taken into account when calculating benefits under the Pension Plan.

   The following table illustrates annual retirement benefits payable from the SERP for 15 years, assuming retirement in 1999 at age 65, for various levels of Final Average Compensation and Years of Service with Camden.

                                                  SERP TABLE
                                -----------------------------------------------
                                               Years of Service
                                -----------------------------------------------
     Final Average
     Compensation                 10      15      20      25      30      35
     -------------              ------- ------- ------- ------- ------- -------
      125,000..................  19,940  23,429  22,599  17,449  17,449  17,449
      150,000..................  24,540  28,904  27,999  21,822  21,822  21,822
      160,000..................  26,380  31,094  30,159  23,574  23,574  23,574
      200,000..................  36,780  46,694  50,959  49,574  49,574  49,574
      300,000..................  62,780  85,694 102,959 114,574 114,574 114,574
      400,000..................  88,780 124,694 154,959 149,574 149,574 149,574
      500,000.................. 114,780 163,694 206,958 244,574 244,574 244,574
      600,000.................. 140,780 202,694 258,959 309,574 309,574 309,574
      1,000,000................ 244,780 358,694 466,959 569,574 569,574 569,574

   The following table sets forth the number of years of credited service of each named executive officer listed in the Summary Compensation Table.

                                                                        Credited
                                                                        Years of
       Name                                                             Service
       ----                                                             --------
       Keith C. Patten.................................................    22
       Robert W. Daigle................................................     2

Change of Control Agreements

   The SERP provides that in the event Camden is merged with another company and the other company survives the merger, and Mr. Patten and Mr. Daigle are not made officers of the surviving company and the surviving company does not assume Camden's obligations under the SERP, the Camden Board may authorize a payment to named executive officers in an amount to be determined in the discretion of the Camden Board.

Director Compensation

   Directors of Camden received $400 for attendance at each regular meeting of the Camden Board, and $150 for attendance at each meeting of a committee of the Camden Board during 1998. In addition, the Chairman of the Camden Board received a retainer of $200 per month, and the Secretary to the Camden Board received a retainer of $100 per meeting. No additional fees are paid for membership on or attendance at meetings of the Camden Board or any committees of the Camden Board.

   Director compensation is paid monthly to those directors who do not defer their compensation. Any director of Camden may defer up to 100% of their fees and retainer in any calendar year. If a director elects to defer their compensation, Camden automatically credits the amounts deferred to interest-earning accounts for each of the respective directors. Quarterly shares of Camden common stock are purchased by the plan for those directors electing this option. Deferred director's fees and/or stock are paid to participants in a deferral plan, or their designated beneficiaries, upon their termination as directors.

Employment Agreement with Mr. Daigle

   Camden and Camden National Bank have entered into an employment agreement with Mr. Daigle (the "executive") for an initial term of five years. At the expiration thereof, including any renewals, the employment agreement is extended automatically for additional five-year periods unless, within a specified time, any party to the employment agreement gives written notice to the other of such party's election not to so extend the term of the employment agreement.

   The employment agreement provides, among other things, for (i) an annual base salary of $235,000, (ii) insurance and other benefits, and (iii) in the event of (A) termination by the executive for any reason after a change in control of Camden or Camden National Bank, or (B) termination of the executive by Camden or Camden National Bank without cause, aggregate payments (made according to Camden's and Camden National Bank's regular payroll schedule) equal to two times the executive's annual salary then in effect, as well as continued insurance and benefits (except profit sharing) during such two year period.

   The employment agreement includes a provision for termination of the executive for cause, whereupon payments and benefits cease. The employment agreement also includes certain non-solicitation and non-competition provisions which extend for four years following the executive's termination of employment.

Compensation Committee Interlocks and Insider Participation

   The Personnel and Compensation Committee consisted of Richard N. Simoneau, Chairman, Robert J. Gagnon, Rendle A. Jones, and nonvoting members Robert W. Daigle and June B. Parent. Many members of the Personnel and Compensation Committee and their affiliates and families are borrowers from Camden's subsidiaries. All loans and credit commitments to such persons were made in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features to Camden's subsidiaries.

Personnel and Compensation Committee Report

   The performance of Camden has a direct bearing on executive compensation for any given year. When the performance of Camden meets or exceeds its budgetary expectations, compensation is expected to be more generous than in years when the budgetary expectations have not been met. The Personnel and Compensation Committee remains aware that compensation must not be set at a level that will inhibit Camden's competitiveness in its market areas. Nevertheless, level of compensation is also guided in large part by Camden's need to attract and retain capable executives who can make a major contribution to Camden's success. The Personnel and Compensation Committee has regularly reviewed compensation surveys comparing Camden's subsidiary banks with other banks in the State of Maine and with other banks nationally in the Camden's subsidiary banks' size grouping.

 Compensation Program Components

   Compensation is based on two primary components: base salary and a performance-based incentive compensation program. Base salary is intended to adequately reward officers and employees for capable performance within their respective job descriptions, consistent with keeping Camden competitive within its industry and market areas. The performance-based compensation program is designed to create an environment where employees take a more personal interest in the performance of Camden and are rewarded for balancing profit with growth and quality with productivity. The following executive officers also participate in a deferred compensation plan: Mr. Daigle, Mr. Smith and Mrs. Westfall. The Personnel and Compensation Committee considers that the levels of executive pay are both reasonable and necessary to remain competitive in the market.

 Performance Measures

   There are several performance measures used in evaluating the compensation of executive officers. In addition to the use of state and national banking surveys, the specific performance of the executive officer is considered. There is for each executive officer, an annual performance evaluation conducted by an individual in the next level of management, and the Personnel and Compensation Committee reviews the performance of Camden's Chief Executive Officer. The performance of Camden as a whole and the financial plan for the ensuing year in particular are guiding factors in establishing the levels of compensation. However, the general factors of the business climate, the performance of Camden and the evaluation of the executive officer being considered are all factors being reviewed in determining executive compensation. It is a central aim of the

Personnel and Compensation Committee to ensure that each executive officer is justly compensated for his or her contribution, knowing that the contribution directly affects Camden and its stockholders.

 Stock Option Plan

   An additional component of compensation for key employees is the award of options to purchase shares of Camden common stock at fixed prices. The 1993 Stock Option Plan is based on performance in that the options only have value if the market value of Camden common stock increases. Pursuant to the 1993 Stock Option Plan, as amended, Camden has awarded options to the following executive officers: Mr. Daigle, Ms. Bouchard, Mr. Smith and Mrs. Westfall, although no awards were made for 1998.

 Compensation of the Chief Executive Officer

   The Personnel and Compensation Committee annually reviews the Chief Executive Officer's existing compensation arrangements, the performance of Camden and the Chief Executive Officer, and the compensation of chief executive officers in similar companies of comparable size.

   The Chief Executive Officer's compensation is divided into three basic categories: salary and deferred compensation, performance-based incentive compensation, and director's fees.

   In past years the salary of the Chief Executive Officer has been increased based upon performance of Camden in the previous year. The salary level selected must be within the salary range for chief executive officers in other similar companies of comparable size. Thus, the personnel department conducts a study of the salary ranges of chief executive officers in other similar companies of comparable size as shown by published compensation surveys, and provides its results to the Personnel and Compensation Committee along with supporting data and a suggested salary range for the year. The salary for the Chief Executive Officer for 1998 was increased 15.6% over 1997, based on Camden's net profits for the 1997 fiscal year.

   The second part of the Chief Executive Officer's compensation program is based upon the performance-based incentive compensation program which applies to all officers and employees. The 1998 performance-based incentive compensation program resulted in additional compensation for the Chief Executive Officer of 11.2%.

   The third portion of the Chief Executive Officer's compensation program is director's fees, which are the same for all directors.

   The total compensation package for the Chief Executive Officer is competitive with the compensation programs provided by other similar companies of comparable size. Moreover, the Personnel and Compensation Committee believes that it has set compensation at levels that reflect the Chief Executive Officer's contribution towards Camden's success and achievement of objectives.

   Submitted by:
         Richard N. Simoneau
         Robert J. Gagnon
         Rendle A. Jones
         June B. Parent (non-voting)
         Keith C. Patten (non-voting)

Stock Performance Graph

   The following graph illustrates the estimated annual percentage change in Camden's cumulative total shareholder return on its common stock for the period October 7, 1997 through December 31, 1998. For purposes of comparison, the graph also illustrates comparable shareholder return of Nasdaq banks as a group as measured by the Nasdaq Banks Stock Index and of companies of similar capitalization value as measured by the Russell 2000 Stock Index. The graph assumes a $100 investment on October 7, 1997 in the Camden stock, the Nasdaq banks as a group, and the Russell 2000 companies as a group and measures the amount by which the market value of each, assuming reinvestment of dividends, has increased as of December 31, 1998.


                10/7/97         12/31/97         12/31/98
Camden          $100.00         $132.31          $138.98
Russell         $100.00         $107.61          $ 94.95
Nasdaq          $100.00         $ 94.23          $ 90.98

Principal Stockholders

   The following table sets forth information with respect to the beneficial ownership of Camden stock as of August 31, 1999, by (i) each person known by Camden to own beneficially more than five (5) percent of Camden's outstanding stock, (ii) each current director of Camden and nominees for positions on the Camden Board, (iii) the named executive officers (defined below), and (iv) all executive officers and directors of Camden as a group. Except as otherwise indicated below, each of the directors, executive officers and shareholders owning more than five (5) percent of Camden common stock has sole voting and investment power with respect to all shares of stock beneficially owned by him as set forth opposite his name.

                                                    Number of Shares   Percent
                                                   Beneficially Owned  of Class
                                                   ------------------  --------
5% or Greater Shareholders:
Kenneth C. & Prudence G. Dickey..................       779,112         11.88%
13 Curtis Avenue
Camden, ME 04843
Rendle A. Jones..................................       425,324(1)       6.49%
P.O. Box 190
76 Beloin Road
Camden, Maine 04843
Directors, Nominees and named executive officers:
Peter T. Allen...................................        10,000(2)        *
Ann W. Bresnahan.................................        23,940(3)        *
Royce M. Cross...................................        10,227           *
Robert W. Daigle.................................        32,274(4)        *
Robert J. Gagnon.................................         2,028           *
John W. Holmes...................................         4,910           *
Theodore C. Johanson.............................             0           *
John S. McCormick, Jr............................        19,700(5)        *
Keith C. Patten..................................       132,105(6)       2.01%
Winfield F. Robinson.............................             0           *
Richard N. Simoneau..............................        21,240           *
Arthur E. Strout.................................       107,569          1.64%

All nominees, continuing directors and executive
 officers as a group (17 persons)................       678,437(7)(8)   10.27%

--------
 *  Less than one (1) percent.
(1) Includes 371,160 shares owned by various trusts of which Mr. Jones acts as trustee, and to which shares he disclaims any beneficial interest.
(2) Includes 1,000 shares over which voting and dispositive power are shared with spouse.
(3) Includes 5,940 shares over which voting and dispositive power are shared with spouse.
(4) Includes 30,000 shares underlying stock options exercisable within 60 days and an additional 300 shares owned by spouse, as to which he disclaims any beneficial interest.
(5) Includes 2,700 shares owned by spouse, as to which shares he disclaims any beneficial interest.
(6) Includes 57,000 shares owned by spouse, as to which shares he disclaims any beneficial interest.
(7) Shared voting and/or dispositive power over some or all shares; includes shares underlying stock options exercisable within 60 days.
(8) Does not include 132,105 shares beneficially owned by Mr. Patten since he was not an executive officer on August 31, 1999.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act requires Camden's executive officers and directors, and persons who own more than 10% of a registered class of Camden's equity securities to file reports of ownership and changes in ownership with the SEC and the AMEX. These persons are required by SEC regulations to furnish Camden with copies of all Section 16(a) forms they file. To Camden's knowledge, based solely on a review of copies of such reports and written representations that no other reports were required during the fiscal year ended December 31, 1998, all transactions in Camden's securities that were engaged in by Camden's executive officers and directors, and therefore required to be disclosed pursuant to Section 16(a) of the Securities Exchange Act, were timely reported.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Business Relationships

   Rendle A. Jones is a partner in the law firm of Harmon, Jones, Sanford & Elliot, LLP, which performed legal services for Camden during 1998. The fees paid by Camden to the law firm totaled less than 5% of the law firm's gross revenues during 1998. Also, Arthur E. Strout is a partner in the law firm of Strout & Payson, P.A., which performed legal services for the Camden during 1998. The fees paid by Camden to the law firm totaled less that 5% of the law firm's gross revenues during 1998.

   Except as described above, no nominee for director, other continuing director or executive officer of Camden engaged in any transaction with Camden or any of its subsidiaries during fiscal year 1998, or is involved with Camden or any of its subsidiaries in any currently proposed transaction, in which the amount involved exceeded or exceeds $60,000, other than the financial transactions described below "--Indebtedness of Management".

Indebtedness of Management

   Camden's nominees for directors, continuing directors and executive officers have had, and are expected to have in the future, financial transactions with one or more of Camden's subsidiary banks. As of June 30, 1999, the outstanding loans by Camden's subsidiary banks to Camden's nominees, continuing directors and executive officers amounted to an aggregate of approximately $1.8 million. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons.

                                 OTHER MATTERS

Stockholder Proposals for Annual Meetings

   Stockholder proposals (including director nominations) submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in Camden's proxy statement and form of proxy for the 2000 Annual Meeting of Stockholders must be received by Camden by December 3, 1999. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

   For a proposal of a stockholder (including director nominations) to be presented at Camden's 2000 Annual Meeting of Stockholders, other than a stockholder proposal submitted pursuant to Rule 14a-8 of the Exchange Act, a stockholder's notice must be delivered to, or mailed to and received by, Camden at its principal executive offices, together with all supporting documentation required by Camden's bylaws, (A) not prior to March 13, 2000 nor later than April 18, 2000, or (B) if Camden's 2000 Annual Meeting of Stockholders is called for a date prior to May 2, 2000 or later than May 2, 2000, then not later than the close of business on the later of (i) fourteen calendar day prior to the scheduled date of such meeting. Any such proposals should be mailed to: Camden National Corporation, Two Elm Street, Camden, Maine 04843,
Attention: Secretary.

   Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in KSB's proxy material for the 2000 Annual Meeting of Stockholders must be received by KSB by December 14, 1999. Any proposal must also comply with the requirements as to form and substance established by the SEC to be included in the proxy material. If the merger is completed, there will be no 2000 Annual Meeting of KSB stockholders.

   For a proposal of a stockholder (including director nominations) to be presented at KSB's 2000 Annual Meeting of Stockholders, other than a stockholder proposal submitted pursuant to Rule 14a-8 of the Exchange Act, notice must be received by KSB at its principal executive offices, together with all supporting documentation required by KSB's bylaws, prior to February 10, 2000. If the merger is completed, there will be no 2000 Annual meeting of KSB stockholders.

Other Matters

   As of the date of this Joint Proxy Statement/Prospectus, the Camden Board knows of no matters that will be presented for consideration at the Camden meeting other than as described in this Joint Proxy Statement/Prospectus. If any other matters shall properly come before the Camden meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Camden.

   As of the date of this Joint Proxy Statement/Prospectus, the KSB Board knows of no matters that will be presented for consideration at the KSB meeting other than as described in this Joint Proxy Statement/Prospectus. If any other matters shall properly come before the KSB meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of KSB.

                                 LEGAL MATTERS

   The validity of the Camden common stock to be issued in connection with the merger will be passed upon by Rendel A. Jones, Esq., general counsel for Camden, and Luse, Lehman, Gorman, Pomerenk & Schick, P.C., counsel for KSB, will pass on certain federal income tax consequences of the merger for KSB and its stockholders.

                                    EXPERTS

   The consolidated financial statements of Camden as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated by reference in this Joint Proxy Statement/Prospectus and Registration Statement have been audited by Berry, Dunn, McNeil & Parker, LLC, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

   The consolidated financial statements of KSB as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 have been incorporated by reference in this Joint Proxy Statement/Prospectus and Registration Statement in reliance upon the report of Berry, Dunn, McNeil & Parker, LLC, independent certified public accountants, incorporated by reference in this Joint Proxy Statement/Prospectus and Registration Statement and upon authority of said firm as experts in accounting and auditing in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   Camden and KSB file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." In addition, Camden's SEC filings may be read and copied at the AMEX, 86 Trinity Place, New York, New York 10006, and KSB's SEC filings may also be read and copied at the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

   Camden has filed a Registration Statement on Form S-4 to register with the SEC the Camden common stock to be issued to the holders of KSB common stock in the merger. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Camden in addition to being a proxy statement of Camden and KSB for the Camden meeting and the KSB meeting. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

   The SEC allows us to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about the companies, their finances and Camden common stock.

Camden National Corporation SEC Filings (File No. 0-28190)

   Annual Report on Form 10-K for the year ended December 31, 1998.

   Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

   Current Report on Form 8-K, filed with the SEC on August 9, 1999, relating to the merger.

   Registration Statement on Form 8-A, filed with the SEC on July 30, 1997.

KSB Bancorp, Inc. SEC Filings (File No. 0-21500)

   Annual Report on Form 10-KSB for the year ended December 31, 1998.

   Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1999 and June 30, 1999.

   Current Report on Form 8-K, filed with the SEC on August 11, 1999, relating to the merger.

   A copy of KSB's Annual Report to stockholders for the year ended December 31, 1999, and its Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999, accompanies this Joint Proxy Statement/ Prospectus. We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Joint Proxy Statement/Prospectus and the dates of the meetings of our stockholders.

   Camden has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Camden, and KSB has supplied all such information relating to KSB.

   If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

  Camden National Corporation             KSB Bancorp, Inc.
  Two Elm Street                          Main Street
  Camden, Maine 04843                     Kingfield, Maine 04947
  Attention: Secretary                    Attention: Secretary
  Tel: (207) 236-9131, ext. 2165          Tel: (207) 265-2090, ext. 1232

   If you would like to request documents from us, please do so by November 1, 1999 to receive them prior to the Camden and KSB stockholder meetings.

   You should rely only on the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus to vote on the Camden proposals and the KSB proposal. We have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated . You should not assume that the information contained in this Joint Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Joint Proxy Statement/Prospectus to stockholders nor the issuance of shares of Camden common stock in the merger shall create any implication to the contrary.

                                                                         ANNEX A



--------------------------------------------------------------------------------



                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                         CAMDEN NATIONAL CORPORATION,

                     CAMDEN ACQUISITION SUBSIDIARY, INC.,

                              KSB BANCORP, INC.,

                                      and

                            KINGFIELD SAVINGS BANK

                           Dated as of July 27, 1999



--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                            Page

ARTICLE I - CERTAIN DEFINITIONS..............................................1
     1.1    Certain Definitions..............................................1
            -------------------

ARTICLE II- THE MERGER; EFFECTS OF THE MERGER ...............................8
     2.1    The Merger ......................................................8
            ----------
     2.2    Charter and Bylaws ..............................................8
            ------------------
     2.3    Closing .........................................................9
            -------
     2.4    Effectiveness and Effects of the Merger .........................9
            ---------------------------------------
     2.5    Tax Consequences ................................................9
            ----------------
     2.6    Accounting Treatment ............................................9
            --------------------
     2.7    Board of Directors ..............................................9
            ------------------

ARTICLE III - MERGER CONSIDERATION; EXCHANGE PROCEDURES ....................10
     3.1    Merger Consideration ...........................................10
            --------------------
     3.2    Rights as Stockholders; Stock Transfers ........................10
            ---------------------------------------
     3.3    Fractional Shares ..............................................10
            -----------------
     3.4    Exchange Procedures ............................................11
            -------------------
     3.5    Anti-Dilution Provisions .......................................12
            ------------------------
     3.6    Treasury Shares ................................................12
            ---------------
     3.7    Options ........................................................12
            -------

ARTICLE IV - THE SUBSEQUENT MERGER; EFFECTS OF THE
     SUBSEQUENT MERGER .....................................................13
     4.1    Subsequent Merger ..............................................13
            -----------------
     4.2    Charter ........................................................13
            -------
     4.3    Bylaws .........................................................14
            ------
     4.4    Board of Directors .............................................14
            ------------------
     4.5    Cancellation of Shares .........................................14
            ----------------------

ARTICLE V - REPRESENTATIONS AND WARRANTIES
     OF KSB AND THE BANK ...................................................14
     5.1    Organization and Qualification; Subsidiaries ...................14
            --------------------------------------------
     5.2    Certificate of Incorporation; By-Laws; Corporate Records .......15
            --------------------------------------------------------
     5.3    Capitalization .................................................15
            --------------
     5.4    Authority ......................................................16
            ---------
     5.5    No Conflict ....................................................17
            -----------
     5.6    Consents and Approvals .........................................17
            ----------------------
     5.7    Compliance .....................................................18
            ----------

                                     (i)

                                                                            Page

        5.8   SEC Reports and Bank Reports ..................................18
              ----------------------------
        5.9   Financial Statements ..........................................19
              --------------------
        5.10  Absence of Certain Changes or Events ..........................20
              ------------------------------------
        5.11  Absence of Litigation .........................................22
              ---------------------
        5.12  Employee Benefit Plans ........................................22
              ----------------------
        5.13  Labor Matters .................................................23
              -------------
        5.14  Property and Leases ...........................................24
              -------------------
        5.15  Taxes .........................................................24
              -----
        5.16  Certain Contracts .............................................26
              -----------------
        5.17  Loan Portfolio ................................................27
              --------------
        5.18  Investment Securities .........................................27
              ---------------------
        5.19  Derivative Transactions .......................................28
              -----------------------
        5.20  Insurance .....................................................28
              ---------
        5.21  Environmental Matters .........................................29
              ---------------------
        5.22  Intellectual Property .........................................30
              ---------------------
        5.23  Administration of Fiduciary Accounts ..........................30
              ------------------------------------
        5.24  Agreements with Bank Regulators ...............................31
              -------------------------------
        5.25  Material Interests of Certain Persons .........................31
              -------------------------------------
        5.26  Brokers' Fees; Opinions .......................................31
              -----------------------
        5.27  Joint Proxy Statement .........................................31
              ---------------------
        5.28  State Takeover Laws ...........................................32
              -------------------
        5.29  Year 2000 .....................................................32
              ---------
        5.30  Disclosure ....................................................33
              ----------

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF CAMDEN AND CASI ..............33
        6.1   Corporate Organization.........................................33
              ----------------------
        6.2   Authority .....................................................33
              ---------
        6.3   No Conflict ...................................................34
              -----------
        6.4   Capitalization ................................................34
              --------------
        6.5   Consents and Approvals ........................................35
              ----------------------
        6.6   Joint Proxy Statement .........................................35
              ---------------------
        6.7   SEC Reports and Bank Reports ..................................35
              ----------------------------
        6.8   Financial Statements ..........................................36
              --------------------
        6.9   Compliance ....................................................36
              ----------
        6.10  Absence of Certain Changes or Events ..........................37
              ------------------------------------
        6.11  Employee Benefit Plans ........................................37
              ----------------------
        6.12  Environmental .................................................38
              -------------
        6.13  Agreements with Bank Regulators ...............................39
              -------------------------------
        6.14  Year 2000 .....................................................40
              ---------
        6.15  Brokers' Fees .................................................40
              -------------

                                     (ii)

                                                                            Page

        6.16  Disclosure ...................................................40
               ---------

ARTICLE VII - CONDUCT OF BUSINESS PENDING
        THE MERGER .........................................................40
        7.1   Covenants of KSB and the Bank ................................41
              -----------------------------
        7.2   Camden Products and Services .................................45
              ----------------------------
        7.3   System Conversions ...........................................45
              ------------------
        7.4   Certain Changes and Adjustments ..............................46
              -------------------------------
        7.5   ALCO Management ..............................................46
              ---------------
        7.6   Covenants of Camden ..........................................46
              -------------------
        7.7   Affiliate Agreements .........................................46
              --------------------
        7.8   Takeover Laws ................................................47
              -------------
        7.9   No Rights Triggered ..........................................47
              -------------------
        7.10  Shares Listed ................................................47
              -------------

ARTICLE VIII - ADDITIONAL AGREEMENTS
         ...................................................................47
        8.1   Stockholder Approvals ........................................47
              ---------------------
        8.2   Registration Statement .......................................47
              ----------------------
        8.3   Regulatory Matters ...........................................49
              ------------------
        8.4   Access to Information ........................................50
              ---------------------
        8.5   No Solicitation ..............................................51
              ---------------
        8.6   Employee Benefits Matters ....................................52
              -------------------------
        8.7   Directors' and Officers' Insurance ...........................53
              ----------------------------------
        8.8   Financial and Other Statements ...............................53
              ------------------------------
        8.9   Further Action ...............................................54
              --------------
        8.10  Public Announcements .........................................54
              --------------------
        8.11  Additional Agreements ........................................54
              ---------------------
        8.12  Update of Disclosure Schedules ...............................55
              ------------------------------
        8.13  Current Information ..........................................55
              -------------------
        8.14  Bank Merger ..................................................56
              -----------
        8.15  Post-Closing Governance ......................................56
              -----------------------

ARTICLE IX - CONDITIONS TO THE MERGER
        9.1  Conditions to Each Party's Obligations to Effect the Merger ...57
             -----------------------------------------------------------
        9.2  Conditions to Obligations of Camden and CASI ..................58
             --------------------------------------------

ARTICLE X - TERMINATION, AMENDMENT AND WAIVER ..............................60
       10.1 Termination ....................................................60
            -----------
       10.2 Effect of Termination ..........................................63
            ---------------------

                                     (iii)

                                                                                                             Page
     10.3     Amendment......................................................................................65
              ---------
     10.4     Waiver.........................................................................................65
              ------
ARTICLE XI - GENERAL PROVISIONS..............................................................................65
     11.1     Alternative Structure..........................................................................65
              ---------------------
     11.2     Non-Survival of Representations, Warranties and Agreements.....................................66
              ----------------------------------------------------------
     11.3     Notices........................................................................................66
              -------
     11.4     Severability...................................................................................67
              ------------
     11.5     Entire Agreement...............................................................................67
              ----------------
     11.6     Assignment.....................................................................................67
              ----------
     11.7     Parties in Interest............................................................................67
              -------------------
     11.8     Specific Performance...........................................................................67
              --------------------
     11.9     Governing Law..................................................................................68
              -------------
     11.10    Headings.......................................................................................68
              --------
     11.11    Interpretation.................................................................................68
              --------------
     11.12    Counterparts...................................................................................68
              ------------


EXHIBIT A-1       Form of Affiliate Letter to Camden

EXHIBIT A-2       Form of Affiliate Letter to KSB

EXHIBIT B         Bank Holding Companies Index Group

EXHIBIT C         Form of Bank Merger Agreement

EXHIBIT D         Form of Voting Agreement

     AGREEMENT AND PLAN OF MERGER, dated as of July 27, 1999 (this "Agreement"),
                                                                    ---------
by and between CAMDEN NATIONAL CORPORATION, a Maine corporation ("Camden"),
                                                                  ------
CAMDEN ACQUISITION SUBSIDIARY, INC., a Delaware corporation and wholly owned subsidiary of Camden ("CASI"), which has been formed for the specific and sole
                       ----
purpose of consummating the Merger (as such term is defined below), KSB BANCORP, INC., a Delaware corporation ("KSB"), and KINGFIELD SAVINGS BANK, a Maine-
                               ---
chartered savings bank and wholly owned subsidiary of KSB (the "Bank").
                                                                ----

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of Camden, CASI and KSB have determined that it is in the best interests of their respective corporations and their stockholders to consummate the strategic business merger transactions provided for herein, in which (i) CASI will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into KSB such that KSB is the
                          ------
surviving corporation in the Merger and continues its corporate existence under the laws of the State of Delaware as a wholly owned subsidiary of Camden, and
(ii) KSB (as the surviving corporation from the Merger) will, subject to the terms and conditions set forth herein, merge (the "Subsequent Merger," and
                                                   -----------------
together with the Merger, the "Mergers") with and into Camden such that Camden
                               -------
is the surviving corporation in the Subsequent Merger and continues its corporate existence under the laws of the State of Maine;

     WHEREAS, in connection with the execution of this Agreement, KSB and Camden are entering into a stock option agreement, with KSB as issuer and Camden as grantee (the "KSB Option Agreement"); and
              --------------------

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers;

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:


                        ARTICLE 1- CERTAIN DEFINITIONS

     1.1  Certain Definitions.  As used in this Agreement, the following terms
          -------------------
shall have the meanings set forth below:

     "Affiliate" shall have the meaning set forth in Section 7.7(a).
      ---------

     "Agreement" shall have the meaning set forth in the preamble to this
      ---------
Agreement.

     "AMEX" shall mean The American Stock Exchange.
      ----

     "Bank Board" shall have the meaning set forth in Section 5.4(b).
      ----------

     "Bank Common Stock" shall have the meaning set forth in Section 5.3(b).
      -----------------

     "Bank Examinations" shall have the meaning set forth in Section 5.8(b).
      -----------------

     "Bank Meeting" shall have the meaning set forth in Section 8.1.
      ------------

     "Bank Merger" shall have the meaning set forth in Section 8.14.
      -----------

     "Bank Merger Agreements" shall have the same meaning set forth in Section
      ----------------------
8.14.

     "Bank Regulators" shall have the meaning set forth in Section 5.8(b).
      ---------------

     "Bank Shares" shall have the meaning set forth in Section 5.3(b).
      -----------

     "BHCA" shall have the meaning set forth in Section 5.1(a).
      ----

     "Burdensome Condition" shall have the meaning set forth in Section 9.2(d).
      --------------------

     "Business Day" shall mean any day on which the principal offices of the SEC
      ------------
in Washington, D.C. is open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of Augusta, Maine.

     "Camden" shall have the meaning set forth in the preamble to this
      ------
Agreement.

     "Camden Common Stock" shall have the meaning set forth in Section 3.1(a).
      -------------------

     "Camden ERISA Affiliate" shall have the meaning set forth in Section 6.11.
      ----------------------

     "Camden Floor Price" shall have the meaning set forth in Section 10.1(i).
      ------------------

     "Camden Index Ratio" shall have the meaning set forth in Section 10.1(i).
      ------------------

     "Camden Meeting" shall have the meaning set forth in Section 8.1.
      --------------

     "Camden National Bank" shall mean Camden National Bank, a wholly-owned
      --------------------
subsidiary of Camden and a bank organized under the laws of the United States.

     "Camden Plans" shall have the meaning set forth in Section 6.11(a).
      ------------

     "Camden Ratio" shall have the meaning set forth in Section 10.1(i).
      ------------

     "Camden SEC Reports" shall have the meaning set forth in Section 6.7.
      ------------------

     "CASI" shall have the meaning set forth in the preamble to this Agreement.
      ----

     "CASI Common Stock" shall have the meaning set forth in Section 3.1(b).
      -----------------

     "CASI Meeting" shall have the meaning set forth in the Section 8.1.
      ------------

     "Certificate of Merger" shall have the meaning set forth in Section 2.1.
      ---------------------

     "Closing" shall have the meaning set forth in Section 2.3.
      -------

     "Closing Date" shall have the meaning set forth in Section 2.3.
      ------------

     "COBRA" shall have the meaning set forth in Section 5.12(d).
      -----

     "Code" shall have the meaning set forth in Section 5.15(b).
      ----

     "Confidentiality Agreement" shall have the meaning set forth in Section
      -------------------------
8.4(a).

     "Control" (including the terms "controlled by" and "under common control
      -------                        -------------       --------------------
with") shall mean the possession, directly or indirectly or as trustee or
----
executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

     "CRA" shall have the meaning set forth in Section 5.7.
      ---

     "DGCL" shall mean the Delaware General Corporation Law.
      ----

     "Disclosure Schedule" shall mean a schedule prepared by KSB and the Bank or
      -------------------
Camden and CASI, as applicable, setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of their respective representations and warranties.

     "Effective Date" shall have the meaning set forth in Section 2.4.
      --------------

     "Effective Time" shall have the meaning set forth in Section 2.4.
      --------------

     "Environment" shall have the meaning set forth in Section 5.21(f).
      -----------

     "EPA" shall have the meaning set forth in Section 5.21(a).
      ---

     "ERISA" shall have the meaning set forth in Section 5.12(a).
      -----

     "ESOP" shall have the meaning set forth in Section 5.12(c).
      ----

     "Exchange Act" shall have the meaning set forth in Section 5.6(a).
      ------------

     "Exchange Agent" shall have the meaning set forth in Section 3.4(a).
      --------------

     "Exchange Fund" shall have the meaning set forth in Section 3.4(a).
      -------------

     "Exchange Ratio" shall have the meaning set forth in Section 3.1(a).
      --------------

     "Expense Fee" shall have the meaning set forth in Section 10.2(c).
      -----------

     "Expenses" shall have the meaning set forth in Section 10.2(b).
      --------

     "FDIA" shall mean the Federal Deposit Insurance Act, as amended.
      ----

     "FDIC" shall have the meaning set forth in Section 5.1(a).
      ----

     "FRB" shall have the meaning set forth in Section 5.1(a).
      ---

     "GAAP" shall have the meaning set forth in Section 2.6.
      ----

     "Governmental Entity" shall have the meaning set forth in Section 5.6(a).
      -------------------

     "Hazardous Material" shall have the meaning set forth in Section 5.21(f).
      ------------------

     "HSR Act" shall have the meaning set forth in Section 5.6(a).
      -------

     "Information Technology"  means all computer software, computer hardware
      ----------------------
(whether general or specific purpose) and other similar or related items of automated, computerized, or software systems that are used or relied on by KSB or the Bank in the conduct of their respective businesses.

     "Injunction" shall have the meaning set forth in Section 9.1(c).
      ----------

     "IRS" shall have the meaning set forth in Section 5.15(a).
      ---

     "Joint Proxy Statement" shall have the meaning set forth in Section 8.2(a).
      ---------------------

     "knowledge" shall mean actual knowledge of all of the directors, executive
      ---------
officers of KSB or the Bank who knew or should know as to the matters referenced herein, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Entity or any other material written notice received by KSB or the Bank, and also includes any matter of which Camden informs KSB or the Bank in writing prior to the date hereof or to which KSB or the Bank acknowledges or agrees.

     "KSB" shall have the meaning set forth in the preamble to this Agreement.
      ---

     "KSB Board" shall have the meaning set forth in Section 5.4(a).
      ---------

     "KSB Common Stock" shall have the meaning set forth in Section 3.1(a).
      ----------------

     "KSB Compensation and Benefit Plans" shall mean the Compensation and
      ----------------------------------
Benefit Plans of KSB.

     "KSB Contract" shall have the meaning set forth in Section 5.16(a).
      ------------

     "KSB Employees" shall have the meaning set forth in Section 8.6(a).
      -------------

     "KSB ERISA Affiliate" shall have the meaning set forth in Section 5.12(a).
      -------------------

     "KSB Meeting" shall have the meaning set forth in Section 8.1.
      -----------

     "KSB Option Agreement" shall have the meaning set forth in the preamble to
      --------------------
this Agreement.

     "KSB Preferred Stock" shall have the meaning set forth in Section 5.3(a).
      -------------------

     "KSB SEC Reports" shall have the meaning set forth in Section 5.8(a).
      ---------------

     "KSB Stock Option" shall have the meaning set forth in Section 3.7(a).
      ----------------

     "KSB Stock Option Plans" shall have the meaning set forth in Section
      ----------------------
3.7(a).

     "Liaison Committee" shall have the meaning set forth in Section 8.13(a).
      -----------------

     "Liens" shall have the meaning set forth in Section 5.14(a).
      -----

     "Loan Property" shall have the meaning set forth in Section 5.21(f).
      -------------

     "Loans" shall have the meaning set forth in Section 5.17.
      -----

     "Maine Superintendent" shall have the meaning set forth in Section 5.6(a).
      --------------------

     "Material Adverse Effect" shall mean with respect to Camden or KSB,
      -----------------------
respectively, any effect that (i) is material and adverse to the financial position, results of operations, assets or business of Camden and its Subsidiaries taken as a whole, or KSB and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of Camden or KSB, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Mergers, the Bank Merger and the other transactions contemplated by this Agreement; provided,
                                                                       --------
however, that Material Adverse Effect shall not be deemed to include the impact
-------
of (a) changes in banking, corporate and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (c) actions or omissions of Camden or its Subsidiaries or KSB or its Subsidiaries taken with the prior written consent of Camden or KSB, as applicable, in contemplation of the transactions contemplated hereby, and (d) the effects of the Mergers and compliance by either party with the provisions of this Agreement on the financial position, results of operations, assets or business of such party and its Subsidiaries, or the other party and its Subsidiaries, as the case may be.

     "MBCA" shall have the meaning set forth in Section 4.1.
      ----

     "Meeting" shall have the meaning set forth in Section 8.1.
      -------

     "Merger" shall have the meaning set forth in the recitals to this
      ------
Agreement.

     "Merger Consideration" shall have the meaning set forth in Section 2.1.
      --------------------

     "Mergers" shall have the meaning set forth in the recitals to this
      -------
Agreement.

     "New Certificates" shall have the meaning set forth in Section 3.4(a).
      ----------------

     "OCC" shall mean the Office of the Comptroller of the Currency.
      ---

     "Oil" shall have the meaning set forth in Section 5.21(f).
      ---

     "Old Certificates" shall have the meaning set forth in Section 3.4(a).
      ----------------

     "OREO" shall have the meaning set forth in Section 5.9(a).
      ----

     "Participation Facility" shall have the meaning set forth in Section
      ----------------------
5.21(a).

     "Permitted Liens" shall have the meaning set forth in Section 5.14(a).
      ---------------

     "Person" or "person" shall mean any individual, bank, corporation,
      ------      ------
partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

     "Plans" shall have the meaning set forth in Section 5.12(a).
      -----

     "Registration Statement" shall have the meaning set forth in Section
      ----------------------
8.2(a).

     "Requisite Regulatory Approvals" shall have the meaning set forth in
      ------------------------------
Section 9.1(b).

     "Rights" shall mean, with respect to any person, securities or obligations
      ------
convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of stock of such person.

     "SEC" shall have the meaning set forth in Section 5.8(a).
      ---

     "Securities Act" shall have the meaning set forth in Section 5.8(a).
      --------------

     "Starting Date" shall have the meaning set forth in Section 10.1(i).
      -------------

     "Subsequent Effective Time" shall have the meaning set forth in Section
      -------------------------
4.1.

     "Subsequent Merger" shall have the meaning set forth in the recitals to
      -----------------
this Agreement.

     "Subsidiary" and "Significant Subsidiary" shall have the respective
      ----------       ----------------------
meanings set forth in Rule 1-02 of Regulation S-X of the SEC.

     "Subsidiaries" shall mean all of a party's Subsidiaries and Significant
      ------------
Subsidiaries.

     "Surviving Corporation" shall have the meaning set forth in Section 2.1.
      ---------------------

     "Takeover Laws" shall have the meaning set forth in Section 5.28.
      -------------

     "Taxes" shall have the meaning set forth in Section 5.15(c)
      -----

     "Treasury Shares" shall have the meaning set forth in Section 3.1(a).
      ---------------

     "United Bank" shall mean United Bank, a banking organization chartered
      -----------
under the laws at the State of Maine and a wholly-owned Subsidiary of Camden.

     "Year 2000 Compliant" means that the Information Technology is designed to
      -------------------
be used prior to, during and after the calendar year 2000 A.D., and the Information Technology used during each such time period will accurately receive, provide and process date/time data (including calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000 and leap-year calculations, and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that any other information technology, used in combination with the Information Technology, properly exchanges date/time data with it.

     "Year 2000 Plan" shall have the meaning set forth in Section 5.29.
      --------------

     "Year 2000 Regulatory Requirements" shall have the meaning set forth in
      ---------------------------------
Section 5.29.


                 ARTICLE II- THE MERGER; EFFECTS OF THE MERGER

     2.1  The Merger.  At the Effective Time, upon the terms and subject to the
          ----------
conditions of this Agreement, CASI shall merge with and into KSB, the separate corporate existence of CASI shall cease and KSB shall survive and continue its corporate existence under the laws of the State of Delaware as a wholly owned subsidiary of Camden (KSB, as the surviving corporation in the Merger, being sometimes referred to herein as the "Surviving Corporation"). The parties shall
                                     ---------------------
prepare and execute a certificate of merger (the "Certificate of Merger") in
                                                  ---------------------
order to comply in all respects with the requirements of the DGCL and with the provisions of this Agreement. Camden may at any time change the method of effecting the strategic business merger transactions with KSB and CASI provided for herein (including without limitation the provisions of this Article II) if and to the extent it deems such change to be desirable, including without limitation to provide for a merger of KSB into Camden or a wholly owned subsidiary of Camden; provided, however, that no such change shall (A) alter or
                      --------  -------
change the amount or kind of consideration to be issued to holders of KSB Common Stock as provided for in this Agreement (the "Merger Consideration"), (B)
                                              --------------------
adversely affect the tax treatment of KSB's stockholders as a result of receiving the Merger Consideration or (C) materially impede or delay consummation of the Merger. KSB and CASI agree to, and to cause their Subsidiaries to, appropriately amend this Agreement and any related documents in order to reflect such revised method of effecting the strategic business merger transactions with KSB and CASI provided for herein to the extent deemed necessary or desirable by Camden in its reasonable judgment.

     2.2  Charter and Bylaws.  The Certificate of Merger shall provide that, at
          ------------------
the Effective Time, the charter of the Surviving Corporation shall be the charter of CASI, as such charter may be amended, and set forth in the Certificate of Merger or any certificate of amendment filed prior to the Effective Time. The bylaws of the Surviving Corporation shall be the bylaws of CASI at the Effective Time.

     2.3  Closing.  The closing of the Merger (the "Closing") will occur at
          -------                                   -------
10:00 a.m., Boston time, on the date to be specified by the parties in accordance with the terms of this Agreement (the "Closing Date"), at the offices
                                                  ------------
of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109, unless another date or place is agreed to in writing by the parties.

     2.4  Effectiveness and Effects of the Merger.  On the Closing Date, or at
          ---------------------------------------
such time as may otherwise be agreed by the parties, CASI and KSB shall execute and file with the Secretary of State of the State of Delaware the Certificate of Merger in accordance with the DGCL. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective (the

"Effective Time") upon the occurrence of the filing of the Certificate of Merger
---------------
with the Secretary of State of the State of Delaware pursuant to Section 252 of the DGCL, or such other time, if any, as may be specified in the Certificate of Merger. The Merger shall have the effects prescribed in Sections 259 and 261 of the DGCL. The date on which the Effective Time occurs is referred to herein as the "Effective Date."
     --------------

     2.5  Tax Consequences.  It is intended that both the Merger and the
          ----------------
Subsequent Merger be consummated pursuant to one integrated plan which qualifies as a reorganization under Section 368(a)(1)(A) of the Code. This Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

     2.6  Accounting Treatment.  It is intended that the Merger be accounted for
          --------------------
as a "pooling of interests" under generally accepted accounting principles

("GAAP").  The parties acknowledge and agree that (i) Camden intends to take all
------
measures it deems necessary to cause the transaction to be accounted for as a "pooling of interests" transaction and (ii) neither such measures nor any consequence or result thereof shall be deemed to have a Material Adverse Effect for the purposes of this Agreement. It is further understood that in the event that Camden determines in its sole discretion not to take such measures as to achieve "pooling of interests" accounting treatment, accounting for the transaction on a "purchase accounting" basis shall not be deemed to have a Material Adverse Effect.

     2.7  Board of Directors.  At the Effective Time, the Board of Directors of
          ------------------
the Surviving Corporation shall be those persons serving as directors of CASI immediately prior to the Effective Time, such persons to serve until the earlier of their resignation or removal or until their respective successors are duly appointed or elected and qualified, as the case may be.

            ARTICLE III- MERGER CONSIDERATION; EXCHANGE PROCEDURES

     3.1  Merger Consideration.  Subject to the provisions of this Agreement, at
          --------------------
the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or stockholder:

          (a)  Outstanding KSB Common Stock.  Each share (excluding shares held
               ----------------------------
by KSB or by Camden, other than in a fiduciary capacity ("Treasury Shares")) of
                                                          ---------------
the common stock, par value $.01 per share, of KSB (the "KSB Common Stock")
                                                         ----------------
issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive 1.136 shares (subject to adjustment as set forth herein, the "Exchange Ratio") of common stock, no par
                                     --------------
value, of Camden (the "Camden Common Stock").
                       -------------------

          (b)  Outstanding CASI Common Stock.  Each share of the common stock,
               -----------------------------
par value $.01 per share, of CASI ("CASI Common Stock") issued and outstanding
                                    -----------------
immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of the KSB Common Stock.

          (c)  Outstanding Camden Common Stock.  Each share of Camden Common
               -------------------------------
Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time.

     3.2  Rights as Stockholders; Stock Transfers.  At the Effective Time,
          ---------------------------------------
holders of KSB Common Stock shall cease to be, and shall have no rights as, stockholders of KSB, other than to receive any dividend or other distribution with respect to such KSB Common Stock with a record date occurring prior to the Effective Time and to receive the Merger Consideration provided under this
Article III. After the Effective Time, there shall be no transfers on the stock transfer books of KSB of shares of KSB Common Stock, other than transfers of KSB Common Stock that have occurred prior to the Effective Time.

     3.3  Fractional Shares.  Notwithstanding any other provision hereof, no
          -----------------
fractional shares of Camden Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Camden shall pay to each holder of KSB Common Stock who would otherwise be entitled to a fractional share of Camden Common Stock (after aggregating all Old Certificates delivered by such holder) an amount in cash to be paid in lieu of fractional shares (without interest) determined by multiplying such fraction by the average of the last sale prices of Camden Common Stock, as reported by the AMEX Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five AMEX trading days immediately preceding the Effective Date.

      3.4 Exchange Procedures.
          -------------------

          (a) Prior to the Effective Time, Camden shall deposit, or shall cause to be deposited, with a bank or trust company selected by Camden and reasonably acceptable to KSB (the "Exchange Agent"), for the benefit of the holders of
                        --------------
certificates representing shares of KSB Common Stock immediately prior to the Effective Time ("Old Certificates"), for exchange in accordance with this
                 ----------------
Article III, certificates representing the shares of Camden Common Stock ("New
                                                                           ---
Certificates") and an estimated amount of cash to be paid in lieu of fractional
------------
shares (such cash and New Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this
                                -------------
Article III in exchange for outstanding shares of KSB Common Stock.

          (b) As promptly as practicable after the Effective Time, and in any event within seven business days thereafter, Camden shall send or cause to be sent to each holder of record of shares (other than Treasury Shares) of KSB Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. Camden shall cause the New Certificates, into which shares of a stockholder's KSB Common Stock are convertible from and after the Effective Time, and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive, to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of KSB Common Stock (or indemnity reasonably satisfactory to Camden and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid pursuant to this Article III upon such delivery.

          (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto or any affiliate thereof shall be liable to any former holder of KSB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d) No dividends or other distributions with respect to Camden Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of KSB Common Stock converted in the Merger into the right to receive shares of such Camden Common Stock until the holder thereof shall surrender such Old Certificate, together with the necessary transmittal materials, in accordance with this
Article III. Subject to applicable law, after the surrender of an Old Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Camden Common Stock for which such Old Certificate was exchangeable.

          (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of KSB for twelve (12) months after the Effective Time shall be paid to Camden, subject to the rights of such stockholders to receive payments from any such portion of the Exchange Fund in accordance with the terms of this
Article III. Any stockholders of KSB who have not theretofore complied with this Article III shall thereafter look only to Camden for payment of the shares of Camden Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the Camden Common Stock deliverable in respect of each share of KSB Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

      3.5 Anti-Dilution Provisions.  In the event Camden or KSB changes (or
          ------------------------
establishes a record date for changing) the number of, or provides for the exchange of, shares of Camden Common Stock or KSB Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Camden Common Stock or KSB Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately and appropriately adjusted.

     By way of illustration, if Camden shall declare a stock dividend of 10% payable with respect to a record date on or prior to the Effective Date, the Exchange Ratio shall be adjusted upward by 10% and shall be equal to 1.250.

      3.6 Treasury Shares.  Each of the shares of KSB Common Stock constituting
          ---------------
Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

      3.7 Options.
          -------

          (a) At the Effective Time, all employee and director stock options to purchase shares of KSB Common Stock (each, a "KSB Stock Option"), which are then
                                              ----------------
outstanding and unexercised, shall cease to represent a right to acquire shares of KSB Common Stock, and shall be converted automatically into options to purchase shares of Camden Common Stock, and Camden shall assume each such KSB Stock Option subject to the terms of any of the stock option plans listed under "Stock Plans" in Section 3.7 of KSB's Disclosure Schedule (collectively, the "KSB Stock Option Plans"), and the agreements evidencing grants thereunder;
-----------------------
provided, however, that from and after the Effective Time, (i) the number of
--------  -------
shares of Camden Common Stock purchasable upon exercise of any such KSB Stock Option shall be equal to the number of shares of KSB Common Stock that were purchasable under such KSB Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding to the nearest whole share (with .5 being rounded up), and (ii) the per share exercise price under each such KSB Stock Option shall be adjusted by dividing the per share exercise price of each such KSB Stock Option by the Exchange Ratio, rounding to the nearest cent. The terms of each KSB Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Camden Common Stock on or subsequent to the Effective Date. Notwithstanding the foregoing, the number of shares and the per share exercise price of each KSB Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424(a) of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded up to the nearest cent.

          (b) At or prior to the Effective Time, Camden shall reserve for issuance the number of shares of Camden Common Stock necessary to satisfy Camden's obligations under Section 3.7(a). At the Effective Time, or as soon as practicable thereafter, and in any event within fifteen business days thereafter, Camden shall file with the SEC a registration statement on Form S-8 or other appropriate form under the Securities Act with respect to the shares of Camden Common Stock subject to options to acquire Camden Common Stock issued pursuant to Section 3.7(a) hereof, and shall use its best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options remain outstanding.


              ARTICLE IV - THE SUBSEQUENT MERGER; EFFECTS OF THE
                               SUBSEQUENT MERGER

      4.1 Subsequent Merger.  As soon as practicable following the Effective
          -----------------
Time, Camden shall, and it shall cause KSB (as the Surviving Corporation in the Merger) to, effect the Subsequent Merger by executing and filing (i) articles of merger with the Secretary of State of the State of Maine pursuant to the Maine Business Corporation Act (Title 13-A) (the "MBCA") and (ii) a certificate of
                                            ----
merger with the Secretary of State of the State of Delaware pursuant to the DGCL. The Subsequent Merger shall become effective at the time (the "Subsequent
                                                                      ----------
Effective Time") specified in both (i) the articles of merger filed with the
--------------
Secretary of State of the State of Maine pursuant to Section 904 of the MBCA and
(ii) the certificate of merger filed with the Secretary of State of the State of Delaware pursuant to Section 252 of the DGCL. As a result of the Subsequent Merger, the separate corporate existence of KSB shall cease and Camden shall be the surviving corporation and continue its corporate existence under the laws of the State of Maine. The Subsequent Merger shall have the effects prescribed in
Section 905 of the MBCA and Sections 259 and 261 of the DGCL.

      4.2 Charter.  The charter of the surviving corporation from the Subsequent
          -------
Merger shall be the charter of Camden immediately prior to the Subsequent Effective Time.

      4.3 Bylaws.  The bylaws of the surviving corporation from the Subsequent
          ------
Merger shall be the bylaws of Camden immediately prior to the Subsequent Effective Time.

      4.4 Board of Directors.  At the Subsequent Effective Time, the Board of
          ------------------
Directors of the surviving corporation shall be those persons serving as directors of Camden immediately prior to the Subsequent Effective Time, as constituted in accordance with Section 8.15 hereof, such persons to serve until the earlier of their resignation or removal or until their respective successors are duly appointed or elected and qualified, as the case may be.

      4.5 Cancellation of Shares.  Each share of KSB Common Stock issued and
          ----------------------
outstanding immediately prior to the Subsequent Effective Time shall, by virtue of the Subsequent Merger and without any action on the part of Camden, be canceled without receipt of any consideration thereof by Camden.


                  ARTICLE V - REPRESENTATIONS AND WARRANTIES
                              OF KSB AND THE BANK

      KSB and the Bank hereby jointly and severally represent and warrant to Camden and CASI that:

      5.1 Organization and Qualification; Subsidiaries.
          --------------------------------------------

          (a) KSB is a corporation duly organized, validly existing and in good standing under the DGCL and a bank holding company registered with the Board of Governors of the Federal Reserve System (the "FRB") under the Bank Holding
                                              ---
Company Act of 1956, as amended (the "BHCA").  The Bank is a state chartered
                                      ----
savings bank duly organized, validly existing and in good standing under the laws of the State of Maine. The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the fullest extent
                                            ----
permitted by law and all premiums and assessments required in connection therewith have been paid by the Bank. Each of KSB and the Bank has the requisite power and authority and all necessary governmental approvals to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and be in good standing would not, either individually or in the aggregate, have a Material Adverse Effect.

          (b) Except for the Bank, KSB does not have any Subsidiaries or directly or indirectly own five percent or more of the capital stock or other equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

      5.2 Certificate of Incorporation; By-Laws; Corporate Records.  KSB and the
          --------------------------------------------------------
Bank each has heretofore made available to Camden a complete and correct copy of the Certificate of Incorporation and the By-Laws or equivalent organizational documents, each as amended to date, of KSB and the Bank. Such Certificate of Incorporation, By-Laws and equivalent organizational documents are in full force and effect. Neither KSB nor the Bank is in violation of any provision of its Certificate of Incorporation or equivalent organizational documents or of its By-Laws. The minute books of KSB and the Bank contain in all material respects true and complete records of all meetings held and true and complete records of all corporate actions taken of their respective stockholders and boards of directors (including committees of their respective boards of directors).

      5.3 Capitalization.
          --------------

          (a) The authorized capital stock of KSB consists of 2,400,000 shares of KSB Common Stock and 200,000 shares of authorized but unissued preferred stock, $.01 par value per share (the "KSB Preferred Stock"). As of the date
                                      -------------------
hereof, (a) 1,321,265 shares of KSB Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, (b) 20,404 shares of KSB Common Stock are held in the treasury of KSB,
(c) no shares of KSB Common Stock are held by any of its subsidiaries, (d) 94,108 shares of KSB Common Stock are reserved for future issuance pursuant to KSB Stock Option Plans, and (e) 262,932 shares of KSB Common Stock are reserved for future issuance pursuant to the KSB Option Agreement. As of the date hereof, no shares of KSB Preferred Stock are issued and outstanding. All shares of KSB Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

          (b) The authorized capital stock of the Bank consists of 1,000 shares of Common Stock, par value $1.00 per share ("Bank Common Stock") (shares of Bank
                                             -----------------
Common Stock being hereinafter collectively referred to as "Bank Shares").  As
                                                            -----------
of the date hereof, (a) 1,000 Bank Shares are issued and outstanding and owned by KSB, all of which are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof and (b) no Bank Shares are held in the treasury of the Bank, and (c) no Bank Shares are held by any other person.

          (c) Except for KSB Stock Option Plans and the KSB Option Agreement, there are no outstanding subscriptions, options, warrants, calls or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of KSB or the Bank or obligating KSB or the Bank to issue or sell any shares of capital stock of, or other equity interests in, KSB or the Bank. There are no outstanding contractual obligations of KSB or the Bank to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, KSB or the Bank. The names of the optionees, the date of each option to purchase shares of KSB Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under KSB Stock Option Plans are set forth in
Section 5.3 of the Disclosure Schedule

      5.4 Authority.
          ---------

          (a) KSB has full corporate power and authority to execute and deliver this Agreement and the KSB Option Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the KSB Option Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of KSB are necessary to authorize this Agreement and the KSB Option Agreement or the performance of its obligations hereunder and thereunder or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of the then outstanding shares of KSB Common Stock) and thereby. The Board of Directors of KSB (the "KSB Board") has approved this Agreement by unanimous vote and has
          ---------
directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to KSB's stockholders for approval at a meeting of such stockholders. This Agreement has been duly and validly executed and delivered by KSB and constitutes a legal, valid and binding obligation of KSB, enforceable against KSB in accordance with its terms.

          (b) The Bank has full corporate power and authority to execute and deliver this Agreement and the Bank Merger Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Bank Merger Agreements, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Bank are necessary to authorize this Agreement or the Bank Merger Agreements or the performance of its obligations hereunder or thereunder or to consummate the transactions contemplated hereby or thereby (other than, with respect to the Bank Merger, the approval and adoption of the Bank Merger Agreements by the Surviving Corporation as the sole stockholder of the Bank). The Board of Directors of the Bank (the "Bank Board") has approved this Agreement by unanimous vote and has directed
-----------
that the Bank Merger Agreements and the transactions contemplated thereby, including the Bank Merger, be submitted to KSB as the sole stockholder of the Bank for its approval. This Agreement has been duly and validly executed and delivered by the Bank and constitutes a legal, valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms. The Bank Merger Agreements, upon execution and delivery by the Bank, will be duly and validly executed and delivered by the Bank and will constitute a legal, valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms.

      5.5 No Conflict.  Neither the execution, delivery and performance of this
          -----------
Agreement or the KSB Option agreement by KSB, nor the consummation by KSB of the transactions contemplated hereby or thereby, nor the execution, delivery and performance of this Agreement or the Bank Merger Agreements by the Bank, nor the consummation by the Bank of the transactions contemplated hereby or thereby, nor compliance by KSB or the Bank with any of the terms or provisions hereof or thereof, will, (i) conflict with, violate or result in a breach of the Certificate of Incorporation or By-Laws or equivalent organizational documents of KSB, the Bank or any of their subsidiaries, (ii) conflict with, violate or result in a breach of any material provision of any statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree applicable to KSB or the Bank or by which any property or asset of KSB or the Bank is bound or affected, or (iii) conflict with, violate or result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, pledge, security interest, charge or other encumbrance on any property or asset of KSB or the Bank pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which KSB or the Bank is a party or by which KSB or the Bank or any property or asset of KSB or the Bank is bound or affected, except, in the case of clause (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not be deemed material.

      5.6 Consents and Approvals.
          ----------------------

          (a) The execution, delivery and performance of this Agreement and the KSB Option Agreement by KSB, and the execution, delivery and performance of this Agreement and the Bank Merger Agreements by the Bank, does not require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency or commission or other governmental or regulatory authority or instrumentally, domestic or foreign, including, without limitation, any Bank Regulator (as hereinafter defined) (each a "Governmental
                                                                 ------------
Entity"), except (i) for applicable requirements, if any, of the Securities
------
Exchange Act of 1934, as amended (the "Exchange Act"), state takeover laws, the
                                       ------------
pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and filing and recordation of appropriate merger documents as
      -------
required by the DGCL, (ii) for consents and approvals of
or filings, registrations or negotiations with the FRB, the FDIC and the Superintendent of the Bureau of Banking of the State of Maine (the "Maine
                                                                    -----
Superintendent"), and (iii) the filings required by the Bank Merger Agreements.
--------------
KSB and the Bank are not aware of any reason why the approvals, consents and waivers of Governmental Entities referred to herein and in Section 8.3 should not be obtained.

          (b) The execution, delivery and performance of this Agreement and the KSB Option Agreement by KSB, and the execution, delivery and performance of this Agreement and the Bank Merger Agreements by the Bank, does not require any consent, approval, authorization or permit of, or filing with or notification to, any third party, except where failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not prevent or significantly delay consummation of the Merger or the Bank Merger, or otherwise prevent KSB or the Bank from performing its obligations under this Agreement and the KSB Option Agreement or the Bank from performing its obligations under the Bank Merger Agreements, or would not, either individually or in the aggregate, be material.

      5.7 Compliance.  KSB and the Bank hold, and have at all times held, all
          ----------
material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and, except as disclosed in Section 5.7 of the Disclosure Schedule, have complied with and are not in conflict with, or in default or violation of, (a) any statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree, published policies and guidelines of any Governmental Entity, applicable to KSB or the Bank or by which any property or asset of KSB or the Bank is bound or affected or (b) any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which KSB or the Bank is a party or by which KSB or the Bank or any property or asset of KSB or the Bank is bound or affected, except for any such non-compliance, conflicts, defaults or violations that would not, individually or in the aggregate, be material; and neither KSB nor the Bank knows of, or has received notice of, any material violation of any of the above. Without limiting the generality of the foregoing, neither KSB nor the Bank has been advised of the existence of any facts or circumstances which would cause the Bank to be deemed not to be in satisfactory compliance with the applicable provisions of the MBCA and, as applicable to the Bank, the Community Reinvestment Act of 1977, as amended (the "CRA"), and the regulations
                                           ---
promulgated thereunder.

      5.8 SEC Reports and Bank Reports.
          ----------------------------

          (a) KSB has filed, and made available to Camden, true and complete copies of all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1996, and has
                                         ---
heretofore delivered to Camden, in the form filed with the SEC, true and complete copies of (i) its Annual Reports on Form 10-KSB for the fiscal years ended December 31, 1996, December 31, 1997 and December 31,

1998, respectively, (ii) its Quarterly Reports on Form 10-QSB since January 1, 1996, (iii) all proxy statements relating to KSB's meetings of stockholders (whether annual or special) held since January 1, 1996, (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-QSB not referred to in clause (ii) above) filed by KSB with the SEC since January 1, 1996, and (v) all communications mailed by KSB to its stockholders since January 1, 1996 (the forms, reports and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above being referred to herein, collectively, as the "SEC Reports"). As of their respective dates, the SEC
                      -----------
Reports (A) complied in all material respects as to form with the requirements of the Securities Act of 1933, as amended (the "Securities Act") and the
                                                --------------
Exchange Act, as the case may be, and the rules and regulations thereunder and
(B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. KSB has timely filed all SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act. Neither the Bank nor any of their other subsidiaries is required to file any form, report or other document with the SEC. KSB has made available to Camden true and complete copies of all amendments and modifications that have not been filed by KSB with the SEC to all agreements, documents and other instruments that previously had been filed by KSB with the SEC and are currently in effect.

          (b) KSB, the Bank and their subsidiaries each has timely filed and made available to Camden true and complete copies of all forms, reports and documents required to be filed by each of them with all appropriate federal or state governmental or regulatory authorities charged with the supervision of banks or bank holding companies or engaged in the insurance of bank deposits, including without limitation, the FRB, the FDIC and the Maine Superintendent ("Bank Regulators") since January 1, 1996, and has paid all fees and assessments
-----------------
due and payable in connection therewith. Such reports as of their respective date of filing complied in all material respects with the requirements of all laws, rules and regulations enforced or promulgated by such Bank Regulators. Except for normal periodic examinations conducted by the FRB, the FDIC, the Maine Superintendent or any other Bank Regulator in the regular course of the business of KSB and the Bank (the "Bank Examinations"), no Bank Regulator has
                                   -----------------
initiated any proceeding or, to the knowledge of KSB and the Bank, investigation into the business or operations of KSB or the Bank since December 31, 1995. Except as disclosed on Section 5.8(b) of the Disclosure Schedule, KSB and the Bank have resolved all violations, criticisms or exceptions by any Bank Regulator with respect to any Bank Examination.

      5.9 Financial Statements.
          --------------------

          (a) Each of the consolidated financial statements of KSB and the Bank, including, in each case, the notes thereto, contained in the SEC Reports was prepared, and the financial statements referred to in Section 8.8 hereof will be prepared, in accordance with

GAAP (except as may be indicated in the notes thereto) and each fairly presents, and the financial statements referred to in Section 8.8 hereof each will fairly present, the consolidated financial position, results of operations and changes in financial position of KSB and the Bank as at the respective dates thereof and for the respective periods indicated therein, subject, in the case of unaudited statements, to normal and recurring year-end adjustments normal in nature and not material in amount. Each of the consolidated financial statements of KSB and the Bank, including, in each case, the notes thereto, contained in the SEC Reports comply, and the financial statements referred to in Section 8.8 hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. Without limiting the generality of the foregoing, (x) the allowance for possible loan losses included in the consolidated financial statements of KSB and the Bank contained in the SEC Reports was, and the allowance for possible loan losses to be included in the financial statements referred to in Section 8.8 hereof will be, determined in accordance with GAAP and is, and will be, adequate to provide for losses relating to or inherent in the loan and lease portfolios of KSB and the Bank as of the balance sheet date reflected in each such KSB SEC Report (including without limitation commitments to extend credit), and (y) the Other Real Estate Owned ("OREO") included in the consolidated financial statements of KSB and the
        ----
Bank contained in the SEC Reports was, and the OREO included in the financial statements referred to in Section 8.8 hereof will be, carried net of reserves at the lower of cost or market value in accordance with GAAP or the regulations or other requirements of the SEC, the FDIC and the Maine Superintendent. The books and records of KSB and the Bank are true and complete in all material respects and have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements.

          (b) The consolidated balance sheets of KSB and the Bank as at December 31, 1998, contained in the SEC Reports, including the notes thereto, each makes, and the consolidated balance sheets contained in the financial statements referred to in Section 8.8 will make, adequate provision for, reflect or disclose all material liabilities and obligations of every nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) of KSB and the Bank as of December 31, 1998, and except as and to the extent set forth on such consolidated balance sheets or as set forth in Section 5.9(b) of the Disclosure Schedule, neither KSB nor the Bank has any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) which would be required to be provided for, reflected or disclosed on a balance sheet, or in the notes thereto, prepared in accordance with GAAP. To the knowledge of KSB and the Bank, no facts or circumstances exist which would give either KSB or the Bank reason to believe that a material liability or obligation that, in accordance with GAAP applied on a consistent basis, should have been reflected or disclosed on such balance sheet, was not so reflected or disclosed.

      5.10 Absence of Certain Changes or Events.  Except as disclosed in Section
           ------------------------------------
5.10 of the Disclosure Schedule, since December 31, 1998, except as contemplated by this Agreement or as disclosed in any SEC Report filed since December 31, 1998 and prior to the date of this Agreement, KSB and the Bank have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1998, there has not been (a) either individually or in the aggregate, any Material Adverse Effect, and to the knowledge of KSB and the Bank, no fact or condition exists which is reasonably likely to cause such a Material Adverse Effect in the future, (b) any material damage, destruction or loss with respect to any property or asset of KSB or the Bank, (c) any change by KSB or the Bank in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by KSB's independent accountants, (d) any revaluation by KSB or the Bank of any asset, including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable, other than in the ordinary course of business consistent with past practice, (e) any entry into, or renewal of, by KSB or the Bank into any contract or commitment of more than $50,000 or with a term of more than one year, (f) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of KSB or the Bank or any redemption, purchase or other acquisition of any of its securities, (g) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards pursuant to the KSB Stock Option Plan or otherwise), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of KSB or the Bank, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of KSB or the Bank, (h) any strike, work stoppage, slowdown or other labor disturbance, (i) any material election made by KSB or the Bank for federal or state income tax purposes, (j) any change in the credit policies or procedures of KSB or the Bank, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (k) any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due), including without limiting the generality of the foregoing, liabilities as guarantor under any guarantees or liabilities for taxes, (l) any forgiveness or cancellation of any indebtedness or contractual obligation other than in the ordinary course of business consistent with past practice, (m) any mortgage, pledge, lien or lease of any assets, tangible or intangible, of KSB or the Bank other than in the ordinary course of business consistent with past practice, (n) any acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into; provided that (A)
                                                               --------
no single acquisition or disposition of an asset or property shall exceed $100,000, and (B) all acquisitions and dispositions of assets or properties by KSB and the Bank shall in no event exceed $300,000 in the aggregate, or (o) any lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

     5.11 Absence of Litigation.  Except as set forth in Section 5.11 of the
          ---------------------
Disclosure Schedule, neither KSB nor the Bank is a party to any, and there are no pending, or to the knowledge of KSB and the Bank, threatened legal, administrative, arbitral or other claims, actions, proceedings or investigations of any nature, against KSB or the Bank or any property or asset of KSB or the Bank, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, and no facts or circumstances have come to KSB's or the Bank's attention which have caused either of them to believe that a material claim, action, proceeding or investigation against or affecting KSB or the Bank could reasonably be expected to occur. Neither KSB nor the Bank, nor any property or asset of KSB or the Bank, is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct business in any area.

     5.12 Employee Benefit Plans.
          ----------------------

          (a) Section 5.12 of the Disclosure Schedule sets forth a true and complete list of all Plans maintained or contributed to by the Bank during the six years preceding this Agreement. The term "Plans" means all employee benefit
                                               -----
plans, arrangements or agreements that are maintained or contributed to, or that were maintained or contributed to at any time during the six years preceding the date of this Agreement, by KSB or the Bank or by any trade or business, whether or not incorporated (a "KSB ERISA Affiliate"), all of which together with KSB or
                        -------------------
the Bank would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
                                                                     -----

          (b) KSB and the Bank have heretofore delivered to Camden true and complete copies of each of the Plans and all related documents, including but not limited to (i) all required Forms 5500 and all related schedules for such Plans (if applicable) for each of the last two years, (ii) the actuarial report for such Plan (if applicable) for each of the last two years, and (iii) the most recent determination letter from the IRS (if applicable) for such Plan.

          (c) (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been maintained so as to qualify from the effective date of such Plan to the Effective Time, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA) under such Plan, based upon the actuarial assumptions currently prescribed by the Pension Benefit Guaranty Corporation for plan termination, did not, as of its latest valuation date, exceed by a material amount the then current value of the assets of such Plan allocable to such accrued benefits, and there has been no "accumulated funding deficiency" (whether or not waived), (iv) no Plan provides benefits, including without limitation death, medical or other benefits (whether or not insured), with respect to current or former employees of KSB, the Bank or any KSB ERISA Affiliate beyond their retirement or other termination of service, other than (u) coverage mandated by applicable law, (v) life insurance death benefits payable in the event of the death of a covered employee, (w) disability benefits payable to disabled former employees, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of KSB, the Bank or any KSB ERISA Affiliate or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) with respect to each Plan subject to Title IV of ERISA, no liability under Title IV of ERISA has been incurred by KSB, the Bank or any KSB ERISA Affiliate that has not been satisfied in full, no condition exists that presents a material risk to KSB, the Bank or any KSB ERISA Affiliate of incurring a material liability to or on account of such Plan, and there has been no "reportable event" (within the meaning of
Section 4043 of ERISA and the regulations thereunder), (vi) neither KSB, the Bank, nor any KSB ERISA Affiliate has ever maintained or contributed to a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA,
(vii) all contributions or other amounts payable by KSB or the Bank as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither KSB, the Bank nor any KSB ERISA Affiliate has engaged in a transaction in connection with which KSB, the Bank or any KSB ERISA Affiliate has any material liability for either a civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) consummation of the transactions contemplated hereby will not cause any amounts payable under any of the Plans to fail to be deductible for federal income tax purposes under Section 280G of the Code, (x) there are no pending or, to the knowledge of KSB and the Bank, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto, and (xi) with respect to any Plan intended to be an "employee stock ownership plan" within the meaning of Section 409 of the Code (the "ESOP"), the outstanding indebtedness of the Plan does not
                      ----
exceed $41,000.00.

          (d) With respect to any Plan that is a welfare plan (within the meaning of Section 3(1) of ERISA) (i) no such Plan is funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Code, and (ii) each such Plan complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA and any applicable state continuation coverage requirements ("COBRA").
                                                                    -----

          (e) Except as prohibited by law (including Section 411(d)(6) of the Code), each Plan may be amended, terminated, modified or otherwise revised by KSB, the Bank or any KSB ERISA Affiliate as of the Effective Time to eliminate without material effect, any and all future benefit accruals under any Plan (except claims incurred under any welfare plan).

     5.13 Labor Matters.  Neither KSB nor the Bank is a party to any collective
          -------------
bargaining or other labor union or guild contract. There is no pending or, to the knowledge of KSB and the Bank, threatened, labor dispute, strike or work stoppage against KSB or the Bank which may interfere with the respective business activities of KSB or the Bank. Neither KSB nor Bank, nor, to the knowledge of KSB and the Bank, their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of KSB or the Bank, and there is no pending or, to the knowledge of KSB and the Bank, threatened, charge or complaint against KSB or the Bank by the National Labor Relations Board or any comparable state agency.

     5.14 Property and Leases.
          -------------------

          (a) All of the real property owned or leased by KSB or the Bank is listed on Section 5.14 of the Disclosure Schedule. Each of KSB and the Bank has good and marketable title to all the real property referred to in Section 5.14 of the Disclosure Schedule and all other property owned by it and included in the consolidated balance sheet of KSB and the Bank included in its Annual Report on Form 10-KSB for the period ended December 31, 1998. Each parcel of real property, and each item of personal property, owned or leased by KSB or the Bank
(i) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens"), other than
                                                          -----
(A) Liens for current taxes and assessments not yet past due or which are being contested in good faith, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of KSB or the Bank consistent with past practice, (D) all matters of record, Liens and other imperfections of title and encumbrances which, either individually or in the aggregate, would not be material, and (E) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities, or any transaction by the Bank acting in a fiduciary capacity (collectively, "Permitted Liens"), and (ii) is neither subject to any governmental decree or
----------------
order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of KSB or the Bank, has any such condemnation, expropriation or taking been proposed. Neither KSB nor the Bank has received any notice of violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to its properties.

          (b) All leases of real property leased for the use or benefit of KSB or the Bank to which KSB or the Bank is a party and all amendments and modifications thereto, are in full force and effect, and there exists no default under any such lease by KSB or the Bank, nor, to the knowledge of KSB and the Bank, any event which with notice or lapse of time or both would constitute a material default thereunder by KSB or the Bank. The consummation of the transactions contemplated by this Agreement do not require the consent of any landlord nor do they cause an event of default under any such leases.

     5.15 Taxes.
          -----

          (a) Each of KSB and the Bank has duly filed in correct form all Federal, state, county and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being true and complete in all material respects) and has duly paid, discharged or made provisions for the payment of all material Taxes (as hereinafter defined) and other governmental charges which have been incurred or are due or claimed to be due from it by Federal, state, county or local taxing authorities on or prior to the date hereof (including without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls, and any net worth tax), other than Taxes or other charges that are not yet delinquent or are being contested in good faith and have not been finally determined. The amounts set up as reserves for Taxes on the consolidated balance sheet of KSB and the Bank included in its Annual Report on Form 10-KSB for the period ended December 31, 1998 are sufficient in the aggregate for the payment of all material unpaid Federal, state, county and local Taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the period ended December 31, 1998 and all prior periods covered by such returns, and for which KSB or the Bank is liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity. The federal income tax returns of KSB or the Bank have been examined by the Internal Revenue Service ("IRS") for all years through 1995 and
                                           ---
any liability with respect thereto has been satisfied, and no deficiencies were asserted as a result of such examination or all such deficiencies were satisfied. The State of Maine tax returns of KSB and the Bank have not, in the ten years prior to the date of this Agreement, been examined or audited by the State of Maine. There are no material disputes pending or claims asserted for Taxes or assessments upon KSB or the Bank, nor has KSB or the Bank has been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Federal, state, county or local income tax return for any period. In addition, (a) proper and accurate amounts have been withheld by KSB or the Bank from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable Federal, state, county and local laws; (b) Federal, state, county and local returns which are accurate and complete in all material respects have been filed by KSB and the Bank for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes; and
(c) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by KSB in its consolidated financial statements included in its Annual Report on Form 10-KSB for the period ended December 31, 1998.

          (b) No property of KSB or the Bank is property that is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168(h) of the Internal Revenue Code of 1986, as amended (the "Code"). Neither KSB nor the Bank has been required to include in
              ----
income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by KSB or the Bank, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Neither KSB nor the Bank is a party to any agreement, contract or arrangement that would, individually or in the aggregate, result in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code or that would result in payments that would be nondeductible pursuant to Section 162(m) of the Code.

          (c)  As used in this Agreement, the term "Taxes" means all Federal,
                                                    -----
state, county, local and foreign income, excise, gross receipts, ad valorem, profits, gains, property, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise and other taxes, charges, levies or like assessments, including any net worth tax, together with all penalties and additions to tax and interest thereon.

     5.16 Certain Contracts.
          -----------------

          (a) Except as set forth in Section 5.16 of the Disclosure Schedule and in the SEC Reports filed prior to the date of this Agreement, neither KSB nor the Bank is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any director, officer, employee or consultant, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreements, will result in any payment (whether of severance pay or otherwise) becoming due from KSB or the Bank to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the SEC Reports, (iv) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $50,000 per annum, (v) which materially restricts the conduct of any line of business by KSB or the Bank, (vi) with or to a labor union or guild (including any collective bargaining agreement), or (vii) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. KSB has previously delivered to Camden true and complete copies of all employment, consulting and deferred compensation agreements which are in writing and to which KSB or the Bank is a party. Each contract, arrangement, commitment or understanding of the type described in this Section, whether or not set forth in Section 5.16 of the Disclosure Schedule, is referred to herein as a "KSB Contract".
      ------------

          (b) (i) To the knowledge of KSB and the Bank, each KSB Contract listed on such Disclosure Schedule is legal, valid and binding upon KSB or the Bank, as the case may be, and in full force and effect, (ii) KSB and the Bank have in all material respects performed all obligations required to be performed by it to date under each such KSB Contract, and

(iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of KSB or the Bank under any such KSB Contract.

     5.17 Loan Portfolio.  Except as set forth in Section 5.17 of the Disclosure
          --------------
Schedule, neither KSB nor the Bank is a party to any written or oral (a) loan agreement, note or borrowing arrangement (including, without limitation, leases and credit enhancements) (collectively, "Loans") the unpaid principal balance of
                                         -----
which exceeds $75,000 and as to which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest, or (b) Loan with any director, executive officer or, to the knowledge of KSB and the Bank, five percent stockholder of KSB or the Bank, or to the knowledge of KSB and the Bank, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. To the knowledge of KSB and the Bank, all of the Loans originated and held currently and at the Effective Time by KSB or the Bank, and any other Loans purchased and held currently and at the Effective Time by KSB or the Bank, were solicited, originated and exist, and will exist at the Effective Time, in material compliance with all applicable loan policies and procedures of KSB and the Bank. Section 5.17 of the Disclosure Schedule sets forth as of June 30, 1999, (i) all of the Loans in original principal amount in excess of $75,000 of KSB or the Bank that as of the date of this Agreement are classified by the Bank as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, and (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of KSB and the Bank that as of the date of this Agreement are classified as such, together with the aggregate principal amount of such Loans by category, it being understood that no representation is being made that the FDIC or the Maine Superintendent would agree with the loan classifications contained in Section 5.17 of the Disclosure Schedule. KSB shall promptly inform Camden in writing of any Loan the original principal balance of which exceeds $75,000 that becomes classified in the manner described in this Section 5.17, or any Loan the classification of which is materially and adversely changed at any time after the date of this Agreement. The information (including electronic information and information contained on tapes and computer disks) with respect to the Loans furnished to Camden by KSB and the Bank is true and complete in all material respects.

     5.18 Investment Securities.  Section 5.18(a) of the Disclosure Schedule
          ---------------------
sets forth the book and market value as of June 30, 1999 of the investment securities, mortgage backed securities, bank-owned life insurance policies and securities held by KSB and the Bank. Section 5.18(b) of the Disclosure Schedule sets forth the names of all the joint ventures in which KSB or the Bank has an investment (whether or not such joint ventures remain active). Except for pledges to secure public and trust deposits, FRB and Federal Home Loan Bank of Boston borrowings, repurchase agreements and reverse repurchase agreements entered into in arms'-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the consolidated balance sheet of KSB and the Bank included in its Annual Report on Form 10-KSB for the period ended December 31, 1998, and none of the material investments made by KSB or the Bank since December 31, 1998, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time. KSB has (i) properly reported as such any investment securities which are required under GAAP to be classified as "available for sale" at the lower of cost or market, and (ii) accounted for any decline in the market value of its marketable equity securities portfolio in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 12 and Staff Accounting Bulletin No. 59, including without limitation the recognition through KSB's consolidated statement of operations of any unrealized loss with respect to any individual marketable equity security as a realized loss in the accounting period in which a decline in the market value of such security is determined to be "other than temporary."

     5.19 Derivative Transactions.  Except pursuant to those agreements
          -----------------------
referenced in Section 5.19 of the Disclosure Schedule, neither KSB nor the Bank is engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except as agent on the order and for the account of others other than Federal Home Loan Bank advances or in connection with mortgage loan secondary market activities in the ordinary course of business consistent with the Bank's past practices. To the extent that KSB or the Bank is engaged in such transactions, to the knowledge of KSB and the Bank, none of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan held by KSB or the Bank, would be classified as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List", "Impaired", "Non-accrual Status" or words of similar import. The financial position of KSB and the Bank on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of KSB and the Bank in accordance with GAAP consistently applied, and no open exposure of KSB or the Bank with respect to any such instrument (or with respect to multiple instruments with any single counterparty) exceeds $50,000.

     5.20 Insurance.  KSB and the Bank each has made available to Camden true
          ---------
and complete copies of all material policies of insurance of KSB and the Bank currently in effect. All of the policies relating to insurance maintained by KSB or the Bank with respect to its material properties and the conduct of its business in any material respect (or any comparable policies entered into as a replacement therefor) are in full force and effect and neither KSB nor the Bank has received any notice of cancellation with respect thereto. All life insurance policies on the lives of any of the current and former officers and directors of KSB and the Bank which are maintained by KSB and the Bank or which are otherwise included as assets on the books of KSB or the Bank (i) are, or will at the Effective Time be, owned by KSB or the Bank, as the case may be, free and clear of any claims thereon by the officers or members of their families, except with respect to the death benefits thereunder, as to which KSB and the Bank agree that there will not be an amendment prior to the Effective Time without the consent of Camden, and (ii) are accounted for properly as assets on the books of the Bank in accordance with GAAP in all material respects. Neither KSB nor the Bank has any material liability for unpaid premiums or premium adjustments not properly reflected on KSB's consolidated financial statements contained in the SEC Reports.

     5.21 Environmental Matters.
          ---------------------

          (a) Each of KSB and the Bank and, to the knowledge of KSB and the Bank, any property in which it participates or has participated in the management and, where required by the context, said term means the owner or operator of such property (the "Participation Facilities") and any property in
                                ------------------------
which KSB or the Bank holds a security interest, and where required by the context, said term means the owner or operator of such property (the "Loan
                                                                      ----
Properties"), are, and have been, in material compliance with all applicable
----------
environmental laws and with all rules, regulations, standards and requirements of the United States Environmental Protection Agency (the "EPA") and of state
                                                           ---
and local agencies with jurisdiction over pollution or protection of the environment.

          (b) There is no suit, claim, action or proceeding pending or, to the knowledge of KSB or the Bank, threatened, before any Governmental Entity or other forum in which KSB or the Bank or any Participation Facility has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the soil, surface waters, groundwaters, stream sediments, surface or subsurface strata, and ambient air, and any other environmental medium (the "Environment")
                                                                  -----------
of any pollutant, contaminant, or hazardous substance or hazardous material as defined in or pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S)9601 et seq., or any other federal, state, or local environmental law, regulation, or requirement

("Hazardous Materials") or petroleum of any kind or origin or in any form, as
----------- ---------
defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. (S) 1251 et seq., or any other federal, state, or local environmental law, regulation, or requirement ("Oil") whether or not occurring at or on a site owned, leased or
              ---
operated by KSB or the Bank or any Participation Facility, except as have not been or would not be material.

          (c) There is no suit, claim, action or proceeding pending or, to the knowledge of KSB or the Bank, threatened, before any Governmental Entity or other forum in which any Loan Property has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance

(including by any predecessor) with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment of any Hazardous Material or Oil whether or not occurring at or on a site owned, leased or operated by a Loan Property, except as have not been or would not be material.

          (d) Neither KSB, the Bank, nor to their knowledge any Participation Facility or any Loan Property, has received any notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 5.21 could reasonably be based. No facts or circumstances have come to KSB's or the Bank's attention which have caused it to believe that a material suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 5.21 could reasonably be expected to occur.

          (e) During the period of (i) KSB's or the Bank's ownership or operation of any of their respective current properties, (ii) KSB's or the Bank's participation in the management of any Participation Facility, or (iii) KSB's or the Bank's holding of a security interest in a Loan Property, there has been no release or presence of Hazardous Material or Oil in, on, under or affecting such property or, to the knowledge of KSB or the Bank, such Participation Facility or Loan Property, except where such release or presence is not or would not, either individually or in the aggregate, be material. To the knowledge of KSB and the Bank, prior to the period of (x) KSB's or the Bank's ownership or operation of any of their respective current properties or any previously owned or operated properties, (y) KSB's or the Bank's participation in the management of any Participation Facility, or (z) KSB's or the Bank's holding of a security interest in a Loan Property, there was no release or presence of Hazardous Material or Oil in, on, under or affecting any such property, Participation Facility or Loan Property, except where such release or presence is not or would not, either individually or in the aggregate, be material.

     5.22 Intellectual Property.   Each of KSB and the Bank owns or possesses
          ---------------------
valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, and neither KSB nor the Bank has received any notice of conflict with respect thereto that asserts the right of others. Each of KSB and the Bank has performed in all material respects all the obligations required to be performed by them and are not in material default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

     5.23 Administration of Fiduciary Accounts.  Each of KSB and the Bank has
          ------------------------------------
properly administered in all material respects all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. Neither KSB nor the Bank nor their respective officers, directors or employees has committed any breach of trust with respect to any fiduciary account. The accountings for each such fiduciary account are true and correct in all material respects and accurately reflects the assets of such fiduciary account.

     5.24 Agreements with Bank Regulators.  Except as disclosed on Section 5.24
          -------------------------------
of the Disclosure Schedule, neither KSB nor the Bank is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Bank Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its loan loss allowances or reserves, its credit policies or its management, nor has KSB or the Bank been informed by any Bank Regulator that it is contemplating issuing or requesting any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither KSB nor the Bank is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which KSB or the Bank is entitled to receive financial assistance or indemnification from any governmental agency.

     5.25 Material Interests of Certain Persons.  No officer or director of KSB
          -------------------------------------
or the Bank or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of KSB or the Bank that would be required to be disclosed in a proxy statement to stockholders under Regulation 14A of the Exchange Act.

     5.26 Brokers' Fees; Opinions.  No broker, finder or investment banker,
          -----------------------
other than Keefe, Bruyette & Woods, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, the Bank Merger Agreements or the KSB Option Agreement based upon arrangements made by or on behalf of KSB or the Bank. The fee payable to Keefe, Bruyette & Woods in connection with the transactions contemplated by this Agreement is as described in an engagement letter between KSB and Keefe, Bruyette & Woods, a true and complete copy of which has heretofore been furnished to Camden. On or prior to the execution of this Agreement, KSB has received the opinion of Keefe, Bruyette & Woods to the effect that, as of the date of such opinion, the Merger Consideration to be received by the stockholders of KSB pursuant to the Merger is fair to such stockholders, and such opinion has not been amended or rescinded as of the date of this Agreement.

     5.27 Joint Proxy Statement.  The information contained in the Joint Proxy
          ---------------------
Statement to be sent to the stockholders of KSB in connection with the KSB Meeting will not, on the date the Joint Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of KSB or at the time of the KSB Meeting, contain any statement which, at such time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the KSB Meeting which shall have become false or misleading. The Joint Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

     5.28 State Takeover Laws.  The Board of Directors of KSB has taken all
          -------------------
necessary action prior to the date of this Agreement in connection with the approval of the execution, delivery and performance of this Agreement, the Bank Merger Agreements and the KSB Option Agreement, any purchase or other transaction respecting KSB Common Stock provided for herein or therein, and the other transactions contemplated hereby and thereby, including without limitation approval by the affirmative vote of at least a majority of the members of KSB Board and a majority of the non-employee directors of KSB Board, to exempt Camden and CASI from the requirements of any "moratorium," "business combination," "control share," "fair price" or other takeover defense laws and regulations (collectively, "Takeover Laws"), if any, of the State of Delaware
                            -------------
and the State of Maine.

     5.29 Year 2000.
          ---------

          (a) Each of KSB and the Bank has adopted a plan (in each case, a "Year
                                                                            ----
2000 Plan") requiring testing, information-gathering and other procedures to
---------
conform to the deadlines and material requirements and guidelines applicable to it as a provider of services using Information Technology and imposed by any Bank Regulator or the FFIEC, to cause such Information Technology to be Year 2000 Compliant (such deadlines, material requirements and guidelines, as they may be in effect from time to time, being referred to in this Agreement as the "Year 2000 Regulatory Requirements").
----------------------------------

          (b) Each of KSB and the Bank has taken appropriate actions and has committed the resources reasonably necessary or otherwise appropriate to comply with its Year 2000 Plan in a timely manner. Such actions (including the testing and information-gathering procedures) have not produced any preliminary findings or other results which would indicate that the Information Technology will not be Year 2000 Compliant or that it will not be in compliance with the Year 2000 Regulatory Requirements; and it has not received any written notice or preliminary oral notice from a Governmental Entity to one of its officers or senior executive employees with respect to any adverse action against it relating to Year 2000 Compliance.

          (c) Each of KSB and the Bank has taken appropriate actions to assure that the Bank has, and will continue to have at all relevant points in time, adequate funds to meet loan and deposit customer demand in connection with the Year 2000 date change and related circumstances.

     5.30 Disclosure.  No representation or warranty contained in this
          ----------
Agreement, and no statement contained in any Schedule, certificate, list or other writing furnished to Camden pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances in which they are made, not misleading. No information believed by KSB or the Bank to be material to the Merger or the Bank Merger and which is necessary to make the representations and warranties herein contained, taken as a whole, not misleading, to the knowledge of KSB and the Bank, has been withheld from, or has not been delivered in writing to, Camden.


         ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF CAMDEN AND CASI

     Camden, and as applicable CASI, hereby represents and warrants to KSB that:

     6.1  Corporate Organization.  Camden is a corporation duly organized,
          ----------------------
validly existing and in good standing under the laws of the State of Maine. CASI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and all of the outstanding shares of capital stock of CASI are owned, directly or indirectly, by Camden. Since the date of its incorporation, CASI has not engaged in any activities other than in connection with or as contemplated by this Agreement. United Bank is a banking organization, duly organized, validly existing and in good standing under the laws of the State of Maine, and all of the outstanding shares of capital stock of United Bank are owned, directly or indirectly, by Camden. Each of Camden, CASI and United Bank has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, either individually or in the aggregate, have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Camden and its subsidiaries taken as a whole.

     6.2  Authority.  Each of Camden and CASI has full corporate power and
          ---------
authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each of Camden and United Bank has full corporate power and authority to execute and deliver the Bank Merger Agreements, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Bank Merger Agreements, the performance by Camden and CASI of its obligations hereunder, the performance by Camden and United Bank of its obligations thereunder, the consummation by Camden and CASI of the transactions contemplated hereby, and the consummation by Camden and United Bank of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Camden and CASI are necessary to authorize this Agreement, or on the part of Camden and United Bank are necessary to execute the Bank Merger Agreements, or the performance of any of their respective obligations hereunder or thereunder, as applicable, or to consummate the transactions contemplated hereby or thereby, other than the approval of each of their respective stockholders, if required. This Agreement has been duly and validly executed and delivered by each of Camden and CASI and constitutes a legal, valid and binding obligation of Camden and CASI, enforceable against each such party in accordance with its terms. On the date executed and delivered by Camden and United Bank, the Bank Merger Agreements will be duly and validly executed and delivered by Camden and United Bank and will constitute a legal, valid and binding obligation of Camden and United Bank, enforceable against each such party in accordance with its terms.

     6.3  No Conflict.  Neither the execution, delivery and performance of this
          -----------
Agreement by Camden or CASI, or the Bank Merger Agreements by Camden and United Bank, nor the consummation by Camden and CASI of the transactions contemplated hereby, nor the consummation by Camden and United Bank of the transactions contemplated thereby, will (i) conflict with, violate or result in a breach of the Certificate of Incorporation or By-Laws or equivalent organizational documents of Camden, CASI or United Bank, as applicable, (ii) conflict with, violate or result in a breach of any material provision of any statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree applicable to Camden, CASI or United Bank, as applicable or by which any property or asset of Camden, CASI or United Bank, as applicable, is bound or affected, or (iii) conflict with, violate or result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, pledge, security interest, charge or other encumbrance on any property or asset of Camden, CASI or United Bank, as applicable, pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Camden, CASI or United Bank, as applicable is a party or by which Camden, CASI or United Bank, as applicable, or any property or asset of such party is bound or affected, except, in the case of clause (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Camden and its subsidiaries taken as a whole.

     6.4  Capitalization.  As of the date hereof, the authorized stock of Camden
          --------------
consists solely of 10,000,000 shares of Camden Common Stock, of which, as of the date hereof, 6,557,650 shares were outstanding; 570,590 shares of Camden Common Stock are directly or indirectly held by Camden as treasury stock; and there are no shares of preferred stock outstanding as of the date hereof. As of the date hereof, the authorized stock of CASI consists solely of 1,000 shares of CASI Common Stock, par value $0.01 per share, of which, as of the date hereof, 1,000 shares were outstanding. The outstanding shares of Camden and CASI's capital stock are validly issued, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, there are no shares of Camden or CASI capital stock authorized and reserved for issuance, Camden and CASI do not have any Rights issued and outstanding, and Camden and CASI do not have any commitment to authorize, issue or sell any such shares or Rights, except pursuant to this Agreement or Compensation and Benefit Plans. Since March 31, 1999, neither Camden nor CASI has issued any shares of its stock or Rights in respect thereof or reserved any shares for such purposes, other than pursuant to Compensation and Benefit Plans.

     6.5  Consents and Approvals.  The execution, delivery and performance of
          ----------------------
this Agreement by Camden and CASI, and the Bank Merger Agreements by Camden and United Bank, does not require any consent, approval, authorization or permit of, or filing with or notification to any Governmental Entity, (i) except for those referred to in Section 5.6 hereof, and (ii) except for any consent, approval, authorization, permit of, or filing with, or notification to, any Governmental Entity where failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not prevent or significantly delay consummation of the Merger, or otherwise prevent Camden or CASI from performing the obligations contemplated under this Agreement to be performed by them or Camden or United Bank from performing its obligations under the Bank Merger Agreements, or which, either individually or in the aggregate, would not, in the reasonable judgment of the parties hereto, have a material adverse effect on the business, assets, liabilities, financial condition or results of operation of Camden and its subsidiaries taken as a whole.

     6.6  Joint Proxy Statement.  The information supplied by Camden and CASI
          ---------------------
for inclusion in the Joint Proxy Statement will not, on the date the Joint Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of KSB or at the time of the KSB Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the KSB Meeting which shall have become false or misleading.

     6.7  SEC Reports and Bank Reports.
          ----------------------------

          (a) Camden has filed, and made available to KSB, true and complete copies of all forms, reports and documents required to be filed by it with the SEC since January 1, 1996, and has heretofore delivered to KSB, in the form filed with the SEC, true and complete copies of (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1996, December 31, 1997 and December 31, 1998, respectively, (ii) its Quarterly Report on Form 10-Q since January 1, 1996, (iii) all proxy statements relating to Camden's meetings of stockholders (whether annual or special) held since January 1, 1996, (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by Camden with the SEC since January 1, 1996, and (v) all communications mailed by Camden to its stockholders since January 1, 1996 (the forms, reports and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above being referred to herein, collectively, as the "Camden SEC Reports"). As of their respective dates, the
                      ------------------
Camden SEC Reports (A) complied in all material respects as to form with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Camden has timely filed all SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act. Neither the Camden nor any of its subsidiaries is required to file any form, report or other document with the SEC. Camden has made available to KSB true and complete copies of all amendments and modifications that have not been filed by Camden with the SEC to all agreements, documents and other instruments that previously had been filed by Camden with the SEC and are currently in effect.

          (b) Camden and its subsidiaries each have timely filed and made available to KSB true and complete copies of all forms, reports and documents required to be filed by each of them with all appropriate Bank Regulators since January 1, 1996, and has paid all fees and assessments due and payable in connection therewith. Such reports as of their respective date of filing complied in all material respects with the requirements of all laws, rules and regulations enforced or promulgated by such Bank Regulators. Except for Bank Examinations no Bank Regulator has initiated any proceeding or, to the knowledge of Camden, investigation into the business or operations of Camden, Camden National Bank or United Bank since December 31, 1995. Camden has resolved all violations, criticisms or exceptions by any Bank Regulator with respect to any Bank Examination.

     6.8  Financial Statements  Each of the consolidated financial statements of
          --------------------
Camden and its subsidiaries, including, in each case, the notes thereto, contained in the Camden SEC Reports was prepared in accordance with GAAP (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position, results of operations and changes in financial position of Camden and its subsidiaries as at the respective dates thereof and for the respective periods indicated therein, subject, in the case of unaudited statements, to normal and recurring year-end adjustments normal in nature and not material in amount.

     6.9  Compliance.  Each of Camden, CASI, Camden National Bank and United
          ----------
Bank hold, and at all relevant times have held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in conflict with, or in default or violation of, (a) any statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree, published policies and guidelines of any Governmental Entity, applicable to it or by which any of its properties or assets is bound or affected, or (b) any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which any of its properties or assets is bound or affected, except, in each case, for the failure to obtain or maintain any required license, permit or authorization or any such non-compliance, conflict, default or violation that would not, individually or in the aggregate, prevent or significantly delay consummation of the Merger. Camden has made available to KSB a true and correct copy of the most recent CRA report pertaining to Camden.

     6.10 Absence of Certain Changes or Events.  Since December 31, 1998, except
          ------------------------------------
as contemplated by this Agreement or as disclosed in any Camden SEC Report filed since December 31, 1998 and prior to the date of this Agreement, Camden and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1998, there has not been either individually or in the aggregate, any Material Adverse Effect, and to the knowledge of Camden and its subsidiaries, no fact or condition exists which is reasonably likely to cause such a Material Adverse Effect in the future.

     6.11 Employee Benefit Plans.
          ----------------------

          (a)  The term "Camden Plans" means all employee benefit plans,
                         ------------
arrangements or agreements that are maintained or contributed to, or that were maintained or contributed to at any time during the six years preceding the date of this Agreement, by Camden or by any trade or business, whether or not incorporated (a "Camden ERISA Affiliate"), all of which together with Camden would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

          (b) (i) Each of the Camden Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Camden Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been maintained so as to qualify from the effective date of such Camden Plan to the Effective Time, (iii) with respect to each Camden Plan which is subject to Title IV of ERISA, there has been no "accumulated funding deficiency" (whether or not waived), (iv) with respect to each Camden Plan subject to Title IV of ERISA, no liability under Title IV of ERISA has been incurred by Camden or any Camden ERISA Affiliate that has not been satisfied in full, no condition exists that presents a material risk to Camden or any Camden ERISA Affiliate of incurring a material liability to or on account of such Camden Plan, and there has been no "reportable event" (within the meaning of Section 4043 of ERISA and the regulations thereunder) other than those events as to which the 30 day notice requirement is waived under Pension Benefit Guaranty Corporation Regulations
Section 4043, (v) neither Camden, nor any Camden ERISA Affiliate has ever maintained or contributed to a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vi) all contributions or other amounts payable by Camden as of the Effective Time with respect to each Camden Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (vii) neither Camden nor any Camden ERISA Affiliate has engaged in a transaction in connection with which Camden or any Camden ERISA Affiliate has any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, and
(viii) there are no pending or, to the knowledge of Camden, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Camden Plans or any trusts related thereto.

          (c) With respect to any Camden Plan that is a welfare plan (within the meaning of Section 3(1) of ERISA) (i) no such Camden Plan is funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Code, and (ii) each such Camden Plan complies in all material respects with the applicable requirements of COBRA.

     6.12 Environmental.  Except as disclosed in any Camden SEC Report, any
          -------------
Phase I Environmental Site Assessment prepared by or for the benefit of Camden, or in Section 6.12 of the Disclosure Schedule:

          (a) To the knowledge of Camden, each of Camden and its subsidiaries, any Participation Facilities and any property in which Camden or any of its subsidiaries holds a security interest, and where required by the context, the Loan Properties, are, and have been, in material compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the EPA and of state and local agencies with jurisdiction over pollution or protection of the environment.

          (b) There is no suit, claim, action or proceeding pending or, to the knowledge of Camden and its subsidiaries, threatened, before any Governmental Entity or other forum in which Camden or any of its subsidiaries or, to the knowledge of Camden, any Participation Facility has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment of any Hazardous Materials or Oil whether or not occurring at or on a site owned, leased or operated by Camden or any of its subsidiaries or any Participation Facility, except as have not been or would not be material.

          (c) To the knowledge of Camden, there is no suit, claim, action or proceeding pending or threatened, before any Governmental Entity or other forum in which any Loan Property has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party
(i) for alleged noncompliance (including by any predecessor) with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment of any Hazardous Material or Oil whether or not occurring at or on a site owned, leased or operated by a Loan Property, except as have not been or would not be material.

          (d) Neither Camden nor any of its subsidiaries, nor to their knowledge any Participation Facility or any Loan Property, has received any notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 6.12 could reasonably be based. No facts or circumstances have come to Camden's nor any of its subsidiaries' attention which have caused it to believe that a material suit, claim, action or proceeding as described in subsection (b) or (c) of this
Section 6.12 could reasonably be expected to occur.

          (e) To the knowledge of Camden, during the period of (i) Camden's and its subsidiaries' ownership or operation of any of their respective current properties, (ii) Camden's and its subsidiaries' participation in the management of any Participation Facility, or (iii) Camden's and its subsidiaries' holding of a security interest in a Loan Property, there has been no release or presence of Hazardous Material or Oil in, on, under or affecting such property of Camden or such Participation Facility or Loan Property, except where such release or presence is not or would not, either individually or in the aggregate, be material. To the knowledge of Camden and its subsidiaries, prior to the period of (Camden's and its subsidiaries' ownership or operation of any of their respective current properties or any previously owned or operated properties,
(y) Camden's and its subsidiaries' participation in the management of any Participation Facility, or (z) Camden's and its subsidiaries' holding of a security interest in a Loan Property, there was no release or presence of Hazardous Material or Oil in, on, under or affecting any such property, Participation Facility or Loan Property, except where such release or presence is not or would not, either individually or in the aggregate, be material.

     6.13 Agreements with Bank Regulators. Neither Camden nor any of its
          -------------------------------
subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Bank Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its loan loss allowances or reserves, its credit policies or its management, nor has Camden or any of its subsidiaries been informed by any Bank Regulator that it is contemplating issuing or requesting any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither Camden nor any of its subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which Camden or any of its subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency.

     6.14 Year 2000.
          ---------

          (a) Each of Camden and its subsidiaries (other than CASI) has adopted a Year 2000 Plan requiring testing, information-gathering and other procedures to conform to the Year 2000 Regulatory Requirements.

          (b) Each of Camden and its subsidiaries (other than CASI) has taken appropriate actions and has committed the resources reasonably necessary or otherwise appropriate to comply with its Year 2000 Plan in a timely manner.
Such actions (including the testing and information-gathering procedures) have not produced any preliminary findings or other results which would indicate that the Information Technology will not be Year 2000 Compliant or that it will not be in compliance with the Year 2000 Regulatory Requirements; and it has not received any written notice or preliminary oral notice from a Governmental Entity to one of its officers or senior executive employees with respect to any adverse action against it relating to Year 2000 Compliance.

          (c) Each of Camden and its subsidiaries (other than CASI) has taken appropriate actions to assure that each of United Bank and Camden National Bank has, and will continue to have at all relevant points in time, adequate funds to meet loan and deposit customer demand in connection with the Year 2000 date change and related circumstances.

     6.15 Brokers' Fees.  Except for the fees payable to Ryan, Beck & Co., no
          -------------
broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Camden or CASI.

     6.16 Disclosure.  No representation or warranty contained in this
          ----------
Agreement, and no statement contained in any Schedule, certificate, list or other writing furnished to KSB pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances in which they are made, not misleading. No information believed by Camden or its subsidiaries to be material to the Merger or the Bank Merger and which is necessary to make the representations and warranties herein contained, taken as a whole, not misleading, to the knowledge of Camden and its subsidiaries, has been withheld from, or has not been delivered in writing to, KSB.


                   ARTICLE VII - CONDUCT OF BUSINESS PENDING
                                  THE MERGER

      7.1 Covenants of KSB and the Bank.
          -----------------------------

          (a) KSB and the Bank each covenants and agrees that, between the date of this Agreement and the Effective Time, unless Camden shall otherwise agree in writing, the business of KSB and the Bank shall be conducted only in, and KSB and the Bank shall not take any action except in, the usual, regular and ordinary course of business and in a manner consistent with prudent banking practice and generally to conduct their business in substantially the same way as heretofore conducted, and without limiting the foregoing, to continue to operate in the same geographic markets serving the same market segments and without significant increase in the rate of growth of the Bank's loan portfolio. KSB and the Bank shall use their reasonable best efforts to preserve substantially intact the business organization of KSB and the Bank, to keep available the present services of the officers, employees and consultants of KSB and the Bank and to preserve the current relationships and goodwill of KSB and the Bank with customers, suppliers and other persons with which KSB or the Bank have business relationships, including without limitation, implementing a deposit retention program in furtherance thereof.

          (b) By way of amplification and not limitation of clause (a) above, except as contemplated by this Agreement, the Bank Merger Agreements and the KSB Option Agreement, KSB and the Bank shall not, between the date of this Agreement and the Effective Time, directly or indirectly to do, or publicly announce an intention to do, any of the following without the prior written consent of
Camden:

              (i) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

              (ii) issue, deliver, sell, pledge, dispose of, grant, encumber, or authorize the issuance, delivery, sale, pledge, disposition, grant or encumbrance of, any shares of capital stock of any class of KSB or the Bank (other than the issuance of shares of KSB Common Stock upon the exercise of KSB Stock Options issued in accordance with the provisions of the KSB Stock Option Plan and outstanding prior to the date of this Agreement), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of KSB or the Bank, or enter into any agreement with respect to any of the foregoing;

              (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for (A) the declaration and payment by KSB of a regular quarterly cash dividend, in a per share amount not to exceed $0.04, and (B) the declaration and payment of a regular quarterly cash dividend by the Bank to KSB provided that after the declaration and payment of such dividend, the Bank will remain "well capitalized" under the applicable capital adequacy regulations of the FDIC;

               (iv) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement;

               (v) repurchase, redeem or otherwise acquire any shares of the capital stock of KSB or the Bank, or any securities convertible into or exercisable for any shares of the capital stock of KSB or the Bank;

               (vi) enter into any new line of business or materially expand the business currently conducted by KSB and the Bank or file any application to relocate or terminate the operations of any banking office of KSB or the Bank;

               (vii) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, other business organization or any division thereof or any material amount of assets, other than subject to Section 7.5 hereof;

               (viii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any individual, corporation or other entity, or make any loan or advance, other than in the ordinary course of business consistent with past practice;

               (ix) enter into any contract or agreement other than in the ordinary course of business consistent with past practice and, in any event, regardless of whether consistent with past practice, undertake or enter into (i) any contract or other commitment (other than contracts or commitments related to Loans) involving an aggregate payment by or to KSB or the Bank under any such contract or commitment of more than $50,000 or having a term of one year or more from the time of execution, (ii) any contract or commitment, or related contracts or commitments, for Loans having an original principal amount of $400,000;

               (x) authorize any single capital expenditure which is in excess of $25,000 or capital expenditures which are, in the aggregate, in excess of $50,000 for

     KSB and the Bank taken as a whole, except for written contractual commitments entered into prior to the date of this Agreement as disclosed in the Disclosure Schedule;

               (xi) (i) except as required by applicable law or as specified in Section 7.1(b)(xi) of the Disclosure Schedule, (x) adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between KSB or the Bank and one or more of its current or former directors, officers or employees, or (y) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares pursuant to the KSB Stock Option Plans or otherwise); provided, however, that KSB and the Bank may, in consultation
                 --------  -------
     with Camden, grant salary increases to its employees (other than those employees who are officers) at the regular review date of such employees in an aggregate amount for all employees not to exceed four percent (4%) of the aggregate current annualized base salaries of such employees or constitute more than a 10% increase with respect to any one employee; or
     (ii) enter into, modify or renew any employment, severance or other agreement with any director, officer or employee of KSB or the Bank, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement providing for any benefit to any director, officer or employee;

               (xii) take any action with respect to changes in accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by KSB's independent accountants;

               (xiii) make any tax election or settle or compromise any Federal, state, local or foreign tax liability;

               (xiv) pay, discharge or satisfy any claim, liability or obligation, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the consolidated balance sheet of KSB and the Bank included in Annual Report on Form 10-KSB for the period ended December 31, 1998, or subsequently incurred in the ordinary course of business and consistent with past practice or in connection with this Agreement;

               (xv) enter into any investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings which, in each case, do not require the advance of any new funds and are in the ordinary course of business consistent with past practice;

               (xvi) sell any securities in its investment portfolio, except in the ordinary course of business, or engage in transactions in or involving forwards, futures, options on futures, swaps or similar derivative instruments;

               (xvii) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements or purchase or sell any loans in bulk;

               (xviii) take any action that is intended or reasonably can be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or any of the conditions to the consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement set forth in Article IX not being satisfied in any material respect, or in any material violation of any provision of this Agreement, the Bank Merger Agreements or the KSB Option Agreement, except, in every case, as may be required by applicable law;

               (xix) commit any act or omission which constitutes a material breach or default by KSB or the Bank under any agreement or understanding with Bank Regulators or under any material contract or material license to which any of them is a party or by which any of them or their respective properties is bound;

               (xx) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Hazardous Material in amounts which, if such foreclosure were to occur, would be material;

               (xxi) enter into or renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of or make any commitment with respect to, (i) any contract, agreement or lease for office space, operations space or branch space to which KSB or the Bank is a party or by which KSB or the Bank or their respective properties is bound; (ii) any lease, contract or agreement other than in the ordinary course of business consistent with past practice including renewals of leases to existing tenants of KSB or the Bank; (iii) regardless of whether consistent with past practices, any lease, contract, agreement or commitment involving an aggregate payment by or to KSB or the Bank of more than $50,000 or having a term of one year or more from the time of execution;

               (xxii) change in any material respect its loan policies or procedures, except as required by regulatory authorities; or

               (xxiii) agree to do any of the foregoing.

          (c) To the extent that KSB or the Bank is at any time prior to Closing subject to any memorandum of understanding, cease and desist order, injunction, order, judgment, decree or other regulatory restriction, KSB and the Bank shall comply with all requirements of such regulatory restriction and take all steps that are necessary to satisfy and discharge all of their respective obligations thereunder.

      7.2 Camden Products and Services.  From and after the date hereof, Camden,
          ----------------------------
KSB and the Bank shall consult with each other on the introduction of products and services not currently offered by KSB or the Bank which Camden would expect to make available to customers following the Merger and the Bank Merger, and KSB and the Bank shall consider offering such products and services to its customers prior to the Effective Date, on terms and conditions mutually acceptable to Camden, KSB and the Bank; provided, however, that nothing herein shall obligate
                          --------  -------
KSB or the Bank to offer any such products or services prior to the Effective Time.

      7.3 System Conversions.  From and after the date hereof, Camden and the
          ------------------
Bank shall meet on a regular basis to discuss and plan for the conversion of the Bank's data processing and related electronic informational systems to those used by Camden and its Subsidiaries, which planning shall include, but not be limited to, discussion of the possible termination by the Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by the Bank in connection with its systems operations and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that the Bank shall not be obligated to take any such action prior to the Effective Time and, unless the Bank otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that the Bank takes, at the request of Camden, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Camden shall indemnify the Bank on terms reasonably satisfactory to the Bank for any such fees and expenses, and the costs of reversing the conversion process, if either Camden or CASI has failed to fulfill any material obligation under this Agreement and such failure has been the cause of, or resulted in, the termination or this Agreement pursuant to Section 10.1.

      7.4 Certain Changes and Adjustments.  Prior to the Closing, Camden, KSB
          -------------------------------
and the Bank shall consult and cooperate with each other concerning the Bank's loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) to reflect Camden's plans with respect to the conduct of the Surviving Corporation's business and the then anticipated post-closing disposition of certain assets of the Surviving Corporation following the Bank Merger; provided, however, that neither KSB nor the Bank
                           -------- -------
shall be obligated to take any action pursuant to this Section which is inconsistent with GAAP and unless and until Camden acknowledges, and KSB and the Bank are satisfied, that all conditions to its obligation to consummate the Merger have been satisfied; and provided further, that neither KSB nor the Bank
                                -------- -------
shall be obligated to take any action pursuant to this Section 7.4 earlier than five (5) business days prior to the Effective Date. No action taken by KSB or the Bank pursuant to this Section or the consequences resulting therefrom shall be deemed to be a breach of any representation, warranty, agreement or covenant herein or constitute a Material Adverse Effect.

      7.5 ALCO Management.  KSB and the Bank agree that during the period from
          ---------------
the date of this Agreement through the Effective Time, they will consult with Camden in the development of a reasonable program to manage the Bank's interest sensitive assets and liabilities (including its fixed-rate mortgage portfolio and its investment portfolio), which program will include a policy not to acquire securities for the investment portfolio of the Bank other than securities which were issued by the United States of America and have a maturity date that is not more than two years after the date of acquisition thereof, unless otherwise agreed by the parties. KSB, the Bank and Camden agree to consult on investment programs to be administered by the Bank.

      7.6 Covenants of Camden.  During the period from the date of this
          -------------------
Agreement and continuing until the Effective Time, Camden shall not, and shall not permit any of its subsidiaries to, take any action that is intended or which reasonably can be expected to result in any of its representations and warranties set forth in this Agreement being untrue in any material respect, or in any of the conditions to the Merger, the Bank Merger or other transactions contemplated in this Agreement as set forth in Article IX not being satisfied in any material respect, or in a material violation of any provision of this Agreement, the Bank Merger Agreements or the KSB Option Agreement, except, in every case, as may be required by applicable law.

      7.7 Affiliate Agreements.
          --------------------

          (a) Not later than the 15th day prior to the mailing of the Joint Proxy Statement, each party shall deliver to the other, a schedule of each person that, to its knowledge, is or is reasonably likely to be, as of the date of the relevant Meeting, deemed to be an "affiliate" of it (each, an "Affiliate") as that term is used in SEC Accounting Series Releases 130 and 135
 ---------
and, in the case of KSB only, in Rule 145 under the Securities Act.

          (b) Each party shall use its reasonable best efforts to cause each person who may be deemed to be an Affiliate of it to execute and deliver to the other party on or before the date of mailing of the Joint Proxy Statement an agreement to comply with SEC Accounting Releases 130 and 135 and, in the case of KSB only, with Rule 145 under the Securities Act, in the forms attached hereto as Exhibits A-1 ("Camden Affiliates Agreement") and A-
                                            ---------------------------
2 ("KSB Affiliates Agreement"), respectively.
    ------------------------

          (c) Within thirty (30) days after the end of the first complete calendar month ending at least thirty (30) days after the Closing Date, Camden will publish results including at least thirty (30) days of combined operations of Camden and KSB as referred to in the KSB Affiliates Agreement and as contemplated by and in accordance with SEC Accounting Release No. 135.

      7.8 Takeover Laws.  No party shall take any action that would cause the
          -------------
transactions contemplated by this Agreement and the KSB Option Agreement (in the case of KSB) to be subject to requirements imposed by any Takeover Law and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement and the KSB Option Agreement (in the case of KSB) from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, that purports to apply to this Agreement, the KSB Option Agreement (in the case of KSB) or the transactions contemplated hereby or thereby.

      7.9 No Rights Triggered.  Each of Camden, CASI and KSB shall take all
          -------------------
steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any person (i) under its charter or bylaws, or (ii) under any material agreement to which it or any of its Subsidiaries is a party.

      7.1 Shares Listed.  In the case of Camden, Camden shall use its reasonable
          -------------
best efforts to list, prior to the Effective Date, on the AMEX, upon official notice of issuance, the shares of Camden Common Stock to be issued to the holders of KSB Common Stock in the Merger.


                     ARTICLE VIII - ADDITIONAL AGREEMENTS

      8.1 Stockholder Approvals.  Each of Camden, CASI, KSB and the Bank shall
          ---------------------
take, in accordance with applicable law, applicable stock exchange or NASDAQ Stock Market rules and its charter and bylaws, all action necessary to convene, respectively: an appropriate meeting of the stockholders of Camden to consider and vote upon any matters required to be approved by Camden stockholders for consummation of the Mergers (including any adjournment or postponement, the "Camden Meeting"); an appropriate meeting of the sole stockholder of CASI to
---------------
consider and vote upon the approval of this Agreement and any other matters required to be approved by CASI's stockholder for consummation of the Mergers (including any adjournment or postponement, the "CASI Meeting"); an appropriate
                                                 ------------
meeting of the stockholders of KSB to consider and vote upon the approval of this Agreement and any other matters required to be approved by KSB's stockholders for consummation of the Mergers (including any adjournment or postponement, the "KSB Meeting;"); an
                                                             -----------
appropriate meeting of the sole stockholder of the Bank to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Bank's stockholder for consummation of the Mergers (including any adjournment or postponement, the "Bank Meeting;" and each of the Camden
                                      ------------
Meeting, the CASI Meeting, the KSB Meeting and the Bank Meeting, a "Meeting"),
                                                                    -------
as promptly as practicable after the date hereof. The Board of Directors of each of Camden, CASI, KSB and the Bank shall (subject to compliance with its fiduciary duties as advised by its regular outside counsel, subsequently confirmed in writing) recommend such approval by its respective stockholders, and each of Camden, CASI, KSB and the Bank shall use its reasonable best efforts to solicit such approval from its stockholders.

      8.2 Registration Statement.
          ----------------------

          (a) Camden and KSB agree to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by
                                         ----------------------
Camden with the SEC in connection with the issuance of Camden Common Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of Camden and KSB constituting a part thereof (the "Joint
                                                                           -----
Proxy Statement") and all related documents).  Camden and KSB agree to file a
---------------
draft of the Joint Proxy Statement with the SEC as promptly as practicable.
Each of Camden and KSB agrees to use all reasonable efforts to cause the Registration Statement to be filed and declared effective under the Securities Act as promptly as reasonably practicable after the SEC has cleared the Joint Proxy Statement. Camden also agrees to use all reasonable efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

          (b) Each of Camden and KSB agrees, upon request, to furnish promptly the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Joint Proxy Statement or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any regulatory authority in connection with the transactions contemplated hereby. Each of Camden and KSB agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the Camden Meeting and the KSB Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto. Each of Camden and KSB further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Joint Proxy Statement.

          (c) In the case of Camden, Camden will advise KSB, promptly after Camden receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Camden Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

      8.3 Regulatory Matters.
          ------------------

          (a) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement and the Bank Merger Agreements (including without limitation the Merger and the Bank Merger). Camden, KSB and the Bank shall have the right to review in advance, and to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to either of them, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement and by the Bank Merger Agreements. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Merger, the Bank Merger and other transactions contemplated by this Agreement and the Bank Merger Agreements and each party will keep the other apprised of the status of matters relating to the completion of all of the transactions contemplated hereby.

          (b) Camden, KSB, CASI and the Bank shall, upon request, furnish each other with all information concerning themselves, their respective subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Camden, KSB, CASI, the Bank or any of their respective subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger or the other transactions contemplated by this Agreement and the Bank Merger Agreements.

          (c) Camden, KSB, CASI and the Bank shall promptly furnish each other with copies of written communications received by Camden or KSB, as the case may be, or any of their respective subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the Merger, the Bank Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement.

      8.4 Access to Information.
          ---------------------

          (a) Upon reasonable notice and subject to applicable laws relating to the disclosure or exchange of information, KSB and the Bank shall afford to the officers, employees, accountants, counsel and other representatives of Camden, access, during normal business hours during the period prior to the Effective Time, to all its officers, employees, agents, properties, books, loan documentation and files, contracts, commitments and records and, during such period, KSB and the Bank shall make available to Camden (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which KSB or the Bank is not permitted to disclose under applicable law), (ii) copies of all periodic reports to senior management, including, without limitation, reports on non-performing loans and other asset quality matters and all materials furnished to the KSB Board or the Bank Board relating to asset quality generally, and
(iii) all other information concerning the business, properties, assets and personnel of KSB and the Bank as Camden may reasonably request. Neither KSB nor the Bank shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or, in the event of any litigation or threatened litigation between KSB, the Bank and Camden over the terms of this Agreement where access to information will be adverse to the interests of KSB and the Bank. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Camden will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreements, dated _____,1999, among Camden, KSB and the Bank (the "Confidentiality Agreement").
      -------------------------

          (b) Upon reasonable notice and subject to applicable laws relating to the disclosure or exchange of information, Camden shall afford to the officers, employees, accountants, counsel and other representatives of KSB, reasonable access, during normal business hours during the period prior to the Effective Time, to the senior executive officers of Camden and all other available documentation reasonably requested by KSB pertaining to the transactions contemplated hereby. It is understood, however, that Camden shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or, in the event of any litigation or threatened litigation between Camden, KSB and/or the Bank over the terms of this Agreement where access to information will be adverse to the interests of Camden. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. KSB will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

          (c) All information furnished by Camden to KSB, the Bank or its representatives pursuant hereto shall be treated as the sole property of Camden and, if the Merger shall not occur, KSB, the Bank and its representatives shall return to Camden all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. KSB and the Bank shall, and shall use their reasonable best efforts to cause their representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which
(x) was already in KSB's or the Bank's possession prior to the disclosure thereof by Camden; (y) was then generally known to the public; or (z) was disclosed to KSB or the Bank by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by law.

          (d) No investigation by any of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein or any condition to the obligations of the parties hereto.

     8.5  No Solicitation.  Neither KSB nor the Bank shall, directly or
          ---------------
indirectly, through any officer, director, agent or otherwise, solicit or initiate the submission of any proposal or offer from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any material portion of the assets of, or any equity interest in, KSB or the Bank or any business combination with KSB or the Bank or, except to the extent determined by the KSB Board, upon the written opinion of its regular outside counsel, to be required by fiduciary obligations under applicable law, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, any effort or attempt by any other person to do or seek any of the foregoing. KSB and the Bank immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. KSB and the Bank shall notify Camden promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Camden, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. KSB and the Bank agree not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which KSB or the Bank is a party.

     8.6  Employee Benefits Matters.
          -------------------------

          (a) Provision of Benefits. At the Effective Time, until December 31, 2000, and subject to applicable law, Camden shall either (i) maintain the existing KSB Compensation and Benefit Plans (other than long-term care benefits, the ESOP and other stock-based benefits), or (ii) provide the employees of KSB and the Bank ("KSB Employees") with substantially equivalent health, life
               -------------
insurance, disability, retirement and other benefits (other than long-term care benefits, the ESOP and other stock-based benefits), if any, as presently provided by KSB to its own employees. After December 31, 2000, and subject to applicable law, Camden shall provide the KSB Employees with the same health, dental, pension, life insurance, disability, 401(k) plan and other benefits, if any, as Camden then provides generally to its similarly situated employees.
With respect to the provision of such benefits to KSB Employees pursuant hereto, to the extent KSB Employees participate after the Effective Time in employee benefit plans other than KSB Compensation and Benefit Plans, all prior service of such employees with KSB or the Bank shall be recognized under such plans for all benefit plan for purposes of eligibility and vesting, but excluding benefit accrual under any qualified defined benefit pension plan. Camden shall not treat any KSB Employee as a "new" employee for purposes of any exclusion under any health plan or dental plan of Camden or any of its affiliates for a preexisting medical condition. Nothing herein is intended or should be construed to provide a commitment for continued employment or to confer any rights on any officer or employee of the Bank except as herein expressly provided.

          (b) Parachute Payments. Notwithstanding anything to the contrary contained in this Agreement, in no event shall KSB or the Bank take any action or make any payments that would result, either individually or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code or that would result, either individually or in the aggregate, in payments that would be nondeductible pursuant to Section 162(m) of the Code.

          (c) Employment Agreement. The Chief Executive Officer of KSB shall enter into an employment agreement with Camden or a Camden Affiliate on terms mutually agreeable to both parties, with such employment agreement to take effect at the Effective Time. The employment agreement to which the Chief Executive Officer of KSB is a party as of the date hereof will terminate upon the earlier of (i) execution of the employment agreement with Camden or a Camden Affiliate, and (ii) the Effective Time.

     8.7  Directors' and Officers' Insurance.  Camden shall use its reasonable
          ----------------------------------
best efforts to maintain in effect for three years from the Effective Time, if available, the current directors' and officers' liability insurance policy maintained by KSB (provided that Camden may substitute therefor policies of at
                   --------
least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Camden be required to expend pursuant
--------  -------
to this Section 8.7 more than the amount equal to 125% of the current annual amount expended by KSB to maintain or procure insurance coverage pursuant hereto. In connection with the foregoing, KSB and the Bank each agrees to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

     In addition, Camden acknowledges that the obligations of KSB to indemnify its directors and officers (who are made a party or threatened to be made a party or otherwise involved with respect to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director of KSB at or prior to the Effective Date) under its Certificate of Incorporation and Bylaws, as they exist as of the date of this Agreement, including the obligation to advance expenses, shall be assumed by Camden by reason of the Merger.

     8.8  Financial and Other Statements.  Notwithstanding anything to the
          ------------------------------
contrary in Section 8.4, during the term of this Agreement, KSB, and when required by subsection (f) hereof, Camden, shall provide to each other, in the manner provided herein, the following documents and information:

          (a) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, KSB will deliver to Camden its Quarterly Report on Form 10-QSB as filed under the Exchange Act and the Bank's Quarterly Call Report as filed with the FDIC. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ending after the date of this Agreement, KSB will deliver to Camden its Annual Report on Form 10-KSB, as filed under the Exchange Act. KSB will also deliver to Camden, contemporaneously with its being filed with the SEC, a copy of all Current Reports on Form 8-KSB.

          (b) Promptly upon receipt thereof, KSB will furnish to Camden copies of all internal control reports submitted to KSB or the Bank by independent auditors in connection with each annual, interim or special audit of the books of KSB or the Bank made by such auditors.

          (c) As soon as practicable, KSB and the Bank will furnish to Camden copies of all such financial statements and reports as they shall send to its stockholders, the SEC or any other Governmental Entity, to the extent any such reports furnished to any such Governmental Entity are not confidential and except as legally prohibited thereby.

          (d) Promptly upon receipt thereof KSB will notify Camden promptly after its receipt of each examination report of any federal or state regulatory or examination authority with respect to the condition or activities of KSB or the Bank.

          (e) With reasonable promptness, KSB and the Bank will furnish to Camden such additional financial data as Camden may reasonably request.

          (f) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, Camden will deliver to KSB its Quarterly Report on Form 10-Q as filed under the Exchange Act and United Bank's Quarterly Call Report as filed with the FDIC. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ending after the date of this Agreement, Camden will deliver to KSB its Annual Report on Form 10-K, as filed under the Exchange Act. Camden will also deliver to KSB, contemporaneously with its being filed with the SEC, a copy of all Current Reports on Form 8-K.

     8.9  Further Action.  Camden, KSB, CASI and the Bank each shall, and shall
          --------------
cause its subsidiaries to, use its reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger or the Bank Merger and, subject to the conditions set forth in Article IX hereof, to consummate the transactions contemplated by this Agreement and the Bank Merger Agreements and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by KSB, the Bank, Camden or CASI or any of their respective subsidiaries in connection with the Merger or the Bank Merger and any of the other transactions contemplated by this Agreement.

     8.10 Public Announcements.  Camden, KSB, CASI  and the Bank shall consult
          --------------------
with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Bank Merger Agreements or any transaction contemplated hereby or thereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national or regional securities exchange to which Camden or KSB is a party or any requirement of agreement with any automated interdealer quotation system.

     8.11 Additional Agreements.  In case at any time after the Effective Time
          ---------------------
any further action is necessary or desirable to carry out the purposes of this Agreement or the Bank Merger Agreement, or to vest the Surviving Corporation or the Bank, as applicable, with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by Camden.

     8.12 Update of Disclosure Schedules.  From time to time prior to the
          ------------------------------
Effective Time, KSB and Camden will promptly supplement or amend the Disclosure Schedules to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules or which is necessary to correct any information in the Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to the Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 9.1(a), 9.2(a) or 9.3(a) hereof, as the case may be, or the compliance by KSB or the Bank with the covenants set forth in Article VII hereof, or Camden or CASI with the covenants set forth in Section 7.6 and Section 8.8 hereof.

     8.13 Current Information.
          -------------------

          (a) During the period from the date of this Agreement to the Effective Time, KSB and the Bank will cause one or more of its designated representatives
(i) to confer on a regular and frequent basis (not less than monthly) with representatives of Camden to report on (x) the general status of the ongoing operations of KSB and the Bank, (y) the status of, and the action proposed to be taken with respect to, those Loans held by KSB, the Bank or any of their subsidiaries which, either individually or in combination with one or more other Loans to the same borrower thereunder, have an aggregate original principal amount of $75,000 or more and are classified or non-performing assets, and (z) the status of, and the action proposed to be taken with respect to, foreclosed property and other real estate owned, and (ii) to cooperate and communicate with respect to the manner in which the business of KSB and the Bank are conducted and the disposition of certain assets after the Effective Time, the type and mix of products and services, personnel matters, branch alignment, the granting of credit, and problem loan management, reserve adequacy and accounting. In addition, KSB and the Bank will promptly make available to Camden the reports of any independent or third-party loan review consultant received by either KSB or the Bank. In order to facilitate the foregoing, KSB, the Bank and Camden shall promptly establish a liaison committee (the "Liaison
                                             -------

Committee") which will be chaired by an officer designated by Camden and which
---------
will meet on a regular basis to discuss these matters and may establish sub-committees from time-to-time to pursue various issues. During the period from the date of this Agreement to the Effective Time, KSB and the Bank shall provide Camden prior to such extensions with sufficient information to review new extensions of credit and renewals having an original principal amount of more than $400,000 and restructurings of loans having an original principal amount of more than $75,000 and information detailing overall asset quality. The Bank shall also allow Camden to designate one of its officers to attend the Bank's credit committee meetings and be a non-voting attendee thereof.

          (b) KSB and the Bank will promptly notify Camden of any material change in the normal course of business or in the operation of the properties of KSB or the Bank and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving KSB or the Bank, and will keep Camden reasonably informed of such events.

          (c) To the extent not covered by paragraphs (a) and (b) above, KSB and the Bank shall give prompt notice to Camden, and Camden shall give prompt notice to KSB, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of KSB, the Bank, Camden or CASI, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the Bank Merger Agreements; provided, however, that the delivery of any notice
                        --------  -------
pursuant to this paragraph (c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     8.14 Bank Merger.
          -----------

          (a) Camden and KSB shall take all actions necessary and appropriate, including causing the entering into of appropriate merger agreements (the "Bank
                                                                           ----
Merger Agreements"), to cause United Bank to merge with and into the Bank
-----------------
(individually, a "Bank Merger" and collectively, the "Bank Mergers"), as Camden
                  -----------                         ------------
deems advisable, in each case in accordance with applicable laws and regulations and the terms of the applicable Bank Merger Agreement at the Effective Time or as soon as practicable after consummation of the Mergers.

          (b) Unless otherwise determined by Camden prior to the Closing, at the effective time of the Bank Merger the Articles of Organization and By-laws of the Bank, as amended prior to the consummation of the Bank Merger, shall be the Articles of Organization and By-laws of the surviving corporation until thereafter amended as provided by law and such Articles of Organization and By-laws;

          (c)  KSB shall be entitled to appoint the individuals listed on
Section 8.14 of the Disclosure Schedule as directors and officers of the Bank after the effective time, each to hold office in accordance with the Articles of Organization and By-Laws of the Bank and until their respective successors are duly elected or appointed and qualified. The remainder of the directors and officers of the Bank shall be appointed by Camden.

     8.15 Post-Closing Governance.  Camden shall take all necessary actions to
          -----------------------
cause the size of its Board of Directors to be increased by two members, effective as of the Subsequent Effective Time, and to cause the two members of KSB's current Board of Directors listed on Section 8.15 of the Disclosure Schedule to be elected to Camden's Board of Directors, such election to be effective as of the Subsequent Effective Time.


                     ARTICLE IX - CONDITIONS TO THE MERGER

     9.1  Conditions to Each Party's Obligations to Effect the Merger.  The
          -----------------------------------------------------------
respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of KSB, the Bank, Camden and CASI, as required;

          (b) Regulatory Approvals. All necessary approvals, authorizations and consents of all Governmental Entities required to consummate the Mergers and the Bank Merger shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").
      ------------------------------

          (c) No Orders, Injunctions or Restraints; Illegality. No order, injunction or decree (whether temporary, preliminary or permanent) issued by federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger,
                         ----------
     the Bank Merger or any of the other transactions contemplated by this Agreement or the Bank Merger Agreements shall be in effect and no proceeding initiated by any governmental entity seeking an Injunction shall be pending. No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Authority or other agency or commission or federal or state court of competent jurisdiction, which prohibits, restricts or makes illegal the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement or the Bank Merger Agreements.

          (d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

          (e) Tax Opinion Relating to the Merger. Camden shall have received an opinion from Berry, Dunn, McNeil & Parker, and KSB shall have received an opinion from Luse, Lehman, Gorman, Pomerenk & Schick, dated in each case as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Closing Date, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     In rendering such opinions, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Camden, KSB and others, reasonably satisfactory in form and substance to such counsel.

          (f) AMEX Listing. The shares of Camden Common Stock issuable pursuant to this Agreement shall have been approved for listing on the AMEX, subject to official notice of issuance.

          (g) Accounting Treatment. Camden shall have received from Berry, Dunn, McNeil & Parker, independent public accountants for Camden, a letter, dated as of or shortly before the Effective Date, stating its opinion that the Merger shall qualify for "pooling of interests" accounting treatment. KSB shall have received from Berry, Dunn, McNeil & Parker, independent public accountants for KSB, a letter, dated as of or shortly before the Effective Date, stating its opinion that KSB is a "poolable entity."

     9.2  Conditions to Obligations of Camden and CASI.  The obligations of
          --------------------------------------------
Camden and CASI to effect the Merger are also subject to the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of KSB and the Bank in this Agreement which is qualified as to materiality shall be true and correct and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, as applicable, and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time, and Camden shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of KSB and the Bank dated as of the Effective Date.

          (b) Agreements and Covenants. KSB and the Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of KSB and the Bank to be performed or complied with by it at or prior to the Effective Date under the this Agreement and the Bank Merger Agreements, and Camden shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of KSB and the Bank dated as of the Effective Date.

          (c) Consents Under Agreements. The consent, approval or waiver of each person (other than Requisite Regulatory Approvals contemplated in Section 9.1(b)) whose consent or approval shall be required in order to permit the lawful succession by the Surviving Corporation pursuant to the Merger or the Bank as survivor to the Bank Merger, as the case may be, to any material obligation, right or interest of KSB or the Bank under agreement or instrument shall have been obtained, and none of such permits, consents, waivers, clearances, approvals and authorizations shall contain any term or condition which would materially impair the value of KSB and the Bank to Camden.

          (d) No Burdensome Condition. None of the Requisite Regulatory Approvals shall impose any term, condition or restriction upon Camden, KSB, the Surviving Corporation or the Bank or any of their respective subsidiaries that Camden reasonably determines would materially and adversely affect the business, operations, financial condition, property or assets of the Surviving Corporation or the Bank as survivor to the Bank Merger or otherwise materially impair the value of KSB or the Bank to Camden (a "Burdensome Condition").
                --------------------

          (e) Agreements with Officers. Agreements, substantially in the form attached as Exhibit D hereto, shall have been executed and delivered by all
                 ---------
     directors and officers of KSB or the Bank who own, or for purposes of Rule 13d-3 under the Exchange Act would be deemed to beneficially own, as of the date of this Agreement, shares of KSB Common Stock.

          (f) Legal Opinion. Camden shall have received the opinion of counsel to KSB and the Bank, dated the Closing Date, in customary form and mutually agreeable to the parties.

     9.3  Conditions to Obligations of KSB and the Bank.  The obligations of KSB
          ---------------------------------------------
and the Bank to effect the Merger are also subject to the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Camden and CASI in this Agreement which is qualified as to materiality shall be true and correct and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Date and KSB shall have received a certificate signed by the Chief Executive or Chief Financial Officer of Camden to such effect dated as of the Effective Date.

          (b) Agreements and Covenants. Camden and CASI shall have performed in all material respects all obligations and complied in all material respects with all of the respective agreements or covenants to be performed or complied by such party under this Agreement and KSB shall have received a certificate signed by the Chief Executive or Chief Financial Officer of Camden to such effect dated as of the Effective Date.

          (c) Legal Opinion. KSB shall have received the opinion of counsel to Camden and CASI, dated the Closing Date, in customary form and mutually agreeable to the parties.


                 ARTICLE X - TERMINATION, AMENDMENT AND WAIVER

     10.1 Termination.  This Agreement may be terminated and the Merger, the
          -----------
Bank Merger and the other transactions contemplated by this Agreement or the Bank Merger Agreements may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated in this Agreement by the stockholders of KSB:

          (a) by mutual written consent duly authorized by the Boards of Directors of Camden, CASI, KSB and the Bank;

          (b) by either Camden and CASI or KSB and the Bank if (i) the Effective Time shall not have occurred on or before July 1, 2000; provided,
                                                                       --------
     however, that the right to terminate this Agreement under this Section
     -------
     10.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c) by either Camden and CASI or KSB and the Bank (i) forty-five days after the date on which any request or application for a regulatory approval required to consummate the Merger or the Bank Merger shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such requisite regulatory approval, unless within the forty-five day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with such Governmental Entity; provided, however, that no party shall have the right
                          --------  -------
     to terminate
this Agreement pursuant to this Section 10.1(c) (i) if suc denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or the Bank Merger and such order, decree, ruling or other action shall have become final and nonappealable;

     (d)  by either Camden and CASI or KSB and the Bank (provided that the
                                                         --------
terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Effective Time or within thirty business days following receipt by the breaching party of written notice of such breach from the other party hereto;

     (e)  by either Camden and CASI or KSB and the Bank (provided that the
                                                         --------
terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty business days following receipt by the breaching party of written notice of such breach from the other party hereto;

     (f)  by Camden and CASI or KSB and the Bank (provided, that if the
                                                  --------
terminating party is KSB or the Bank, KSB and the Bank shall not be in material breach of any of their obligations under Section 8.1) if any approval of the stockholders of KSB required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

     (g) by Camden, if KSB Board shall not have publicly recommended to the stockholders of KSB that such stockholders vote in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby or shall have withdrawn, modified or amended such recommendation in a manner adverse to Camden;

     (h) by KSB, if the Board of Directors of Camden shall not have publicly recommended to the stockholders of Camden that such stockholders vote in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby or shall have withdrawn, modified or amended such recommendation in a manner adverse to KSB;

     (i) by the Board of Directors of KSB, upon written notice to Camden, any time during the five day period commencing two days after the Determination Date (as defined below), if both the following conditions are satisfied:

          (i) the Average Closing Price of Camden Common Stock on the Determination Date is less than $15.75 (such amount is referred to herein, as the "Camden Floor Price"); and
             ------------------

          (ii)  (A) the quotient obtained by dividing the Average Closing
     Price of Camden Common Stock on the Determination Date by Camden's Starting Date Closing Price (the "Camden Ratio") is less than (B) the quotient
                              ------------
     obtained by dividing the Index Price as of the Determination Date by the Index Price as of the Starting Date and subtracting 0.15 from the quotient in this clause (ii)(B) (such number being referred to herein as the "Camden
                                                                          ------
     Index Ratio").
     -----------

     Notwithstanding the foregoing provisions of this Section 10.1(i), if KSB elects to exercise its termination right pursuant to this Section 10.1(i) it shall give prompt written notice to Camden; provided, however, that such notice of election to terminate may be withdrawn by KSB at any time within the above-referenced five-day period. In the event that KSB gives notice of its intention to exercise the termination provisions of this Section 10.1(i), Camden shall have the option, exercisable within five (5) business days receipt thereof, to increase the Exchange Ratio to equal the lesser of (i) a number (rounded to four decimals) equal to a quotient, the numerator of which the Camden Floor Price multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price of Camden Common Stock, and (ii) a number (rounded to four decimals) equal to a quotient, the numerator of which is the Camden Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Camden Ratio. If Camden elects to exercise its option to increase the consideration in accordance with the terms of the previous sentence within the aforementioned five business day period, it shall give prompt written notice to KSB of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(i), and this Agreement shall remain in effect in accordance with its terms (except the Exchange Ratio shall have been modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as so adjusted.

     For purposes of this Section 10.1, the following terms shall have the meanings indicated:

     "Average Closing Price" means the average of the daily last sale prices of
      ---------------------
Camden Common Stock as reported on the AMEX (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the fifteen consecutive full trading days in which such shares are traded on the AMEX ending at the close of trading on the Determination Date.

     "Determination Date" means the date on which the last Requisite Regulatory
      ------------------
Approval required for consummation of the Merger shall be received.

     "Index Group" means the bank holding companies listed below, the common
      -----------
stock of all of which shall be publicly traded as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal for such company to be merged with another unaffiliated company, acquired by an unaffiliated company or for such company to acquire another unaffiliated company or companies in transactions with an aggregate value exceeding 10% of the acquiror's market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The bank holding companies and the weights attributed to them are set forth on Exhibit B hereto.
---------

     "Index Price" on a given date means the weighted average (weighted in
      -----------
accordance with the factors listed above) of the closing prices on such date of the companies comprising the Index Group.

     "Starting Date" means the last full day on which the AMEX was open for
      -------------
trading prior to the execution of this Agreement.

     If Camden or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1(i).

     10.2    Effect of Termination; Expenses.
             -------------------------------

             (a)  In the event of the termination of this Agreement pursuant to
Section 10.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (i) as set forth in Section 7.3, this Section 10.2 or Section 11.2 and (ii) nothing herein shall relieve any party from any liabilities or damages arising out of its gross negligence or willful breach of any provision of this Agreement.

             (b) If this Agreement is terminated as a result of any breach of a representation, warranty, covenant or other agreement which is caused by the gross negligence or willful breach of a party hereto, such party shall be liable to the other party for all out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder ("Expenses"). The payment of Expenses is not an exclusive remedy, but
            --------
is in addition to any other rights or remedies available to the parties hereto at law or in equity.

             (c) As a condition of Camden's willingness, and in order to induce Camden, to enter into this Agreement and to reimburse Camden for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, the Bank will make a cash payment to Camden of $1,000,000 (the "Expense Fee"), which shall be subject to reduction
                              -----------
at the election of Camden (as described below), if (i) Camden has terminated this Agreement pursuant to Section 10.1(g), (ii) Camden has terminated this Agreement pursuant to Section 10.1(d) or Section 10.1(e), and the breach of the representation, warranty, covenant or other agreement was caused by the gross negligence or willful misconduct of KSB or the Bank, or (iii) KSB or the Bank has breached any of the provisions of Section 8.5; provided, however, that
                                                    --------  -------
Camden shall not be entitled to receive the Expense Fee if either Camden or CASI has failed to fulfill any material obligation under this Agreement and such failure has been the cause of, or resulted in, the termination of this Agreement pursuant to Section 10.1. Notwithstanding anything herein or in the KSB Option Agreement to the contrary, in no event shall the aggregate amount of the Expense Fee actually paid to Camden and the Total Profit (as defined in the KSB Option Agreement) actually received by Camden upon exercise or waiver of any of its rights under the KSB Option Agreement exceed $1,400,000 (the "Maximum Fee"). In
                                                              -----------
the event that Camden would be entitled to receive, pursuant to the terms of the preceding sentence and/or the KSB Option Agreement, an aggregate amount that exceeds the Maximum Fee, Camden may elect, in its sole discretion, to (y) reduce the Expense Fee payable by KSB to Camden, or (z) relinquish a portion of the Option or Option Shares (as such terms are defined in the KSB Option Agreement), or elect to effect any combination of clause y or clause z above, such that the
                                      --------    --------
aggregate of the Expense Fee payable to Camden and the Total Profit receivable by Camden would not exceed the Maximum Fee.

     Any payment required under this Section 10.2(c) will be (i) payable by KSB and the Bank to Camden (by wire transfer of immediately available funds to an account designated by Camden) within five business days after demand by Camden and (ii) net of any other payments made by KSB and the Bank to Camden pursuant to the provisions of Section 10.2(b).

            (d) Except as otherwise provided in this Section 10.2, all costs and expenses incurred in connection with this Agreement, the Bank Merger Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not any of the transactions contemplated by this Agreement is consummated.

      10.3   Amendment.  This Agreement may be amended by the parties hereto by
             ---------
action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and
                             --------  -------
adoption of this Agreement and the transactions contemplated hereby, no amendment may be made which would reduce the amount or change the type of consideration into which each share of KSB Common Stock shall be converted upon consummation of the Merger. This Agreement, including the provisions of this
Section 10.3, may not be amended except by an instrument in writing signed by the parties hereto.

      10.4   Waiver.  At any time prior to the Effective Time, any party hereto
             ------
may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the approval and adoption of this
        --------  -------
Agreement and the approval of the transactions contemplated hereby by the stockholders of KSB there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which would reduce the amount or change the form of the consideration into which each share of KSB Common Stock shall be converted upon consummation of the Merger delivered to KSB's stockholders hereunder other than as contemplated by this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                             ARTICLE XI GENERAL PROVISIONS

      11.1   Alternative Structure.  Notwithstanding anything to the contrary
             ---------------------
contained in this Agreement, prior to the Effective Time, Camden shall be entitled to revise the structure of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby, provided, that (i) there are no
                                              --------
material adverse federal or state income tax consequences to KSB, the Bank and its stockholders as a result of the modification; (ii) the consideration to be paid to the holders of the shares of KSB Common Stock under this Agreement is not thereby changed in kind or reduced in amount; (iii) there are no material adverse changes to the benefits and other arrangements provided to or on behalf of KSB's and the Bank's directors, officers and other employees; and (iv) such modification will not be likely to delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger and the Bank Merger. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

      11.2   Non-Survival of Representations, Warranties and Agreements.  The
             ----------------------------------------------------------
representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 10.1, as the case may be, except that the agreements set forth in Articles II and III and Sections 8.6, 8.7, 8.14(c) and 8.15 shall survive the Effective Time indefinitely and those set forth in the last sentence of Section 8.4(a) and in Sections 8.4(b), Article X and Article XI hereof shall survive termination indefinitely.

      11.3   Notices.  All notices, requests, claims, demands and other
             -------
communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.3):

             if to Camden or CASI:

             Camden National Corporation
             2 Elm Street
             Camden, ME 04843
             Facsimile:
             Attention:  Robert W. Daigle
             with a copy to:

             Goodwin, Procter & Hoar  LLP
             One Exchange Place
             Boston, MA 02109
             Facsimile:  (617) 523-1231
             Attention: William P. Mayer, Esq.
                        Stephen A. Boyko, Esq.


             if to KSB or the Bank:

             KSB Bancorp, Inc.
             Main Street
             Kingfield, Maine 04947
             Facsimile:
             Attention: John C. Witherspoon


             with a copy to:

             John J. Gorman, Esq.
             Luse, Lehman, Gorman, Pomerenk & Schick
             5335 Wisconsin Avenue, N.W.
             Washington, D.C.  20015
             Facsimile: (202) 362-2902


      11.4   Severability.  If any term or other provision of this Agreement is
             ------------
invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

      11.5   Entire Agreement.  This Agreement (including the Disclosure
             ----------------
Schedule and the Exhibits) and the KSB Option Agreement constitute, and the Bank Merger Agreements when the same are executed by Camden and the Bank will constitute, the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof except for the Confidentiality Agreement.

      11.6   Assignment.  Neither this Agreement nor any of the rights,
             ----------
interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      11.7   Parties in Interest.  This Agreement shall be binding upon and
             -------------------
inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person (other than the directors and director nominees referenced in Sections 8.7, 8.14(c) and 8.15) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      11.8   Specific Performance.  The parties hereto agree that irreparable
             --------------------
damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      11.9   Governing Law.  This Agreement shall be governed by, and construed
             -------------
in accordance with, the laws of the State of Maine applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in Augusta, Maine.

      11.10  Headings.  The table of contents and descriptive headings contained
             --------
in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      11.11  Interpretation.  When a reference is made in this Agreement to
             --------------
Sections, Exhibits, Annexes or Schedules, such reference shall be to a Section of or Exhibit, Annex or Schedule to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to be July 27, 1999.

      11.12  Counterparts.  This Agreement may be executed (including by
             ------------
facsimile) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      IN WITNESS WHEREOF, Camden, CASI, KSB and the Bank have caused this Agreement to be executed as a sealed instrument as of the date first written above by their respective officers thereunto duly authorized.


Attest:                       CAMDEN NATIONAL CORPORATION



/s/ Susan M. Westfall         By: /s/ Robert W. Daigle
----------------------           ---------------------------
Secretary                         Title:  President


Attest:                       CAMDEN ACQUISITION SUBSIDIARY, INC.



/s/ Susan M. Westfall         By: /s/ Robert W. Daigle
----------------------           ---------------------------
Secretary                         Title:  President



Attest:                       KSB BANCORP, INC.


/s/ John C.Thien              By: /s/ John C. Witherspoon
----------------------           ---------------------------
Secretary                         Title:  President



Attest:                       KINGFIELD SAVINGS BANK


/s/ John C. Thien             By: /s/ John C. Witherspoon
------------------------          --------------------------

                                                                     Exhibit A-1
                                                                     -----------

                      Form of Affiliate Letter to Camden
                      ----------------------------------

Camden National Corporation
2 Elm Street
Camden, Maine 04843

Ladies and Gentlemen:

     I have been advised that as of the date hereof I may be deemed to be an "affiliate" of KSB Bancorp, Inc., a Delaware corporation ("KSB"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of July 27, 1999 (the "Merger Agreement"), between Camden National Corporation, ("Camden"), Camden Acquisition Subsidiary, Inc. ("CASI"), KSB and Kingfield Savings Bank (the "Bank"), KSB will be merged with and into Camden (the "Merger") and, that as a result of the Merger, I may receive shares of Camden Common Stock (as defined in the Merger Agreement) in exchange for shares of KSB Common Stock (as defined in the Merger Agreement) owned by me.

     Accordingly, I hereby represent, warrant and covenant to Camden that in the event I receive any Camden Common Stock as a result of the Merger:

     a. I shall not make any sale, transfer or other disposition of the Camden Common Stock in violation of the Act or the Rules and Regulations.

     b. I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Camden Common Stock to the extent I believe necessary with my counsel or counsel for KSB.

     c. I have been advised that the issuance of Camden Common Stock to me pursuant to the Merger will be registered with the Commission under the Act pursuant to a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of KSB, I may be deemed to have been an affiliate of KSB and the distribution by me of the Camden Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Camden Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Camden and its counsel, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     d. I understand that Camden is under no obligation to register the sale, transfer or other disposition of the Camden Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

     e. I also understand that stop transfer instructions will be given to Camden's transfer agent(s) with respect to the Camden Common Stock and that there will be placed on the certificates for the Camden Common Stock issued to me, or any substitutions therefor, a legend in substantially the following form:

               "The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration."

     f. I also understand that unless the transfer by me of my Camden Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Camden reserves the right to place a legend on the certificates issued to my transferee in substantially the following form:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     It is understood and agreed that this letter agreement shall terminate and be of no further force or effect and the legends set forth in paragraphs (e) and
(f) above shall be removed by delivery of substitute certificates without such legend and the related stop transfer restrictions shall be lifted forthwith, if
(i) any such shares of Camden Common Stock shall have been registered under the Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Camden Common Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and
(g) of Rule 144 promulgated under the Act, or (iii) I am not at the time an affiliate of Camden and have been the beneficial owner of the Camden Common Stock for at least one year (or such other period as may be prescribed by the Act and the rules and regulations promulgated thereunder) and Camden has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Camden and have been the beneficial owner of Camden Common Stock for at least two years (or such period as may be prescribed by the Act and the rules and regulations promulgated thereunder), or (v) Camden shall have received a letter from the staff of the Commission, or an opinion of counsel reasonably acceptable to Camden, to the effect that the stock transfer restrictions and the legend are not required.

     I further represent to and covenant with Camden that from the date that is thirty (30) days prior to the Effective Time (as defined in the Merger Agreement) I will not sell, transfer or otherwise dispose of, or reduce the risk of ownership with respect to, shares of KSB Common Stock or Camden Common Stock held by me and that I will not sell, transfer or otherwise dispose of, or reduce the risk of ownership with respect to, any shares of Camden Common Stock received by me in the Merger or other shares of Camden Common Stock until after such time as financial results covering at least thirty (30) days of combined operations of Camden and KSB have been published by Camden, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the financial results of at least thirty (30) days of combined operations; provided, however, that excluded from
                                         --------  -------
the foregoing undertaking shall be such sales, pledges, transfers or other dispositions of shares of KSB Common Stock or shares of Camden Common Stock which are individually and in the aggregate de minimis within the meaning of
                                            -- -------
Topic 2-E of the Commission's Staff Accounting Bulletin Series.

     In addition, I represent to and covenant with Camden that from and after the date hereof until such time as financial results covering at least thirty
(30) days of combined operations of Camden and KSB have been published by Camden as provided above, I shall not purchase or otherwise acquire, nor sell, transfer or otherwise dispose of, any shares of Camden Common Stock or KSB Common Stock without the prior written consent of Robert W. Daigle, of Camden, which consent shall only be withheld to preserve "pooling of interests" accounting treatment of the Merger or in accordance with applicable laws.

                                             Very truly yours,


                                             _______________________________
                                             Name:

Accepted this ___ day of
_______________, 199_ by

CAMDEN NATIONAL CORPORATION


By:________________________
   Name:
   Title:

                                                                     Exhibit A-2
                                                                     -----------

                        Form of Affiliate Letter to KSB
                        -------------------------------

KSB Bancorp, Inc.
Main Street
Kingfield, Maine 04947

Ladies and Gentlemen:

     I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Camden National Corporation, a Maine corporation ("Camden"), as the term "affiliate" is used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission (the "Commission"). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of July 27, 1999 (the "Merger Agreement"), by and among Camden, Camden Acquisition Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Camden ("CASI"), KSB Bancorp., a Delaware corporation ("KSB") and Kingfield Savings Bank (the "Bank"). KSB will be, through a series of transactions, merged with and into Camden (the "Merger").

     I represent to and covenant with KSB that from the date that is thirty (30) days prior to the Effective Time (as defined in the Merger Agreement) until such time as financial results covering at least thirty (30) days of combined operations of Camden and KSB have been published by Camden, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the financial results of at least thirty (30) days of combined operations, I will not sell, transfer or otherwise dispose of, or reduce the risk of ownership with respect to, shares of Camden Common Stock (as defined in the Merger Agreement) or KSB Common Stock (as defined in the Merger Agreement) held by me; provided, however, that excluded
                                             --------  -------
from the foregoing undertaking shall be such sales, pledges, transfer or other dispositions of shares of Camden Common Stock or shares of KSB Common Stock which are individually and in the aggregate de minimis within the meaning of
                                            -- -------
Topic 2-E of the Commission's Staff Accounting Bulletin Series.

     In addition, I represent to and covenant with KSB that from and after the date hereof until such time as financial results covering at least thirty (30) days of combined operations of Camden and KSB have been published by Camden as provided above, I shall not purchase or otherwise acquire, nor sell, transfer or otherwise dispose of, any shares of Camden Common Stock or KSB Common Stock without the prior written consent of Robert W. Daigle, of Camden, which consent shall only be withheld to preserve "pooling of interests" accounting treatment of the Merger or in accordance with applicable laws.

                                        Very truly yours,


                                        _______________________________
                                        Name:


Accepted this __ day of
_______________, 199_, by


KSB BANCORP, INC.


By:________________________
   Name:
   Title:

                                                                       EXHIBIT B

----------------------------------------------------------------------------------------------------
Camden National Corp
----------------------------------------------------------------------------------------------------
Comparable Institutions
----------------------------------------------------------------------------------------------------
                                                                  Market Value
                                                                   as of 7/21              Shares
        Holding Company                               Ticker     or most recent          Outstanding
                                                                   prior close             (#mil)
----------------------------------------------------------------------------------------------------
     1 ACNB Corporation                                ACNB           $18,500               5,783
     2 Arrow Financial Corporation                     AROW           $25,875               6,149
     3 Atlantic Bank & Trust Company                   ATLB           $16,500               4,139
     4 Bay Harbor Bankshares                           BHB            $20,375               3,444
     5 Boston Private Financial Holdings, Inc.         BPFH           $ 8,000              10,813
     6 CCBT Bancorp, Inc.                              CCBT           $18,250               8,971
     7 Century Bancorp, Inc.                           CNBKA          $18,750               5,822
     8 Citizens & Northern Corporation                 CZNC           $30,875               5,272
     9 Community Banks, Inc.                           CTY            $21,250               6,846
    10 Drovers Bancshares Corporation                  DROV           $22,875               4,696
    11 First National Lincoln Corp                     FNLC           $20,500               2,470
    12 First of Long Island Corporation (*)            FLIC           $36,875               3,093
    13 Granite State Bankshares, Inc.                  BSBI           $24,000               5,870
    14 Interchange Financial Services Corporation      ISB            $19,375               7,214
    15 Merchants Bancshares, Inc.                      MBVT           $23,500               4,239
    16 PennRock Financial Services Corp.               PRSS           $22,250               5,998
    17 Washington Trust Bancorp, Inc.                  WA*            $17,375              10,119
----------------------------------------------------------------------------------------------------


                    INDEX                         Weighted Average         $20,149

      Camden National Corporation                 CAC                      $20,000

      Information obtained from Bloomberg 7/22/99
----------------------------------------------------------------------------------------------------

                                                                       EXHIBIT C

                             BANK MERGER AGREEMENT


     AGREEMENT AND PLAN OF MERGER, dated as of February ____, 2000 (the "Agreement"), pursuant to Section 352 of Title 9-B of the Maine Revised Statutes
 ---------
by and between UNITED BANK, a banking corporation duly organized under the laws of the State of Maine ("United Bank"), and KINGFIELD SAVINGS BANK, A Maine-
                        -----------
chartered stock savings bank (the "Bank").
                                   ----

     WHEREAS, Camden National Corporation ("Camden"), Camden Acquisition
                                            ------
Subsidiary, Inc., KSB Bancorp, Inc. ("KSB") and the Bank are parties to an
                                      ---
Agreement and Plan of Merger, dated as of July ____, 1999, as such agreement may be subsequently amended or modified (the "Acquisition Agreement"), providing
                                          ---------------------
for, among other things, the merger of KSB with and into Camden (the "Merger")
                                                                      ------
and the subsequent merger to United Bank with and into the Bank (the "Bank
                                                                      ----
Merger");
------

     WHEREAS, United Bank and the Bank desire that as promptly as practicable following the consummation of the Merger, United Bank be merged with and into the Bank upon the terms and conditions contained in this Agreement so that, upon consummation of the Bank Merger, the separate corporate existence of United Bank shall cease and the Bank shall continue as the surviving bank of the Bank Merger;

     NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, United Bank and the Bank hereby agree as follows:


                                   ARTICLE I

                                The Bank Merger

     1.01 The Bank Merger. The constituent corporations to the Bank Merger shall be United Bank and the Bank. As promptly as practicable following consummation of the Merger, receipt of the required approval of the Superintendent of the Maine Bureau of Banking (the "Maine Superintendent"), approval of the
                              --------------------
stockholder's of each of United Bank and the Bank, receipt of all of the required regulatory approvals and the expiration of all waiting periods related to such approvals, the Bank Merger shall be effected pursuant to which United Bank shall merge with and into the Bank. As a result of the Bank Merger, the separate corporate existence of United Bank shall cease and the Bank shall continue as the surviving bank of the Bank Merger (the "Surviving Bank"). At
                                                        --------------
the Effective Time (as defined in Section 1.04), all of the rights, privileges, powers, franchises, properties and assets of United Bank and the Bank shall be vested in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of United Bank and the Bank shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Bank.

     1.02 Name of Surviving Bank. The name of the Surviving Bank shall be "[______________]."

     1.03 Capital Stock. Unless otherwise determined by Camden prior to the Effective Time by delivery to the Bank of an addendum to this Agreement, from and after the Effective Time, the total number of shares of all classes of capital stock that the Surviving Bank is authorized to issue is [____________] million shares of common stock, par value $0.01 per share (the "Common Stock").
                                                                ------------
The outstanding capital stock of the Surviving Bank shall be $[________] represented by [__________] shares of Common Stock.

     1.04 Effective Time. The Bank Merger shall be effected by (i) the filing of this executed Agreement, together with the certified resolutions of the constituent stockholders approving it, with the Maine Superintendent, and (ii) the granting of approval of the Agreement and Bank Merger by the Maine Superintendent. The term "Effective Time" shall mean 11:59 p.m. on February
                          --------------
______, 2000, and shall be evidenced by the Maine Superintendent's issuance of a certificate to the Surviving Bank reflecting the Bank Merger.

     1.05 Articles. The articles of incorporation of the Bank, as amended in the manner set forth in Section 1.05 of Annex A hereto, shall be the articles of
                                        -------
incorporation of the Surviving Bank (the "Articles") until further amended as
                                          --------
provided therein and by applicable law.

     1.06 By-laws. The by-laws of the Bank, as amended in the manner set forth in Section 1.06 of Annex A hereto, shall be the by-laws of the Surviving
                         -------
Bank until thereafter amended as provided therein or in the Articles of the Surviving Bank, as amended from time to time, or by applicable law.

     1.07 Locations. The main office and established and authorized branches of United Bank shall become the established and authorized branches of the Surviving Bank and the main office and established and authorized branches of the Bank shall become the main office and established and authorized branches of the Surviving Bank, all as set forth in Section 1.07 of Annex A hereto.
                                                        -------

     1.08   Directors and Officers.

            (a) At the Effective Time, the initial directors of the Surviving Bank shall be those persons whose respective names, addresses and occupations are set forth in Section 1.08(a) of Annex A hereto, each to hold office in
                                    -------
accordance with, and the service of such director shall be subject to the provisions of, the Articles and by-laws of the Surviving Bank, as amended from time to time.

           (b) At the Effective Time, the initial officers of the Surviving Bank shall be those persons whose respective names and addresses are set forth in Section 1.08(b) of Annex A hereto, each to hold office in accordance with,
                      -------
and the service of such officer shall be subject to the provisions of, the Articles and by-laws of the Surviving Bank, as amended from time to time.

     1.09 Committees of Board of Directors of Surviving Bank. The Committees of the Board of Directors of the Surviving Bank and the persons who shall serve on such committees shall be determined by the Board of Directors of the Surviving Bank in accordance with its by-laws.

     1.10 Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Bank, title to and possession of any property or right of United Bank acquired or to be acquired by reason of, or as a result of, the Bank Merger, or (b) otherwise to carry out the purposes of this Agreement, United Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Bank and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Bank are fully authorized in the name of United Bank or otherwise to take any and all such action.

                                  ARTICLE II

                            Cancellation of Shares

     Each share of common stock, par value $0.01 per share, of United Bank issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof be canceled without receipt of any consideration thereof by United Bank.

                                  ARTICLE III

                                Representations

     Each of United Bank an the Bank represents that this Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

                                  ARTICLE IV

                                  Termination

     Consummation of the Bank Merger contemplated hereunder is conditioned upon the consummation of the Merger as provided in the Merger Agreement. This Agreement shall terminate and forthwith become void automatically and without any action on the part of United Bank or the Bank immediately upon the termination of the Merger Agreement in accordance with Article X thereof, and there shall be no futher liability on the part of United Bank or the Bank upon such termination.

     IN WITNESS WHEREOF, United Bank and the Bank have each caused this Agreement to be executed by their duly authorized officers, as under seal, as of the day and year first above written.



Attest:                                     UNITED BANK


____________________________                By:____________________________
                                               Name:
                                               Title:

                                            By:____________________________
                                               Name:
                                               Title:


Attest:                                     KINGFIELD SAVINGS BANK


____________________________                By:____________________________
                                               Name:
                                               Title:


                                            By:____________________________
                                               Name:
                                               Title:

                                                                       EXHIBIT D

                               VOTING AGREEMENT

                                               Date: July 27, 1999


Camden National Corporation
Camden Acquisition Subsidiary, Inc.
2 Elm Street
Camden, Main 04843

Ladies and Gentlemen:

     The undersigned (the "Stockholder") beneficially owns and has sole or shared voting power with respect to the number of shares of the common stock, par value $.01 per share (the "Shares"), of KSB Bancorp, Inc., a Delaware corporation (the "Company"), indicated opposite the Stockholder's name on
Schedule 1 attached hereto.
----------

     Simultaneously with the execution of this letter agreement, Camden Acquisition Subsidiary, Inc. ("Purchaser"), Camden National Corporation, a Maine corporation ("Parent"), the Company and Kingfield Savings Bank, a Maine chartered savings bank and a wholly-owned subsidiary of the Company (the "Bank"), are entering into an Agreement and Plan of Merger (the "Merger Agreement") providing, among other things, for the merger (the "Merger") of the Company with and into Parent, which, as of a date immediately preceding the Merger, will own all of the issued and outstanding stock of Purchaser. The undersigned understands that Purchaser and Parent have undertaken and will continue to undertake substantial expenses in connection with the negotiation and execution of the Merger Agreement and the subsequent actions necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement.

     In consideration of, and as a condition to, Purchaser's and Parent's entering into the Merger Agreement, and in consideration of the expenses incurred and to be incurred by Purchaser and Parent in connection therewith, the Stockholder, Purchaser and Parent agree as follows:

     1. Agreement to Vote in Favor of Merger. The Stockholder (a) shall vote or cause to be voted all of the Shares that such Stockholder shall be entitled to so vote, whether such Shares are beneficially owned by such Stockholder on the date of this letter agreement or are subsequently acquired at the special or any other meeting of the Company's stockholders to be called and held following the date hereof, in favor of the approval of the Merger Agreement and the Merger and (b) shall vote or cause to be voted all such Shares, at such special meeting or any other meeting of the Company's stockholders following the date hereof, against the approval of any other agreement providing for a merger, acquisition, consolidation, sale of a material amount of assets or other business combination of the Company or the Bank with any person or entity other than Purchaser, Parent or their respective affiliates; except, in the case of either
(a) or (b), to the extent required by applicable law relating to fiduciary obligations of directors upon the advice of its regular outside counsel, subsequently confirmed in writing.

     2. Restrictions on Sale or Other Disposition of Shares. The Stockholder will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in paragraph 3 below)), or permit to be sold, assigned, transferred or otherwise disposed of, any Shares owned by the Stockholder, whether such Shares are held by the Stockholder on the date of this letter agreement or are subsequently acquired, except (a) transfers by will or by operation of law, in which case this letter agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this letter agreement,
(c) transfers in connection with estate planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this letter agreement, and (d) transfers to any other stockholder of the Company who has executed a copy of this letter agreement on the date hereof with respect to some or all of the Shares held by such stockholder.

     The Stockholder shall cause the Company to cause its transfer agent to note on its records for the Company (in whatever form maintained) that such Shares are subject to the restrictions on voting and transfer set forth herein, and at Parent's reasonable request, the Stockholder shall have any existing certificates subject to this Agreement canceled and reissued bearing the following legend:

      "THIS CERTIFICATE, AND THE SHARES REPRESENTED HEREBY, ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS CONTAINED IN A VOTING AGREEMENT BY AND AMONG KSB BANCORP, INC., CAMDEN NATIONAL CORPORATION AND CAMDEN ACQUISITION SUBSIDIARY, INC. AND THE BENEFICIAL OWNER OF THESE SHARES AND MAY BE TRANSFERRED ONLY IN COMPLIANCE THEREWITH. COPIES OF THE ABOVE-REFERENCED AGREEMENT ARE ON FILE AT THE OFFICES OF KSB BANCORP, INC."

     3. Representations. The Stockholder represents that the Stockholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this letter agreement. The Stockholder further represents that this letter agreement constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms. Except as set forth in Schedule 1, the Stockholder represents
                                       ----------
that the Stockholder beneficially owns the number of Shares indicated opposite such Stockholder's name on said Schedule 1, free and clear of any liens, claims,
                                ----------
charges or other encumbrances or restrictions of any kind whatsoever ("Liens"), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares.

     4. Term. Notwithstanding anything herein to the contrary, the agreements contained herein shall remain in full force and effect until the earlier of (i) the consummation of the Merger or (ii) the termination of the Merger Agreement in accordance with Article X thereof.

     5. Equitable Remedies. The Stockholder has signed this letter agreement intending to be bound thereby. The Stockholder expressly agrees that this letter agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against the Stockholder. All of the covenants and agreements contained in this letter agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

     6. Miscellaneous. This letter agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument. No waivers of any breach of this letter agreement amended by Purchaser and Parent to the Stockholder shall be construed as a waiver of any rights or remedies of Purchaser and Parent with respect to any other stockholder of the Company and has executed a copy of this letter agreement with respect to Shares held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder of the Company. This letter agreement is deemed to be signed as a sealed instrument and is to be governed by the laws of the State of Maine, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

     Please confirm our agreement by signing a copy of this letter.

                                        Very truly yours,




                                        ______________________________________
                                        Name:





AGREED TO AND ACCEPTED
AS OF JULY ___, 1999

CAMDEN NATIONAL CORPORATION
CAMDEN ACQUISITION SUBSIDIARY, INC.



By: ____________________________

                                                                         ANNEX B

                                                               Preliminary Draft


_________, 1999


The Board of Directors
Camden National Corporation
2 Elm Street
Camden, Maine 04843

Members of the Board:

You have requested our opinion as investment bankers that the Exchange Ratio in the Merger (the "Merger") between Camden National Corporation ("Camden") and KSB Bancorp, Inc., ("KSB") the holding company for Kingfield Savings Bank, as provided and described in the Merger Agreement is fair to the holders of Camden Common Stock from a financial point of view.

Pursuant to the Agreement, KSB shall merge with and into Camden, and each share of KSB's issued and outstanding common stock will be converted into and become the right to receive 1.136 shares, subject to certain adjustments as set forth in the Merger Agreement (the "Exchange Ratio"), of common stock of Camden. We have assumed that the Merger will qualify as a tax free reorganization and will be accounted for by Camden as a pooling-of-interests transaction.

Ryan, Beck & Co., Inc. as a customary part of its investment banking business, is engaged in the valuation of banking and savings institutions and their securities in connection with mergers and acquisitions. In conducting our investigation and analysis of the Merger, we have met separately with members of senior management of Camden and KSB to discuss their respective operations, historical financial statements, strategic plans and future prospects. We have reviewed and analyzed material prepared in connection with the Merger, including but not limited to the following: (i) the Merger Agreement and related documents; (ii) the joint proxy-statement prospectus; (iii) Camden's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1998, 1997, and 1996 and Camden's Quarterly Reports on Form 10-Q for the periods ended June 30, 1999, March 31, 1999, September 30, 1998, June 30, 1998 and March 31, 1998; (iv) KSB's Annual Reports to Shareholders and Annual Reports on Form 10-KSB for the years ended December 31, 1998, 1997, and 1996, and KSB's Quarterly Reports on Form 10-QSB for the periods ended June 30, 1999, March 31, 1999, September 30, 1998, June 30, 1998, and March 31, 1998; (v)
certain operating and financial information provided to Ryan, Beck by the managements of Camden and KSB relating to their business and prospects; (vi) the historical stock prices and trading volume of Camden's common stock; (vii) the publicly available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to Camden; (viii) the historical stock prices and trading volume of KSB's common stock; (ix) the publicly available financial data of thrift organizations which Ryan, Beck deemed generally comparable to KSB; (x) the terms of recent acquisitions of thrift

Camden National Corporation

_____________, 199
Page 2

organizations which Ryan, Beck deemed generally comparable in whole or in part to KSB; and (xi) the potential pro forma impact of the Merger on Camden's financial condition, operating results and per share figures. We also conducted or reviewed such other studies, analyses, inquiries and examinations as we deemed appropriate.

While we have taken care in our investigation and analyses, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us by the respective institutions or which was publicly available and have not assumed any responsibility for independently verifying such information. We have also relied upon the managements of Camden and KSB as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us and in certain instances we have made certain adjustments to such financial and operating forecasts which in our judgment were appropriate under the circumstances. In addition, we have assumed with your consent that such forecasts and projections reflect the best currently available estimates and judgments of the respective managements. Ryan, Beck is not an expert in evaluating loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses. Therefore, Ryan, Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the balance sheets of Camden and KSB at June 30, 1999, and Ryan, Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of such financial statements. We also assumed that the Merger in all respects is, and will be consummated in compliance with all laws and regulations applicable to Camden and KSB. We have not made or obtained any independent evaluations or appraisals of the assets and liabilities of either Camden or KSB or their respective subsidiaries, nor have we reviewed any individual loan files of Camden or KSB or their respective subsidiaries.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger to Camden. Our opinion is necessarily based on economic, market and other conditions and projections as they exist and can be evaluated on the date hereof. Ryan, Beck did not and does not express any opinion as to the price or range of prices at which Camden Common Stock might trade prior to or subsequent to the Merger. We have not opined on the fairness of the transaction should Camden elect to increase the Exchange Ratio in order to avoid a termination of the Agreement by Camden because Camden's stock price declined below $15.75 per share and declined in excess of 15% of the index (as defined in the Merger Agreement).

                                                                         ANNEX C

                                                               Preliminary Draft



_________, 1999


Board of Directors
KSB Bancorp, Inc.
Main Street
Kingfield, Maine 04947

Dear  Gentlemen:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of KSB Bancorp, Inc. ("KSB" or the "Company"), of the consideration to be received by such stockholders in the merger (the "Merger") between the Company and Camden National Corp ("Camden"). We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Merger, dated July 27, 1999, by and among the Company and Camden (the "Agreement"), at the effective time of the Merger, Camden will acquire all of the Company's issued and outstanding shares of common stock. The holders of the Company's common stock will receive in exchange for each share of Company common stock, shares of Camden common stock based on an exchange ratio of 1.136 shares of Camden common stock for each share of KSB common stock.

In addition, the holders of unexercised and outstanding options awarded pursuant to the Company's 1993 and 1998 Stock Option Plans will receive merger consideration as described in Section III.7 of the Agreement. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by the Company including (i) the Agreement and Plan of Merger by and among Camden National Corporation, Camden Acquisition Subsidiary, Inc., KSB Bancorp, Inc., and Kingfield Savings Bank (ii) Annual Reports, Proxy Statements and Form 10-Ks for the years ended December 31, 1993, 1994, 1995,
1996, 1997 and 1998, (iii) Form 10-Q for the quarter ended March 31,1999,   and
other information we deemed relevant. We discussed with senior management and the boards of directors of the Company and its wholly owned subsidiary, Kingfield Savings Bank, the current

Board of Directors
KSB Bancorp, Inc.
__________,1999
Page 2


position and prospective outlook for the Company. We considered historical quotations and the prices of recorded transactions in the Company's common stock since its initial public offering. We reviewed financial and stock market data of other savings institutions, particularly in the northeastern region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.

For Camden, we reviewed the audited financial statements, 10-K's, and Proxy Statements for the years ended December 31, 1998, 1997, and 1996, 10-Q for the quarter ended March 31, 1999 and certain other information deemed relevant. We also discussed with senior management of Camden, the current position and prospective outlook for Camden.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by the Company and Camden and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from the Company, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of the Company's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of the Company or Camden. We have further relied on the assurances of management of the Company and Camden that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to the Company or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to the Company in connection with the Merger and will receive a fee for such services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement by the Company in connection with the Merger.

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

     The Maine Business Corporation Act ("MBCA") permits a corporation to indemnify or, if so provided in the bylaws, shall in all cases indemnify, a director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of their service in that capacity. This indemnification shall include expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the director in connection with such actions, suit or proceeding; provided that no indemnification may be provided for any director with respect to any matter as to which the director shall have been finally adjudicated;

     A. Not to have acted honestly or in the reasonable belief that the director's actions was in or not opposed to the best interests of the corporation or its shareholders; or

     B. With respect to any criminal action or proceeding, to have had reasonable cause to believe that the director's conduct was unlawful.

     The termination of any action, suit or proceeding by judgment, order or conviction adverse to the director, or by settlement or plea of nolo contendere or its equivalent, shall not of itself create a presumption that the director did not act honestly or in the reasonable belief that the director's actions was in or not opposed to the best interests of the corporation or its shareholders. Notwithstanding the foregoing, a corporation shall not have the power to indemnify any director with respect to any claim, issue or matter asserted by or in the right of the corporation as to which that director is finally adjudicated to be liable to the corporation unless the court in which the action, suit or proceeding was brought shall determine that, in view of all the circumstances of the case, that director is fairly and reasonably entitled to indemnity for such amounts as the court shall deem reasonable.

     As permitted by the MBCA, Camden's bylaws provide that Camden shall indemnify its directors to the extent provided above, including the advancement of expenses as prescribed by the bylaws.

Item 21. Exhibits and Financial Statements.

     (a) The following exhibits are filed as part of this Registration Statement or incorporated herein by reference:

                                 EXHIBIT INDEX

Exhibit
  No.                             Description
-------                           -----------
  2.1 Agreement and Plan of Merger by and between Camden, Camden Acquisition Subsidiary, Inc. and KSB, dated as of July 27, 1999 (Incorporated by reference to Exhibit 2.1 to Form 8-K of Camden filed August 9, 1999 and attached as Annex A to the Joint Proxy Statement/Prospectus included in this Registration Statement).

  5.1 Opinion of Rendle A. Jones, Esq., General Counsel to Camden, as to the legality of the securities.*

  8.1 Opinion of Luse, Lehman, Gorman, Pomerenk & Schick, P.C. as to certain tax matters.*

  8.2 Opinion of Berry, Dunn, McNeil & Parker, LLC as to certain tax matters.*

 10.1 Stock Option Agreement, dated as of July 27, 1999, by and between Camden and KSB (Incorporated by reference to Exhibit 10.1 to Form 8-K of Camden filed August 9, 1999).

 23.1    Consent of Berry, Dunn, McNeil & Parker, LLC*

 23.2    Consent of Ryan, Beck & Company, Inc.*

 23.3 Consent of Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc.*

 23.4 Consent of Rendle A. Jones, Esq., General Counsel to Camden (included in Exhibit 5.1).

 23.5    Consent of Luse, Lehman, Gorman, Pomerenk & Schick, P.C. (included in
         Exhibit 8.1).

 23.6    Consent of Berry, Dunn, McNeil & Parker, LLC (included in Exhibit 8.2).

 24.1 Powers of Attorney (contained on signature pages to this Registration Statement).

 99.1 Opinion of Ryan, Beck & Company, Inc. as to the fairness of the transaction to Camden (Attached as Annex B to the Joint Proxy Statement/Prospectus included in this Registration Statement).

 99.2 Opinion of Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc. as to the fairness of the transaction to stockholders of KSB (Attached as Annex C to the Joint Proxy Statement/Prospectus included in this Registration Statement).

-----------
*  Filed herewith.

     (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) of this Form.

     (c) The Opinion of Ryan, Beck & Company, Inc. is attached as Annex B to the Joint Proxy Statement/Prospectus included in this Registration Statement. The Opinion of Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc. is attached as Annex C to the Joint Proxy Statement/Prospectus included in this Registration Statement.

Item 22. Undertakings.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therin, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar a indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that the claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Camden National Corporation certifies that it has duly caused this registration statement (the "Registration Statement") to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camden, Maine on this 4th day of October, 1999.

                                       Camden Corporation



                                       By: /s/ Robert W. Daigle
                                          -------------------------------------
                                          Robert W. Daigle
                                          President and Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby severally constitutes and appoints Robert W. Daigle, such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                   Capacity                        Date
          ---------                   --------                        ----

    /s/  Rendle A. Jones              Chairman of the           October 4, 1999
--------------------------------      Board
         Rendle A. Jones

    /s/  Robert W. Daigle             Director, President       October 4, 1999
--------------------------------      and Chief Executive
         Robert W. Daigle             Officer (Principal
                                      Executive Officer)

    /s/  Peter T. Allen               Director                  October 4, 1999
--------------------------------
         Peter T. Allen

    /s/  Ann W. Bresnahan             Director                  October 4, 1999
--------------------------------
         Ann W. Bresnahan

    /s/  Royce M. Cross               Director                  October 4, 1999
--------------------------------
         Royce M. Cross

    /s/  Robert J. Gagnon             Director                  October 4, 1999
--------------------------------
         Robert J. Gagnon

    /s/  John W. Holmes               Director                  October 4, 1999
--------------------------------
         John W. Holmes

    /s/  John S. McCormick, Jr.       Director                  October 4, 1999
--------------------------------
         John S. McCormick, Jr.

    /s/  Richard N. Simoneau          Director                  October 4, 1999
--------------------------------
         Richard N. Simoneau

    /s/  Susan M. Westfall            Treasurer and Chief       October 4, 1999
--------------------------------      Financial Officer
         Susan M. Westfall            (Principal Financial
                                      and Accounting Officer)

                                 EXHIBIT INDEX

Exhibit
  No.                             Description
-------                           -----------
  2.1 Agreement and Plan of Merger by and between Camden, Camden Acquisition Subsidiary, Inc. and KSB, dated as of July 27, 1999 (Incorporated by reference to Exhibit 2.1 to From 8-K of Camden filed August 9, 1999 and attached as Annex A to the Joint Proxy Statement/Prospectus included in this Registration Statement).

  5.1 Opinion of Rendle A. Jones, Esq., General Counsel to Camden, as to the legality of the securities.*

  8.1 Opinion of Luse, Lehman, Gorman, Pomerenk & Schick, P.C. as to certain tax matters.*

  8.2 Opinion of Berry, Dunn, McNeil & Parker, LLC as to certain tax matters.*

 10.1 Stock Option Agreement, dated as of July 27, 1999, by and between Camden and KSB (Incorporated by reference to Exhibit 10.1 to Form 8-K of Camden filed August 9, 1999).

 23.1    Consent of Berry, Dunn, McNeil & Parker, LLC*

 23.2    Consent of Ryan, Beck & Company, Inc.*

 23.3 Consent of Charles Webb & Company, a division of Keefe, BruyEtte & Woods, Inc.*

 23.4 Consent of Rendle A. Jones Esq., General Counsel to Camden (included in Exhibit 5.1).

 23.5    Consent of Luse, Lehman, Gorman, Pomerenk & Schick, P.C. (included in
         Exhibit 8.1).

 23.6    Consent of Berry, Dunn, McNeil & Parker, LLC (included in Exhibit 8.2).

 24.1 Powers of Attorney (contained on signature pages to this Registration Statement).

 99.1 Opinion of Ryan, Beck & Company, Inc. as to the fairness of the transaction to Camden (Attached as Annex B to the Joint Proxy Statement/Prospectus included in this Registration Statement).

 99.2 Opinion of Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc. as to the fairness of the transaction to stockholders of KSB (Attached as Annex C to the Joint Proxy Statement/Prospectus included in this Registration Statement).

-----------
*  Filed herewith.